                                                     REGISTRATION NO. 333-125251
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                              MAAX HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                               6719                              41-2158731
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)              Identification No.)

                             ---------------------
                            9224 73(RD) AVENUE NORTH
                         BROOKLYN PARK, MINNESOTA 55428
                                 (800) 328-2531
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                  ANDRE HEROUX
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              MAAX HOLDINGS, INC.
                            9224 73(RD) AVENUE NORTH
                         BROOKLYN PARK, MINNESOTA 55428
                                 (800) 328-2531
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                    Copy to:

                             STEPHEN C. KOVAL, ESQ.
                                KAYE SCHOLER LLP
                                425 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 836-8019
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
           TITLE OF EACH CLASS OF                 AMOUNT TO BE        OFFERING PRICE         AGGREGATE           REGISTRATION
         SECURITIES TO BE REGISTERED               REGISTERED            PER UNIT          OFFERING PRICE            FEE
---------------------------------------------------------------------------------------------------------------------------------
11.25% Senior Discount Notes due 2012........     $170,689,000             100%           $170,689,000(1)         $20,090.10
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                            (MAAX CORPORATION LOGO)

                              MAAX HOLDINGS, INC.

                             ---------------------

                               OFFER TO EXCHANGE
                     11.25% SENIOR DISCOUNT NOTES DUE 2012
                                      FOR
                     11.25% SENIOR DISCOUNT NOTES DUE 2012,
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                             ---------------------

     We are offering to exchange all of our $170,689,000 principal amount at maturity 11.25% senior discount notes due 2012, which we refer to as the original notes, for $170,689,000 principal amount at maturity 11.25% senior discount notes due 2012, which we refer to as the exchange notes. The original notes and the exchange notes are collectively referred to as the notes. The original notes were issued on December 10, 2004. The terms of the exchange notes are substantially identical to the terms of the original notes except that the exchange notes are registered under the Securities Act of 1933, and therefore are freely transferable, subject to certain conditions. The exchange notes evidence the same indebtedness as the original notes.

     You should consider the following:

     - INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 14 OF THIS PROSPECTUS.

     - Our offer to exchange original notes for exchange notes will be open
       until 11:59 p.m., New York City time, on [          ], 2005, unless we
       extend the offer.

     - No public market currently exists for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or for inclusion of the exchange notes in any automated quotation system.

     No cash interest will accrue on the notes prior to December 15, 2008. Thereafter, cash interest on the notes will accrue at a rate of 11.25% per annum and be payable on June 15 and December 15 of each year. The first such payment will be made on June 15, 2009. The notes will mature on December 15, 2012. The notes have an initial accreted value of $644.45 per $1,000 principal amount at maturity of notes. We have the option to redeem all or a portion of the notes at any time before December 15, 2008 at the redemption prices set forth in this prospectus.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER SECURITIES COMMISSION OR SIMILAR AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2005

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................   14
Broker-Dealers..............................................   27
Market and Industry Data....................................   27
Trademarks and Trade Names..................................   27
Special Note Regarding Forward-Looking Statements...........   27
Presentation of Financial and Other Information.............   28
The Exchange Offer..........................................   29
Use of Proceeds.............................................   40
Unaudited Pro Forma Financial Data..........................   41
Selected Historical Financial Data..........................   45
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   47
Business....................................................   63
Management..................................................   77
Security Ownership of Certain Beneficial Owners and
  Management................................................   85
Certain Relationships and Related Party Transactions........   88
Description of Other Indebtedness...........................   93
Description of Notes........................................   98
Income Tax Considerations...................................  139
Plan of Distribution........................................  143
Legal Matters...............................................  145
Experts.....................................................  145
Where You Can Find More Information.........................  145
Index to Financial Statements...............................  F-1


     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED OR DELIVERED WITH THIS PROSPECTUS. WE WILL PROVIDE THIS INFORMATION TO YOU AT NO CHARGE UPON WRITTEN OR ORAL REQUEST DIRECTED TO DENIS AUBIN, MAAX HOLDINGS, INC., 9224 73(RD) AVENUE NORTH, BROOKLYN PARK, MINNESOTA 55428, TELEPHONE NUMBER (800) 328-2531. IN ORDER TO ENSURE TIMELY
DELIVERY OF THIS INFORMATION, ANY REQUEST SHOULD BE MADE BY [          ], 2005,
FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in our notes. You should read the entire prospectus carefully, including the financial data and related notes included herein, before making an investment decision. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this prospectus. In this prospectus, the terms "we," "us," "our" and "our company" refer to MAAX Holdings, Inc. and its consolidated subsidiaries, and "MAAX Holdings" refers only to MAAX Holdings, Inc. and not to any of its subsidiaries, unless otherwise expressly stated or the context otherwise requires. References to "fiscal year" refer to the results of operations for the 12-month period ended February 28 or 29 of the applicable year. In this prospectus, except where we indicate otherwise, all dollar amounts are expressed in U.S. dollars, references to "$" or "dollars" are to U.S. dollars and references to "C$" and "Canadian dollars" are to Canadian dollars. References to "market share" are calculated using our financial statements prepared under Canadian GAAP. Financial terms have the meanings set forth under "-- Summary Historical Consolidated Financial Data." The term "offering" refers to the offering of the original notes and the issuance of such notes on December 10, 2004.

                         OUR HOLDING COMPANY STRUCTURE

     The notes offered hereby are the exclusive obligations of MAAX Holdings and not of Beauceland Corporation, or Beauceland, MAAX Corporation or any of MAAX Holdings' other subsidiaries. MAAX Holdings is a holding company with no income from operations or material assets other than ownership of Beauceland. MAAX Holdings operates its business through and receives all of its income from Beauceland, MAAX Corporation and MAAX Corporation's subsidiaries.

                                  OUR COMPANY

     We are a leading North American manufacturer and distributor of bathroom fixtures, with the number one market share in Canada and the number three market share in the U.S. within the bathtub and shower fixtures market. We sell a broad range of bathroom fixture products, including acrylic, gelcoat and thermoplastic bathtubs, showers, whirlpools and bathtub/shower surrounds, as well as shower doors and medicine cabinets. Founded in 1970, we focus on marketing stylish, innovative products at mid- to high-end retail price points primarily under the MAAX(R) brand name.

     We compete in the largest and fastest growing major segment of the bathroom fixtures industry. We focus almost exclusively on the residential housing market. Bathroom remodeling, our particular focus, is one of the most common residential remodeling projects. We also focus on the fast growing kitchen remodeling segment.

     We sell our products through a diverse set of distribution channels across the U.S. and Canada, including wholesalers, showrooms, specialty retailers and home centers. In each of our distribution channels we sell a distinct set of sub-brands differentiated by styles, features and price points.

                            ACQUISITION TRANSACTIONS

     On March 10, 2004, certain entities formed by J.W. Childs Equity Partners III, L.P. and certain of its affiliates, or JWC Fund III, Borealis Private Equity Limited Partnership and Borealis (QLP) Private Equity Limited Partnership, or Borealis, and Ontario Municipal Employees Retirement Board, or OMERS, which we refer to collectively as our Sponsors, entered into a merger agreement to acquire MAAX Inc. and its subsidiaries. On June 4, 2004, concurrently with the consummation of the transactions contemplated by the merger agreement, our Sponsors, certain consultants and members of our management invested approximately $133.7 million in cash in MAAX Holdings, which investment was contributed as common equity to MAAX Corporation. In addition, certain members of our management exchanged a portion of their MAAX Inc. stock options into stock options of MAAX Holdings with a fair value on June 4, 2004 of approximately $2.7 million, including a one-time option grant to Mr. Heroux to purchase shares of MAAX Holdings' series A preferred stock.

     In connection with these transactions, on June 4, 2004, our subsidiary, MAAX Corporation, entered into a senior secured credit facility, which we refer to in this prospectus as MAAX Corporation's senior secured credit facility. On the same date, MAAX Corporation consummated the offering of $150 million aggregate principal amount of 9.75% senior subordinated notes due 2012, which we refer to in this prospectus as MAAX Corporation's existing senior subordinated notes, and refinanced substantially all indebtedness of MAAX Inc. and its subsidiaries.

     Throughout this prospectus, we refer to the transactions that occurred on June 4, 2004 as the June 2004 Transactions. For a more complete description of the June 2004 Transactions, see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- History."

                  REPURCHASE OF OUTSTANDING EQUITY SECURITIES

     Upon the closing of the offering of the original notes, MAAX Holdings repurchased shares of its common stock and redeemed or canceled certain outstanding options to acquire shares of its common stock, which transactions we refer to throughout this prospectus as the December 2004 Transactions. For additional information, see "Certain Relationships and Related Party Transactions -- Repurchase of Outstanding Equity Securities."

                              CORPORATE STRUCTURE

                                  (FLOW CHART)

---------------

(1) Guarantor of MAAX Corporation's existing senior subordinated notes and MAAX Corporation's senior secured credit facility.

                                    SPONSORS

     J.W. Childs Associates, L.P., or JWC, is a leading private equity firm based in Boston, Massachusetts, specializing in leveraged buyouts and recapitalizations of middle market growth companies in partnership with company management through JWC Fund III and other funds it sponsors. Since 1995, the firm has invested in 34 transactions with a total value of over $7.8 billion. JWC presently manages $3.4 billion of equity capital from leading financial institutions, pension funds, insurance companies and university endowments. Its principal executive offices are located at 111 Huntington Avenue, Suite 2900, Boston, Massachusetts 02199. Each of JWC and JWC Fund III is a Delaware limited partnership.

     Borealis was established in 2001 as an investment vehicle to generate long-term returns primarily through private equity investment in Canadian companies in partnership with management. Borealis has committed capital of C$375 million and currently holds interests in a number of mid-sized Canadian enterprises in the following sectors: specialty retail (optical), educational publishing, investment counseling services, consulting engineering, specialty hockey skate manufacturing and distributing and management of long-term care facilities. Its principal executive offices are located at 1 Adelaide Street East, Suite 2800, Box 198, Toronto, Ontario M5C 2V9. Each of Borealis Private Equity Limited Partnership and Borealis (QLP) Private Equity Limited Partnership is a limited partnership formed under the laws of the Province of Ontario. Borealis Capital Corporation, or BCC, the manager of Borealis, is a wholly-owned subsidiary of OMERS. OMERS is a significant investor in Borealis Private Equity Limited Partnership.

     Established in 1962, Ontario Municipal Employees Retirement System is a multi employer pension plan established under the Ontario Municipal Employees Retirement System Act and Regulations made thereunder, or the OMERS Act, which is managed and administered by OMERS, a corporation established under the OMERS Act. OMERS Capital Partners is the private equity subsidiary of the C$36 billion Ontario Municipal Employees Retirement System. With a portfolio of over C$1.4 billion, OMERS Capital Partners is one of Canada's largest private equity investors. OMERS provides pensions for various groups including, but not limited to, employees of Ontario municipalities, local boards, public utilities and school boards (non teaching staff). OMERS is a contributory defined benefit pension plan financed by equal contributions from participating employers and employees and by its investment earnings. Its principal executive offices are located at One University Avenue, Suite 700, Toronto, Ontario M5J 2P1.
                             ---------------------

     MAAX Holdings, Inc. was incorporated in the State of Delaware on March 4, 2004. Our principal executive offices are located at 9224 73(rd) Avenue North, Brooklyn Park, Minnesota 55428, telephone number (800) 328-2531.

                         SUMMARY OF THE EXCHANGE OFFER

     On December 10, 2004, MAAX Holdings completed the private offering of $170,689,000 principal amount at maturity (approximately $110,000,526 in gross proceeds) of 11.25% senior discount notes due 2012. MAAX Holdings entered into a registration rights agreement pursuant to which MAAX Holdings agreed, among other things:

          (1) to file with the SEC, within 180 days following the closing date of the offering, a registration statement of which this prospectus forms a part under the Securities Act relating to an exchange offer pursuant to which exchange notes substantially identical to the original notes (except that such exchange notes will not contain terms with respect to registration rights, the special interest payments described below or transfer restrictions) would be offered in exchange for the then outstanding original notes; and

          (2) to use commercially reasonable efforts to cause the registration statement of which this prospectus forms a part to become effective within 240 days following the closing date of the offering.

     MAAX Holdings agreed further to commence the exchange offer promptly after the registration statement of which this prospectus forms a part has become effective, hold the offer open for at least 20 business days, and exchange the exchange notes for all original notes validly tendered and not withdrawn before the expiration of the exchange offer.

     Under existing SEC interpretations, the exchange notes would in general be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers receiving exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of those exchange notes. The SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the original notes) by delivery of a prospectus. Under the registration rights agreement, MAAX Holdings will be required to allow broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of such exchange notes. The registration statement of which this prospectus forms a part is required to be kept effective until the earlier of 180 days after the exchange offer has been consummated or until such time as such broker-dealers are no longer required to comply with such prospectus delivery requirements in order to permit resales of exchange notes acquired by broker-dealers in aftermarket transactions. Each holder of original notes (other than certain specified holders) who wishes to exchange such original notes for exchange notes in the exchange offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the exchange offer it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and that it is not an affiliate of MAAX Holdings. In addition, each such holder will be required to make any additional representations that in the written opinion of our counsel are necessary under existing rules or regulations (or interpretations thereof) of the SEC in order for the registration statement of which this prospectus forms a part to be declared effective.

     However, if:

          (1) on or before the date of consummation of the exchange offer, the existing SEC interpretations are changed such that the exchange notes would not in general be freely transferable in such manner on such date; or

          (2) the exchange offer is not available to any holder of the original notes,

MAAX Holdings will, in lieu of (or, in the case of clause (2), in addition to) effecting registration of exchange notes, file within 180 days and use our commercially reasonable efforts to cause a registration statement under the Securities Act relating to a shelf registration of the original notes for resale by holders or, in the case of clause (2), of the original notes held by the initial purchaser for resale by the initial purchaser (the "RESALE REGISTRATION") to become effective within 240 days and to remain effective until two years following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

     MAAX Holdings will, in the event of the Resale Registration, provide to the holder or holders of the applicable original notes copies of the prospectus that is a part of the shelf registration statement, notify such holder or holders when the Resale Registration for the applicable original notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable original notes. A holder of original notes that sells such original notes pursuant to the Resale Registration generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification obligations).

     In the event that:

          (1) MAAX Holdings has not filed the registration statement relating to the exchange offer (or, if applicable, the Resale Registration) within 180 days following the closing date of the offering; or

          (2) such registration statement has not become effective within 240 days following the closing date of the offering; or

          (3) the exchange offer has not been consummated within 30 days following the date the registration statement becomes effective; or

          (4) any registration statement required by the registration rights agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement filed and declared effective,

(any such event referred to in clauses (1) through (4), the "REGISTRATION DEFAULT"), then additional interest shall accrue on the original notes and, under certain circumstances, the exchange notes from and including the date of the occurrence of the Registration Default (but only with respect to one Registration Default at any particular time) until such time as no Registration Default is in effect in an amount per annum equal to 0.25% of the average accreted value (during such 90-day period) for the first 90 days of the period during which a Registration Default is in effect, increasing by 0.25% per annum of the average accreted value (during such 90-day period) for each successive 90 days of the Registration Default period, to a maximum of 2.0% per annum of the average accreted value for the remaining portion of the Registration Default period. All additional interest that accrues on or prior to December 15, 2008 shall be added to the accreted value of each note and all additional interest that accrues after such date shall be payable in cash, as liquidated damages, on each scheduled interest payment on the notes. References to accreted value of the notes shall mean such accreted value interest plus such additional interest, if any, and references to interest on the original notes shall mean such interest plus such additional interest, if any.


     Under the registration rights agreement, we were required to use our commercially reasonable efforts to cause the registration statement of which this prospectus forms a part to become effective on or before August 5, 2005, but because it will not be declared effective until sometime after such date, we will incur additional interest on the notes of approximately $808 per day.


     Under certain circumstances, MAAX Holdings may allow any shelf registration statement to cease to become effective and usable for a period of no more than 90 days during any 12-month period.

     The following summarizes the terms of this exchange offer. You should read the discussion under the heading "The Exchange Offer" for further information regarding this exchange offer and resale of the exchange notes.

Securities to be Exchanged....   On December 10, 2004, MAAX Holdings issued
                                 $170,689,000 principal amount at maturity
                                 (approximately $110,000,526 in gross proceeds) of original notes to the initial purchaser in a transaction exempt from the registration requirements of the Securities Act. The terms of the exchange notes and the original notes are substantially identical in all material respects, except that the exchange notes will not contain terms with respect to registration rights, the special interest payments or transfer restrictions, and will be freely transferable by the holders except as otherwise provided in this prospectus. See "Description of the Notes."

The Exchange Offer............   For each original note surrendered pursuant to
                                 the exchange offer, the holder of such original note will receive an exchange note having a principal amount at maturity equal to that of the surrendered original note. Exchange notes will only be issued in denominations of $1,000 principal amount at maturity and integral multiples of $1,000. The form and terms of the exchange notes will be substantially the same as the form and terms of the surrendered original notes. The exchange notes will evidence the same indebtedness as and will replace the original notes tendered in exchange therefor, and will be issued pursuant to, and entitled to the benefits of, the indenture governing the original notes. As of the date of this prospectus, original notes representing
                                 $170,689,000 principal amount at maturity are outstanding.

Registration Rights
Agreement.....................   MAAX Holdings sold the original notes on
                                 December 10, 2004, in a private offering in reliance on Section 4(2) of the Securities Act.
                                 The original notes were immediately resold by the initial purchaser in reliance on Rule 144A and Regulation S under the Securities Act. In connection with the sale, MAAX Holdings entered into a registration rights agreement with the initial purchaser requiring MAAX Holdings to make this exchange offer. See "The Exchange
                                 Offer."

Expiration Date...............   This exchange offer will expire at 11:59 p.m.,
                                 New York City time, on [          ], 2005, or a
                                 later date and time if MAAX Holdings extends it.

Withdrawal....................   The tender of the original notes pursuant to
                                 this exchange offer may be withdrawn at any time prior to 11:59 p.m., New York City time, on the expiration date. Any original notes not accepted for exchange for any reason will be returned without expense promptly after the expiration or termination of this exchange offer.

Conditions of this Exchange
Offer.........................   This exchange offer is subject to certain
                                 customary conditions, certain of which may be waived by MAAX Holdings. See "The Exchange
                                 Offer -- Conditions of the Exchange Offer."

Procedures for Tendering
Original Notes................   Each holder of original notes wishing to
                                 participate in this exchange offer must
                                 complete, sign and date the letter of
                                 transmittal, or a copy thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the letter of transmittal, or the copy, together with the original notes and any other required documentation, to the exchange agent at the address set forth herein. Persons holding the original notes through the Depository Trust
                                 Company, or the DTC, and wishing to participate in this exchange offer must do so pursuant to DTC's Automated Tender Offer Program, by which each tendering participant will agree to be bound by the letter of transmittal. By executing or agreeing to be bound by the letter of transmittal, each holder will represent that, among other things:

                                   - any exchange notes to be received by it
                                     will be acquired in the ordinary course of its business;

                                   - it has no arrangement or understanding with
                                     any person to participate in the
                                     distribution of the exchange notes; and

                                   - it is not an "affiliate," as defined in
                                     Rule 405 of the Securities Act, of MAAX
                                     Holdings.

                                 In addition, each such holder will be required to make any additional representations that in the written opinion of our counsel are necessary under existing rules or regulations (or interpretations thereof) of the SEC in order for the registration statement of which this prospectus forms a part to be declared effective.

                                 MAAX Holdings will accept for exchange any and all original notes which are properly tendered and not withdrawn in this exchange offer prior to the expiration date. The exchange notes will be delivered promptly following the expiration date. See "The Exchange Offer -- Terms of the Exchange Offer."

Exchange Agent................   U.S. Bank Trust National Association is serving
                                 as exchange agent in connection with this exchange offer.

Income Tax Consequences.......   The exchange of original notes for exchange
                                 notes will not be a taxable exchange for U.S.
                                 federal income tax purposes and holders will not recognize any taxable gain or loss as a result of the exchange of original notes for exchange notes pursuant to the exchange offer.
                                 See "Income Tax Considerations."

Effect of Not Tendering.......   Original notes that are not tendered or that
                                 are tendered but not accepted will, following the completion of this exchange offer, continue to be subject to the existing restrictions upon transfer. MAAX Holdings will have no further obligation to provide for the registration under the Securities Act of the original notes.

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

Issuer........................   MAAX Holdings, Inc.

Notes Offered.................   $170,689,000 aggregate principal amount at
                                 maturity of 11.25% senior discount notes due
                                 2012.

Maturity......................   December 15, 2012.

Yield and Interest Payment
Dates.........................   No cash interest will accrue on the exchange
                                 notes prior to December 15, 2008. Thereafter, cash interest on the exchange notes will accrue at a rate of 11.25% per annum and be payable on June 15 and December 15 of each year. The first such payment will be made on June 15, 2009. The original notes were issued with an initial accreted value of $644.45 per $1,000 principal amount at maturity of notes. The accreted value of each exchange note will increase from the date of issuance through December 15, 2008 at a rate of 11.25% per annum compounded semi-annually such that the accreted value will equal the principal amount at maturity of each exchange note on that date.


                                 Under the registration rights agreement, we were required to use our commercially reasonable efforts to cause the registration statement of which this prospectus forms a part to become effective on or before August 5, 2005, but because it will not be declared effective until sometime after such date, we will incur additional interest on the notes of approximately $808 per day.


Original Issue Discount.......   The original notes were offered with original
                                 issue discount for federal income tax purposes.
                                 Although cash interest will not be payable on the exchange notes prior to June 15, 2009, original issue discount must be included as gross income for U.S. federal income tax purposes in advance of the receipt of cash payments to which the income is attributable.
                                 See "Income Tax Considerations."

Optional Redemption...........   MAAX Holdings may redeem the exchange notes, in
                                 whole or in part, at its option at any time before December 15, 2008, at a "make-whole" premium and thereafter at the redemption prices listed in the "Description of Notes -- Optional
                                 Redemption."

                                 In addition, on or before December 15, 2007, MAAX Holdings may use the net proceeds from one or more qualified equity offerings to redeem up to 35% of the aggregate principal amount of the exchange notes issued under the indenture at 111.25% of their accreted value. See "Description of Notes -- Optional Redemption."

Mandatory Redemption..........   On December 15, 2009 and, in the event that
                                 interest accrues as a result of our failure to abide by the terms of the registration rights agreement, on every interest payment date thereafter, MAAX Holdings is required to redeem a portion of each note outstanding on each such date sufficient to ensure that the notes will not be "applicable high yield discount obligations" within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986. See "Description of Notes -- Mandatory Redemption."

Sinking Fund..................   None.

Guarantees....................   None.

Ranking.......................   The exchange notes are the general unsecured
                                 obligations of MAAX Holdings. The exchange notes are not guaranteed by any of MAAX
                                 Holdings' subsidiaries and are structurally subordinated to all existing and future indebtedness and other obligations (including trade payables) of MAAX Holdings' subsidiaries
                                 (including MAAX Corporation's existing senior subordinated notes and MAAX Corporation's senior secured credit facility).

                                 The exchange notes are senior in right of payment to any of our future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the exchange notes. The exchange notes are effectively subordinated to any of MAAX Holdings' future secured indebtedness and other obligations to the extent of the value of the assets securing such obligations.

                                 As of May 31, 2005, the notes would have been structurally subordinated to approximately $358.9 million of indebtedness of MAAX Holdings' subsidiaries (excluding approximately $3.1 million and C$99,000 of undrawn letters of guarantee), and MAAX Corporation had C$39 million (less approximately $3.1 million and C$99,000 of undrawn letters of guarantee) of additional borrowings available under MAAX Corporation's senior secured credit facility.

Change of Control.............   If MAAX Holdings experiences a change of
                                 control, MAAX Holdings will be required to make an offer to purchase the exchange notes at 101% of their accreted value, plus any accrued and unpaid interest. See "Description of
                                 Notes -- Change of Control."

Basic Covenants of the
Indenture.....................   The indenture governing the exchange notes
                                 contains certain covenants that, among other things, limit MAAX Holdings' ability and the ability of MAAX Holdings' restricted subsidiaries to:

                                   - incur additional debt,

                                   - declare or pay dividends, redeem stock or
                                     make other distributions to shareholders,

                                   - make investments,

                                   - enter into transactions with affiliates,

                                   - sell assets,

                                   - create liens, and

                                   - consolidate or merge.

                                 These covenants are subject to a number of important qualifications and limitations. See "Description of Notes."

Absence of a Public Market....   There is no public market for the exchange
                                 notes. We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The initial purchaser has advised us that it intends to make a market for the exchange notes, but it is not obligated to do so. The initial purchaser may discontinue any market-making in the exchange notes at any time in its sole discretion. Accordingly, if an active public market does not develop, the market price and liquidity of the exchange notes may be adversely affected.

Risk Factors..................   Investing in the exchange notes involves
                                 substantial risks. See "Risk Factors" for a description of certain of the risks you should consider before investing in the exchange notes.

     For more information about the exchange notes, see "Description of Notes."

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     Set forth below is a summary of certain of our historical consolidated financial data for the periods and at the dates indicated. Our summary historical consolidated financial data at February 28, 2005 and for the 270-day period then ended are derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial data for the 95-day period ended on June 3, 2004 and for the years ended February 28, 2003 and February 29, 2004 have been derived from MAAX Inc.'s audited consolidated financial statements included elsewhere in the prospectus. The financial data presented below for and as of the three month period ended May 31, 2005 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The summary historical financial data for the three month periods ended May 31, 2004 and 2005 and as of May 31, 2004 and May 31, 2005 are derived from unaudited interim financial statements which, in the opinion of management, include all normal, recurring adjustments necessary to state fairly the data included therein in accordance with U.S. GAAP for interim financial information.

     You should read the summary consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                PREDECESSOR                                    SUCCESSOR
                         ---------------------------------------------------------   ------------------------------
                              FISCAL YEAR ENDED                       PERIOD FROM      PERIOD FROM     THREE MONTHS
                         ---------------------------   THREE MONTHS    MARCH 1 TO    JUNE 4, 2004 TO      ENDED
                         FEBRUARY 28,   FEBRUARY 29,      ENDED         JUNE 3,       FEBRUARY 28,       MAY 31,
                             2003           2004       MAY 31, 2004       2004           2005(1)           2005
                         ------------   ------------   ------------   ------------   ---------------   ------------
                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME
  DATA:
Net Sales:
  Bathroom and
     kitchen...........    $359,901       $441,518       $121,499       $128,630        $ 334,804        $125,404
  Spas.................      62,291         54,219         14,637         15,206           41,238          15,365
                           --------       --------       --------       --------        ---------        --------
     Net sales.........     422,192        495,737        136,136        143,836          376,042         140,769
Cost of goods sold.....     287,762        344,431         93,144         98,490          269,604          99,683
Selling, general and
  administrative
  expenses.............      76,746         80,061         27,773         36,670           69,583          28,668
Depreciation and
  amortization.........      12,595         15,638          3,833          3,987           14,100           4,916
Interest expense.......       3,965          4,898          1,263          1,321           23,409          10,302
Impairment of
  goodwill.............          --          4,511             --             --               --              --
                           --------       --------       --------       --------        ---------        --------
Income (loss) before
  income taxes and
  cumulative effect of
  a change in
  accounting
  principle............      41,124         46,198         10,123          3,368             (654)         (2,800)
Income taxes...........      15,699         14,247          1,770          1,572            1,159          (3,517)
                           --------       --------       --------       --------        ---------        --------
Income (loss) before
  cumulative effect of
  a change in
  accounting
  principle............      25,425         31,951          8,353          1,796           (1,813)            717
Cumulative effect of a
  change in accounting
  principle related to
  impairment of
  goodwill.............     (11,312)            --             --             --               --              --
                           --------       --------       --------       --------        ---------        --------
Net income (loss)......    $ 14,113       $ 31,951       $  8,353       $  1,796        $  (1,813)       $    717
                           ========       ========       ========       ========        =========        ========

                                                PREDECESSOR                                    SUCCESSOR
                         ---------------------------------------------------------   ------------------------------
                              FISCAL YEAR ENDED                       PERIOD FROM      PERIOD FROM     THREE MONTHS
                         ---------------------------   THREE MONTHS    MARCH 1 TO    JUNE 4, 2004 TO      ENDED
                         FEBRUARY 28,   FEBRUARY 29,      ENDED         JUNE 3,       FEBRUARY 28,       MAY 31,
                             2003           2004       MAY 31, 2004       2004           2005(1)           2005
                         ------------   ------------   ------------   ------------   ---------------   ------------
                                                   (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA:
Net cash provided by
  (used in) operating
  activities...........      38,379         62,787         (6,031)        (4,892)          29,153           6,534
Net cash provided by
  (used in) investing
  activities...........     (68,824)       (17,136)        (2,332)        (5,139)        (441,748)         (3,473)
Net cash provided by
  (used in) financing
  activities...........      33,177        (43,797)         6,720          5,648          418,668            (175)
Capital
  expenditures(2)......      11,132         18,765          2,429          2,988            6,084           2,562
Ratio of earnings to
  fixed charges(3).....         8.4x           7.5x           6.6x           2.8x            1.0x               *



                                                              AT MAY 31,
                                                                 2005
                                                              -----------
                                                              (DOLLARS IN
                                                              THOUSANDS)
BALANCE SHEET DATA:
Cash........................................................   $  8,398
Working capital(4)..........................................     66,911
Total assets................................................    627,214
Total debts.................................................    474,721
Total shareholders' equity..................................     27,523


---------------


 *  Represents less than 1.


(1) On March 10, 2004, certain entities formed by our Sponsors entered into a merger agreement to acquire MAAX Inc., pursuant to which two of our wholly-owned subsidiaries amalgamated with MAAX Inc. on June 4, 2004. Upon consummation of the amalgamation, MAAX Holdings acquired MAAX Inc. and its direct and indirect subsidiaries. MAAX Holdings did not have any operating activities prior to June 4, 2004 when it became the holding company of MAAX Corporation. As a result of the acquisition, the consolidated financial data for the period after the acquisition are presented on a different cost basis than that for the periods prior thereto, and therefore, the two periods are not comparable.

(2) Capital expenditures are defined as additions to property, plant and equipment and other assets.


(3) For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes and before cumulative effect of a change in accounting principles plus fixed charges. Fixed charges consist of interest expensed or capitalized and the portion of rental expense we believe is representative of the interest component of rental expenses. For the 95-day period ended June 3, 2004 and the 270-day period ended February 28, 2005, on a pro forma basis after giving effect to the June 2004 Transactions as if they occurred on March 1, 2004, the ratio of earnings to fixed charges would have been 2.4x and 1.0x, respectively. For the 95-day period ended June 3, 2004, on a pro forma basis after giving effect to the December 2004 Transactions as if they occurred on March 1, 2004, the ratio of earnings to fixed charges would have been 1.0x. For the 270-day period ended February 28, 2005, the deficiency represents an amount of $7.1 million and this deficiency is mainly due to the interest capitalized on our senior discount notes issued on December 10, 2004. For the three-month period ended May 31, 2005, these two transactions are already integrated. For the three month period ended May 31, 2005, the deficiency represents an amount of $2.8 million. This deficiency is mainly due to the interest capitalized on our senior discount notes issued on December 10, 2004.


(4) Working capital is defined as current assets less current liabilities.

                                  RISK FACTORS

     You should carefully consider the following risks and the other information in this prospectus in evaluating the exchange offer. Any of the following risks could cause the value of the notes to decline and, accordingly, you could lose all or a portion of your investment.

                         RISKS RELATED TO OUR BUSINESS

  WE OPERATE IN A VERY COMPETITIVE BUSINESS ENVIRONMENT, WHICH COULD CAUSE US TO FAIL TO MAINTAIN OUR MARKET SHARE AND CUSTOMERS.

     The home improvement products business is highly competitive. We compete against large international and national players, as well as many regional competitors. Some of our principal competitors may be less highly leveraged than we are and have greater financial, marketing and distribution resources than we do. Accordingly, these competitors may be better able to withstand changes in conditions within the industries in which we operate, including increased competition from imported products, and may have significantly greater operating and financial flexibility than we do. These competitors could increase their market share and cause us to lose business from our customers.

     As a result of this competitive environment, we face and will continue to face pressure on sales prices of our products from competitors, as well as from large customers. As a result of these pricing pressures, we may in the future experience reductions in our profit margins, revenues or sales, and may be unable to pass on future raw material price or labor cost increases to our customers which would also reduce profit margins. In addition, we will need to invest continuously in manufacturing, customer service and support, marketing and our sales force. We may not be able to maintain or increase either current market share of our products or our price and operating margins successfully in the future.

  DOWNWARD TRENDS IN THE HOUSING SECTOR AND IN GENERAL ECONOMIC CONDITIONS COULD NEGATIVELY IMPACT OUR FINANCIAL PERFORMANCE.

     Trends in the housing sector directly impact our financial performance because demand for bathroom products, kitchen cabinetry products and, to a lesser extent, spas is influenced by the level of repair and remodeling activity in existing homes and new home construction activity. Accordingly, the strength of the U.S. and Canadian economies, the age of existing home stock, housing sales, job growth, interest rates, consumer confidence, gross domestic product levels, employment rates and the availability of consumer credit, as well as demographic factors such as immigration into North America and migration of the population within North America have a direct impact on our business. Cyclical declines in new housing starts, housing sales or demand for replacement home improvement products may result in certain products falling out of favor, in homeowners delaying home improvements and in potential new home buyers delaying the purchase or construction of a new home, all of which could result in decreased demand for our products and reductions in our profitability, product margins and revenues. Any such reductions may be material and may continue for an indeterminate period of time.

  INCREASES IN INTEREST RATES AND THE REDUCED AVAILABILITY OF FINANCING FOR HOME IMPROVEMENTS MAY DECREASE THE DEMAND FOR OUR PRODUCTS AND COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR FINANCIAL PERFORMANCE.

     In general, demand for home improvement products may be adversely affected by increases in interest rates and the reduced availability of financing. If interest rates increase and, consequently, the ability of prospective buyers to finance purchases of home improvement products is adversely affected, it may be difficult for us to generate cash flows and revenues sufficient to support our business.

  BECAUSE WE DEPEND ON A CORE GROUP OF SIGNIFICANT CUSTOMERS, WE MAY BE NEGATIVELY AFFECTED IF OUR KEY CUSTOMERS REDUCE THE AMOUNT OF PRODUCTS THEY PURCHASE FROM US.

     Our customers consist mainly of wholesalers, showrooms, specialty retailers and home centers. Our top 12 major customers together accounted for approximately 43.6% of our consolidated net sales in fiscal year 2005, while our largest customer, The Home Depot, accounted for approximately 20.8% of our consolidated net sales in fiscal year 2005, a decrease from approximately 24% in fiscal year 2004. We expect that a small number of customers will continue to account for a substantial portion of our net sales for the foreseeable future. We do not have long-term contracts with any of our customers and they may not continue to purchase our products.

     The loss of, or a diminution in, our relationship with The Home Depot or any other major customer could cause a decrease in our revenues. Our competitors may adopt more aggressive sales policies and devote greater resources to the development, promotion and sale of their products than we do, which could result in a loss of customers. The loss of, or a reduction in orders from, any significant customers, losses arising from customer disputes regarding shipments, fees, merchandise condition or related matters, or our inability to collect accounts receivable from any major customer, could impede our ability to generate revenues. In addition, revenue from customers that have accounted for significant revenue in past periods, individually or as a group, may not continue, or if continued, may not reach or exceed historical levels in any period.

  WE ARE EXPOSED TO POLITICAL, ECONOMIC AND OTHER RISKS THAT ARISE FROM OPERATING A MULTINATIONAL BUSINESS THAT MAY MAKE IT DIFFICULT FOR US TO CONDUCT OUR INTERNATIONAL OPERATIONS.

     We have operations in the U.S., Canada and, to a lesser extent, Europe. Further, certain of our businesses obtain raw materials and finished goods from foreign suppliers. Accordingly, our business is subject to political, economic and other risks that are inherent in operating in numerous countries. These risks include:

     - the difficulty of enforcing agreements and collecting receivables through foreign legal systems;

     - trade protection measures and import or export licensing requirements;

     - tax rates in foreign countries and the imposition of withholding requirements on foreign earnings;

     - the imposition of tariffs or other restrictions;

     - difficulty in staffing and managing widespread operations and the application of foreign labor regulations;

     - required compliance with a variety of foreign laws and regulations; and

     - changes in general economic and political conditions in countries where we operate.

     Our business success depends in part on our ability to anticipate and effectively manage these and other risks. These and other factors may make our international operations more expensive to operate or may make our business as a whole less profitable.

  ENVIRONMENTAL REQUIREMENTS MAY IMPOSE SIGNIFICANT ENVIRONMENTAL COMPLIANCE COSTS AND LIABILITIES ON US.

     Our operations are subject to numerous Canadian (federal, provincial and local), U.S. (federal, state and local) and foreign laws and regulations relating to pollution and the protection of the environment, including those governing emissions to air, discharges to water, storage, treatment and disposal of waste, releases of contaminants or hazardous or toxic substances, remediation of contaminated sites and protection of worker health and safety. From time to time, our facilities are subject to investigation by governmental regulators. Our efforts to comply with environmental requirements do not remove the risk that we may be subject to civil, administrative or criminal enforcement actions and as a result be held liable, be subject to an order or incur costs, fines or penalties, and that the amount of liabilities, costs, fines or penalties may be material, for, among other things, releases of contaminants or hazardous or toxic substances occurring on or emanating from current or formerly owned or operated properties or any associated offsite disposal location, or for contamination discovered at any of our properties from activities conducted by us or by previous occupants.

     We do not believe we will be required under existing environmental laws and enforcement policies to expend amounts that will have a material adverse effect on our results of operations or financial condition. The requirements of such laws and enforcement policies, however, have generally become more stringent over time. Changes in environmental laws and regulations or their enforcement or the discovery of previously unknown contamination or other non-compliance with environmental laws and regulations relating to our properties and operations could result in significant environmental liabilities or costs which could require us to make significant expenditures of capital or other resources. In addition, we might incur increased operating and maintenance costs and capital expenditures and other costs to comply with increasingly stringent air emission control laws or other future requirements, for example, as applicable to our styrene emissions, which would decrease the cash flow available to service our indebtedness. Also, discovery of currently unknown conditions could require responses that would result in significant liabilities and costs. Accordingly, we are unable to predict the ultimate costs of compliance with or our potential liability under environmental laws.

  FLUCTUATING EXCHANGE RATES COULD ADVERSELY AFFECT OUR PROFITABILITY AND REVENUES.

     Our profitability and revenues may be adversely affected by fluctuating exchange rates. We are subject to currency exchange rate risk to the extent that some of our costs are denominated in currencies other than those in which we earn revenues. In addition, since our financial statements are denominated in U.S. dollars, changes in currency exchange rates between the U.S. dollar and other currencies have had, and will continue to have, an impact on our profitability and revenues. An appreciation in the Canadian dollar could result in lower earnings or higher selling prices for our products that are manufactured in Canada and sold in the U.S. market and possibly a decrease in sales. Currency exchange rate fluctuations may adversely affect our profitability and revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quantitative and Qualitative Disclosures About Market Risk -- Currency Exchange Risk."

  CHANGES IN CONSUMER PREFERENCES FOR NEW AND DIFFERENT PRODUCT LINES COULD REDUCE THE AMOUNT OF REVENUES OUR BUSINESS GENERATES.

     Our business in general is subject to changing consumer and industry trends, demands and preferences. Our continued success depends largely on the introduction and acceptance by our customers of new product lines and improvements to existing product lines that respond to such trends, demands and preferences. Trends within the industry change often and our failure to anticipate, identify or react to changes in these trends could lead to, among other things, rejection of a new product line and reduced demand and price reductions for our products, and could reduce the amount of revenues our business generates. In addition, we may not have sufficient resources to make necessary investments or we may be unable to make the investments necessary to develop new products or improve our existing products to maintain our market position.

  CONSOLIDATION OF OUR CUSTOMERS COULD CAUSE US TO REDUCE PRICES AND CREATE PRICE COMPETITION.

     We believe that there is a trend among our customers to increase in size and market power. If this trend continues, they may be able to exert pressure on us to reduce prices and create price competition. If our customer base were to consolidate, competition for the business of fewer customers would intensify. If we do not provide product offerings and price points that meet the needs of our customers, or if we lose a substantial amount of our customer base, our profitability, margins and revenues could decrease.

  WE RELY ON INDEPENDENT SALES REPRESENTATIVES, THE LOSS OF WHOM COULD ADVERSELY AFFECT OUR SALES TO CUSTOMERS.

     In the U.S., we depend on the services of independent sales representatives to sell the majority of our products and to provide services and aftermarket support to our customers. The sales representative agreements are typically cancelable by the sales representative or us at any time or after a short notice period. The loss of a substantial number of these relationships, or our failure to maintain good relationships with these sales representatives, could materially reduce our sales and profits.

  WE ARE EXPOSED TO PRODUCT LIABILITY CLAIMS WHICH MAY NOT BE ADEQUATELY COVERED BY INSURANCE.

     We face an inherent business risk of exposure to product liability claims in the event that the use of any of our products results in personal injury or property damage. In the event that any of our products proves to be defective, we may be required to recall, redesign or retrofit such products. Coverage under our insurance policies may not be adequate to cover existing or future product liability claims against us. Liability insurance in our industry is expensive, difficult to maintain and may be unobtainable in the future on acceptable terms or at all. Furthermore, any significant claims made against us could result in negative publicity against us, which could adversely affect our sales and increase our costs.

  INTERRUPTIONS IN DELIVERIES OF RAW MATERIALS OR FINISHED GOODS AND/OR INCREASED PRICES FOR RAW MATERIALS OR FINISHED GOODS USED IN OUR PRODUCTS COULD ADVERSELY AFFECT OUR PROFITABILITY, MARGINS AND REVENUES.

     We require a regular supply of resin, polyester, fiberglass, acrylic, thermoplastic, aluminum, steel, tempered glass, wood and particleboard, oil, pumps, accessories and packaging materials. Our dependency upon regular deliveries from particular suppliers means that interruptions or stoppages in such deliveries could adversely affect our operations until arrangements with alternate suppliers could be made. If any of our suppliers were unable to deliver materials to us for an extended period of time, or if we were unable to negotiate acceptable terms for the supply of materials with these or alternative suppliers, our business could suffer. We may not be able to find acceptable alternatives, and any such alternatives could result in increased costs for us. Even if acceptable alternatives are found, the process of locating and securing such alternatives might be disruptive to our business.

     In addition, our profitability is affected by the prices of the raw materials and finished goods used in the manufacture of our products. These prices may fluctuate based on a number of factors beyond our control, including, among others, world oil prices, changes in supply and demand, general economic conditions, labor costs, competition, import duties, tariffs, currency exchange rates and, in some cases, government regulation. We have a few long-term supply contracts for certain of the raw materials and finished goods used in the manufacture of our products. These contracts provide for periodic review of prices and some provide a pricing calculation method dependent upon variables in the market. This means that we are subject to changes in the prices charged by our suppliers. The commodities we use may undergo major price fluctuations and there is no certainty that we will be able to pass these costs through to our customers. Significant increases in the prices of raw materials or finished goods are more difficult to pass through to customers in a short period of time and may negatively impact our short-term profitability, margins and revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quantitative and Qualitative Disclosures About Market
Risk -- Commodity Price Risk."


  WE MAY NOT BE ABLE TO IDENTIFY ATTRACTIVE ACQUISITION CANDIDATES, SUCCESSFULLY INTEGRATE ANY ACQUIRED OPERATIONS OR REALIZE THE INTENDED BENEFITS OF ANY ACQUISITIONS, ANY OF WHICH COULD CAUSE US TO FAIL TO ACHIEVE OUR GROWTH OBJECTIVES.


     Part of our strategy is to capitalize on the fragmented market for bathroom products by making selective strategic acquisitions. We continuously evaluate potential acquisitions and are engaged from time to time in discussions with sizable and smaller acquisition candidates. Suitable acquisition candidates may not be identified and acquired in the future, the financing or necessary consents for any such acquisitions may not be available on satisfactory terms or at all and we may not be able to accomplish our strategic objectives in making any such acquisition. Similarly, our acquisition strategy may not be successfully received by customers or achieve its intended benefits.

     Our future performance will depend heavily on our ability to integrate the businesses that we may acquire in the future. To integrate any newly acquired businesses into our business, we will need to integrate manufacturing facilities and extend our financial and management controls and operating, administrative and information systems in a timely manner and on satisfactory terms and conditions. We may not be able to successfully integrate the businesses or realize projected cost savings and synergies in connection with any such acquisitions on the timetable contemplated or at all.

     Furthermore, the costs of businesses that we may acquire could significantly impact our short-term operating results. Those costs could include expenses associated with a change of control, as well as acquisition costs including accounting and legal fees, investment banking fees, recognition of transaction-related obligations and various other acquisition-related costs.

     The integration of any acquired companies may also lead to a diversion of management's attention from other ongoing business concerns. In addition, we may need to recruit additional managers to supplement the incumbent management of acquired companies, but we may not be successful in recruiting additional managers with the skills necessary to enhance the management of the acquired companies.

     We may also be subject to unexpected claims and liabilities arising from acquisitions we have made or may make in the future, including the June 2004 Transactions. These claims and liabilities could be costly to defend, could be material in amount and may exceed the limitations of any applicable indemnification provisions, the financial resources of the indemnifying parties or coverage under our insurance policies.

  INCREASES IN LABOR COSTS, POTENTIAL LABOR DISPUTES AND WORK STOPPAGES AT OUR FACILITIES OR THE FACILITIES OF OUR SUPPLIERS COULD AFFECT OUR ABILITY TO DELIVER PRODUCTS TO OUR CUSTOMERS ON A TIMELY BASIS.


     Our financial performance is affected by the availability of qualified personnel and the cost of labor. We employ approximately 3,700 full-time employees. Approximately 1,200 of our production line employees, located primarily in Canada, are unionized through affiliations with Confederation des syndicats nationaux, Centrale des syndicats democratiques or the Teamsters Union. Employees represented by these unions are subject to ten collective bargaining agreements and work at nine of our manufacturing facilities with a separate union at each location, two of which agreements are with local unions in the U.S. and the remaining eight are in Canada. If we are unable to enter into new, satisfactory labor agreements with our unionized employees upon expiration of their collective bargaining agreements, or if our workers were to engage in a strike, work stoppage or other slowdown, we could experience a significant disruption of our operations, which could cause us to be unable to deliver products to customers on a timely basis. This could result in a loss of business and an increase in our operating expenses, which could reduce our profit margins. In addition, our non-unionized labor force may become subject to labor union organizing efforts, which could cause us to incur additional labor costs and increase the related risks that we now face.


     Many of our direct and indirect suppliers and customers have unionized workforces. Strikes, work stoppages or slowdowns experienced by these suppliers and customers could result in slowdowns or closures of facilities where components of our products are manufactured or delivered. Any interruption in the production or delivery of our products could reduce sales, increase costs and reduce the amount of revenues we generate.

  IF WE ARE UNABLE TO MEET FUTURE CAPITAL REQUIREMENTS, OUR PRODUCT OFFERING MAY BE INSUFFICIENT TO COMPETE IN OUR MARKETS AND THE REVENUES GENERATED BY OUR BUSINESS COULD DECREASE.

     We make capital investments to, among other things, maintain and upgrade our facilities and enhance our production processes and information systems. In particular, we have implemented in Canada and are in the process of implementing in the U.S. a management network utilizing the SAP(R) management information system for our bathroom fixture products. As we grow our businesses, we may have to incur significant capital expenditures. MAAX Corporation's senior secured credit facility contains limitations that restrict its ability to make capital expenditures. We may not have, or may be unable to obtain, adequate funds to make all necessary capital expenditures when required, or the amount of future capital expenditures may be materially in excess of our current or anticipated expenditures. If we are unable to make necessary capital expenditures, our product offering may become dated, our productivity may be decreased and the quality of our products may be insufficient to compete in our markets, which, in turn, could reduce our profitability and revenues.

  WE MAY BE REQUIRED TO ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS OR DEFEND OUR INTELLECTUAL PROPERTY FROM INFRINGEMENT CLAIMS AND WE MAY INCUR SUBSTANTIAL COSTS AS A RESULT OF LITIGATION OR OTHER PROCEEDINGS RELATING TO INTELLECTUAL PROPERTY RIGHTS.

     We rely on a combination of U.S., Canadian and, to a lesser extent, European and Asian patent, trademark, copyright, trade secret laws and licenses to protect certain aspects of our business. We have registered trademarks, patents and copyrights, and trademark and patent registrations pending in the U.S., Canada and abroad. However, we have selectively pursued patent and trademark protection, and in some instances we may not have perfected important patent and trademark rights in these and other countries. The failure to obtain worldwide patent protection may result in other companies copying and marketing products based upon our protected technologies outside our protected markets. This could impede our growth in existing markets and into new markets, and result in a greater supply of similar products that could erode our pricing power.

     Our success depends in part on our ability to protect our patents, trademarks, copyrights, trade secrets and licensed intellectual property from unauthorized use by others. We cannot be sure that the patents we have obtained, or other protections such as confidentiality, trade secrets and copyrights, will be adequate to prevent imitation of our products by others. If we are unable to protect our products through the enforcement of intellectual property rights, our ability to compete based on our current market advantages may be harmed. If we fail to prevent substantial unauthorized use of our trade secrets, we risk the loss of intellectual property rights and our competitive advantage.

     Although we are not aware that any of our intellectual property rights infringe upon the proprietary rights of third parties, third parties may accuse us of infringement of their patents, trademarks, copyrights, trade secrets and licenses. Third parties may also challenge our trademark rights and branding practices in the future. We may be required to institute or defend litigation to defend ourselves from such accusations and enforce our patent, trademark and copyright rights, which, regardless of the outcome, could result in substantial costs and diversion of resources and could negatively affect our competitive position, sales, profitability and reputation. If we lose a patent infringement suit, we may be liable for money damages and be enjoined from selling the infringing product, which could negatively affect our profitability. If we lose the use of a product name, our efforts spent building that brand may be lost and we will have to rebuild a brand for that product, which we may or may not be able to do.

  MANUFACTURING OR ASSEMBLY REALIGNMENTS MAY RESULT IN A DECREASE IN OUR NEAR-TERM EARNINGS AND CASH FLOWS.

     We continuously review our manufacturing and assembly operations and sourcing capabilities. Effects of periodic manufacturing realignments and cost savings programs could result in a decrease in our near-term earnings and cash flows until the expected cost reductions are achieved. Such programs may include the consolidation and integration of facilities, functions, systems and procedures. Certain products may also be shifted from one manufacturing or assembly facility to another. Such actions may not be accomplished as quickly as anticipated and the expected cost reductions may not be achieved.

  OUR BUSINESS WILL SUFFER IF CERTAIN KEY OFFICERS OR EMPLOYEES DISCONTINUE EMPLOYMENT WITH US OR IF WE ARE UNABLE TO RECRUIT AND RETAIN HIGHLY SKILLED STAFF.

     The success of our business is materially dependent upon the skills, experience and efforts of our President and Chief Executive Officer, Andre Heroux, and certain of our other key officers and employees. The loss of Mr. Heroux or other key personnel could cause us to be unable to improve our products or implement our growth strategy. Our business also depends on our ability to continue to recruit, train and retain skilled employees, particularly skilled sales personnel. The market for these resources is highly competitive. We may be unsuccessful in attracting and retaining the resources we need to generate sales and to expand our operations successfully, and, in such event, we may not be able to grow our business. The loss of the services of any key personnel, or our inability to hire new personnel with the requisite skills, could impair our ability to develop new products or enhance existing products, sell products to our customers or manage our business effectively. In addition, certain key officers of MAAX Inc. resigned in June 2004. Should they compete against us, we may not be able to maintain or increase either current market share of our products or our price and operating margins successfully in the future. Even though we entered into non-competition agreements with certain former key officers of MAAX Inc., a court may not find such agreements enforceable under applicable law.

  OUR BUSINESS IS SUBJECT TO SOME SEASONALITY AND WEATHER MAY IMPACT OUR SALES, CASH FLOWS FROM OPERATIONS AND RESULTS OF OPERATIONS.

     Our spa business, and to a lesser extent, our other businesses experience seasonal business swings, which correspond to the North American seasons. Unusually prolonged periods of cold, rain, blizzards, hurricanes or other severe weather patterns could delay or halt renovation and construction activity. For example, an unusually severe winter can lead to reduced construction activity and magnify the seasonal decline in our sales, cash flows from operations and results of operations during the winter months. Generally, sales in each of the first three quarters of our fiscal year generate a significantly greater percentage of our total annual sales as compared to the fourth quarter of our fiscal year. This seasonality requires that we manage our cash flows over the course of the year. If sales were to fall substantially below what we would normally expect during certain periods, our annual financial results would be adversely impacted and our ability to service our debt may also be adversely affected.

  IF OUR LEASES TERMINATE OR ARE NOT RENEWED UPON EXPIRATION, WE COULD BE REQUIRED TO MAKE SIGNIFICANT CAPITAL EXPENDITURES TO RELOCATE OUR FACILITIES.

     Certain of our manufacturing facilities and warehouses are leased. Upon termination or expiration of these leases we may be unable to renew them on acceptable terms or at all. If we are unable to renew such leases, we could be required to make significant capital expenditures to relocate our facilities.

  WE EXTEND TRADE CREDIT AND FLOOR PLAN FINANCING TO CERTAIN OF OUR CUSTOMERS AND THEY MAY NOT PAY US PROMPTLY OR IN FULL.

     We extend trade credit to certain of our customers and floor plan financing to a few of our spa customers to facilitate the purchase of our products. We rely on the creditworthiness of such customers. The failure of such customers to pay us promptly or in full under the terms of the trade credit or floor plan financing we extend to them could reduce the amount of revenues we generate.

  WE HAVE AGREED TO CERTAIN UNDERTAKINGS WITH THE MINISTER RESPONSIBLE FOR THE INVESTMENT CANADA ACT WHICH IMPOSE RESTRICTIONS ON OUR BUSINESS FOR THREE YEARS AND MAY LIMIT OUR ABILITY TO TAKE ADVANTAGE OF POTENTIAL BUSINESS OPPORTUNITIES DURING THIS PERIOD.

     We agreed to certain undertakings with the Minister responsible for the Investment Canada Act which require us to, among other things, maintain certain levels of management control, investment and employment in Quebec and Canada for three years after consummation of the June 2004 Transactions. These undertakings may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities during this period. In addition, our ability to comply with these undertakings may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Although the Minister responsible may waive non-compliance with an undertaking, the Minister may not do so in the event that we fail to comply with any of our undertakings.

  WE WILL BE SUBJECT TO THE NEW REQUIREMENTS THAT WE EVALUATE OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING UNDER SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002 AND IF WE ARE UNABLE TO TIMELY COMPLY WITH SUCH EVALUATION, OUR INVESTORS MAY LOSE CONFIDENCE IN OUR REPORTED FINANCIAL INFORMATION.

     We will be required to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act after our 2006 fiscal year if we are then obligated to file periodic reports under the Exchange Act. Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. We expect that the registration statement related to the exchange notes will be declared effective during our 2006 fiscal year. We may not be able to complete the assessment of our current internal controls and comply with these requirements in due time. If we are able to proceed with a complete assessment in a timely manner, we may identify deficiencies which we may not be able to remediate, may identify deficiencies which will demand significant resources to remediate or may be unable to identify deficiencies at all. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such regulations are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information and the trading price of our exchange notes could drop significantly.

     The indenture governing the notes does not require us to file annual, quarterly or current reports with the SEC. Therefore, following the year in which the registration statement of which this prospectus forms a part becomes effective, we may cease filing such reports with the SEC. Without regard as to whether we are required to file reports with the SEC, we will make such information available on the website of MAAX Holdings or MAAX Corporation. This information may not include the officer certifications required to be included with the SEC reports.

  TERRORIST ATTACKS AND OTHER ACTS OF VIOLENCE OR WAR MAY AFFECT THE MARKETS IN WHICH WE OPERATE AND OUR PROFITABILITY AND CASH FLOW.

     Terrorist attacks or other acts of violence or war may negatively affect our operations and your investment. These attacks may directly impact our suppliers' or customers' physical facilities. Furthermore, these attacks may make travel and the transportation of our supplies and products more difficult and more expensive and ultimately affect our operating results. The U.S. has entered into, and may enter into additional, armed conflicts which could have a further impact on our sales and our ability to deliver product to our customers in the U.S. and elsewhere. Political and economic instability in some regions of the world may also result and could negatively impact our business. The consequences of any of these armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment. More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and worldwide financial markets and economy. They could also result in an economic recession in the U.S. or abroad. Any of these occurrences could have a significant impact on our operating results.

  THE INTERESTS OF OUR MAJOR STOCKHOLDERS MAY CONFLICT WITH THE INTERESTS OF THE HOLDERS OF THE NOTES AND THESE STOCKHOLDERS COULD CAUSE US TO TAKE ACTION THAT WOULD BE AGAINST YOUR INTERESTS.

     JWC Fund III, Borealis and OMERS beneficially own shares representing approximately 98.7% of our equity prior to dilution for options. Accordingly, these stockholders have the power to elect our board of directors, appoint new management and approve any action requiring a stockholder vote, including amendments to our certificate of incorporation and mergers or sales of substantially all of our assets. The directors so elected have the authority to make decisions affecting our capital structure, including the issuance of additional indebtedness and the declaration of dividends. Circumstances may occur in which the interests of equity holders could be in conflict with the interests of holders of the notes. In addition, these equity holders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of notes. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Party Transactions."

                       RISKS RELATED TO OUR INDEBTEDNESS

  WE HAVE SUBSTANTIAL DEBT AND HAVE THE ABILITY TO INCUR ADDITIONAL DEBT. THE PRINCIPAL AND INTEREST PAYMENT OBLIGATIONS OF SUCH DEBT MAY RESTRICT OUR FUTURE OPERATIONS AND IMPAIR OUR ABILITY TO MEET THE OBLIGATIONS OF MAAX HOLDINGS UNDER THE NOTES.

     As of May 31, 2005, we had approximately $474.7 million of outstanding debt (excluding approximately $3.1 million and C$99,000 of undrawn letters of guarantee). In addition, the indenture governing the notes permits us to incur additional debt.

     Our substantial level of debt may have important consequences to you. For instance, it could:

     - make it more difficult for us to satisfy our financial obligations, including those relating to the notes;

     - make it more difficult for subsidiaries of MAAX Holdings to make payments on their debt, and therefore, to make distributions to MAAX Holdings;

     - require us to dedicate a substantial portion of any cash flow from operations to the payment of interest and principal due under the debt of MAAX Holdings, including the notes after they begin to accrue cash interest, which will reduce funds available for other business purposes;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

     - place us at a competitive disadvantage compared with some of our competitors that have less debt; and

     - limit our ability to obtain additional financing required to fund working capital and capital expenditures and for other general corporate purposes.

     Our ability to satisfy our obligations and to reduce our total debt depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow, and future financings may not be available to provide sufficient net proceeds, to meet these obligations or to successfully execute our business strategy.

  THE AGREEMENTS GOVERNING THE NOTES AND OUR OTHER DEBT IMPOSE RESTRICTIONS ON OUR BUSINESS THAT MAY LIMIT OUR ABILITY TO MAKE PAYMENTS ON THE NOTES OR OPERATE OUR BUSINESS.

     The indenture governing the notes, MAAX Corporation's senior secured credit facility, MAAX Corporation's existing senior subordinated notes and other agreements we may enter into in the future may contain covenants imposing significant restrictions on us. In addition, the indenture governing MAAX Corporation's existing senior subordinated notes contains covenants imposing significant restrictions on Beauceland and its subsidiaries, including restrictions on the ability of Beauceland to make payments to MAAX Holdings. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. These covenants restrict our ability to, among other things:

     - incur additional debt;

     - declare or pay dividends, redeem stock or make other distributions to shareholders;

     - create liens;

     - make investments;

     - enter into transactions with affiliates;

     - sell assets; and

     - consolidate or merge.

MAAX Corporation's senior secured credit facility also requires MAAX Corporation to meet a number of financial ratios and tests. MAAX Corporation's ability to comply with these covenants may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any of these covenants or restrictions could result in a default under the indenture governing the notes, the indenture governing MAAX Corporation's existing senior subordinated notes or MAAX Corporation's senior secured credit facility. An event of default under the debt agreements of MAAX Holdings or any of its subsidiaries would permit the lenders thereunder to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest, and the commitments of the senior lenders to make further extensions of credit under MAAX Corporation's senior secured credit facility could be terminated. If MAAX Corporation were unable to repay debt to its senior lenders, these lenders could proceed against the collateral securing that debt. In addition, acceleration of our other debt may result in MAAX Holdings being unable to make interest payments on the notes and repay the principal amount of the notes.

                           RISKS RELATED TO THE NOTES

  THE NOTES ARE STRUCTURALLY SUBORDINATED TO ALL DEBT AND LIABILITIES OF OUR SUBSIDIARIES, INCLUDING MAAX CORPORATION, AND THERE MAY NOT BE SUFFICIENT CASH AVAILABLE FOR MAAX HOLDINGS TO MAKE PAYMENT ON THE NOTES WHEN DUE.

     The notes are structurally subordinated to all debt and liabilities, including trade payables, of the subsidiaries of MAAX Holdings, including MAAX Corporation. You are entitled to participate with all other holders of indebtedness and liabilities of MAAX Holdings in the assets of MAAX Holdings' subsidiaries remaining only after MAAX Holdings' subsidiaries have paid all of their debt and liabilities. MAAX Holdings' subsidiaries may not have sufficient funds or assets to permit payments to MAAX Holdings in amounts sufficient to permit MAAX Holdings to pay all or any portion of MAAX Holdings' indebtedness and other obligations, including MAAX Holdings' obligations on the notes. As of May 31, 2005, MAAX Holdings' subsidiaries had approximately $358.9 million of indebtedness (excluding approximately $3.1 million and C$99,000 of undrawn letters of guarantee). MAAX Corporation had approximately C$39 million (less approximately $3.1 million and C$99,000 of undrawn letters of guarantee) of additional borrowings available under MAAX Corporation's senior secured credit facility as of such date.

  MAAX HOLDINGS MAY NOT HAVE ACCESS TO THE CASH FLOW AND OTHER ASSETS OF THE SUBSIDIARIES OF MAAX HOLDINGS THAT MAY BE NEEDED TO MAKE PAYMENTS ON THE NOTES, IN WHICH CASE MAAX HOLDINGS MAY BE UNABLE TO MAKE PAYMENT ON THE NOTES WHEN DUE.

     MAAX Holdings has no operations of its own and derives all of its revenue and cash flow from its subsidiaries. The ability of MAAX Holdings to make payment on the notes is dependent on the earnings and the distribution of funds from the subsidiaries of MAAX Holdings. The subsidiaries of MAAX Holdings are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. In addition, the terms of the indenture governing MAAX Corporation's existing senior subordinated notes and MAAX Corporation's senior secured credit facility significantly restrict Beauceland and its subsidiaries from paying dividends and otherwise transferring assets to MAAX Holdings. Furthermore, the subsidiaries of MAAX Holdings are permitted under the terms of MAAX Corporation's senior secured credit facility, the indenture governing MAAX Corporation's existing senior subordinated notes and other indebtedness (including under the indenture governing the notes) to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to MAAX Holdings.

     The agreements governing the current and future indebtedness of the subsidiaries of MAAX Holdings may not permit the subsidiaries of MAAX Holdings to provide MAAX Holdings with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on the notes when due. See "Description of Other Indebtedness."

  THE NOTES ARE UNSECURED AND ARE THEREFORE EFFECTIVELY SUBORDINATED AND WE MAY THEREFORE NOT BE ABLE TO PAY ANY AMOUNTS DUE ON THE NOTES IN THE EVENT OF OUR INSOLVENCY.

     The notes are not secured. The indenture governing the notes permits MAAX Holdings to incur secured indebtedness. As a result, the notes are effectively subordinated to all of our secured indebtedness and other secured obligations to the extent of the value of the assets securing such obligations.

     If MAAX Holdings were to become insolvent or otherwise fail to make payment on the notes, holders of any secured obligations of MAAX Holdings would be paid first and would receive payments from the assets securing such obligations before the holders of the notes would receive any payments. You may therefore not be fully repaid if MAAX Holdings becomes insolvent or otherwise fail to make payment on the notes.

  YOU ARE REQUIRED TO INCLUDE ORIGINAL ISSUE DISCOUNT IN YOUR GROSS INCOME FOR U.S. FEDERAL INCOME TAX PURPOSES PRIOR TO YOUR RECEIPT OF CASH.

     The notes were issued at a substantial discount from their principal amount at maturity. Although cash interest does not accrue on the notes prior to December 15, 2008, and there will be no periodic payment of cash interest on the notes prior to June 15, 2009, original issue discount (the difference between the stated redemption price at maturity and the issue price of the notes) accretes from the issue date of the notes. Consequently, a holder of a note has income for tax purposes arising from such original issue discount prior to the receipt of cash in respect of such income irrespective of such holder's method of tax accounting. See "Income Tax Considerations."

  IF A BANKRUPTCY CASE IS COMMENCED, YOUR CLAIMS MAY BE LIMITED.

     If a bankruptcy case is commenced by or against us under the United States Bankruptcy Code, the claim of a holder of any of the notes in the bankruptcy case with respect to the principal amount at maturity thereof may be limited to an amount equal to the sum of:

     - the initial offering price allocable to the notes; and

     - that portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code.

     Any original issue discount that had not accreted as of any such bankruptcy filing would constitute "unmatured interest." Accordingly, holders of the notes under such circumstances may, even if sufficient funds are available, receive a lesser amount than they would be entitled to under the express terms of the indenture. In addition, under the Bankruptcy Code, the accrual of interest may not be computed under the same rules as those used for the calculation of original issue discount under federal income tax law and, accordingly, a holder of a note might be required to recognize gain or loss in the event of a distribution related to a bankruptcy case.

  FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID THE NOTES OR REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM MAAX HOLDINGS.

     Under the United States Bankruptcy Code and comparable provisions of state fraudulent transfer laws, the notes could be voided, or claims in respect of the notes could be subordinated to all or some other debts of MAAX Holdings, if the issuance of the notes was found to have been made for less than reasonable equivalent value and MAAX Holdings, at the time MAAX Holdings incurred the indebtedness evidenced by the notes:

     - was insolvent or was rendered insolvent by the incurrence of the debt;

     - was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, obligations beyond its ability to pay as those obligations matured.

In addition, under the Bankruptcy Code, any payment by MAAX Holdings pursuant to the notes made at a time MAAX Holdings was found to be insolvent could be required to be returned to MAAX Holdings or to a fund for the benefit of creditors of MAAX Holdings if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give the creditors more than such creditors would have received in a case under Chapter 7 of Title 11 of the Bankruptcy Code.

     The measures of insolvency for purposes of the above will vary depending upon the law applied. Although courts in different jurisdictions measure solvency differently, in general, an entity would be deemed insolvent if the sum of its debts, including contingent and unliquidated debts, exceeds the fair value of its assets, or if the present fair salable value of its assets is less than the amount that would be required to pay the expected liability on its debts, including contingent and unliquidated debts, as they become due.

     On the basis of historical financial information, recent operating history and other factors, MAAX Holdings believes that, after giving effect to the indebtedness incurred in the offering and the application of the proceeds therefrom, MAAX Holdings is not insolvent, is neither engaged, nor about to engage in a business or transaction for which MAAX Holdings' remaining assets constitute unreasonably small capital, and does not intend to incur, or believe that MAAX Holdings will incur, obligations beyond the ability of MAAX Holdings to pay as those obligations mature. However, a court may not agree with MAAX Holdings' conclusions in this regard and may apply a different standard in making such determinations. Net proceeds from the issuance of the notes was used to consummate the December 2004 Transactions and pay the fees and expenses incurred in connection therewith.

  MAAX HOLDINGS MAY BE UNABLE TO PURCHASE THE NOTES UPON A CHANGE IN CONTROL, WHICH WOULD CAUSE US TO BE IN DEFAULT UNDER THE NOTES.

     Upon the occurrence of a change in control, as defined in the indenture governing the notes, MAAX Holdings will be required to offer to purchase the notes in cash at a price equal to 101% of their accreted value, plus any accrued and unpaid interest. A change in control may constitute an event of default and may trigger similar rights under our other debt then outstanding. In the event of a change in control, MAAX Holdings may not have sufficient funds to purchase all of the notes, and MAAX Corporation may not have sufficient funds to purchase MAAX Corporation's existing senior subordinated notes or to repay the amounts outstanding under MAAX Corporation's senior secured credit facility or other debt.

  THERE IS NO PUBLIC MARKET FOR THE NOTES, AND MAAX HOLDINGS CANNOT BE SURE THAT A MARKET FOR THE NOTES WILL DEVELOP, IN WHICH CASE YOU MAY NOT BE ABLE TO RESELL YOUR NOTES AT THEIR FAIR VALUE OR AT ALL.

     There is no active trading market for the notes. The original notes are, and the exchange notes, when issued will be, eligible for trading in The PORTAL(SM) Market of the National Association of Securities Dealers, Inc. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions, our financial condition, performance and prospects and prospects for companies in our industry generally. In addition, the liquidity of the trading market in the notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for high-yield securities.

     The initial purchaser has advised MAAX Holdings that it presently intends to make a market in the notes as permitted by applicable law. The initial purchaser is not obligated, however, to make a market in the notes and any such market-making may be discontinued at any time at the sole discretion of the initial purchaser. As a result, you cannot be sure that an active trading market will develop for the notes.

  VOLATILE TRADING PRICES MAY REQUIRE YOU TO HOLD THE NOTES FOR AN INDEFINITE PERIOD OF TIME.

     If a market develops for the notes, the notes might trade at prices higher or lower than their initial offering price. The trading price would depend on many factors, such as prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuation in the prices of these securities. The market for the notes may be subject to such disruptions, which could have an adverse effect on the price of the notes. You should be aware that you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

                                 BROKER-DEALERS

     No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implications that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resales. See "Plan of Distribution."

                            MARKET AND INDUSTRY DATA

     Market and industry data used throughout this prospectus, including information relating to our relative position in the industries in which we operate, are based on the good faith estimates of management, which estimates are based upon their review of internal surveys, discussions with customers and independent industry publications, reports or other available information.

                           TRADEMARKS AND TRADE NAMES

     We own or have rights to trademarks, service marks, copyrights and trade names that we use in conjunction with the operation of our business including, without limitation, MAAX. This prospectus also includes trademarks, service marks and trade names of other companies.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     This prospectus includes "forward-looking statements" with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could" and similar expressions or phrases identify forward-looking statements.


     All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

     Factors that may cause actual results to differ from expected results include, among others:

     - our highly competitive business environment;

     - the level of residential construction and remodeling activity in our markets;

     - costs of environmental compliance;

     - changes in foreign currency valuations, exchange rates and economic and political conditions in the countries where we do business;

     - changes in consumer confidence and preferences;

     - our ability to introduce new products and improve existing products;

     - current and future litigation, including product liability claims;

     - the availability and price of raw materials;

     - our failure to protect our trademarks, patents and other intellectual property rights;

     - our ability to retain and attract employees; and

     - the effects of past and potential future acts of terrorism, bioterrorism, violence or war.

     All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

     See the Section entitled "Risk Factors" for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements.

                PRESENTATION OF FINANCIAL AND OTHER INFORMATION

     Our financial statements are presented in U.S. dollars. Our predecessor company prepared its financial statements in Canadian dollars. Beginning with our fiscal year ended February 28, 2005, we adopted the U.S. dollar as our financial reporting currency. Accordingly, financial statements are presented in U.S. dollars and the reporting currency of previous years has been changed. In this prospectus, except where we indicate otherwise, all dollar amounts are expressed in U.S. dollars, references to "$" or "dollars" are to U.S. dollars and references to "C$" and "Canadian dollars" are to Canadian dollars.

     Our financial statements are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. We also refer in this prospectus to accounting principles generally accepted in Canada, or Canadian GAAP.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  EXCHANGE OFFER

     MAAX Holdings hereby offers, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange up to $170,689,000 principal amount at maturity of original notes properly tendered on or prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The exchange offer is being made with respect to any and all of the original notes.

     As of the date of this prospectus, $170,689,000 principal amount at maturity of the original notes is outstanding. This prospectus, together with the accompanying letter of transmittal, is first being sent on or about
[          ], 2005 to all holders of original notes registered on the MAAX
Holdings' note register. MAAX Holdings' obligation to accept original notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under "-- Conditions of the Exchange Offer" below. MAAX Holdings currently expects that each of the conditions will be satisfied and that no waivers will be necessary.


     Under the registration rights agreement, we were required to use our commercially reasonable efforts to cause the registration statement of which this prospectus forms a part to become effective on or before August 5, 2005, but because it will not be declared effective until sometime after such date, we will incur additional interest on the notes of approximately $808 per day.


  PURPOSE AND EFFECT

     MAAX Holdings sold the original notes on December 10, 2004 to Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the initial purchaser pursuant to a purchase agreement in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the original notes may not be reoffered, resold or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available. The initial purchaser subsequently resold the original notes under Rule 144A and Regulation S under the Securities Act. As part of the offering of the original notes, MAAX Holdings entered into a registration rights agreement with the initial purchaser. The registration rights agreement requires, unless the exchange offer is not permitted by applicable law or SEC policy, that MAAX Holdings:

     - within 180 days after the closing of the offering, file the registration statement of which this prospectus forms a part with the SEC with respect to the exchange offer;

     - within 240 days after the closing of the offering, use our commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act; and

     - keep the exchange offer open for at least 20 business days and exchange the exchange notes for all original notes validly tendered and not withdrawn before the expiration of the offer.

     Except as provided below, upon the completion of the exchange offer, MAAX Holdings' obligations with respect to the registration of the original notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. Following the completion of the exchange offer (except as set forth in the paragraph immediately below), holders of original notes not tendered will not have any further registration rights and those original notes will continue to be subject to the restrictions on transfer described above. Accordingly, the liquidity of the market for the original notes could be adversely affected upon consummation of the exchange offer.

     However, if:

          (1) on or before the date of consummation of the exchange offer, existing SEC interpretations are changed such that the exchange notes would not in general be freely transferable on such date; or

          (2) the exchange offer is not available to any holder of the original notes,

MAAX Holdings will, in lieu of (or, in the case of clause (2), in addition to) effecting registration of exchange notes, file within 180 days and use our commercially reasonable efforts to cause a registration statement under the Securities Act relating to a shelf registration of the original notes for resale by holders or, in the case of clause (2), of the original notes held by the initial purchaser for resale by the initial purchaser (the "RESALE REGISTRATION") to become effective within 240 days and to remain effective until two years following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

     MAAX Holdings will, in the event of the Resale Registration, provide to the holder or holders of the applicable original notes copies of the prospectus that is a part of the shelf registration statement, notify such holder or holders when the Resale Registration for the applicable original notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable original notes. A holder of original notes that sells such original notes pursuant to the Resale Registration generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification obligations).

     In the event that:

          (1) MAAX Holdings has not filed the registration statement relating to the exchange offer (or, if applicable, the Resale Registration) within 180 days following the closing date of the offering; or

          (2) such registration statement has not become effective within 240 days following the closing date of the offering; or

          (3) the exchange offer has not been consummated within 30 days following the date the registration statement becomes effective; or

          (4) any registration statement required by the registration rights agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement filed and declared effective,

(any such event referred to in clauses (1) through (4), the "REGISTRATION DEFAULT") then additional interest shall accrue on the original notes and, under certain circumstances, the exchange notes from and including the date of the occurrence of the Registration Default (but only with respect to one Registration Default at any particular time) until such time as no Registration Default is in effect in an amount per annum equal to 0.25% of the average accreted value (during such 90-day period) for the first 90 days of the period during which a Registration Default is in effect, increasing by 0.25% per annum of the average accreted value (during such 90-day period) for each successive 90 days of the Registration Default period, to a maximum of 2.0% per annum of the average accreted value for the remaining portion of the Registration Default period. All additional interest that accrues on or prior to December 15, 2008 shall be added to the accreted value of each note and all additional interest that accrues after such date shall be payable in cash, as liquidated damages, on each scheduled interest payment on the notes. References to accreted value of the notes shall mean such accreted value interest plus such additional interest, if any, and references to interest on the original notes shall mean such interest plus such additional interest, if any.

     Under certain circumstances, MAAX Holdings may allow any shelf registration statement to cease to become effective and usable for a period of no more than 90 days during any 12-month period.

     In order to participate in the exchange offer, a holder must represent to MAAX Holdings, among other things, that:

     - any exchange notes to be received by it will be acquired in the ordinary course of its business;

     - it has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

     - it is not an "affiliate," as defined in Rule 405 of the Securities Act, of MAAX Holdings.

     In addition, each such holder will be required to make any additional representations that in the written opinion of our counsel are necessary under existing rules or regulations (or interpretations thereof) of the SEC in order for the registration statement of which this prospectus forms a part to be declared effective.

     Based on an interpretation by the SEC's staff set forth in no-action letters issued to third parties unrelated to us, MAAX Holdings believes that, with the exceptions set forth below, exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by holders thereof, other than any holder which is an affiliate of MAAX Holdings within the meaning of Rule 405 promulgated under the Securities Act, or a broker-dealer who purchased original notes directly from MAAX Holdings to resell pursuant to Rule 144A or any other available exemption promulgated under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of business of the holder and the holder is not participating, does not intend to participate and does not have an arrangement or understanding with any person to participate in the distribution of such exchange notes. Any holder who tenders in the exchange offer for the purpose, or with the intention, of participating in a distribution of the exchange notes, or who is an affiliate of MAAX Holdings, cannot rely on this interpretation by the SEC's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and such secondary resale transaction must be covered by an effective registration statement under the Securities Act containing the selling securityholder's information required by Regulation S-K under the Securities Act, unless an exemption from registration is otherwise available. The foregoing is based on existing interpretations of the Securities Act by the SEC. MAAX Holdings does not intend to seek our own no-action letter, and there is no assurance that the SEC staff would make a similar determination with respect to the exchange notes. If this interpretation is inapplicable, and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. MAAX Holdings does not assume, or indemnify holders of notes against, any such liability.

     Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. See "Plan of Distribution." Broker-dealers who acquired original notes directly from MAAX Holdings and not as a result of market-making activities or other trading activities may not rely on the staff's interpretations discussed above or participate in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in order to sell the original notes.

CONSEQUENCES OF FAILURE TO EXCHANGE ORIGINAL NOTES

     Following the completion of the exchange offer, holders of original notes who did not tender their original notes, or who did not properly tender their original notes, will not have any further registration rights and such original notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for a holder's original notes could be adversely affected upon expiration of the exchange offer if such holder elects to not participate in the exchange offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all original notes that are validly tendered on or prior to 11:59 p.m. New York City time, on the expiration date. For each original note surrendered pursuant to the exchange offer, the holder of such original note will receive an exchange note having a principal amount at maturity equal to that of the surrendered note. MAAX Holdings will issue $1,000 principal amount at maturity of exchange notes for each $1,000 principal amount at maturity of outstanding original notes accepted in the exchange offer. Holders who have tendered their original notes may withdraw their tender of original notes at any time prior to 11:59 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered for exchange. However, the exchange offer is subject to the terms and provisions of the registration rights agreement. See "-- Conditions of the Exchange Offer."

     The form and terms of the exchange notes are substantially the same as the form and terms of the original notes, except that the exchange notes have been registered under the Securities Act, will not contain terms with respect to special interest payments and will not bear legends restricting their transfer. The exchange notes will evidence the same debt as the original notes and will be issued pursuant to, and entitled to the benefits of, the indenture pursuant to which the original notes were issued.

     As of the date of this prospectus, $170,689,000 principal amount at maturity of the original notes is outstanding. Only a holder of the original notes, or such holder's legal representative or attorney-in-fact, may participate in the exchange offer. MAAX Holdings will not fix a record date for determining holders of the original notes entitled to participate in the exchange offer.

     MAAX Holdings will be deemed to have accepted validly tendered original notes when, as and if MAAX Holdings has given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes and for the purpose of receiving the exchange notes from MAAX Holdings.

     If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, any such unaccepted original notes will be returned, without expense, to the tendering holder promptly after the expiration date.

     Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes pursuant to the exchange offer. MAAX Holdings will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The expiration date shall be [          ], 2005, at 11:59 p.m., New York
City time, unless MAAX Holdings, in its sole discretion, extends the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.

     In order to extend the exchange offer or waive satisfaction of the conditions set forth below under "-- Conditions of the Exchange Offer", MAAX Holdings will notify the exchange agent of any extension by written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. This public announcement will also disclose the approximate aggregate principal amount of original notes tendered to date.

     MAAX Holdings reserves the right, in its sole discretion, if any of the conditions set forth below under "-- Conditions of the Exchange Offer" shall not have been satisfied:

     - to delay accepting any original notes;

     - to extend the exchange offer;

     - to terminate the exchange offer;

in each case by giving written notice of such delay, extension or termination to the exchange agent; and

     - to amend the terms of the exchange offer in any manner.

     If MAAX Holdings amends the exchange offer in a manner it determines to constitute a material change, MAAX Holdings will promptly disclose such amendments by means of a prospectus supplement that MAAX Holdings will distribute to the registered holders of the original notes.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other term of the exchange offer, MAAX Holdings is not required to accept for exchange, or to exchange the exchange notes for, any original notes not previously accepted for exchange, and MAAX Holdings may terminate or amend the exchange offer as provided herein before the expiration of the exchange offer, if any of the following events shall occur:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency which would be reasonably likely to materially impair MAAX Holdings' ability to proceed with the exchange offer, or there shall have occurred any material adverse development in any existing action or proceeding with respect to MAAX Holdings or any of our subsidiaries; or

     - the exchange offer shall violate any applicable law, rule, regulation or interpretation of the staff of the SEC; or

     - any governmental approval which MAAX Holdings shall deem necessary for the consummation of the exchange offer as contemplated by this prospectus shall not have been obtained.

     If MAAX Holdings determines in its reasonable discretion that any of these conditions are not satisfied (or any of such events shall have occurred), MAAX Holdings may (1) refuse to accept any original notes and return all tendered original notes to the tendering holders and/or terminate the exchange offer, (2) extend the exchange offer and retain all original notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such original notes as described in "-- Withdrawal Rights" or (3) waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered original notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, MAAX Holdings will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the original notes, and MAAX Holdings will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

     Holders may have certain rights and remedies against MAAX Holdings under the registration rights agreement should MAAX Holdings fail to consummate the exchange offer, notwithstanding a failure of the conditions stated above. Such conditions are not intended to modify those rights or remedies in any respect.

     The foregoing conditions are for our sole benefit and MAAX Holdings may assert them regardless of the circumstances giving rise to such conditions or MAAX Holdings may waive them in whole or in part at any time and from time to time in its reasonable discretion; provided, that, all conditions to the exchange offer other than those dependent upon receipt of necessary government approvals must be satisfied or waived by MAAX Holdings before the exchange offer expires. If MAAX Holdings decides to waive any of the foregoing conditions, we will expressly announce the decision in a manner reasonably calculated to inform holders of the waiver. Any failure by us at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

YIELD AND INTEREST PAYMENT DATES

     No cash interest will accrue on the exchange notes prior to December 15, 2008. Thereafter, cash interest on the exchange notes will accrue at a rate of 11.25% per annum and be payable on June 15 and December 15 of each year. The first such payment will be made on June 15, 2009. The original notes were issued with an initial accreted value of $644.45 per $1,000 principal amount at maturity of notes. The accreted value of each exchange note will increase from the date of issuance through December 15, 2008 at a rate of 11.25% per annum compounded semi-annually such that the accreted value will equal the principal amount at maturity of each exchange note on that date. See "Description of the Notes."

PROCEDURES FOR TENDERING ORIGINAL NOTES

     Only a holder of original notes may tender the original notes in the exchange offer. Except as set forth under "-- Book Entry Transfer," to tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition, (1) the original notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date, (2) a timely confirmation of a book-entry transfer of such original notes, if that procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or (3) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under "-- The Exchange Agent; Assistance" prior to the expiration date.

     The tender by a holder that is not withdrawn before the expiration date will constitute an agreement between that holder and MAAX Holdings in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

     THE METHOD OF DELIVERY OF ORIGINAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO MAAX HOLDINGS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUSTS COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose original notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner's original notes, either make appropriate arrangements to register ownership of the original notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, unless original notes tendered pursuant thereto are tendered (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" in the letter of transmittal or (2) for the account of such an eligible guarantor institution. If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by an eligible guarantor institution.

     If the letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, the original notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the original notes.

     If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to MAAX Holdings of their authority to so act must be submitted with the letter of transmittal unless waived by MAAX Holdings.

     MAAX Holdings will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered original notes in its sole discretion, which determination will be final and binding. MAAX Holdings reserves the absolute right to reject any and all original notes not properly tendered or any original notes its acceptance of which would, in the opinion of our counsel, be unlawful. MAAX Holdings also reserves the right to waive any defects, irregularities or conditions of tender as to particular original notes, but if MAAX Holdings waives any condition of the exchange offer, it will waive that condition for all holders. MAAX Holdings interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as MAAX Holdings shall determine. Although MAAX Holdings intends to notify holders of defects or irregularities with respect to tenders of original notes, neither MAAX Holdings nor the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

     In addition, MAAX Holdings reserves the right in its sole discretion to purchase or make offers for any original notes that remain outstanding after the expiration date or to terminate the exchange offer and, to the extent permitted by applicable law, to purchase original notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

     By tendering, each holder will represent that, among other things:

     - any exchange notes to be received by it will be acquired in the ordinary course of its business;

     - it has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

     - it is not an "affiliate," as defined in Rule 405 of the Securities Act, of MAAX Holdings.

     In addition, each such holder will be required to make any additional representations that in the written opinion of our counsel are necessary under existing rules or regulations (or interpretations thereof) of the SEC in order for the registration statement of which this prospectus forms a part to be declared effective.

     In all cases, issuance of exchange notes for original notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for such original notes or a timely confirmation of a book-entry transfer of such original notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal (or, with respect to DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of an agreement to be bound by the letter of transmittal), and all other required documents. If any tendered original notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if original notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged original notes will be returned without expense to the tendering holder thereof, or, in the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, such nonexchanged original notes will be credited to an account maintained with DTC, promptly after the expiration or termination of the exchange offer.

     Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC's systems may make book-entry delivery of original notes being tendered by causing DTC to transfer such original notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of original notes may be effected through book-entry transfer at DTC, the letter of transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under "-- The Exchange Agent; Assistance" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

     Alternatively, participants may use DTC's Automated Tender Offer Program, or ATOP, to process exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system in lieu of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender original notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must reflect that the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

GUARANTEED DELIVERY PROCEDURES

     Other than holders whose original notes are held through DTC, holders who wish to tender their original notes and whose original notes are not immediately available, or who cannot deliver their original notes or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date, may tender their original notes according to the guaranteed delivery procedures set forth in the letter of transmittal. Pursuant to such procedures:

     - the holder tenders through an eligible guarantor institution and signs a notice of guaranteed delivery;

     - on or prior to the expiration date, the exchange agent receives from the holder and the eligible guarantor institution a written or facsimile copy of a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by MAAX Holdings, setting forth the name and address of the holder, the certificate number or numbers of the tendered original notes, and the principal amount of tendered original notes, stating that the tender is being made thereby and guaranteeing that, within five business days after the date of delivery of the notice of guaranteed delivery, the tendered original notes, a duly executed letter of transmittal and any other required documents will be deposited by the eligible guarantor institution with the exchange agent; and

     - such properly completed and executed documents required by the letter of transmittal and the tendered original notes in proper form for transfer are received by the exchange agent within five business days after the expiration date.

     Any holder who wishes to tender original notes pursuant to the guaranteed delivery procedures described above must ensure that the exchange agent receives the notice of guaranteed delivery and letter of transmittal relating to such original notes prior to 11:59 p.m., New York City time, on the expiration date.

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon satisfaction or waiver of all the conditions to the exchange offer, MAAX Holdings will accept any and all original notes that are properly tendered in the exchange offer prior to 11:59 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly after expiration of the exchange offer. For purposes of the exchange offer, MAAX Holdings shall be deemed to have accepted validly tendered original notes, when, as, and if MAAX Holdings has given oral or written notice thereof to the exchange agent.

     In all cases, issuances of exchange notes for original notes that are accepted for exchange pursuant to the exchange offer will be made only after the exchange agent timely receives such original notes, a properly completed and duly executed letter of transmittal and all other required documents; provided, however, MAAX Holdings reserves the absolute right to waive any defects or irregularities in the tender or conditions of the exchange offer. If MAAX Holdings does not accept any tendered original notes for any reason, MAAX Holdings will return such unaccepted original notes without expense to the tendering holder thereof promptly after the expiration or termination of the exchange offer.

WITHDRAWAL RIGHTS

     Holders may withdraw tenders of original notes at any time prior to 11:59 p.m., New York City time, on the expiration date. For the withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at its address set forth under "-- The Exchange Agent; Assistance." The notice of withdrawal must:

     - specify the name of the person who tendered the original notes to be withdrawn;

     - identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of withdrawn original notes;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by MAAX Holdings in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an eligible guarantor institution together with the other documents required upon transfer by the indenture; and

     - specify the name in which such original notes are to be registered, if different from the person who deposited the original notes, pursuant to such documents of transfer.

     MAAX Holdings will determine all questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices in its sole discretion. The original notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any original notes which have been tendered for exchange but which are withdrawn will be returned to their holder without cost to such holder promptly after withdrawal. Properly withdrawn original notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Original Notes" at any time on or prior to the expiration date.

THE EXCHANGE AGENT; ASSISTANCE

     U.S. Bank Trust National Association is the exchange agent. All tendered original notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

                        BY REGISTERED OR CERTIFIED MAIL:

                      U.S. BANK TRUST NATIONAL ASSOCIATION
                            CORPORATE TRUST SERVICES
                                  EP-MN-WS-2N
                              60 LIVINGSTON AVENUE
                           ST. PAUL, MINNESOTA 55107
                         ATTENTION: SPECIALIZED FINANCE

                         BY HAND OR OVERNIGHT COURIER:

                      U.S. BANK TRUST NATIONAL ASSOCIATION
                            CORPORATE TRUST SERVICES
                                  EP-MN-WS-2N
                                100 WALL STREET
                              60 LIVINGSTON AVENUE
                           ST. PAUL, MINNESOTA 55107
                         ATTENTION: SPECIALIZED FINANCE

                                 BY FACSIMILE:
                          (ELIGIBLE INSTITUTIONS ONLY)

                      U.S. BANK TRUST NATIONAL ASSOCIATION
                         ATTENTION: SPECIALIZED FINANCE
                                 (651) 495-8158

     CONFIRM FACSIMILE BY TELEPHONE OR FOR INFORMATION CALL: (800) 934-6802

FEES AND EXPENSES

     MAAX Holdings will bear all expenses incident to the consummation of the exchange offer and compliance with the registration rights agreement, including, without limitation:

     - all registration and filing fees, including fees and expenses of compliance with state securities or blue sky laws;

     - printing expenses, including expenses of printing certificates for the exchange notes in a form eligible for deposit with DTC and of printing prospectuses;

     - messenger, telephone and delivery expenses;

     - fees and disbursements of MAAX Holdings' counsel;

     - fees and disbursements of independent public accountants;

     - rating agency fees;

     - MAAX Holdings' internal expenses, including all salaries and expenses of MAAX Holdings' officers and employees performing legal or accounting duties; and

     - fees and expenses, if any, incurred in connection with the listing of the exchange notes on a securities exchange.

     MAAX Holdings has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. MAAX Holdings, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     MAAX Holdings will pay all transfer taxes, if any, applicable to the exchange of original notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of original notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     MAAX Holdings will record the exchange notes at the same carrying value as the original notes, as reflected in our accounting records on the date of the exchange. Accordingly, MAAX Holdings will not recognize any gain or loss for accounting purposes. MAAX Holdings will amortize expenses of the exchange offer over the term of the exchange notes.

                                USE OF PROCEEDS

     The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds or incur any additional indebtedness as a result of the issuance of the exchange notes pursuant to the exchange offer.

     We used the proceeds from the sale of the original notes to consummate the December 2004 Transactions.

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The following pro forma consolidated statement of income presents the consolidated results of operations of MAAX Holdings for the year ended February 28, 2005 assuming the June 2004 Transactions and the December 2004 Transactions occurred as of March 1, 2004.

     The pro forma consolidated statement of income for the year ended February 28, 2005 is based on the audited historical consolidated statement of income of MAAX Inc. for the period from March 1, 2004 through June 3, 2004 and the audited historical consolidated statement of income of MAAX Holdings for the period from June 4, 2004 through February 28, 2005, which are included elsewhere in this prospectus, adjusted to give pro forma effect to the following transactions, all of which occurred concurrently on June 4, 2004, other than the issuance of the notes and the December 2004 Transactions:

     - The issuance of common shares by MAAX Holdings in the amount of $133.7 million(a);

     - The creation of new indebtedness by MAAX Corporation, an indirect wholly-owned subsidiary of MAAX Holdings, consisting of(b);

      - a term loan A facility of C$130.0 million;

      - a term loan B facility of $115.0 million; and

      - a revolving credit facility of C$50.0 million, of which $12.0 million (C$16.2 million) was borrowed on June 4, 2004.

     - The issuance of $150.0 million of MAAX Corporation's existing senior subordinated notes and $170,689,000 principal amount at maturity of 11.25% senior discount notes due 2012 (approximately $110,000,526 in gross proceeds on the issuance date(c);

     - The acquisition of all outstanding shares for cash and the acquisition of the outstanding share purchase options of MAAX Inc., either for cash or stock options of MAAX Holdings;

     - The repayment of the outstanding long-term debt of MAAX Inc.(d); and

     - The payment of transaction costs amounting to $38.3 million.


     The pro forma consolidated statement of income for the year ended February 28, 2005 gives effect to the June 2004 Transactions and the December 2004 Transactions set forth above as if they had occurred on March 1, 2004. The June 2004 Transactions and the December 2004 Transactions and the related adjustments are more fully described in the accompanying notes. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. All tax amounts (including taxable and deductible pro forma adjustments) are based on the statutory tax rate prevailing during the period presented, which was 32.7%. Interest rates applied are historical rates for current debt, 9.75% for MAAX Corporation's existing senior subordinated notes, 11.25% for MAAX Holdings' senior discount notes, and banker's acceptance/London interbank offered rate, or LIBOR, rates for a three month term as of March 1, 2004, plus the margin required by MAAX Corporation's senior secured credit facility for MAAX Corporation's senior secured credit facility. The effect of a 1/8 percent variance in interest rates for MAAX Corporation's senior secured credit facility would be $280,000 as of March 1, 2004.


     The pro forma consolidated statement of income does not purport to represent what the results of operations or financial position would have been had the items set forth above in fact occurred on the dates indicated above or to project results of operations or financial position for any future period or at any future date. Management has used certain estimates in preparing the pro forma financial data.

     In preparing the pro forma consolidated statement of income, no adjustments have been made to reflect the additional costs or savings that could result from the acquisition of MAAX Inc.

                              MAAX HOLDINGS, INC.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED FEBRUARY 28, 2005


                                                  MAAX                       PRO FORMA      PRO FORMA,
                                            HOLDINGS, INC.(1)   MAAX INC.   ADJUSTMENTS     AS ADJUSTED
                                            -----------------   ---------   -----------     -----------
                                                                    (UNAUDITED)
                                                              (DOLLARS IN THOUSANDS)
Net sales.................................      $376,042        $143,836     $     --        $519,878
Expenses:
  Cost of goods sold......................       269,604          98,490           --         368,094
  Selling, general and administrative.....        69,583          36,670      (10,518)(e)      95,735
  Depreciation and amortization...........        14,100           3,987        1,365(e)       19,452
  Interest expense........................        23,409           1,321       15,929(e)       40,659
                                                --------        --------     --------        --------
                                                 376,696         140,468        6,776         523,940
                                                --------        --------     --------        --------
Income (loss) before income taxes.........          (654)          3,368       (6,776)         (4,062)
Income taxes..............................         1,159           1,572       (4,041)         (1,310)
                                                --------        --------     --------        --------
Net income (loss).........................      $ (1,813)       $  1,796     $ (2,735)       $  2,752
                                                ========        ========     ========        ========


---------------

(1) On March 10, 2004, certain entities formed by our Sponsors entered into a merger agreement to acquire MAAX Inc., pursuant to which two of our wholly-owned subsidiaries amalgamated with MAAX Inc. on June 4, 2004. Upon consummation of the amalgamation, MAAX Holdings acquired MAAX Inc. and its direct and indirect subsidiaries. MAAX Holdings did not have any operating activities prior to June 4, 2004 when it became the holding company of MAAX Corporation.

ASSUMPTIONS UNDERLYING THE PRO FORMA CONSOLIDATED STATEMENT OF INCOME:

  (a) SUBSCRIPTION FOR CAPITAL STOCK OF MAAX HOLDINGS BY THE SPONSORS, CERTAIN CONSULTANTS AND MEMBERS OF OUR MANAGEMENT

     Concurrently with the acquisition of MAAX Inc. on June 4, 2004, the Sponsors, certain consultants and members of our management made an investment in MAAX Holdings in the amount of $133.7 million.

  (b) ADDITIONAL INDEBTEDNESS PURSUANT TO TERM LOAN A FACILITY, TERM LOAN B FACILITY AND REVOLVING LOAN FACILITY

     Concurrently with the acquisition of MAAX Inc. on June 4, 2004, MAAX Corporation entered into a term loan A facility of $96.3 million (C$130.0 million), a term loan B facility of $115.0 million and a revolving loan facility of an authorized amount of $37.0 million (C$50.0 million). The term loan A facility bears interest at a Canadian bankers' acceptance rate plus 2.5% and is payable in increasing quarterly installments beginning on December 31, 2004 and will mature in 2009. The term loan B facility bears interest at LIBOR plus 2.75% and is payable in increasing quarterly installments beginning on September 30, 2004 and will mature in 2011. The revolving loan facility bears interest at a Canadian bankers' acceptance rate plus 2.5% and will mature in 2009. On June 4, 2004, an amount of $12.0 million was drawn from the revolving credit facility. Unused line fees calculated at a rate of 0.5% apply on the unused amount of the revolving loan facility. See "Description of Other Indebtedness."

  (c) ISSUANCE OF 9.75% SENIOR SUBORDINATED NOTES DUE 2012 AND ISSUANCE OF 11.25% SENIOR DISCOUNT NOTES DUE 2012

     Concurrently with the acquisition of MAAX Inc., on June 4, 2004, MAAX Corporation issued senior subordinated notes in the amount of $150.0 million. These notes bear interest at a rate of 9.75% payable semi-annually and will mature in 2012.

     On December 10, 2004, MAAX Holdings completed the private offering of $170,689,000 principal amount at maturity (approximately $110,000,526 in gross proceeds). No cash interest will accrue on the notes prior to December 15, 2008. Thereafter, cash interest will accrue at an annual interest rate of 11.25% and be payable semi-annually. The notes will mature in 2012.

  (d)  REPAYMENT OF THE OUTSTANDING LONG-TERM DEBT OF MAAX INC.

     Concurrently with the acquisition of MAAX Inc., on June 4, 2004, MAAX Corporation refinanced substantially all of the outstanding long-term debt of MAAX Inc., comprised of a revolving credit of $10.0 million and senior unsecured notes in the amount of $45.5 million. The note payable resulting from a previous business acquisition amounting to $9.3 million was also repaid. MAAX Corporation assumed the remaining long-term debt of MAAX Inc.

     As a result of the debt repayment described above, deferred financing costs of MAAX Inc., as at June 4, 2004 in an amount equal to $1.1 million, were written off.

  (e)  EXPENSES (DOLLARS IN THOUSANDS):

YEAR ENDED FEBRUARY 28, 2005


Adjustments to the expenses:
  Interest expenses, unused line fees on the new
     financing(b),(c) and amortization of new deferred
     financing fees(b),(c)..................................  $ 17,104
  Reversal of the interest expenses on the old
     financing(d)...........................................    (1,056)
  Reversal of amortization of the old deferred financing
     fees(d)................................................      (119)  $ 15,929
                                                              --------   --------
  Reversal of one-time transaction costs*...................   (10,760)
  Management fees to Sponsors...............................       242    (10,518)
                                                              --------   --------
  Additional amortization on intangible assets..............                1,365
                                                                         --------
                                                                            6,776
  Total expenses of MAAX Holdings and MAAX Inc. ............              517,164
                                                                         --------
  Total expenses on pro forma basis.........................             $523,940
                                                                         ========


---------------


* Reversal of one-time transaction costs are expenses incurred in conjunction with the acquisition of MAAX Inc. and are primarily comprised of $4.4 million of professional fees, $4.3 million for the non-renewal of the management contract between Gestion Camada and MAAX Inc., a $1.2 million write-off of financing costs related to the previous financing structure and other expenses of $0.9 million.

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected financial data presented below at February 28, 2005 and for the 270-day period then ended are derived from our audited consolidated financial statements included elsewhere herein. The selected financial data for the 95-day period ended June 3, 2004 and at February 29, 2004 and for the two years then ended are derived from MAAX Inc.'s audited consolidated financial statements included elsewhere in this prospectus. The selected financial data presented below at February 28, 2003 and for the year ended February 28, 2002 are derived from MAAX Inc.'s audited consolidated financial statements prepared under U.S. GAAP. The selected financial data presented below at February 28, 2001 and 2002 and for the year ended February 28, 2001 are based on MAAX Inc.'s audited consolidated financial statements prepared under Canadian GAAP which have been reconciled to U.S. GAAP. The selected financial data presented below for and as of the three month period ended May 31, 2005 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The selected financial data for the three month periods ended May 31, 2004 and 2005 and as of May 31, 2004 and May 31, 2005 are derived from unaudited interim financial statements which, in the opinion of management, include all normal, recurring adjustments necessary to state fairly the data included therein in accordance with U.S. GAAP for interim financial information. The selected financial data presented below are qualified in their entirety by, and should be read in conjunction with, the financial statements and notes thereto and other financial and statistical information included in this prospectus, including the information contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                               PREDECESSOR
                          --------------------------------------------------------------------------------------
                                              FISCAL YEAR ENDED                                      PERIOD FROM
                          ---------------------------------------------------------   THREE MONTHS   MARCH 1 TO
                          FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 29,      ENDED         JUNE 3,
                              2001           2002           2003           2004       MAY 31, 2004      2004
                          ------------   ------------   ------------   ------------   ------------   -----------
                                                          (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME
 DATA:
Net sales:
 Bathroom and kitchen...    $292,859       $304,126       $359,901       $441,518       $121,499      $128,630
 Spas...................      50,215         50,811         62,291         54,219         14,637        15,206
                            --------       --------       --------       --------       --------      --------
   Net sales............     343,074        354,937        422,192        495,737        136,136       143,836
Cost of goods sold......     239,820        246,207        287,762        344,431         93,144        98,490
Selling, general and
 administrative
 expenses...............      66,116         68,125         76,746         80,061         27,773        36,670
Depreciation and
 amortization...........      13,652         13,690         12,595         15,638          3,833         3,987
Interest expense........       5,996          4,291          3,965          4,898          1,263         1,321
Impairment of
 goodwill...............          --             --             --          4,511             --            --
                            --------       --------       --------       --------       --------      --------
Income (loss) before
 income taxes and
 cumulative effect of a
 change in accounting
 principle..............      17,490         22,624         41,124         46,198         10,123         3,368
Income taxes............       5,672          8,034         15,699         14,247          1,770         1,572
                            --------       --------       --------       --------       --------      --------
Income (loss) before
 cumulative effect of a
 change in accounting
 principle..............      11,818         14,590         25,425         31,951          8,353         1,796
Cumulative effect of a
 change in accounting
 principle related to
 impairment of
 goodwill...............          --             --        (11,312)            --             --            --
                            --------       --------       --------       --------       --------      --------
Net (loss) income.......    $ 11,818       $ 14,590       $ 14,113       $ 31,951          8,353      $  1,796
                            ========       ========       ========       ========       ========      ========
OTHER FINANCIAL DATA:
Net cash provided by
 (used in) operating
 activities.............      35,929         29,974         38,379         62,787         (6,031)       (4,892)
Net cash provided by
 (used in) investing
 activities.............     (21,484)       (12,771)       (68,824)       (17,136)        (2,332)       (5,139)
Net cash provided by
 (used in) financing
 activities.............     (11,849)       (16,411)        33,177        (43,797)         6,720         5,648
Capital
 expenditures(2)........      20,926         13,595         11,132         18,765          2,429         2,988
Ratio of earnings to
 fixed charges(3).......         3.4x           4.9x           8.4x           7.5x           6.6x          2.8x

                                    SUCCESSOR
                          ------------------------------
                            PERIOD FROM     THREE MONTHS
                          JUNE 4, 2004 TO      ENDED
                           FEBRUARY 28,       MAY 31,
                              2005(1)           2005
                          ---------------   ------------
                              (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME
 DATA:
Net sales:
 Bathroom and kitchen...     $ 334,804        $125,404
 Spas...................        41,238          15,365
                             ---------        --------
   Net sales............       376,042         140,769
Cost of goods sold......       269,604          99,683
Selling, general and
 administrative
 expenses...............        69,583          28,668
Depreciation and
 amortization...........        14,100           4,916
Interest expense........        23,409          10,302
Impairment of
 goodwill...............            --              --
                             ---------        --------
Income (loss) before
 income taxes and
 cumulative effect of a
 change in accounting
 principle..............          (654)         (2,800)
Income taxes............         1,159          (3,517)
                             ---------        --------
Income (loss) before
 cumulative effect of a
 change in accounting
 principle..............        (1,813)            717
Cumulative effect of a
 change in accounting
 principle related to
 impairment of
 goodwill...............            --              --
                             ---------        --------
Net (loss) income.......     $  (1,813)       $    717
                             =========        ========
OTHER FINANCIAL DATA:
Net cash provided by
 (used in) operating
 activities.............        29,153           6,534
Net cash provided by
 (used in) investing
 activities.............      (441,748)         (3,473)
Net cash provided by
 (used in) financing
 activities.............       418,668            (175)
Capital
 expenditures(2)........         6,084           2,562
Ratio of earnings to
 fixed charges(3).......          1.0x               *

                                                   PREDECESSOR                                       SUCCESSOR
                       --------------------------------------------------------------------   -----------------------
                                                      AS OF                                            AS OF
                       --------------------------------------------------------------------   -----------------------
                       FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 29,   MAY 31,    FEBRUARY 28,   MAY 31,
                           2001           2002           2003           2004         2004         2005         2005
                       ------------   ------------   ------------   ------------   --------   ------------   --------
                                                           (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
  equivalents........    $   (419)      $    810       $  2,668       $  4,467     $  2,793     $  5,522     $  8,398
Working capital(4)...      55,109         57,966         68,159         55,173       72,480       64,473       66,911
Total assets.........     265,472        263,024        344,189        365,587      371,964      620,276      627,214
Total debt...........      64,839         51,843        100,662         57,444       65,395      473,304      474,721
Total shareholders'
  equity.............     155,726        164,031        187,747        231,399      234,972       28,020       27,523

---------------


 *  Represents less than 1.

(1) On March 10, 2004, certain entities formed by our Sponsors entered into a merger agreement to acquire MAAX Inc., pursuant to which two of our wholly-owned subsidiaries amalgamated with MAAX Inc. on June 4, 2004. Upon consummation of the amalgamation, MAAX Holdings acquired MAAX Inc. and its direct and indirect subsidiaries. MAAX Holdings did not have any operating activities prior to June 4, 2004 when it became the holding company of MAAX Corporation. As a result of the acquisition, the consolidated financial data for the period after the acquisition are presented on a different cost basis than that for the periods prior thereto, and therefore, the two periods are not comparable.

(2) Capital expenditures are defined as additions to property, plant and equipment and other assets.


(3) For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes and before cumulative effect of a change in accounting principles plus fixed charges. Fixed charges consist of interest expensed or capitalized and the portion of rental expense we believe is representative of the interest component of rental expenses. For the 95-day period ended June 3, 2004 and the 270-day period ended February 28, 2005, on a pro forma basis after giving effect to the June 2004 Transactions as if they had occurred on March 1, 2004, the ratio of earnings to fixed charges would have been 2.4x and 1.0x, respectively. For the 95-day period ended June 3, 2004, on a pro forma basis after giving effect to the December 2004 Transactions as if they occurred on March 1, 2004, the ratio of earnings to fixed charges would have been 1.0x. For the 270-day period ended February 28, 2005, the deficiency represents an amount of $7.1 million and this deficiency is mainly due to the interest capitalized on our senior discount notes issued on December 10, 2004. For the three-month period ended May 31, 2005, these two transactions are already integrated. For the three-month period ended May 31, 2005, the deficiency represents an amount of $2.8 million. This deficiency is mainly due to the interest capitalized on our senior discount notes issued on December 10, 2004.


(4) Working capital is defined as current assets less current liabilities.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the notes thereto appearing elsewhere in this prospectus.

OVERVIEW

     We are a leading North American manufacturer and distributor of bathroom fixtures. Our revenues are derived primarily from the manufacture and sale of bathroom fixtures, kitchen cabinetry and spas for the residential housing market in North America. We currently operate 23 strategically located manufacturing facilities, including 13 in the U.S., nine in Canada and one in the Netherlands. We sell our products through a diverse set of distribution channels across the U.S. and Canada, including wholesalers, showrooms, specialty retailers and home centers. We manufacture and sell, primarily in the U.S. and Canada, with a small presence in Europe, Asia and the Middle East, a broad range of products, including a wide selection of bathtubs, whirlpools, showers, kitchen cabinetry and spas.

HISTORY

     On March 10, 2004, certain entities formed by our Sponsors entered into a merger agreement to acquire MAAX Inc., pursuant to which two of our wholly-owned subsidiaries amalgamated with MAAX Inc. on June 4, 2004. In connection with the amalgamation, excluding acquisition costs amounting to approximately $30 million, the shareholders and optionholders of MAAX Inc. received an aggregate of approximately $410.0 million. In addition, certain assets and liabilities of MAAX Inc. were reorganized and consolidated into several direct and indirect subsidiaries. Upon consummation of the amalgamation, MAAX Holdings acquired MAAX Inc. and its direct and indirect subsidiaries. MAAX Holdings did not have any operating activities prior to June 4, 2004 when it became the holding company of MAAX Corporation.

     Concurrently with the consummation of the June 2004 Transactions, our Sponsors, certain consultants and members of our management invested approximately $133.7 million in cash in MAAX Holdings. In addition, certain members of our management exchanged a portion of their MAAX Inc. stock options for stock options of ours, with a fair value of approximately $2.7 million as of the closing date of the June 2004 Transactions. MAAX Corporation also entered into a senior secured credit facility, consummated the offering of the existing senior subordinated notes and refinanced substantially all existing indebtedness of MAAX Inc. and its subsidiaries in the amount of approximately $373.8 million.

     As a result of the consummation of these transactions, our aggregate level of debt increased significantly and therefore our interest expense and the amortization of deferred financing costs will have a negative impact on our future results of operations. The impact of such increased interest expense and amortization of deferred financing costs on a pro forma basis for certain historical periods is reflected in our unaudited pro forma financial data.

     Our financial statements are presented in U.S. dollars. Our predecessor company prepared its financial statements in Canadian dollars. Beginning with our 2005 fiscal year, we adopted the U.S. dollar as our financial reporting currency. Accordingly, financial statements are presented in U.S. dollars and the reporting currency of previous years has been changed.


     Prior to the consummation of the June 2004 Transactions, MAAX Inc. had two operating segments: (1) bathroom and kitchen and (2) spas. Beginning as of March 1, 2004, we assessed our business activities in three operating segments: bathroom, kitchen and spas and we have recast our comparative figures to conform with our new definition of our operating segments.

  AKER ACQUISITION


     In October 2002, we acquired all of the outstanding capital stock of Aker for an aggregate purchase price of $80.4 million, including $66.4 million paid in cash and $14 million paid in notes bearing interest at a rate of 3%, payable over a three-year period. The notes were prepaid on June 3, 2004. We have remaining payments for deferred compensation of approximately $0.5 million. At the time Aker was acquired, it was reportedly the third largest manufacturer of gelcoat bathroom products in the U.S. with sales of approximately $77 million for the twelve months ended September 2002, generated from three manufacturing facilities and a distribution network consisting exclusively of wholesaler and showroom channels.

CRITICAL ACCOUNTING POLICIES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Consequently, actual results could differ from these estimates. We believe that the following are some of the more critical areas requiring the use of management estimates.

  GOODWILL


     Our operations are comprised of three operating segments that are also the reporting units because all of the components of the bathroom and spas segments have similar economic characteristics, and because the kitchen segment has only one component.



     We allocated the cost of the acquired business to the assets acquired and liabilities assumed based on their estimated fair value at the date of the acquisition. The excess of the cost of the purchase over the fair value of the assets acquired and liabilities assumed is recognized as goodwill.



     In order to allocate goodwill to the operating segments (reporting units), we have determined the fair value of each operating segment as part of the purchase price allocation using the discounted cash flow method. Subsequently, we have allocated the determined fair value of each of the operating segments to the individual tangible and intangible assets acquired and liabilities assumed of each such operating segment. Any excess of the purchase price allocation within each operating segment is the amount of goodwill assigned to that operating segment. The discounted cash flows were determined through consultations with professional business valuators and management's own experience and judgments, which are based on historical experience, current market trends and other information.



     Goodwill acquired in the June 2004 Transactions was allocated entirely to the bathroom segment since the fair values of the kitchen and spas segments calculated using the discounted cash flow method showed that they were equal to the amounts allocated to the tangible and intangible assets acquired and liabilities assumed. The value attributed to goodwill for the bathroom segment reflects our strong position in the North American market, our ability to deliver certain products in less than five working days, our capacity to design and create innovative and highly profitable new products and the capacity of our senior management to create and implement strategies to perform well in the market. The discounted cash flows of the kitchen and spas segments used to determine their fair value were negatively impacted because they were considered as non-core businesses in our strategy after the consummation of the June 2004 Transactions.



     We evaluate goodwill for impairment on at least an annual basis and whenever events or circumstances indicate that the carrying amount may be less than the fair value. Impairment testing of goodwill is performed at each of our bathroom, kitchen and spas business unit levels. The test involves two steps, the first of which is comparing the reporting unit's carrying amount, including goodwill, to the fair value of the reporting unit, which we establish based on projected discounted future cash flows of the unit using a discount rate reflecting our average cost of funds. If the carrying amount of the reporting unit exceeds its fair value, a second test is performed to measure the amount of the impairment. The second test to measure the impairment of goodwill allocates the fair value determined in the first step to all assets and liabilities of the reporting unit and establishes the residual value of goodwill which is then compared to the carrying value. Any excess of carrying value of the goodwill over the "fair value" is considered impaired and written-off.


     In our determination of the impairment of goodwill, we base our estimates used in preparing the discounted cash flows on historical operations and a projection of future operations that includes various assumptions that we believe to be reasonable under the circumstances. In estimating future cash flows, we rely on recent historical data of cash flows by segment, including capital expenditures and generally a three to five percent long-term assumed growth rate of cash flows for periods that are projected. The assumptions made by management require a high degree of judgment and are inherently imprecise as such assumptions relate to future facts. Actual results may differ from these estimates. Furthermore, under different economic conditions and increasing competition, resulting in a significant decrease in our market share or the loss of a key customer, management would likely make different assumptions, which could result in a different fair value estimate and eventually in recognizing an impairment of our goodwill.



     The impairment tests performed on February 28, 2004 were conclusive and showed that the fair value of each segment exceeded its carrying values, except for the spas segment, for which an impairment was recognized. Subsequently to these tests, management of MAAX Inc. had no indications that the fair value of any segment was less than its respective carrying value. The June 2004 Transactions triggered a valuation of the business segments as part of the purchase price allocation due to the changes in ownership and strategy and the fact that the kitchen and spas segments were being considered as non-core segments.



     We estimate that future discounted cash flows projected for our operating segments are equal to their carrying values for the kitchen and spa segments and exceed the carrying value for the bathroom segment.


  INTANGIBLE ASSETS


     Carrying values of intangible assets with finite lives acquired in business combinations and intangible assets with finite lives acquired individually or with a group of other assets are evaluated whenever events or changes in circumstances indicate that their carrying value amount may not be recoverable. If any indicators were present, a test for recoverability would be performed by comparing the carrying amount of the asset or group of assets to the net undiscounted cash flows expected to be generated from the asset or group of assets. If those net undiscounted cash flows do not exceed the carrying amount, we would perform the next step, which is to determine the fair value of the asset and record an impairment, if any. We reevaluate the estimated useful life for these intangible assets each reporting period to determine whether events and circumstances warrant a revision in their remaining useful life. In estimating future cash flows for brands, trademarks and distribution network, we estimate the royalties we would pay based on management's experience and the actual premium required by the market for comparable assets, less estimated cost to maintain the identified assets. Future cash flows related to the non-compete agreements are based on estimated lost revenue that could have occurred without such agreement and on management's experience. The Enterprise Resource Planning System, or ERPS, is a recently acquired and developed system that is undergoing implementation throughout the bathroom sector of our company at every operating level. For the purpose of determining the recoverability, the ERPS is included with all assets and liabilities of the bathroom segment this long-lived asset does not have identifiable cash flows that are largely independent from the cash flows of other assets and liabilities of the bathroom segment. Management has no indications that the net recoverable amount of the group of assets which includes the ERPS is less than its carrying value.

     Following management's analysis of the intangible assets of the kitchen and spas segments and consultations with professional business valuators, no value was allocated to the intangible assets of those segments based on the fact that they do not have leading brand names that outperform others or that could generate a premium profit related to a brand name. In addition, management believes that the distribution network of the kitchen and spas segments would not be sufficient to trigger a premium profit or to attract a competitor to use this distribution network.



     The weighted average useful lives for trademarks and distribution network are 40 years and 24.5 years, respectively. Useful lives of amortizable intangible assets are determined based on facts, such as contractual rights and the level of maintenance expenditures required to obtain the expected future cash flows from the assets. In assessing the useful life of the distribution network (including client relationships), management relied on the historical average client relationship of our major customers. The assessment of the ERPS useful life is based on the fact that the costs incurred in the implementation of this system represented the base on which future modules and upgrades will be built. This base will remain useful even in the event of future upgrades to the current software. The assumptions made by management require a high degree of judgment and are inherently imprecise as such assumptions relate to future facts. Actual results may differ from these estimates.



  WARRANTIES


     Products sold are generally covered by a warranty for periods ranging from one to ten years. At the time of sale, we accrue a warranty reserve for estimated costs to provide parts or services to satisfy warranty obligations. Our estimate of costs to service warranty obligations is based on our own historical experience and our expectation of future conditions. To the extent we experience changes in warranty claim activity or costs associated with servicing these claims, our warranty accrual will be adjusted accordingly.

  INCOME TAXES

     We record a valuation allowance to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized. We consider future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. Upon determination that we will not be able to realize all or part of our net deferred tax assets in the future, a corresponding charge to income is accounted for in the period such determination is made. Likewise, should we determine that we will be able to realize our deferred tax assets for an amount in the future in excess of our net recorded amount, an adjustment to decrease the valuation allowance is recorded which would increase net income in the period such determination is made. The evaluation of the need for a valuation allowance against the deferred tax asset requires significant judgment on the part of management, particularly as it relates to future sources of taxable income.

  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     We estimate the net collectability of accounts receivable, considering both historical and anticipated trends of trade deductions and returns taken by our customers and the possibility of non-collection due to the financial position of our customers. We regularly monitor credit risk exposure of our customers and take steps to mitigate the risk of loss.

  PROVISION FOR OBSOLETE INVENTORY

     We try to manage our inventory level taking into account anticipated sales and current market trends. We set up adequate provisions when we believe that we will not be able to realize the value of our inventory.

RESULTS OF OPERATIONS

     The following table sets forth our results of operations for the periods indicated and the percentage of net sales represented by the respective financial line items.

                                                              PREDECESSOR
                                 ---------------------------------------------------------------------
                                        FISCAL YEAR ENDED                                PERIOD FROM
                                 --------------------------------     THREE MONTHS        MARCH 1 TO
                                  FEBRUARY 28,      FEBRUARY 29,      ENDED MAY 31,        JUNE 3,
                                      2003              2004              2004               2004
                                 --------------    --------------    ---------------    --------------
                                                         (DOLLARS IN MILLIONS)
Net sales......................  $422.2   100.0%   $495.7   100.0%   $136.1      100%   $143.8   100.0%
Cost of goods sold.............   287.8    68.2%    344.4    69.5%     93.1     68.4%     98.5    68.5%
Selling, general and
 administrative expenses.......    76.7    18.2%     80.1    16.2%     27.8     20.4%     36.6    25.4%
Depreciation and
 amortization..................    12.6     3.0%     15.6     3.1%      3.8      2.8%      4.0     2.8%
Interest expense...............     4.0     0.9%      4.9     1.0%      1.2      0.9%      1.3     1.0%
Impairment of goodwill.........      --      --       4.5     0.9%       --       --        --      --
                                 ------   -----    ------   -----    ------   ------    ------   -----
Income (loss) before income
 taxes and cumulative effect of
 a change in accounting
 principle.....................    41.1     9.7%     46.2     9.3%     10.2      7.5%      3.4     2.3%
Income taxes...................    15.7     3.7%     14.2     2.9%      1.8      1.3%      1.6     1.1%
                                 ------   -----    ------   -----    ------   ------    ------   -----
Income (loss) before cumulative
 effect of a change in
 accounting principle..........    25.4     6.0%     32.0     6.4%      8.4      6.2%      1.8     1.2%
Cumulative effect of a change
 in accounting principle
 related to impairment of
 goodwill......................   (11.3)   (2.7)%      --      --        --       --        --      --
                                 ------   -----    ------   -----    ------   ------    ------   -----
Net income (loss)..............  $ 14.1     3.3%   $ 32.0     6.4%   $  8.4      6.2%   $  1.8     1.2%
                                 ======   =====    ======   =====    ======   ======    ======   =====

                                           SUCCESSOR(1)
                                 ---------------------------------
                                   PERIOD FROM       THREE MONTHS
                                 JUNE 4, 2004 TO        ENDED
                                  FEBRUARY 28,         MAY 31,
                                      2005               2005
                                 ---------------    --------------
                                       (DOLLARS IN MILLIONS)
Net sales......................  $376.0    100.0%   $140.8   100.0%
Cost of goods sold.............   269.6     71.8%     99.7    70.8%
Selling, general and
 administrative expenses.......    69.6     18.5%     28.7    20.4%
Depreciation and
 amortization..................    14.1      3.7%      4.9     3.5%
Interest expense...............    23.4      6.2%     10.3     7.3%
Impairment of goodwill.........      --       --        --      --
                                 ------    -----    ------   -----
Income (loss) before income
 taxes and cumulative effect of
 a change in accounting
 principle.....................    (0.7)    (0.2)%    (2.8)   (2.0)%
Income taxes...................     1.2      0.3%     (3.5)   (2.5)%
                                 ------    -----    ------   -----
Income (loss) before cumulative
 effect of a change in
 accounting principle..........    (1.8)    (0.5)%     0.7     0.5%
Cumulative effect of a change
 in accounting principle
 related to impairment of
 goodwill......................      --       --        --      --
                                 ------    -----    ------   -----
Net income (loss)..............  $ (1.8)    (0.5)%  $  0.7     0.5%
                                 ======    =====    ======   =====

---------------

(1) The results of operations for MAAX Holdings, the successor company, cover the period from June 4, 2004 through February 28, 2005. No results of operations data for a comparable period is available for the predecessor company.

    Our results of operations for the year ended February 28, 2005 were negatively impacted by the strengthening of the Canadian dollar and the cost increase of some of our key raw materials. There were no material significant changes to either our customer base or our production platform.

    Our results of operations for the three months ended May 31, 2005 were negatively impacted by the increase in the depreciation and amortization expense related to the revaluation at fair value of property, plant and equipment and other intangible assets acquired in the MAAX business combination and by the increase in the interest expense due to the June 2004 Transactions and the issuance of notes in connection with the December 2004 Transactions.

  THREE MONTHS ENDED MAY 31, 2005 COMPARED TO THREE MONTHS ENDED MAY 31, 2004

     Net Sales. Net sales increased from $136.1 million for the three months ended May 31, 2004 to $140.8 million for the three months ended May 31, 2005, an increase of $4.7 million, or 3.4%. This growth in net sales occurred in all three of our sectors with an increase of 3.0% in the bathroom sector, 5.1% in the kitchen sector and 5.0% in the spa sector.

     Bathroom. Net sales for the bathroom sector increased from $111.5 million for the three months ended May 31, 2004 to $114.9 million for the three months ended May 31, 2005, an increase of $3.4 million, or 3.0%. This increase results in part from price increases implemented to compensate for increased costs of raw materials. The strength of the Canadian dollar also contributed to the higher net sales.

     Kitchen. Net sales for the kitchen sector increased from $10.0 million for the three months ended May 31, 2004 to $10.5 million for three months ended May 31, 2005, an increase of $0.5 million, or 5.1%. This increase was due to the strength of the Canadian dollar and strong retail activity in Canada.

     Spas. Net sales for the spa sector increased from $14.6 million for the three months ended May 31, 2004 to $15.4 million for the three months ended May 31, 2005, an increase of $0.8 million, or 5.0%. This increase was due to the strength of the Canadian dollar and strong growth in Canada.

     Cost of Goods Sold. Cost of goods sold increased from $93.1 million, or 68.4% of net sales for the three months ended May 31, 2004 to $99.7 million, or
70.8 % of net sales, for the three months ended May 31, 2005, an increase of $6.6 million, or 7.0%. This increase relates mainly to the 4.0% strengthening of the Canadian dollar and the 5.8% increase in the cost of raw material.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $27.8 million for the three months ended May 31, 2004 to $28.7 million for the three months ended May 31, 2005, an increase of $0.9 million, or 3.2%. Selling, general and administrative expenses as a percentage of net sales remained stable at 20.4% for the three months ended May 31, 2004 compared to the three months ended May 31, 2005. Selling, general and administrative expenses for the three months ended May 31, 2005 were impacted by restructuring and non-recurring expenses of $0.6 million compared to $1.8 million for the same period in 2004.

     Depreciation and Amortization. Depreciation and amortization increased from $3.8 million for the three months ended May 31, 2004 to $4.9 million for the three months ended May 31, 2005, an increase of $1.1 million, or 28.3%. This increase was primarily the result of the revaluation of property, plant and equipment and other intangible assets of MAAX Inc. in connection with the June 2004 Transactions. Depreciation and amortization as a percentage of net sales increased from 2.8% for the three months ended May 31, 2004 to 3.5% for the three months ended May 31, 2005.

     Interest Expense. Interest expense increased from $1.3 million for the three months ended May 31, 2004 to $10.3 million for the three months ended May 31, 2005, an increase of $9.0 million. Interest expense as a percentage of net sales increased from 0.9% for the three months ended May 31, 2004 to 7.3% for the three months ended May 31, 2005. This increase was due to our increased indebtedness following the consummation of the June 2004 Transactions and the issuance of the senior discount notes in December 2004.


     Income (Loss) Before Income Taxes. Income (loss) before income taxes decreased $12.9 million from $10.1 million for the three months ended May 31, 2004 to a loss of $2.8 million for the three months ended May 31, 2005. Income
(loss) before income taxes for the bathroom, kitchen and spa sectors decreased from $14.2 million and increased from a loss of $0.8 million and a loss of $0.5 million, respectively, for the three months ended May 31, 2004 to a loss of $1.8 million, a loss of $0.8 million and a loss of $0.2 million, respectively, for the three months ended May 31, 2005. Income (loss) before income taxes as a percentage of net sales decreased from 7.5% for the three months ended May 31, 2004 to a loss of 2.0% for the three months ended May 31, 2005, principally due to the factors described above.



     Income Taxes. Our effective tax expense for the three months ended May 31, 2005 was a recovery of $3.5 million. Such period was calculated at the U.S. combined federal and state income tax rate, which is higher than the combined federal and provincial Canadian tax rate used for the period ended May 31, 2004. As part of our reconciliation of the effective tax expense to the amount based on the statutory rate for that period, one major difference accounted for an increase in our income tax expense of $763,000 and related to the valuation allowances taken in respect of deferred tax assets on operating losses carried forward of our Canadian subsidiaries. The current corporate financing structure that was established for the June 2004 Transactions, which involved hybrid entities and an internal hybrid debt instrument, reduced our tax expense by $3.1 million. Such effect is, however, sensitive to future fluctuations in the foreign exchange rate between the Canadian and U.S. dollar.

     Our effective tax expense for the three months ended May 31, 2004 was $1.8 million. As part of our reconciliation of the effective tax expense to the amount based on the statutory rate for that period, one major difference accounts for an increase in our income tax expense of $495,000, relating to the use of higher tax rates for our U.S. subsidiaries compared to the Canadian statutory tax rate. As a result of certain tax planning, our income tax expense was reduced by $1.8 million.


     Net Income (Loss). Net income (loss) decreased from $8.4 million for the three months ended May 31, 2004 to $0.7 million for the three months ended May 31, 2005, a decrease of $7.7 million. This decrease was the result of the items described above.

  PRO FORMA CONSOLIDATED STATEMENT OF INCOME FOR THE FISCAL YEAR ENDED FEBRUARY 28, 2005 COMPARED TO FISCAL YEAR ENDED FEBRUARY 29, 2004


     The pro forma consolidated statement of income for the year ended February 28, 2005 includes the financial data of MAAX Inc. and all of its subsidiaries from March 1, 2004 through June 3, 2004 and our financial data from June 4, 2004 through February 28, 2005, adjusted to give pro forma effect to the June 2004 Transactions and the December 2004 Transactions assuming they occurred as of March 1, 2004. The pro forma consolidated statement of income is presented on a different cost basis than the periods prior thereto, and therefore, the two periods are not comparable.


     Net Sales. Net sales increased from $495.7 million for the year ended February 29, 2004 to $519.9 million for the year ended February 28, 2005, an increase of $24.2 million, or 4.9%. This increase results from an increase in net sales of 4.6% in the bathroom sector, 8.1% in the kitchen sector and 4.1% in the spa sector. Bathroom results were impacted by the discontinuation of some of the U.S. gelcoat business in certain home improvement centers. Spa results were impacted by last year's decision to withdraw our spa products from certain home improvement centers in the United States.

     Bathroom. Net sales for the bathroom sector increased from $400.8 million for the year ended February 29, 2004 to $419.4 million for the year ended February 28, 2005, an increase of $18.6 million, or 4.6%. This increase results in part from price increases implemented during the year to compensate for increased costs of raw materials and volume growth.


     Kitchen. Net sales for the kitchen sector increased from $40.7 million for the year ended February 29, 2004 to $44.1 million for the year ended February 28, 2005, an increase of $3.4 million, or 8.1%. This increase reflects the overall strong demand for our products in this sector.


     Spas. Net sales for the spa sector increased from $54.2 million for the year ended February 29, 2004 to $56.4 million for the year ended February 28, 2005, an increase of $2.2 million, or 4.1%. This increase was due to strong sales to the Canadian retailer market and price increases implemented during the year to compensate for increased costs of raw materials.

     Cost of Goods Sold. Cost of goods sold increased from $344.4 million, or 69.5% of net sales, for the year ended February 29, 2004 to $368.1 million, or 70.8% of net sales, for the year ended February 28, 2005, an increase of $23.7 million, or 6.9%. This increase relates mainly to the revaluation, at fair value, of finished goods inventory as of June 4, 2004 in the amount of $4.7 million. Furthermore, our 6.2% organic growth, the 5.7% strengthening of the Canadian dollar and the 4.8% increase in the cost of raw materials all contributed to the increase in cost of goods sold.


     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $80.1 million for the year ended February 29, 2004 to $95.7 million for the same period in 2005, an increase of $15.6 million, or 19.5%. Selling, general and administrative expenses as a percentage of net sales increased from 16.2% for the year ended February 29, 2004 to 18.4% for the same period in 2005. The February 28, 2005 results include a positive change in fair market value of derivatives of $6.7 million compared to $14.4 million in the previous fiscal year. Furthermore, a $1.5 million non-cash expense related to the new stock option program was recorded in fiscal year 2005. The remainder of the increase is due to volume growth and the strength of the Canadian dollar.

     Depreciation and Amortization. Depreciation and amortization increased from $15.6 million for the year ended February 29, 2004 to $19.5 million for the year ended February 28, 2005, an increase of $3.9 million, or 24.4%. Depreciation and amortization as a percentage of net sales increased from 3.2% for the year ended February 29, 2004 to 3.7% for the same period in 2005. This increase was primarily the result of additional depreciation and amortization expense due to an increase in value resulting from the revaluation at fair value of the acquired property plant and equipment and of other intangible assets of MAAX Inc.

     Interest Expense. Interest expense increased from $4.9 million for the year ended February 29, 2004 to $40.7 million for the year ended February 28, 2005, an increase of $35.8 million. Interest expense as a percentage of net sales increased from 1.0% for the year ended February 29, 2004 to 7.8% for the same period in 2005. This increase was due to our increased indebtedness following the consummation of the June 2004 Transactions and the December 2004 Transactions.


     Income (Loss) Before Income Taxes. Income (loss) before income taxes decreased $51.3 million from $46.2 million for the year ended February 29, 2004 to a loss of $4.1 million for the year ended February 28, 2005. Income (loss) before income taxes for the bathroom, kitchen and spa sectors decreased from $48.9 million and $5.6 million and increased from a loss of $8.3 million, respectively, for the year ended February 29, 2004 to a loss of $0.6 million, a loss of $2.6 million and a loss of $0.9 million, respectively, for the year ended February 28, 2005. Income (loss) before income taxes as a percentage of net sales decreased from 9.3% for the year ended February 29, 2004 to a loss of 0.8% for the year ended February 28, 2005, principally due to the factors described above.



     Income Taxes. The income taxes discussions are based on actual results. Our effective tax expense for the 270-day period ended on February 28, 2005 was $1.2 million. Such period is the first period in which our statutory rate was the U.S. combined federal and state income tax rate. In the previous periods, our financial statements were those of MAAX Inc. and a lower combined federal and provincial Canadian tax rate was in effect. This change accounts for a significant difference in the reconciliation of our effective tax expense. As part of our reconciliation of the effective tax expense to the amount based on the statutory rate for the 270-day period ended February 28, 2005, one major difference accounted for an increase in our income tax expense of $2.2 million and relates to the valuation allowances taken in respect of deferred tax assets on operating losses carried forward of our Canadian and European subsidiaries, management having evaluated such losses as being less likely than not to be realized. The current corporate financing structure that was established for the June 2004 Transactions, which involves hybrid entities and an internal hybrid debt instrument, reduced our tax expense by $712,000. Such effect is, however, sensitive to future fluctuations in the foreign exchange rate between the Canadian and U.S. dollar. Other amounts, in the aggregate, accounted for a net reduction in our tax expense of $109,000.



     Our effective tax expense for the 95-day period ended on June 3, 2004 was $1.6 million. As part of our reconciliation of the effective tax expense to the amount based on the statutory rate for that period, two major differences that accounted for an increase in our income tax expense of $1.5 million related to non-deductible stock option expenses and non-deductible expenses associated with the June 2004 Transactions. As a result of certain tax planning undertaken by MAAX Inc., our income tax expense was reduced by an aggregate amount of $2.1 million.



     Net Income (Loss). Net income (loss) decreased from $32.0 million for the year ended February 29, 2004 to a loss of $2.8 million for the year ended February 28, 2005, a decrease of $34.8 million. This decrease was a result of the items described above.



  FISCAL YEAR ENDED FEBRUARY 29, 2004 COMPARED TO FISCAL YEAR ENDED FEBRUARY 28, 2003


     Net Sales. Net sales increased from $422.2 million for the year ended February 28, 2003 to $495.7 million for the year ended February 29, 2004, an increase of $73.5 million, or 17.4%. This increase was due to inclusion of a full year of contribution by Aker and organic growth, positive impact of $15.5 million from currency fluctuation, offset in part by reduced sales from the withdrawal of our spa products from U.S. Home Depot stores and our decision to stop selling products to customers that service the less profitable mobile home market. On a geographical basis, U.S. net sales rose 17.7% to $347.0 million and accounted for 70.0% of consolidated sales for fiscal year 2004. Canadian sales increased by 13.1% to $131.5 million and accounted for 26.5% of total sales, supported by the 14.0% decline in the U.S. dollar, despite the negative impact of SARS, the war in Iraq and adverse weather conditions.

     Bathroom and Kitchen. Net sales for the bathroom and kitchen sector increased from $359.9 million for the year ended February 28, 2003 to $441.5 million for the year ended February 29, 2004, an increase of $81.6 million, or 22.7%. This increase was due to the inclusion of a full year of contribution by Aker and higher organic sales and the positive impact of currency fluctuations. The bathroom and kitchen sector posted a profit margin of 12.3%, up from 11.2% in fiscal year 2003.

     Spas. Net sales for the spas sector decreased from $62.3 million for the year ended February 28, 2003 to $54.2 million for the year ended February 29, 2004, a decrease of $8.1 million, or 13.0%. This decrease was due to the withdrawal of our spa products from U.S. Home Depot stores offset by the positive impact of currency fluctuations. The spas sector posted a loss margin of (15.3)%, down from a profit margin of 1.2% in fiscal year 2003.

     Cost of Goods Sold. Cost of goods sold increased from $287.8 million, or 68.2% of net sales for the year ended February 28, 2003 to $344.4 million, or 69.5% of net sales, for the year ended February 29, 2004, an increase of $56.6 million or 19.7%. This increase was due principally to costs associated with the December 2003 shutdown of our Langley, British Columbia facility in the amount of $0.7 million, the withdrawal of our spa products from U.S. Home Depot stores in the amount of $1.9 million, the retrofitting of our Marion and Valdosta plants to produce Aker products in the amount of $0.4 million, as well as volume growth and the 12.4% strengthening of the Canadian dollar.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $76.7 million for the year ended February 28, 2003 to $80.1 million for the same period in 2004, an increase of $3.4 million, or 4.4%. Selling, general and administrative expenses as a percentage of net sales decreased from 18.2% for the year ended February 28, 2003 to 16.2% for the same period in 2004. We recorded expenses related to the December 2003 shutdown of our Langley, British Columbia facility and the withdrawal of our spa products from U.S. Home Depot stores. Selling, general and administrative expenses were impacted negatively by currency fluctuations and positively by the gain recorded on the mark to market of our foreign exchange forward contracts.

     Depreciation and Amortization. Depreciation and amortization increased from $12.6 million for the year ended February 28, 2003 to $15.6 million for the year ended February 29, 2004, an increase of $3.0 million, or 23.8%. This increase was primarily a result of Aker being included in our financial statements for a full year. Depreciation and amortization as a percentage of net sales increased from 3.0% for the year ended February 28, 2003 to 3.1% for the same period in 2004.

     Interest Expense. Interest expense increased from $4.0 million for the year ended February 28, 2003 to $4.9 million for the year ended February 29, 2004, an increase of $0.9 million, or 22.5%. These increases were the result of increased debt incurred to finance the Aker acquisition.

     Impairment of Goodwill. We incurred an impairment of goodwill charge related to our spa sector of $4.5 million for the year ended February 29, 2004 as determined in our annual test of goodwill impairment.

     Income (Loss) Before Income Taxes. Income (loss) before income taxes increased from $41.1 million for the year ended February 28, 2003 to $46.2 million for the year ended February 29, 2004, an increase of $5.1 million, or 12.4%. Income (loss) before income taxes for the bathroom, kitchen and spa sectors increased from $38.1 million and $2.3 million and decreased from $0.7 million, respectively, for the year ended February 28, 2003 to $48.9 million, $5.6 million and a loss of $8.3 million, respectively, for the year ended February 29, 2004. Income (loss) before income taxes as a percentage of net sales decreased from 9.7% for the year ended February 28, 2003 to 9.3% for the same period in 2004, principally due to the factors described above.


     Income Taxes. Our effective tax expense for the fiscal year ended February 29, 2004 was $14.2 million. As part of our reconciliation of the effective tax expense to the amount based on the statutory rate for that period, one major difference accounts for an increase in our income tax expense of $2.1 million and relates to the valuation allowances taken in respect of deferred tax assets on operating losses carried forward of our Canadian and European subsidiaries, management having evaluated such losses as being less likely than not to be realized. As a result of certain tax planning, our income tax expense was reduced by $3.6 million. The Canadian federal statutory rate was reduced by 2% effective January 1, 2004.



     Our effective tax expense for the fiscal year ended February 28, 2003 was $15.7 million. As part of our reconciliation of the effective tax expense to the amount based on the statutory rate for that period, one major difference accounts for an increase in our income tax expense of $1.9 million and relates to the valuation allowances taken in respect of deferred tax assets on operating losses carried forward of our European subsidiaries, management having evaluated such losses as being less likely than not to be realized. As a result of certain tax planning, our income tax expense was reduced by $2.1 million. The Canadian federal statutory rate was reduced by 2% effective January 1, 2003.


     Income Before Cumulative Effect of a Change in Accounting
Principles. Income before cumulative effect of a change in accounting principles increased from $25.4 million for the year ended February 28, 2003, to $32.0 million for the same period in 2004. This increase was primarily due to the factors described above.

     Cumulative Effect of a Change in Accounting Principles Related to Impairment of Goodwill. We recorded a cumulative effect of a change in accounting principles related to the initial adoption of the accounting standard on the impairment of goodwill of $11.3 million for the year ended February 28, 2003. The change in accounting policy related to the write-off of the goodwill of our European subsidiary.

     Net Income. Net income increased from $14.1 million for the year ended February 28, 2003 to $32.0 million for the same period in 2004, an increase of $17.9 million. This increase was a result of the items described above.

LIQUIDITY AND CAPITAL RESOURCES

  GENERAL

     We require capital primarily to fund capital expenditures related to purchases of plant and equipment, provide working capital, meet debt service requirements and finance our strategic plans.


     In connection with the June 2004 Transactions, we acquired all outstanding common shares of MAAX Inc. for a total cash consideration of $435,676,000 (including transaction costs) and a rollover of stock options of MAAX Inc. for stock options of ours with a fair value of $2,690,000. The transaction was funded by an investment of our Sponsors, certain consultants and members of our management, in the amount of $133,689,000, and by the issuance of long-term debt in the amount of $373,282,000. The excess of the financing received over the consideration paid was used to repay existing debt of MAAX Inc.



     On December 10, 2004, we issued $170,689,000 principal amount at maturity of 11.25% senior discount notes due 2012. The effective interest rate is 11.57%. The senior discount notes are our obligation, are not guaranteed by Beauceland Corporation, MAAX Corporation or any of our subsidiaries and are not secured. The net proceeds from the issuance of the senior discount notes was $105.1 million after deducting the initial purchaser's discount; $2.0 million payable to certain members of our management and the fees and expenses of the offering. The net proceeds of the offering of our senior discount notes were used to repurchase some of the equity interests from the holders thereof. Our ability to make payment on the notes is dependent on the earnings and the distribution of funds from our subsidiaries. See "Risk Factors -- Risks Related to the Notes -- MAAX Holdings may not have access to the cash flow and other assets of the subsidiaries of MAAX Holdings that may be needed to make payments on the notes, in which case MAAX Holdings may be unable to make payment on the notes when due."


     Based on our current level of operations, we believe cash flow from operations of MAAX Holdings' subsidiaries, available cash and borrowings under MAAX Corporation's senior secured credit facility will be adequate to meet our future operating liquidity needs for at least the next few years. However, our business may not generate sufficient cash flow from operations, currently anticipated cost savings and operating improvements may not be realized on schedule, and future borrowings may not be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. See "Risk Factors -- Risks Related to Our Indebtedness -- We have substantial debt and have the ability to incur additional debt. The principal and interest payment obligations of such debt may restrict our future operations and impair our ability to meet the obligations of MAAX Holdings under the notes."

     Our growth and acquisition strategy may require substantial capital. Sufficient funding for such acquisitions may not be available under MAAX Corporation's senior secured credit facility, and we may not be able to raise any necessary additional funds on terms acceptable to us, if at all. See "Risk Factors -- Risks Related to Our Business -- We may not be able to identify attractive acquisition candidates, successfully integrate any acquired operations or realize the intended benefits of our acquisitions, any of which could cause us to achieve our growth objectives."

     We expect general and administrative expenses to increase in future periods as we continue to maintain the resources needed to establish internal controls in accordance with Section 404 of the Sarbanes-Oxley Act.

  CASH FLOWS

     Operating Activities. Cash flows from operating activities during the three months ended May 31, 2005 were $6.5 million compared with a deficit of $6.0 million for the three months ended May 31, 2004. This increase of $12.5 million results principally from a reduction in our working capital and higher cash gain on our forward exchange contracts, which was partially offset by the lower profitability of our operations. The working capital reduction comes from a reduction of both our accounts receivable and inventory balances, combined with an increase of our account payables.


     The cash outflow from our accounts receivable for the period ended May 31, 2005 is due to the seasonality of our business. Typically, the first three quarters of our fiscal year account for over 80% of our yearly sales. In the first quarter, liquidities are used to build up inventories and accounts receivables, which are mainly realized in the second and third quarters of our fiscal year. The last quarter of our fiscal year is usually softer in terms of sales and cash flows. The cash inflow from our accounts receivable for the year ended February 28, 2005 is due to the seasonality of our business.



     Cash flows from operating activities during the year ended February 28, 2005 were $24.3 million compared with $62.8 million for the same period of 2004. This decrease of $38.5 million was due to the outlay of transaction related costs and other non-recurring disbursements in an amount of $13.6 million, decreased net income and unfavorable timing related to income tax payments.


     Cash flows from operating activities during the year ended February 29, 2004 were $62.8 million compared with $38.4 million for the same period of 2003. This increase of $24.4 million was due to our increased profitability and a reduction in working capital through an increase of our inventory turnover.

     Investing Activities. Cash flows used in investing activities were $3.5 million for the three months ended May 31, 2005 compared with $2.3 million for the three months ended May 31, 2004. This increase of $1.2 million was mainly due to the acquisition of a distribution network in the European market.

     Cash flows used in investing activities were $446.9 million in fiscal year 2005 compared with $17.1 million in fiscal year 2004. This increase of $429.8 million was due to $439.6 million related to the acquisition of MAAX Inc. and decreased capital expenditures.

     Cash flows used in investing activities were $17.1 million in fiscal year 2004 compared with $68.8 million in fiscal year 2003. The decrease of $51.7 million was due to the fact that we completed our acquisition of Aker in fiscal year 2003. Capital expenditures increased from $11.1 million to $18.8 million from activities related to building improvements and the retrofitting of two of our manufacturing facilities to manufacture Aker products.


     Financing Activities. Cash flows from financing activities were an outflow of $0.2 million for the three months ended May 31, 2005 compared with $6.7 million for the three months ended May 31, 2004. This decrease was mainly due to a $1.3 million dividend payment and a long-term debt net increase of $8.0 million for the three month period ended May 31, 2004.



     Cash flows from financing activities in fiscal year 2005 were an inflow of $424.3 million compared with an outflow of $43.8 million in fiscal year 2004. This increase was due to the consummation of the June 2004 Transactions and the offering of the notes.


     Cash flows used for financing activities for the year ended February 29, 2004 were $43.8 million compared with a $33.2 million inflow for the same period of 2003. The decrease of $77.0 million was primarily due to repayment of long-term debt assumed in fiscal year 2003 in connection with the Aker acquisition.

     Net Debt Position. Net debt, consisting of total debt less cash, amounted to $466.3 million as of May 31, 2005 compared to $467.8 million as of February 28, 2005, for a $1.5 million reduction.

  CAPITAL EXPENDITURES

     Capital expenditures were $2.6 million for the three months ended May 31, 2005 compared with $2.4 million for the three months ended May 31, 2004.

     Capital expenditures decreased $9.5 million from $17.9 million for the year ended February 29, 2004 to $8.4 million for the same period of 2005. The higher expenditure levels in 2004 were attributable to the retrofitting of two of our manufacturing facilities to manufacture Aker products and the expansion of a plant located in Western Canada.

     Capital expenditures increased $7.7 million from $11.1 million for the year ended February 28, 2003 to $18.8 million for the same period of 2004. The increase was primarily attributable to building improvements in fiscal year 2004 and the retrofitting of two of our manufacturing facilities to manufacture Aker products.

  MAAX CORPORATION'S SENIOR SECURED CREDIT FACILITY


     MAAX Corporation entered into a senior secured credit facility on June 4, 2004. MAAX Corporation's senior secured credit facility provides MAAX Corporation with up to C$50 million in available revolving borrowings. As of May 31, 2005, MAAX Corporation would have been able to use C$39 million without violating any of its debt covenants. MAAX Corporation's senior secured credit facility contains financial covenants and maintenance tests that are based on Consolidated Adjusted EBITDA (as defined in MAAX Corporation's senior secured credit facility) of Beauceland and its subsidiaries (including MAAX Corporation) on a consolidated basis, including a total leverage ratio test, an interest coverage ratio test, a fixed charge coverage ratio test and restrictive covenants, including restrictions on the ability of Beauceland, MAAX Corporation and the subsidiary guarantors to make capital expenditures. As of May 31, 2005, we were in compliance with these financial covenants and maintenance tests.



     The total leverage ratio test measures the Consolidated Total Debt (as defined in MAAX Corporation's senior secured credit facility) of Beauceland and its subsidiaries (including MAAX Corporation) on a consolidated basis to the Consolidated Adjusted EBITDA for the four quarter period ended as of the most recently concluded fiscal quarter, and was required to be no more than 6.00 to
1.00 at May 31, 2005. Beauceland's actual total leverage ratio at May 31, 2005 was 5.52 to 1.00.



     The interest coverage ratio test measures the ratio as of the last day of any fiscal quarter of Consolidated Adjusted EBITDA for the four quarter period then ended to Consolidated Cash Interest Expense (as defined in MAAX Corporation's senior secured credit facility) of Beauceland and its subsidiaries (including MAAX Corporation) on a consolidated basis, for such four fiscal quarter period, and was required to be no less than 2.00 to 1.00 at May 31, 2005. Beauceland's actual interest coverage ratio at May 31, 2005 was 2.51 to 1.00.



     The fixed charge coverage ratio test measures the ratio as of the last day of any fiscal quarter of Consolidated Adjusted EBITDA for the four quarter period then ended to Consolidated Fixed Charges (as defined in MAAX Corporation's senior secured credit facility) of Beauceland and its subsidiaries (including MAAX Corporation) on a consolidated basis for such four fiscal quarter period, and was required to be no less than 1.00 to 1.00 at May 31, 2005. Beauceland's actual interest coverage ratio at May 31, 2005 was 1.58 to 1.00.


     We have included information concerning Consolidated Adjusted EBITDA because this measure is used to evaluate compliance with covenants governing MAAX Corporation's senior secured credit facility. Under MAAX Corporation's senior secured credit facility, Consolidated Adjusted EBITDA represents income before income taxes, interest expense, and depreciation and amortization, and also adds or deducts, among other things, unusual or non-recurring items, restructuring and transaction fees. Consolidated Adjusted EBITDA is not a recognized term under U.S. GAAP. Consolidated Adjusted EBITDA should not be considered in isolation or as an alternative to net income, net cash provided by operating activities or other measures prepared in accordance with U.S. GAAP. Additionally, Consolidated Adjusted EBITDA is not intended to be a measure of free cash flow available for management's discretionary use, as such measure does not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. Consolidated Adjusted EBITDA, as included herein, is not necessarily comparable to similarly titled measures reported by other companies. For a more complete description of MAAX Corporation's senior secured credit facility, see "Description of Other Indebtedness."

  MAAX HOLDINGS' 11.25% SENIOR DISCOUNT NOTES DUE 2012

     On December 10, 2004, we issued $170,689,000 principal amount at maturity of our 11.25% senior discount notes due 2012 to qualified institutional buyers in reliance on Rule 144A under the Securities Act and non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. No cash interest will accrue on the notes prior to December 15, 2008. Thereafter, cash interest on the notes will accrue at a rate of 11.25% per annum and be payable on June 15 and December 15 of each year. The first such payment will be made on June 15, 2009. The notes will mature on December 15, 2012. The notes have an initial accreted value of $644.45 per $1,000 principal amount at maturity of notes. The effective interest rate on the notes is 11.57%. For a more complete description of the notes, see "Description of Notes."

  MAAX CORPORATION'S SENIOR SUBORDINATED NOTES DUE 2012

     On June 4, 2004, MAAX Corporation issued $150.0 million of 9.75% senior subordinated notes due 2012 to qualified institutional buyers in reliance on Rule 144A under the Securities Act and non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. Commencing on December 15, 2004, interest became payable semi-annually in arrears on each June 15 and December 15. The indenture governing MAAX Corporation's existing senior subordinated notes contains customary covenants, similar to the covenants contained in the indenture governing the notes, which restrict and limit Beauceland's ability and the ability of its restricted subsidiaries with respect to, among other things, declaring or paying any dividends or making any other payment or distribution on account of Beauceland's or any of its restricted subsidiaries' equity interests, purchasing, redeeming or otherwise acquiring or retiring for value any equity interests, making any payments on or with respect to, or purchasing, redeeming, defeasing or otherwise acquiring or retiring for value, any indebtedness of the issuer or any guarantor that is contractually subordinated to the notes or any guarantee, and making any restricted investments. For a more complete description of MAAX Corporation's existing senior subordinated notes, see "Description of Other Indebtedness."

  FACTORING AGREEMENT


     MAAX Corporation is party to a Factoring Agreement with two divisions of the National Bank of Canada that allows them, in their sole discretion, to discount accounts receivable of certain of our customers with credit ranging from C$1,000,000 to $8,000,000, depending upon the customer. The discount for each account receivable is equal to the sum of (1) the financing rate set forth in a financing letter executed in connection with each discount, multiplied by the amount of the account receivable, multiplied by the number of days that the account receivable remains outstanding, divided by 360 days (for $) or 365 days (for C$) and (2) all fees set forth in the applicable financing letter. These discounts generally range from 2.1% to 3.3%. MAAX Corporation's senior secured credit facility provides that the aggregate amount of accounts receivable outstanding pursuant to the Factoring Agreement will not exceed $15.0 million at any time. The cumulative sales of accounts receivable amounted to $40,065,269 in fiscal year 2003, $46,912,560 in fiscal year 2004 and $72,599,690 in fiscal year 2005. The Factoring Agreement will terminate on September 30, 2005. MAAX Corporation intends to renew the Factoring Agreement, though it may not be able to do so on commercially reasonable terms or at all.


  CONTRACTUAL OBLIGATIONS AND OTHER COMMITMENTS

     The following table summarizes our contractual obligations as of February 28, 2005 that require us to make future cash payments. Actual amounts may vary, depending on exchange rate fluctuations and other factors.

                                                                 FISCAL YEAR ENDING
                          ------------------------------------------------------------------------------------------------
                          FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,
CONTRACTUAL OBLIGATIONS       2006           2007           2008           2009           2010       THEREAFTER    TOTAL
-----------------------   ------------   ------------   ------------   ------------   ------------   ----------   --------
                                                               (DOLLARS IN THOUSANDS)
Long-Term Debt
  Obligations..........     $ 6,056        $12,145        $17,008        $27,940        $37,682       $371,664    $472,495
Capital Lease
  Obligations..........         230            239            281             59             --             --         809
Operating Lease
  Obligations..........       5,907          4,812          2,959          1,579            998            133      16,482
Interest Commitments to
  Long-Term Debt.......      25,579         25,106         24,348         23,179         21,473         39,390     119,685
Interest Commitments to
  Capital Lease
  Obligations..........          62             41             20             --             --             --         123

  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS


     In December 2004, the Financial Accounting Standards Board issued SFAS No. 151, "Inventory Costs" that amends the guidance in Accounting Research Bulletin No. 43, Chapter 4, "Inventory Pricing", (ARB No. 43) to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). In addition, this statement requires that an allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is evaluating the impact of SFAS No. 151.


     Statement of Financial Accounting Standards No. 123 (revised 2004) ("FAS 123"), Share Based Payments, was issued on December 16, 2004. The new standard requires companies to recognize in their financial statements the cost of employee services received in exchange for valuable equity instruments issued. The Company will adopt the new provisions of FAS 123 (Revised 2004) for its year beginning March 1, 2006. The Company does not expect the new provisions to have a significant impact on its results of operations.

     On December 21, 2004, the Financial Accounting Standards Board issued FAS No. 109-2 to provide accounting and disclosure guidance for the American Jobs Creation Act of 2004, or the AJC Act. The AJC Act provides a new deduction for qualified domestic production activities. When fully phased-in, the deduction will be up to nine percent of the lesser of qualified production activities income or taxable income. We are currently assessing the potential impact of the AJC Act on our Provision for Income Taxes.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  CURRENCY EXCHANGE RISK

     We are subject to inherent risks attributable to operating in a global economy. Our practice is to utilize financial instruments to manage foreign currency exchange rate risks. We purchase financial instruments, primarily forward contracts, to reduce foreign exchange volatility. We have purchased $42.0 million of forward contracts at a rate of approximately $1.54 per U.S. dollar in each of fiscal year 2004, 2005 and 2006, divided equally by month. We are approximately 85% to 95% protected against volatility in our projected net cash flows for fiscal year 2006. We may modify our hedging activities in the future. We view derivative financial instruments as a risk management tool and do not use them for speculative trading purposes.

     We are exposed to credit loss in the event of non-performance by the other party to the derivative financial instruments. We limit this exposure by entering into agreements directly with a number of major financial institutions that meet our credit standards and that are expected to satisfy fully their obligations under the contracts.

     For fiscal year 2005 and 2006, we have currently hedged 90% to 100% of the projected U.S. dollar denominated net cash flows from our Canadian subsidiaries at $1.55 per U.S. dollar. We also intend to pursue operating strategies to create natural hedges to this foreign exchange exposure.

  INTEREST RATE RISK

     We are subject to interest rate risk in connection with our long-term debt. Our principal interest rate exposure relates to our senior secured credit facility. We have outstanding a C$117 million term loan A facility and a $114.4 million term loan B facility, bearing interest at variable rates. Each quarter point change in interest rates would result in a $0.5 million change in interest expense on our new term loans. We also have a revolving loan facility which provides for borrowings of up to C$50 million which bear interest at variable rates. We have capped our exposure to variable interest rates with an interest rate agreement that provides a maximum floating LIBOR rate of 6% on a notional amount of $40 million through June 2007. These amounts are in addition to the notes with a fixed interest rate. In addition, in the future, we may enter into interest rate swaps or other derivative financial instruments to reduce interest rate volatility.

  COMMODITY PRICE RISK

     We require a regular supply of resin, polyester, fiberglass, acrylic, thermoplastic, aluminum, steel, tempered glass, wood and particleboard, oil, pumps, accessories and packaging materials. We purchase resin and polyester from various suppliers in both Canada and the U.S. Some resins are used to manufacture Acrylonitrile Butadiene Styrene, or ABS, thermoplastic sheets and thermoplastic injected components. Fiberglass is purchased from a single supplier, but other suppliers are available. Three manufacturers supply us with acrylic and other thermoformable sheets. There are multiple suppliers of pumps, which are manufactured in the U.S. and distributed by Canadian suppliers. Aluminum, steel and tempered glass are purchased from Canadian, U.S. and Asian suppliers. Wood is purchased primarily from local suppliers. Packaging materials are supplied locally.

     We have never encountered difficulties obtaining raw materials in the past and do not expect to experience difficulties in the foreseeable future. Our current suppliers have the capacity to serve all of our divisions and subsidiaries in the U.S. and Canada. Negotiations with suppliers for all of our divisions and subsidiaries are effected through our principal executive office to ensure economies of scale. Suppliers are selected according to our strict qualification standards.

     The prices of raw materials are subject to fluctuations in the prices of the underlying commodities. Those commodities may undergo major price fluctuations and there is no certainty that we will be able to increase our selling prices proportionately, if necessary. In recent years, we have reacted to increases in raw material prices by seeking to identify supply alternatives in other geographical regions, substitute raw materials or impose a corresponding increase of our prices.

CONTROLS AND PROCEDURES


     As of the end of the fiscal quarter ended May 31, 2005, we carried out an evaluation, under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures as defined in Exchange Act Rules 13a-15(e) and 15d-15(e). Our disclosure controls and procedures are designed to ensure that information required to be disclosed is accumulated and communicated to allow timely decisions regarding required disclosure, and that information required to be disclosed is recorded, processed, summarized and reported as and when required. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that our current disclosure controls and procedures are effective.


     There have been no significant changes in our internal controls over financial reporting or in other factors that could significantly affect internal controls during the fiscal quarter ended May 31, 2005. The design of any system of controls and procedures is based in part upon certain assumptions about the likelihood of future events. There can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.

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

                                    BUSINESS

     The following should be read in conjunction with our consolidated financial statements and the related notes contained elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements.

GENERAL

     We are a leading North American manufacturer and distributor of bathroom fixtures, with the number one market share in Canada and the number three market share in the U.S. within the bathtub and shower fixtures market. We sell a broad range of bathroom fixture products, including acrylic, gelcoat and thermoplastic bathtubs, showers, whirlpools and bathtub/shower surrounds, as well as shower doors and medicine cabinets. By leveraging our relationships with our bathroom customers, we have also emerged as a leading manufacturer of spas in North America and have a growing presence in the semi-custom kitchen cabinetry market. Founded in 1970, we focus on marketing stylish, innovative products at mid- to high-end retail price points primarily under the MAAX(R) brand name. Through our extensive manufacturing footprint and unique multi-channel distribution strategy, we estimate that we currently serve over 3,200 customers.


     We compete in the largest and fastest growing major segment of the bathroom fixtures industry. We focus almost exclusively on the residential housing market, in which approximately 65% of total U.S. bathroom fixture sales in 2003 were generated in the more stable and more profitable remodeling segment as opposed to new home construction. Bathroom remodeling, our particular focus, is one of the most common residential remodeling projects. We target our bathroom products primarily at the bathtub and shower fixtures market, which is expected to grow in the U.S. at a compound annual growth rate, or CAGR, of 3.4% from 2003 to 2013, as compared to 2.5% for all other bathroom fixture products. Our bathtubs and showers are manufactured primarily from acrylic and gelcoat, which are the most common and fastest growing bathroom fixture materials due to their durability, appearance, value and relative ease of installation. U.S. sales of acrylic and gelcoat bathtubs grew at a CAGR of 4.5% and 6.1%, respectively, from 1993 to 2003, and are expected to grow at a CAGR of 3.1% and 3.0%, respectively, from 2003 to 2013, as compared to a CAGR of 2.5% for bathtubs manufactured from all other materials from 2003 to 2013. We also focus on the fast growing kitchen remodeling segment. Sales in the U.S. of semi-custom kitchen cabinets, the niche in which we compete, grew at a CAGR of 6.9% from 1993 to 2003.


     We sell our products through a diverse set of distribution channels across the U.S. and Canada, including wholesalers, showrooms, specialty retailers and home centers. In fiscal year 2005, approximately 52% of our net sales were to wholesalers, approximately 32% were to retailers and approximately 16% were to specialty retailers. In each of our distribution channels we sell a distinct set of sub-brands differentiated by styles, features and price points. Our multi-channel distribution network, complemented by our disciplined channel-specific product offering, allows us to operate under a unique go-to-market strategy. We believe this strategy has enabled us to maximize our profits as well as those of our customers, which in turn has further strengthened our customer relationships.

     We currently operate 23 strategically located manufacturing facilities, including 13 in the U.S., nine in Canada and one in the Netherlands. This makes us one of only two manufacturers of acrylic and gelcoat bathroom products with a footprint that extends across North America. We believe that our extensive North American footprint gives us a significant advantage vis-a-vis our other competitors by enabling us to service both national and regional customers while reducing delivery times, lowering inventory investment, decreasing shipping costs and enhancing customer service.

     Over the past three years, we have experienced significant growth, both internally and through an acquisition. Since 1993, we have completed 15 acquisitions. Our largest acquisition was Aker which we acquired in October 2002 for $80.4 million. At the time of the acquisition, Aker was reportedly the third largest manufacturer of gelcoat bathroom products in the U.S., focused exclusively on the wholesaler and showroom channels. This acquisition enhanced our growing market position in the U.S. by allowing us to solidify our relationships in the higher margin wholesaler and showroom channels and expand our U.S. manufacturing and distribution capabilities.

     The following table provides a brief overview of our primary products, distribution channels and brands.

                          FISCAL 2005
                       COMBINED NET SALES
PRODUCT CATEGORY          (% OF TOTAL)     DISTRIBUTION CHANNELS              KEY BRANDS BY CHANNEL
----------------       ------------------  ---------------------              ---------------------
Bathroom.............  $419 million (81)%  Wholesalers             MAAX Aker(R), MAAX Villa(R)
                                           Showrooms               MAAX Collection(TM), MAAX Genna(R), MAAX
                                                                   Pearl(R), MAAX(R) Tub & Shower Doors,
                                                                   MAAX(R) Medicine Cabinets
                                           Home Centers            Advanta by MAAX(R), Keystone by MAAX(R),
                                                                   Premium by MAAX(R)
                                           Europe                  Saninova(R) by MAAX

Kitchen Cabinetry....  $44 million (8)%    Kitchen Dealers         MAAX Collection(TM)
                                           Home Centers            Cuisine Expert(R) by MAAX, Express
                                                                   Kitchen(R)

Spas.................  $56 million (11)%   Specialty Retailers     Coleman Spas(R) by MAAX, Elite Spas(R) by
                                                                   MAAX
                                           Home Centers            Savannah Spas, Nahanni(TM) Spas

INDUSTRY OVERVIEW

  BATHROOM FIXTURES INDUSTRY

     The U.S. bathroom fixtures industry, which is comprised of bathtubs, showers, whirlpools, sinks, toilets and other fixtures, grew at a CAGR of 3.7% from 1993 to 2003. The bathtub and shower segment (bathtubs, showers, whirlpools and bathtub/shower surrounds) of the bathroom fixtures market, the segment in which we primarily compete, is the largest and fastest growing major segment of the market. In 2003, this segment generated approximately $1.6 billion of sales, or 40% of total bathroom fixture sales, in the U.S. The U.S. bathtub and shower fixtures market grew at a 4.9% CAGR from 1993 to 2003 and is expected to grow at a 3.4% CAGR from 2003 to 2013, as compared to 2.5% for all other bathroom fixture products for the 2003 through 2013 period. Within the U.S. bathtub market, the fastest growing segments by material have been acrylic and gelcoat, the product categories in which we compete. Acrylic and gelcoat bathtubs grew at a 4.5% and 6.1% CAGR, respectively, from 1993 to 2003, and are expected to grow at a CAGR of 3.1% and 3.0%, respectively, from 2003 to 2013, as compared to a CAGR of 2.5% for bathtubs manufactured from all other materials from 2003 to 2013. We estimate that the Canadian bathroom fixtures industry is approximately 10% of the size of the U.S. industry and has experienced similar trends.

  KITCHEN CABINETRY INDUSTRY

     The U.S. cabinetry industry grew at a CAGR of 6.9% from $7.1 billion of sales in 1995 to $12.1 billion in 2003. The U.S. cabinetry industry is expected to experience similar attractive growth in the future fueled by an increasing demand for larger remodeled kitchens, with an estimated CAGR of 6.7% from 2003 sales to projected sales of $16.7 billion in 2008. U.S. sales of semi-custom kitchen cabinetry, the market in which we primarily compete, grew at a CAGR of 6.9% from $1.0 billion of sales in 1993 to $2.0 billion in 2003. The semi-custom cabinet market is expected to grow at a CAGR of 6.9% from 2003 to 2008.

  SPA INDUSTRY

     According to our estimates, the combined U.S. and Canadian spa industry had approximately $1.15 billion of sales in 2002, up from $1.0 billion in 1998, representing a CAGR of approximately 3.6%. In 2003, the industry experienced a 14.3% decline in sales due in part to the U.S. involvement in the war with Iraq, a decrease in consumer discretionary spending and poor weather conditions. We expect consumer trends and demographics to drive future growth in the spa industry of 3-5% annually.

  GENERAL INDUSTRY DRIVERS

     The broad drivers of demand for the bathroom fixture and kitchen cabinetry industries in the U.S. and Canada include consumer confidence, availability of credit, housing sales, new housing starts and general economic cycles. Historically, demand for remodeling products has typically been less sensitive to these factors than new home construction. Demand for bathroom and kitchen remodeling and new construction projects is driven by a number of favorable trends, including (1) the increasing size of new U.S. homes from an average of 1,785 square feet in 1985 to an average of 2,330 square feet in 2003, and the trend towards a greater number of bathrooms per home and increased kitchen size;
(2) the aging of the domestic housing stock, with the median home age in the U.S. increasing from 23 years in 1985 to 32 years in 2002; and (3) the overall growth in disposable income among the aging baby boomer population that favors "cocooning" at home, which is a trend that also drives spending on home renovations and demand for new spa purchases.

OUR COMPETITIVE STRENGTHS

     We believe that our competitive strengths include the following:

  LEADING MARKET POSITIONS

     We estimate that we are the number one manufacturer and distributor of bathtubs and showers in Canada and the third largest in the U.S. In the combined U.S. and Canadian bathtub and shower fixtures market, we estimate that our market share for our core product categories (bathtubs, whirlpools, showers and bathtub/shower surrounds) was approximately 15% in fiscal year 2005. Based on our estimates, this would make us the second largest player in our product categories in a generally fragmented industry. In Canada, we estimate having a current market share of approximately 40% in our core product categories. We are also a leading North American spa producer.

     We believe that we face limited exposure to imports due to the high shipping costs associated with the bulky dimensions of our products, the short lead times demanded by our customers, the semi-custom nature of our products and the relatively low domestic labor content associated with their production. Furthermore, as a result of environmental legislation, new permits to produce gelcoat and acrylic products have become increasingly difficult to obtain, thus benefiting established gelcoat and acrylic bathtub manufacturers such as our company.

  POSITIONED IN THE MOST ATTRACTIVE MARKET SEGMENTS

     We focus almost exclusively on the residential housing market, in which approximately 65% of total U.S. bathroom fixture sales in 2003 were generated. Historically, approximately 65% of industry-wide sales have been generated from the remodeling market, which has generally been the most stable segment of the residential housing market. In this respect, we believe that our sales are generally consistent with those of the industry and, as a result, we believe our sales are more resistant to economic swings and cycles than sales associated with new home construction. Our products are primarily in the bathtub and shower fixtures category, which is expected to grow in the U.S. at a CAGR of 3.4% from 2003 to 2013, as compared to 2.5% for all other bathroom fixture products. Specifically, our products compete in the acrylic and gelcoat bathtub and shower fixtures segments. Acrylic and gelcoat bathtub sales are expected to grow at a CAGR of 3.1% and 3.0%, respectively, from 2003 to 2013, as compared to a CAGR of 2.5% for all other bathtub materials over the same period.

  NORTH AMERICAN MANUFACTURING FOOTPRINT AND STRONG FOCUS ON LOGISTICS

     With 22 manufacturing facilities strategically located in the U.S. and Canada, we are one of only two manufacturers capable of producing both acrylic and gelcoat bathroom fixture products across North America. Given the fragmented nature of the bathroom fixtures industry, our broad footprint allows us the opportunity to compete and gain share from regional players by leveraging our scale and established relationships with our larger customer accounts in the U.S. and Canada. With such a broad footprint, we are also able to optimize our logistics. Because of the bulky nature of our products, transportation costs (approximately 7% of our gross sales in fiscal year 2005) and delivery times are important factors that affect profitability, pricing and customer service. As a result, we operate under a "circle of profitability" philosophy, whereby the parameters for distribution are determined by the distance and resulting freight costs involved, as well as the dimensions of the particular product being shipped. We believe our emphasis on logistics, our just-in-time manufacturing strategy and our footprint across North America enable us to lower shipping costs, reduce required inventory investment and increase the quality and consistency of our service. Our recent success in reducing our overall delivery time to an estimated average of five business days for bathroom fixture sales exemplifies our commitment to efficiency and customer service.

  BROAD, INNOVATIVE PRODUCT OFFERING

     We manufacture and distribute a broad range of bathroom fixtures, kitchen cabinetry and spas, including the widest offering of bathtubs, whirlpools and showers in the industry. We believe we have differentiated ourselves from our competitors by introducing products with attractive and distinctive features, including a strong focus on quality, comfort and ergonomic design. This emphasis is reflected in such products as the Moonlight(R) bathtub, the Stamina(R) shower, Signature Kitchen Cabinets by Jean-Claude Poitras(TM), Opulence(TM) shower doors and medicine cabinets, and MAAXIM Series(TM) spas with powerful jets. In addition, our ability to consistently develop new, innovative products has enabled us to both strengthen our product line in existing categories and enter new business segments. Examples of unique product innovations include the only True Whirlpool(R) bathtub, the Galvalume(R) Steel sub structure, and an Integrated Energizing System for our high-end shower line. To ensure that these new products meet customer needs and internal profitability thresholds under our new product development initiative, teams of product managers, designers, engineers, sales managers and communication specialists track a project from idea to market. In addition, our research and development department runs one of the few laboratories in North America that is Underwriters Laboratories Inc., or UL(R), compliant, which allows for in-house testing under UL(R) and thus enables product introductions within a shorter timeframe than many of our competitors can achieve.

  MULTI-CHANNEL DISTRIBUTION NETWORK COMPLEMENTED BY A CHANNEL-SPECIFIC PRODUCT OFFERING

     Our broad distribution network of over 3,200 customers encompasses wholesalers (approximately 52% of net sales in fiscal year 2005), retailers (approximately 32% of net sales in fiscal year 2005) and specialty retailers (approximately 16% of net sales in fiscal year 2005). Sales to our extensive wholesaler, showroom and specialty retailer distribution network, including companies such as Ferguson (Wolseley) and EMCO, are driven by our diverse, high quality product offerings and our commitment to customer service. Our home center channel, which includes such customers as Home Depot and Menards, thrives on a broad product offering that features style, affordability and ease of installation. Each of our distribution channels is targeted with distinct sub-brands and high quality, value-added products at appropriate price points. By offering a differentiated set of products in each distribution channel, we enable our customers to enjoy higher margins since their customers cannot readily compare products across channels. This has helped us build strong customer loyalty. As testament to this strategy, our relationships with each of our top 10 customers average a decade or more, with some, including our relationship with Home Depot, extending more than 15 years.

  DEMONSTRATED GROWTH AND CASH FLOW GENERATION

     We have demonstrated consistently strong growth in revenue, cash flow and earnings. Over the past three fiscal years, net sales have grown at a CAGR of 13.6%. With generally low working capital requirements, we expect to continue generating considerable cash flow that can be used to service debt. In addition, we invested over $125 million in our three business lines in the form of capital expenditures from 1998 to 2005. As a result, we have increasingly benefited from operating leverage and expect to continue to do so as we grow organically in the future.

  EXPERIENCED AND COMMITTED MANAGEMENT TEAM

     We have built a strong, results-oriented and talented senior management team. Our management is led by Andre Heroux, President and Chief Executive Officer. Mr. Heroux joined MAAX Inc. in 1999 as Vice President, Operations and was promoted to Chief Operating Officer later that year. He became our President and Chief Executive Officer in 2001. Our management team is comprised of senior managers with many years of experience building the business, augmented by highly qualified personnel who have been recruited selectively in recent years to strengthen the team. Management has a strong track record of execution, including transforming our company into a market-driven organization that is focused on developing new opportunities for increased cash flow generation and growth. Furthermore, our management team owns approximately 7.7% of our equity interests, including fully vested rollover options and certain options granted to Mr. Heroux, with the opportunity to significantly increase this ownership stake through MAAX Holdings' stock option plan.

OUR STRATEGY

  INCREASE MARKET SHARE AND IMPROVE PRODUCT MIX

     We seek to increase our market share across all of our geographic markets. With an estimated current market share of approximately 40% in our core product categories in Canada, we intend to continue as the market leader by leveraging our brand and scale. In North America, we intend to grow our share by (1) leveraging our experience and deep relationships in the Canadian market, (2) utilizing our recently expanded wholesale and showroom distribution platform, our extensive manufacturing footprint and our national sales capabilities in the U.S. and Canada to increase sales of our higher end products, and (3) continuing to enhance our customer service capabilities by using our large fleet of trucks and our just-in-time manufacturing strategy to improve delivery times and overall customer satisfaction. In addition, we seek to improve our product mix by continuing to develop innovative, value-added and high margin products for our customers. Finally, we recently completed our "One-Stop-Shop" approach in Canada, which enables customers to order a full bathroom product line from one distribution center location with a single purchase order, delivery and invoice. In the U.S., we are gradually implementing the same "One-Stop-Shop" approach and we expect it to be completed in 2006. This unique system is expected to provide our customers with cost savings and improved efficiency, and increase our market share.

  CONTINUE TO PURSUE OPERATIONAL EFFICIENCIES AND MAINTAIN LOW COST BASE

     We intend to continue to pursue operational efficiencies by leveraging the enhanced scale provided by our past acquisitions, which has already led to improved purchasing terms, greater sourcing of less expensive foreign raw materials and increased use of automation and robotics for certain manufacturing facilities. Under our Quality Control Program, we have implemented a structure to standardize the procedures for each of our product lines in accordance with the standards established for each of our distribution networks. By increasing uniformity and adherence to best practices at each production facility, we have already achieved an improvement in our gross margins and intend to realize further improvement. Helping to guide these efforts is Arthur Byrne, our non-executive Chairman of the Board and an Operating Partner of J.W. Childs Associates, L.P., who is a renowned expert in lean manufacturing.

  LEVERAGE MAAX BRAND

     We have adopted a master branding strategy based on the MAAX(R) name and its reputation for high quality, innovation and style. We have focused on creating a recognizable "brand name" that serves as an umbrella for a variety of sub-brands within each of our product lines and each distribution network that caters to specific consumer preferences. As part of this initiative, certain brands have been eliminated and our overall product offering has been streamlined to better target and penetrate our core market segments. We aim to further leverage the strength of the MAAX(R) brand to sell our products in new markets and facilitate new product introductions.

  GROW PROFITABLY THROUGH SELECTIVE ACQUISITIONS

     Given the fragmented nature of the markets in which we operate, as well as our proven track record of integrating businesses, we may continue to supplement our internal growth with selective strategic acquisitions. An area of focus may be expansion of our bathroom product line into certain geographic regions in the U.S., enabling us to pursue further opportunities to build scale.

  BATHROOM PRODUCTS

     Our bathroom products include bathtubs, showers, whirlpools and bathtub/shower surrounds as well as bathtub and shower doors and bathroom furniture, including medicine cabinets and mirrors. These bathroom fixture products are positioned primarily towards the mid- to high-end of the market. Our bathtubs and showers are available with air jets, whirlpool massage systems and/or steam systems. Other available features include the patented Thermo-Acoustic system, which reduces noise and vibration normally associated with bathing massage systems, and the Audiomax(R) music system. We are also one of the few manufacturers to offer an optional "pre-plumb" shower system, marketed under the name MAAX IES(R).

     Our bathtub, shower and whirlpool product lines are manufactured using acrylic, gelcoat or thermoplastic products. Our whirlpool massage systems are factory assembled with most parts supplied by third parties. Our bathtub and shower doors are manufactured using tempered glass and aluminum, which are increasingly being imported from sources in China. Our medicine cabinets are made from steel, aluminum, mirrors and glass and our bathroom furniture is manufactured using the same raw materials as our kitchen cabinetry products, as described below. As part of our recent streamlining initiative towards a single MAAX-focused branding strategy, all of our bathroom fixture products are sold under the MAAX(R) brand name, with sub-brands supporting the particular products sold to customers within each distribution network. See "-- Sales, Marketing and Distribution" for a full list of bathroom fixture brand names.

  KITCHEN CABINETRY

     Our cabinetry products are primarily "semi-custom" and produced on a "made-to-order," "just-in-time" basis using wood and particleboard. Significant price differentiation is evidenced by the price of "stock" cabinets, which can cost as little as one-third of the cost of "semi-custom" products. "Semi-custom" products have a broader selection of door and drawer styles, sizes, finishes and accessories than "stock" cabinets, while fully "customized" cabinetry is made to customer specifications. Cabinets are also divided into face frame and frameless categories across all levels of customization. Face frame cabinets, which are more common in the U.S. market, have door hinges attached to a rectangular frame in front of the cabinet box. On frameless cabinets, the focus of our business, the door hinges are mounted inside the cabinet box. Frameless cabinets, which are generally considered to be more European in style, are popular in Canada and primarily serve a niche, high-end market in the U.S. Frameless cabinets have shorter lead times for production than face frame cabinets.

     Our cabinet products are marketed under three brand names: MAAX Collection(TM), Cuisine Expert(R) by MAAX and Express Kitchen(R). The MAAX Collection(TM) products are mid- to high-end "semi-custom" kitchen cabinets and bathroom vanities. The Cuisine Expert(R) by MAAX line consists of mid- to high-end "semi-custom" kitchen cabinets and Express Kitchen(R) provides our "stock" cabinet offering.

  SPAS

     Our spa products category encompasses all operations related to the manufacture of spas and uses the same basic raw materials as our bathroom fixture products. Our spa products are marketed under the names Coleman Spas(R) by MAAX, Elite Spas(R) by MAAX, Nahanni(TM) Spas and Savannah Spas(R). The Coleman Spas(R) by MAAX line consists of mid- to high-end products produced by us under a license from The Coleman Company Inc. for the use of the trademark Coleman(R) and certain other trademarks. The Elite Spas(R) by MAAX sub-brand produces low- to high-priced spas, the Nahanni(TM) Spas sub-brand produces low-to mid-priced spas and the Savannah Spas(R) sub-brand produces low-priced spas.

                         NET SALES PRODUCT CATEGORY(1)

                                                                                     COMBINED PERIODS FROM
                                                                                    MARCH 1, 2004 TO JUNE 3,
                                                                                    2004 AND JUNE 4, 2004 TO
                           FISCAL YEAR ENDED 2003       FISCAL YEAR ENDED 2004         FEBRUARY 28, 2005
                         --------------------------   --------------------------   --------------------------
                          U.S.    CANADA   OVERSEAS    U.S.    CANADA   OVERSEAS    U.S.    CANADA   OVERSEAS
                         ------   ------   --------   ------   ------   --------   ------   ------   --------
                                                        (DOLLARS IN MILLIONS)
Bathroom Products......  $222.2   $ 92.5    $10.7     $278.5   $105.9    $16.3     $275.8   $124.4    $19.2
Kitchen Cabinetry......    24.1     10.4       --       28.5     12.3       --       30.5     13.5       --
Spas...................    48.6     13.3      0.4       39.9     13.3      1.0       37.4     17.0      2.1
                         ------   ------    -----     ------   ------    -----     ------   ------    -----
  Total................  $294.9   $116.2    $11.1     $346.9   $131.5    $17.3     $343.7   $154.9    $21.3
                         ======   ======    =====     ======   ======    =====     ======   ======    =====

---------------

(1) Net sales by product category and geographic regions set forth above are based on management's calculations derived from our audited financial statements.

MANUFACTURING

     Our manufacturing strategy is based on parameters for distribution, which are determined by the shipping distance, freight costs and the product being shipped. We operate 13 plants in the U.S., nine plants in Canada and one plant in the Netherlands. The Aker acquisition provided us with additional flexibility to reallocate production according to demand, thereby enabling us to improve reaction and delivery times, while reducing freight costs. Further, to satisfy demand for value-added products from Aker's wholesale distribution network, we converted two of our existing manufacturing facilities to produce Aker products under the MAAX Aker(R) name.

     We have also adopted other manufacturing strategies, including increased plant automation and robotics, cost-effective foreign sourcing of certain raw materials and a quality control program designed to ensure product and process standardization for each of our product lines and all distribution networks. In addition, we have implemented in Canada and are in the process of implementing in the U.S. a management network utilizing the SAP(R) management information system for our bathroom fixture products. By increasing uniformity and adherence to our set standards at each production facility, we believe we will increasingly be able to produce uniform products from the various plants and continue to realize improved gross margins per plant.

     Critical to the manufacture of high quality products is the collaboration of our research and development team with external suppliers to develop raw materials with characteristics yielding products meeting the highest standards of resistance, durability and finish. Raw materials required to manufacture our products include resin, polyester, fiberglass, acrylic, thermoplastic, aluminum, steel, tempered glass, wood and particleboard, pumps, accessories and packaging materials. We purchase resin and polyester from various suppliers in both Canada and the U.S. Some resins are used to manufacture ABS or other thermoplastic sheets and thermoplastic injected components. Fiberglass is purchased from a single supplier, but other suppliers are available. Three manufacturers supply us with acrylic and other thermoformable sheets. There are multiple suppliers of pumps, which are manufactured in the U.S. and distributed by

Canadian suppliers. Aluminum, steel and tempered glass are purchased from Canadian, U.S. and Asian suppliers. Wood is purchased primarily from local suppliers. Packaging materials are supplied locally.

SALES, MARKETING AND DISTRIBUTION

     The marketing and sales teams within each of our three business categories focus on specified distribution networks and MAAX sub-brands.

     Our bathroom fixture products are distributed to customers through three distribution networks -- wholesalers, showrooms and home centers. The customers in these three distribution networks tend to demand a different yet overlapping selection of our products, which are marketed under eleven different MAAX(R) sub-brands to target the particular customer segment.

                          PRODUCT AND CUSTOMER SUMMARY

                                                     DISTRIBUTION CHANNELS/
MAAX SUB-BRAND                      PRODUCTS               CUSTOMERS              POSITIONING
--------------                      --------         ----------------------       -----------
MAAX COLLECTION(TM)..........  Bathtubs, showers,    Wholesalers with         High-end bathroom
                               whirlpool and         showrooms and            solutions for
                               shower systems        independent showrooms    professional
                                                                              remodeling

MAAX PEARL(R)................  Whirlpool bathtubs    Wholesalers with         Wellness bathware
                               and shower systems    showrooms and            for active people
                                                     independent showrooms

MAAX GENNA(R)................  Whirlpool bathtubs    Wholesalers with         Mid-range
                               and shower systems    showrooms and            affordable acrylic
                                                     independent showrooms    products for
                                                     (in Eastern Canada       younger home owners
                                                     only)

MAAX AKER(R).................  Bathtubs, showers,    Wholesalers,             Premium builder
                               tub showers,          contractors, building    line for new home
                               whirlpool tubs, air   contractors              construction
                               pools (acrylic and
                               gelcoat)

MAAX VILLA(R)................  Bathtubs, showers,    Wholesalers,             Competitive builder
                               tub showers,          contractors, building    line for new home
                               whirlpool tubs        contractors              construction
                               (acrylic and
                               gelcoat)

MAAX(R)
  TUB & SHOWER DOORS.........  Tub doors, shower     Wholesalers with         Mid- to high-end
                               doors, shower         showrooms and
                               shields               independent showrooms,
                                                     glass shops

MAAX(R)
  MEDICINE CABINETS..........  Medicine cabinets,    Wholesalers with         Mid- to high-end
                               mirrors, lights       showrooms and
                                                     independent showrooms

                                                     DISTRIBUTION CHANNELS/
MAAX SUB-BRAND                      PRODUCTS               CUSTOMERS              POSITIONING
--------------                      --------         ----------------------       -----------
PREMIUM BY MAAX(R)...........  Bathtubs, showers,    Home Depot               Do It Yourself
                               whirlpools, tub                                Renovation
                               surrounds, shower
                               >kits, laundry tubs

ADVANTA BY MAAX(R)...........  Bathtubs, showers,    Home centers other       Do It Yourself
                               whirlpools, tub       than Home Depot          Renovation
                               surrounds, shower
                               kits, laundry tubs

KEYSTONE BY MAAX(R)..........  Shower doors and      Home Depot and           Do It Yourself
                               medicine cabinets     builders                 Renovation
                                                     (approximately 10% of
                                                     Keystone sales)

SANINOVA(R) BY MAAX..........  Whirlpools, steam     Showrooms, original      Do It Yourself
                               cabins, shower        equipment                Renovation
                               bases                 manufacturers (in
                                                     Europe only)

     In the U.S. we are currently focused on the implementation of a "One-Stop-Shop" supply chain approach for bathroom fixture customers in each of our distribution channels, a process that has already been implemented in Canada. This entails implementing a logistics and inventory management system that will provide customers with the ability to order multiple products from one distribution center location with a single purchase order, delivery and invoice. Our U.S. sales force is being realigned with a national orientation and our sales force in Canada and has been trained to offer our complete product offering.

     An ongoing initiative is to augment Aker's gelcoat products with our acrylic lines to create a MAAX Aker(R) wholesale brand in the U.S. for distribution through Aker's wholesale and showroom network. Aker's top tier wholesale network is being utilized to sell our higher margin product categories, such as Collection(TM) bathtub units, Pearl(R) whirlpools, MAAX(R) shower doors and MAAX(R) medicine cabinets and provides us with a cross-selling opportunity.

     To enhance our market coverage and leverage our brand equity, we market our cabinet products under three brand names: MAAX Collection(TM), Cuisine Expert(R) by MAAX and Express Kitchen(R). The MAAX Collection(TM) products are sold to kitchen dealers. The Cuisine Expert(R) by MAAX line is sold to Home Depot in Canada and Express Kitchen(R) is sold to other home centers in Canada. We estimate that 52% of our sales are to specialty kitchen cabinet distributors and kitchen dealers and the balance of our kitchen cabinetry products are sold to home centers, including Home Depot in Canada and Reno Depot, and to building contractors for large commercial projects.

     Our spa products are marketed under our Coleman Spas(R) by MAAX, Elite Spas(R) by MAAX, Nahanni(TM) Spas and Savannah Spas(R) brand names and primarily distributed through a network of spa and pool retailers and home improvement centers. Coleman Spas(R) by MAAX are sold through backyard, pool and spa specialty retailers in the U.S., Canada and Europe. The Elite Spas(R) by MAAX sub-brand is distributed to backyard, pool and spa specialty stores and showrooms throughout North America. Primary customers of this brand are Spa Depot in the U.S. and Club Piscine and Pioneer Pools in Canada. Nahanni(TM) Spas are also sold through Home Depot in Canada and are targeted toward first-time and price conscious spa purchasers.

     Our spas business, and to a lesser extent, our other businesses experience seasonal business swings, which correspond to the North American seasons. Unusually prolonged periods of cold, rain, blizzards, hurricanes or other severe weather patterns could delay or halt renovation and construction activity. Generally, sales in each of the first three quarters of our fiscal year generate a significantly greater percentage of our total annual sales as compared to the fourth quarter of our fiscal year. This seasonality requires that we manage our cash flows over the course of the year.

     Our marketing unit is comprised of approximately 30 employees. Individual marketing teams within the marketing unit prepare and review annual marketing plans by channel of distribution with objectives and an action plan for each brand. Each team operates autonomously with support from corporate marketing, which assists in defining our global marketing strategies and direction. Each marketing team oversees market analysis, sector strategies and new product planning, and develops sales programs and monitors profitability with our sales force.

     In conjunction with our brand consolidation initiative, we have completed a consolidation of our sales force to provide national sales coverage in the U.S. and Canada through our own sales force and a combination of external agency sales representatives. Our sales representatives have been placed in most key regions in the U.S. and Canada, based on customer demand, and have been trained to market to their customers our full product offering. Business plans are prepared by region, distribution network and major customer.

     Our products are sold by our sales force or by external agency sales representatives, depending upon the region of distribution. We distribute our products through our own sales force in most provinces of Canada. In the U.S., sales agencies are used within each of the business sectors. Generally, these sales agencies employ 5-10 representatives, each of whom is responsible for covering two or three states. These sales agencies are not permitted to sell products that compete directly with our products.

                                   SALES FORCE BREAKDOWN BY PRODUCT CATEGORY AS OF MAY 31, 2005
                           ----------------------------------------------------------------------------
                                   BATHROOM                   CABINETRY                   SPAS
                           ------------------------    ------------------------   ---------------------
                           U.S.    CANADA     TOTAL    U.S.    CANADA     TOTAL   U.S.   CANADA   TOTAL
                           ----   --------    -----    ----   ---------   -----   ----   ------   -----
MAAX Sales Managers......   18        6         25(2)   1         2         3      2       2        4
MAAX Sales
  Representatives........   --       23         23      1        11        12      4       3        7
Sales Agencies...........   48        7         55      7         1         8      3       3        6
Agency Representatives...  490       16(1)     507(2)   8         1         9      5       5       30

---------------

(1) Agency representatives for provinces of Newfoundland, Manitoba and Saskatchewan.

(2) One sales manager and one agency representative are in Europe.

     Our sales representatives are compensated through a base salary and potential bonus, based upon achievement of certain sales growth, product mix and margin targets. Sales agency representatives receive commission-based compensation.

RAW MATERIALS AND SUPPLIERS

     We purchase a broad range of raw materials and components throughout the world in connection with our manufacturing activities. Major raw materials and components include resin, polyester, fiberglass, acrylic, thermoplastic, aluminum, steel, tempered glass, wood and particleboard, oil, pumps, accessories and packaging materials. Our policy is to maintain, wherever possible, alternate sources of supply for our important raw materials and components and, consequently, we are not dependent on a single supply source for any raw material or component. The raw materials and components required for our manufacturing operations have been generally readily available.

COMPETITION

  BATHROOM

     We are a leading player in the North American bathtub and shower segment, with a leadership position in the Canadian market and a number three position in the U.S. In the combined U.S. and Canadian bathtub and shower fixtures market, we estimate that our market share for our core product categories (bathtubs, whirlpools, showers and bathtub/shower surrounds) was approximately 15% in fiscal year 2005. This made us the second largest player in these product categories in a generally fragmented industry. Our share of fiscal year 2005 Canadian sales in our core product categories is estimated to be approximately 40%. Our market shares are higher in the geographic regions where we have had a longer historical presence.

     We compete against a large number of companies in the bathroom industry including several multinationals, such as Kohler, American Standard, Jacuzzi Brands, Lasco (a division of Tomkins Plc) and the Aquaglass, Mirolin and ASB divisions of Masco. We believe that our innovative product design, the efficiency of our distribution network and our high level of customer service set us apart from our competitors. In addition, through our broad North American footprint, we offer a full range of bathroom fixture products, kitchen cabinetry and spas to our customers. Our customers are able to enjoy the convenience of coordinating with a single supplier.

     We believe that the quality, price and value of our products, their design, our development of new technologies through research and development, and our strategic expansion across the U.S. and Canada provide us with a competitive edge in the bathroom fixtures market. Market trends indicate sustained growth in demand for our core products, and we believe our broad, innovative product offering will enable us to take advantage of this projected increase in demand.

  CABINETRY

     In the highly fragmented U.S. cabinet industry, there are several large and hundreds of smaller competitors, with the top four participants, Masco, Fortune Brands (MasterBrand Cabinets, Omega, Schrock), American Woodmark and Elkay, accounting for approximately 34% of industry sales. Other competitors include Norcraft, Republic National, Armstrong, Cardell and Wood-Mode brands. Kitchen and Bath Business estimates that we are the 25th largest cabinet manufacturer in North America with a 0.3% share of overall industry sales in 2003.

     The cabinet industry's largest players made numerous acquisitions in recent years in order to serve larger accounts, broaden product lines and price points and expand and diversify distribution networks. Consolidation is expected to continue given the largely fragmented nature of the industry.

     Competition in the cabinet sector focuses on service, product styling and performance, quality and delivery times. Customers tend to be less sensitive to price, resulting in strong margins in the sector. Brand awareness and loyalty play a key role given the high degree of product differentiation among manufacturers. We believe our focus on delivering high quality, innovative products, manufactured at our automated Laval, Quebec facility and marketed through our broad, well-located dealer network will allow for continued growth by capturing increased regional demand.

  SPAS

     We are a leading North American spa manufacturer with an estimated 5% share of industry sales in the combined U.S. and Canadian spa market. The industry remains highly fragmented with over 100 spa manufacturers in North America. The majority of our competitors are small regional suppliers who individually hold less than 2% of the spa market. Our leading competitors are Jacuzzi Brands, Watkins Manufacturing (a division of Masco) and Cal Spas. We produce and market Coleman Spas(R) by MAAX, under a license from The Coleman Company Inc., and Elite Spas(R) by MAAX to specialty retailers, as well as Nahanni(TM) Spas to Home Depot. We manufacture spas out of two strategically located facilities in Beamsville, Ontario and Chandler, Arizona.

RESEARCH AND DEVELOPMENT

     Our research and development team focuses on the manufacturing process and product design in order to develop innovative products using the latest technology. We also work with our suppliers to develop raw materials with characteristics meeting the highest standards of resistance, durability and finish. In addition, we have implemented an automation program for certain manufacturing plants.

     We operate five research and development centers, the largest located in Sainte-Marie, Quebec. We have a product development team dedicated exclusively to designing and developing our product lines. These employees work in collaboration with the sales and marketing departments to develop new products and products that are complementary to existing product lines.

     In recent years, we have developed several new products, including whirlpools, showers, spas and kitchen cabinetry models. We spend approximately 0.6% of our consolidated net sales on research and development annually. In April 2004, we launched the Urban(R) minimalist bathroom series, a full product line including bathtubs, showers, massage systems, medicine cabinets and lighting with uptown style and ultra-modern design.

     All of our bathtubs, showers, whirlpools and spas are certified by at least one of the following certification organizations: CSA(R), UL(R), IAPMO(R), ULI, ETL(R), WARNOCK HERSEY, USTC(R), NAHB and ANSI(R). We are one of the few laboratories in North America that is UL(R) compliant, which allows for in-house testing under UL(R) and thus enables product introductions within a shorter time-frame than many of our competitors.

INTELLECTUAL PROPERTY

     We use a broad range of trademarks, of which approximately 145 are registered or pending registration in the U.S., Canada, Europe, Taiwan and Thailand. We believe that certain trademarks including MAAX(R) are of material importance to our product lines. We also own approximately 65 patents and industrial designs, registered or pending registration in the U.S., Canada and Europe. Although protection of our patents and related technologies is an important component of our business strategy, none of the individual patents is material to our business.

     In addition, we have a license from The Coleman Company Inc. for use of the mark Coleman(R) and certain other trademarks in association with our spa and related products that expires in October 2008. We also have a license from Altura Leiden Holding B.V. for use of a shower enclosure patent, which expires in September 2006.

PROPERTIES

     The location, primary use, approximate square footage and ownership status of our principal properties as of May 31, 2005 are set forth below:

                                                                 APPROXIMATE
LOCATION                             PRINCIPAL USE              SQUARE FOOTAGE   OWNED/LEASED   PRODUCT CATEGORY
--------                             -------------              --------------   ------------   ----------------
CANADA
Montreal, Quebec.........  Offices                                   8,000       Leased         Corporate
Anjou, Quebec***.........  Warehouse/Factory/Offices               110,000       Leased         Bathroom
Sainte-Marie, Quebec.....  Warehouse/Factory/Offices               262,015       Owned*         Bathroom
Tring-Jonction, Quebec...  Warehouse/Factory/Offices               107,910       Owned*/Leased  Bathroom
Lachine, Quebec..........  Warehouse/Factory/Offices               263,270       Leased         Bathroom
Airdrie, Alberta.........  Factory/Offices                          40,220       Owned*         Bathroom
Armstrong, British
  Columbia...............  Warehouse/Factory/Offices                73,791       Owned*         Bathroom
Beamsville, Ontario......  Factory/Offices                          78,800       Leased         Spas
Surrey, British
  Columbia...............  Offices                                     794       Leased         Bathroom
Laval, Quebec............  Warehouse/Factory/Offices               236,950       Owned*         Kitchen Cabinetry
Cookshire, Quebec........  Warehouse/Factory/Offices                35,700       Owned          Kitchen Cabinetry

                                                                 APPROXIMATE
LOCATION                             PRINCIPAL USE              SQUARE FOOTAGE   OWNED/LEASED   PRODUCT CATEGORY
--------                             -------------              --------------   ------------   ----------------
EUROPE
Heinenoord,
  Netherlands............  Warehouse/Factory/Offices               183,920       Owned          Bathroom
UNITED STATES
Valdosta, Georgia........  Warehouse/Factory/Offices               142,700       Owned*/Leased  Bathroom
Bremen, Indiana..........  Warehouse/Factory/Offices               133,270       Owned*         Bathroom
Marion, Iowa.............  Warehouse/Factory/Offices                42,850       Owned/Leased   Bathroom
Minneapolis, Minnesota...  Principal Office/Warehouse/Factory       97,302       Owned*/Leased  Bathroom
Bellingham, Washington...  Warehouse/Factory/Offices                65,000       Owned*         Bathroom
Plymouth, Indiana (2
  plants)................  Warehouse/Factory/Offices               238,000       Owned*/Leased  Bathroom
Martinsburg, West
  Virginia...............  Warehouse/Factory                       169,170       Owned*         Bathroom
Riviera Beach, Florida...  Warehouse/Factory/Offices                41,000       Leased         Bathroom
Ontario, California......  Warehouse/Factory/Offices               124,850       Leased         Bathroom
Warminster,
  Pennsylvania...........  Warehouse/Factory/Offices                58,000       Leased         Bathroom
Southampton,
  Pennsylvania...........  Factory/Offices                          61,800       Leased         Bathroom
Bensalem,
  Pennsylvania**.........  Warehouse                                12,000       Leased         Bathroom
East Hanover, New
  Jersey**...............  Warehouse                                 3,200       Leased         Bathroom
Lakewood, New Jersey**...  Warehouse                                 5,400       Leased         Bathroom
Claymont, Delaware**.....  Warehouse                                 3,200       Leased         Bathroom
Chandler, Arizona........  Factory/Offices                          83,100       Owned*         Spas
DISTRIBUTION CENTERS
Airdrie, Alberta.........  Warehouse/Offices                        39,800       Leased
West Berlin, New
  Jersey.................  Warehouse/Offices                        21,000       Leased
Elk Grove, California....  Warehouse/Offices                        20,600       Leased

---------------

  * Property mortgaged under MAAX Corporation's senior secured credit facility.

 ** Part of the Southampton, Pennsylvania facility.

*** Property to be closed and production to be transferred to other facilities by end of December 2005.

ENVIRONMENTAL MATTERS

     Our operations are subject to extensive Canadian (federal, provincial and local), U.S. (federal, state and local) and foreign environmental laws and regulations relating to, among other things, the generation, storage, handling, emission, transportation and discharge of contaminants or regulated materials or substances into the environment. Permits are required for certain of our operations, and these permits are subject to revocation, modification and renewal by issuing authorities. Non-compliance with applicable requirements may result in civil, administrative or criminal enforcement action that may entail damages, fines, costs or the entry of injunctions, or all of the preceding. For example, we received a summons from the Ontario Court of Justice alleging violation of permitting and air emission requirements, relating to styrene and odors, under the Environmental Protection Act (Ontario) and regulations adopted thereunder at our facility in Beamsville, Ontario. We have resolved this matter and paid a fine equal to C$37,500. Aside from this matter, which is settled and closed, we believe we are in substantial compliance with applicable environmental requirements.

     We may also incur liability and costs for investigation and clean-up of soil or groundwater contamination on or emanating from currently or formerly owned and operated properties, or at offsite locations at which we have disposed or arranged for disposal of contaminants or regulated materials where we are identified as a responsible party. For example, an investigation conducted at our facility in Tring-Jonction, Quebec, revealed soil and groundwater impacts relating to former gasoline and heating oil tanks onsite. Although no assurance may be made, and the investigation is not complete, we do not expect the soil and groundwater impacts at Tring-Jonction, which we are in the process of addressing, to require expenditures that will have a material adverse effect on our results of operation or financial condition.

     We also do not expect the costs to comply with existing environmental laws and enforcement policies to be material. However, the requirements of such laws and enforcement policies have generally become more stringent over time. We might incur significant capital and other costs to comply with increasingly stringent air emission control laws, such as the federal regulation that will become applicable to styrene air emissions at U.S. facilities, which may decrease our cash flow. Also discovery of currently unknown conditions could require responses that would result in significant liabilities and costs. Accordingly, we are unable to predict the ultimate costs of compliance with or liability under environmental laws.

EMPLOYEES

     We had approximately 3,700 employees as of May 31, 2005, including 1,900 in Canada, 1,700 in the U.S. and 90 in Europe.


     Currently, approximately 1,200 of our production line employees, located primarily in Canada, are unionized through affiliations with Confederation des syndicats nationaux, Centrale des syndicats democratiques or the Teamsters Union. Employees represented by these unions are subject to ten collective bargaining agreements and work at nine of our manufacturing facilities with a separate union at each location, two of which agreements are with local unions in the U.S. and the remaining eight are in Canada. We have not experienced any significant work stoppages in the last ten years, and we believe that our relations with our employees and our unions are good.


LEGAL MATTERS

     During the ordinary course of business, we have been and may in the future become subject to pending and threatened legal actions and proceedings. All of the current legal actions and proceedings to which we are party are of an ordinary or routine nature incidental to our past or current operations, including product liability claims, the resolution of which should not have a material adverse effect on our financial condition and results of operations. The product liability claims are generally covered by insurance, but there can be no assurance that our insurance coverage will be adequate to cover any such liability.

     On October 27, 2000, one of our suppliers, American Faucet, Inc., or American Faucet, made a claim against our predecessor, MAAX Inc., in an amount of approximately $582,000 for unpaid supplies. We denied this claim and counterclaimed for a total amount of $2,510,000 for breach of a contract. American Faucet added a demand to its claim of approximately $10,412,000 for breach of that same contract. In accordance with the terms of that contract, this matter was submitted to arbitration, though a hearing has not yet been scheduled. We believe that American Faucet's claims are without merit and are vigorously defending the claims.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information about MAAX Holdings' and MAAX Corporation's executive officers and directors:


NAME                                        AGE                    POSITION
----                                        ---                    --------
Arthur Byrne..............................  60    Non-Executive Chairman of the Board of
                                                  Directors of MAAX Holdings and MAAX
                                                  Corporation
Andre Heroux..............................  46    President, Chief Executive Officer and
                                                  Director of MAAX Holdings and MAAX
                                                  Corporation
Denis Aubin...............................  46    Executive Vice President, Chief Financial
                                                  Officer and Secretary of MAAX Holdings and
                                                  MAAX Corporation
Benoit Boutet.............................  42    Vice President and Corporate Controller of
                                                  MAAX Holdings and MAAX Corporation
Patrice Henaire...........................  44    Corporate Vice President, Marketing, Sales
                                                  and R&D of MAAX Corporation
Terry Rake................................  54    Sector Head of Spa and Cabinetry Sectors of
                                                  MAAX Corporation
Daniel Stewart............................  43    Vice President, Bathroom Sector of MAAX
                                                  Corporation
Sophie Fortin.............................  49    Vice President, Human Resources and Public
                                                  Relations of MAAX Corporation
Richard Levesque..........................  46    Vice President, Operations of MAAX
                                                  Corporation
Michael Graham............................  39    Director of MAAX Holdings and MAAX
                                                  Corporation
Andre LaForge.............................  45    Director of MAAX Holdings and MAAX
                                                  Corporation
James Rhee................................  34    Director of MAAX Holdings and MAAX
                                                  Corporation
Steven Segal..............................  45    Director of MAAX Holdings and MAAX
                                                  Corporation


     Arthur Byrne has been the non-executive Chairman of the board of directors of MAAX Holdings and MAAX Corporation since June 4, 2004. He is an Operating Partner of J.W. Childs Associates, L.P., or JWC, and has been at JWC since 2002. Previously, he was Chairman, President and Chief Executive Officer of The Wiremold Company, or Wiremold, from 1991 to 2002. Prior to that time, he was a Group Executive with the Danaher Corporation, or Danaher, responsible for half its business from 1985 through 1991. At both Danaher and Wiremold, he was responsible for introducing and implementing "Lean Management" practices that resulted in strong gains at both companies. He is also non-executive Chairman of the Advisory Board at Esselte Group Holdings AB.

     Andre Heroux is the President and Chief Executive Officer and a director of MAAX Holdings and MAAX Corporation. Mr. Heroux joined MAAX Inc. in April 1999 as Vice President, Operations. In September 1999, he was named Chief Operating Officer of MAAX Inc. and, in July 2001, he became the President and Chief Executive Officer of MAAX Inc. Prior to April 1999, Mr. Heroux was President and Chief Executive Officer of CDM Lamines Inc. Mr. Heroux was President and Chief Executive Officer of CDM Papier Decor from 1996 to 1999. Between 1994 and 1996, Mr. Heroux was Vice President and General Manager of Domtar's decorative panel division.

     Denis Aubin is the Executive Vice President, Chief Financial Officer and Secretary of MAAX Holdings and MAAX Corporation. Mr. Aubin joined MAAX Inc. in 2004 as Executive Vice President and Chief Financial Officer. Prior to joining MAAX Inc., Mr. Aubin was Senior Vice President Finance of Quebecor World Inc. from 2000 to 2004. From 1997 to 2000 Mr. Aubin was Vice President and Treasurer of Cambior Inc.

     Benoit Boutet is the Vice President and Corporate Controller of MAAX Holdings and MAAX Corporation. Mr. Boutet joined MAAX Inc. in 2000 as Director of Finance and was promoted to his current position in March 2003. Prior to joining MAAX Inc., he was Director of Finance at Groupe Brochu Lafleur from 1997 to 2000, and from 1994 to 1997, he was Vice President Finance at Culinar.


     Patrice Henaire is the Corporate Vice President, Marketing, Sales and Research and Development of MAAX Corporation. Mr. Henaire joined MAAX Inc. in 2000 as Corporate Vice President Marketing and assumed responsibilities for R&D in 2001. Prior to joining MAAX Inc., he was Senior Vice President Marketing and Sales at Broan Nutone, from 1995 to 2000, and previously with Venmar as Marketing Manager for seven years.



     Terry Rake is the Sector Head of the Spa and Cabinetry Sectors of MAAX Corporation. Mr. Rake joined MAAX Inc. in 2000 as General Manager of MAAX Coleman Spas in Chandler, Arizona. He was promoted to Vice President, General Manager-MAAX Spas Sector in 2001 and was promoted to his current position in 2005. Prior to joining MAAX Inc., he was President and Chief Executive Officer for LA Spas from 1996 to 1999.


     Daniel Stewart is the Vice President, Bathroom Sector of MAAX Corporation. Mr. Stewart joined MAAX Inc. in 1998 as General Manager of MAAX Keystone. In 2001, he became Vice President and General Manager, Bathroom Sector, Retail and was promoted to his current position in 2005. Prior to joining MAAX Inc., he was Plant Manager of a shower door manufacturing plant in Florida for five years. He was also a General Contractor for ten years.

     Sophie Fortin is the Vice President, Human Resources and Public Relations of MAAX Corporation. Ms. Fortin joined MAAX Corporation in 2005. Prior to joining MAAX Corporation, Ms. Fortin was the Corporate Vice President, Human Resources at Bristol Myers Squibb, a pharmaceutical corporation. Prior to that time, she was Corporate Vice President, Human Resources and Public Relations of Agropur from 1995 to 2000 and Vice President, Human Resources and Work Relations of Weston Canada from 1990 to 1995.

     Richard Levesque is the Vice President, Operations of MAAX Corporation. Mr. Levesque joined MAAX Corporation in 2004. Prior to joining MAAX Corporation, he was with the Wiremold Company for 23 years where he held various positions, including Vice President Operations, Vice President Market Development, Vice President and General Manager and Plant Engineer.

     Michael Graham has been a director of MAAX Holdings and MAAX Corporation since March 2004. He is a Vice President of OMERS Capital Partners and has been at OMERS since 2003. Previously, he was a Vice President, Investments with Working Ventures Canadian Fund Inc. from 1996 to 2003. From 1993 to 1996 Mr. Graham was employed by the National Bank of Canada and from 1989 to 1993 by HSBC Bank Canada. He is also a director of Papier Masson Ltd. and Holiday Group Holdings, Inc.

     Andre LaForge has been a director of MAAX Holdings and MAAX Corporation since March 2004. He is a Senior Vice President of Borealis Capital Corporation and has been at Borealis Capital Corporation since September 2001. Previously, Mr. LaForge was a Senior Partner with KPMG Corporate Finance for ten years. From 1988 to 1990, Mr. LaForge was a Vice President and Principal with Canadian Corporate Funding Limited, a privately held Canadian merchant bank. Prior to 1988, Mr. LaForge was employed by the Royal Bank of Canada for five years. He is also a director of Cheneliere -- ducation, Generale de Services Sante, Greiche & Scaff and Coastal Value Fund.

     James Rhee has been a director of MAAX Holdings and MAAX Corporation since March 2004. Mr. Rhee was Secretary of MAAX Holdings and MAAX Corporation from March 2004 through June 4,

2004 and was a Vice President of MAAX Holdings and MAAX Corporation from June 2004 through November 29, 2004 and December 1, 2004, respectively. He is a Vice President of J.W. Childs Associates, L.P. and has been at JWC since 2000. Previously, he was an Associate in the Mergers and Acquisitions Department of Merrill Lynch from 1998 to 2000. He is also a director of Murray's Discount Auto Stores, Inc. and Pan Am International Flight Academy.

     Steven Segal has been a director of MAAX Holdings and MAAX Corporation since March 2004. Mr. Segal was President of MAAX Holdings and MAAX Corporation from March 2004 through June 4, 2004 and was a Vice President of MAAX Holdings and MAAX Corporation from June 2004 through November 29, 2004 and December 1, 2004, respectively. He is a founding Partner of J.W. Childs Associates, L.P. and has been at JWC since 1995. Prior to that time, he was an executive at Thomas H. Lee Company from 1987, most recently holding the position of Managing Director. He is also a director of Jillian's Entertainment Corp., Insight Health Services Corp., Universal Hospital Services, Inc. and The NutraSweet Company.

BOARD COMMITTEES

     MAAX Holdings, Beauceland and MAAX Corporation each have three committees of the board of directors: the Audit Committee, the Compensation Committee and the Executive Committee.

     Audit Committee. The members of our audit committee are Michael Graham and James Rhee. Mr. Rhee is the chairman. Our audit committee is responsible for reviewing the adequacy of our system of internal accounting controls; supervising the internal auditor in the performance of its duties; reviewing the results of our independent accountants' annual audit, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; reviewing our audited financial statements and discussing the statements with management; reviewing the audit reports submitted by our independent accountants; reviewing disclosures by our independent accountants concerning relationships with our company; pre-approving services provided to us by independent public accountants; reviewing the performance of our independent accountants and annually recommending independent accountants; adopting and annually assessing our charter; and preparing such reports or statements as may be required by securities laws.

     Under current rules of public trading markets, such as NASDAQ and the New York Stock Exchange, our current audit committee would not be deemed to be comprised solely of independent directors, since one of our audit committee members is associated with JWC Fund III and one of our audit committee members is associated with OMERS.

     Compensation Committee. The members of our compensation committee are Arthur Byrne, Andre LaForge and Steven Segal. Mr. Segal is the chairman. Our compensation committee makes recommendations to our board of directors concerning executive compensation and administers our stock option plans.

     Executive Committee. The members of our executive committee are Arthur Byrne, Andre Heroux, Andre LaForge and Steven Segal. Mr. Byrne is the chairman. Our executive committee is responsible for such matters as our board of directors may determine from time to time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Byrne is a party to our stockholders agreement, and is an affiliate of JWC Fund III, which is also a party to that stockholders agreement. Mr. Byrne is also an affiliate of JWC, which is a party to a management agreement with us. In connection with the December 2004 Transactions, we canceled options issued to Mr. Byrne exercisable into 57,090 shares of our common stock and repurchased 2,943,446 shares of our common stock held by JWC Fund III. Mr. Byrne received a cash payment of $250,000 in connection with the consummation of the December 2004 Transactions.

     Mr. LaForge is an affiliate of Borealis, which is a party to our stockholders agreement. Mr. LaForge is also an affiliate of BCC, which is a party to a management agreement with us. In connection with the December 2004 Transactions, we repurchased 1,118,246 shares of our common stock held by Borealis.

     Mr. Segal is an affiliate of JWC Fund III, which is a party to our stockholders agreement. Mr. Segal is also an affiliate of JWC, which is a party to a management agreement with us. In connection with the December 2004 Transactions, we repurchased 2,943,446 shares of our common stock held by JWC Fund III. Mr. Segal was President of MAAX Holdings, Beauceland and MAAX Corporation from March 2004 through June 4, 2004 and was a Vice President of MAAX Holdings, Beauceland and MAAX Corporation from June 2004 through November 29, 2004, December 1, 2004 and December 1, 2004, respectively. Mr. Segal did not receive any compensation as an officer of MAAX Holdings, Beauceland or MAAX Corporation.

     For a further description of the transactions between the foregoing members of our compensation committee, their affiliates and us, see "Certain Relationships and Related Party Transactions."

EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid for services rendered to MAAX Holdings and its subsidiaries, in all capacities during the fiscal year ended February 28, 2005, by our President and Chief Executive Officer and our most highly compensated executive officers at February 28, 2005, including two executive officers of MAAX Corporation, whose total annual salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                                                        COMPENSATION
                                                                                         ON AWARDS
                                                  ANNUAL COMPENSATION                   ------------
                                    -----------------------------------------------      SECURITIES
                                                                     OTHER ANNUAL        UNDERLYING
                                                                    COMPENSATION(A)     OPTIONS/SARS
NAME                                YEAR   SALARY ($)   BONUS ($)         ($)               (#)
----                                ----   ----------   ---------   ---------------     ------------
Andre Heroux......................  2005   C$500,000    C$281,250      C$1,191,111(b)     260,960
  President and Chief Executive
  Officer of MAAX Holdings,
  Beauceland, MAAX Corporation and
  certain subsidiaries
Denis Aubin.......................  2005   C$300,000    C$112,500        C$302,719(d)      26,624
  Executive Vice President, Chief
  Financial Officer and Secretary
  of MAAX Holdings, Beauceland and
  MAAX Corporation and certain
  subsidiaries(c)
Benoit Boutet.....................  2005   C$175,000     C$78,635        C$132,290(d)      16,541
  Vice President and Corporate
  Controller of MAAX Holdings,
  Beauceland and MAAX Corporation
Jean Rochette.....................  2005   C$300,000    C$200,500        C$284,046(d)      45,644
  Vice President and General
  Manager, Bathroom Products
  Sector of MAAX Corporation(e)
Daniel Stewart....................  2005    $195,000    C$206,299         $162,508(d)      24,764
  Vice President, Bathroom Sector
  of MAAX Corporation

---------------

(a) Excludes perquisites and other personal benefits, securities or property which aggregate the lesser of $50,000 or 10% of the total of annual salary and bonus.

(b) Includes (i) C$1,136,174 in connection with the December 2004 Transactions and (ii) C$54,937 for director's fees, car allowance and pension plan.

(c) Mr. Aubin became our Executive Vice President, Chief Financial Officer and Secretary on March 8, 2004.

(d)  Includes amounts paid in connection with the December 2004 Transactions.

(e) Mr. Rochette's employment with MAAX Corporation was terminated on March 25, 2005.

STOCK OPTIONS

     The following table sets forth information concerning the grant of stock options to each of the named executive officers in the fiscal year ended February 28, 2005:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                       ----------------------------------------------------------
                                          PERCENT OF                                POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF      TOTAL OPTIONS/                                 ASSUMED ANNUAL RATES OF
                         SECURITIES      SARS GRANTED                               STOCK PRICE APPRECIATION FOR
                         UNDERLYING      TO EMPLOYEES    EXERCISE OR                         OPTION TERM
                        OPTIONS/SARS    IN FISCAL YEAR   BASE PRICE    EXPIRATION   -----------------------------
NAME                   GRANTED (#)(A)        2005          ($/SH)         DATE         5% ($)          10% ($)
----                   --------------   --------------   -----------   ----------   -------------   -------------
Andre Heroux.........      68,475            15.2%          C$0.01      6/04/14      $1,846,394      $2,940,479
                          106,495            21.6%          $16.56      6/04/14       1,109,092       2,810,656
                           42,995             8.7%          $16.56      6/04/14         447,771       1,134,740
                           42,995(b)          8.7%          C$0.01      6/04/14         711,567         711,567
Denis Aubin..........      26,624             5.4%          $16.56      6/04/14         277,276         702,671
Benoit Boutet........       5,892             1.2%          C$0.01      6/04/14         158,875         253,016
                           10,649             2.2%          $16.56      6/04/14         110,904         281,052
Jean Rochette........      19,020(c)          3.9%          C$0.01      6/04/14         512,865         816,764
                           26,624(d)          5.4%          $16.56      6/04/14         277,276         702,671
Daniel Stewart.......       6,127             1.2%           $6.75      6/04/14         123,915         221,812
                           18,637             3.8%          $16.56      6/04/14         194,095         491,875

---------------

(a) These options were granted under our 2004 Stock Option Plan and reflect the number of options issued after giving effect to the repurchase and cancellation of a portion of the options in connection with the issuance of the notes.

(b) This stock option is exercisable by Mr. Heroux for shares of our series A preferred stock.

(c) In connection with the termination of employment of Mr. Rochette, Mr. Rochette exercised these options and MAAX Holdings repurchased the shares issued in connection with such exercise from Mr. Rochette on March 25, 2005.

(d) Due to the termination of Mr. Rochette's employment with MAAX Corporation, these options lapsed.

     The following table sets forth the number of shares covered by both exercisable and nonexercisable stock options by the named executive officers as of February 28, 2005. Also reported are the values of "in the money" options which represent the positive spread between the exercise price of any existing stock options and the stock price as of February 28, 2005.

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                  YEAR AND FISCAL YEAR END OPTIONS/SAR VALUES


                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED MONEY
                                                      OPTIONS/SARS AT FISCAL           OPTIONS AT FISCAL
                             SHARES       VALUE          YEAR END 2005 (#)             YEAR END 2005 ($)
                          ACQUIRED ON    REALIZED   ---------------------------   ---------------------------
NAME                      EXERCISE (#)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      ------------   --------   -----------   -------------   -----------   -------------
Andre Heroux............        --           --       154,465        106,495      $2,556,396         $0
Denis Aubin.............        --           --            --         26,624              $0         $0
Benoit Boutet...........        --           --         5,892         10,649         $97,513         $0
Jean Rochette(a)........        --           --        19,020         26,624        $314,781         $0
Daniel Stewart..........        --           --         6,127         18,637         $60,106         $0


---------------

(a) In connection with the termination of employment of Mr. Rochette, Mr. Rochette exercised these options and MAAX Holdings repurchased the shares issued in connection with such exercise from Mr. Rochette on March 25, 2005. The unexercisable options have lapsed.

DIRECTOR COMPENSATION

     Other than Mr. Byrne, who received options to purchase 33,280 shares of our common stock at an exercise price of $16.56 per share and a cash payment of $250,000 in connection with the consummation of the December 2004 Transactions, no member of the board of directors receives compensation for service on the board, other than expense reimbursement.

EMPLOYMENT AGREEMENTS

     On June 4, 2004, MAAX Corporation entered into an employment agreement with Andre Heroux, which will continue indefinitely unless terminated by either party. Mr. Heroux is the President and Chief Executive Officer of MAAX Holdings, Beauceland, MAAX Corporation and certain of our subsidiaries and is entitled to an annual base salary of C$500,000, subject to annual review by the board of directors, and certain fringe benefits. In addition to his annual base salary, Mr. Heroux is entitled to a bonus of up to 100% of his annual base salary, based on the achievement of certain targets as jointly determined by the board of directors and Mr. Heroux, and Mr. Heroux participates in our 2004 stock option plan. In connection with the June 2004 Transactions, Mr. Heroux rolled over a portion of his MAAX Inc. stock options into stock options of MAAX Holdings with a value of approximately C$1.5 million as of the closing date of the June 2004 Transactions. In addition, Mr. Heroux received a one-time grant of stock options to purchase shares of our series A preferred stock. If Mr. Heroux's employment is terminated by us without cause (as defined in the agreement) or by reason of Mr. Heroux's disability or by Mr. Heroux for good reason (as defined in the agreement), Mr. Heroux will be entitled to continued payments of salary and benefits for an 18-month period from the date of termination, an amount equal to
1.5 times his base salary in the year in which termination occurs, payable over an 18-month period, payment for services previously rendered and a pro rata portion of his bonus in respect of the portion of the year which has elapsed at the time of termination, if at the end of such year we meet the targets required for Mr. Heroux to receive a bonus had he remained employed at the end of such year. If Mr. Heroux's employment is terminated by us for cause, he will not be entitled to any benefits or payments, other than payments for services previously rendered. If Mr. Heroux terminates his employment without good reason or his employment is terminated as a result of his death, he or his successor, as the case may be, will be entitled to payment for services previously rendered and a pro rata portion of his bonus in respect of the portion of the year which has elapsed at the time of termination, if at the end of such year we meet the targets required for Mr. Heroux to receive a bonus had he remained employed at the end of such year. In addition, his employment agreement contains confidentiality restrictions during and after the term of the agreement and noncompetition, nonsolicitation and nondisparagement provisions during the term of the agreement and for 18 months thereafter.


     Each of Denis Aubin, Benoit Boutet, Patrice Henaire, Jean Rochette, Guy Berard, Terry Rake, Richard Levesque and Sophie Fortin has an employment agreement with MAAX Corporation, which will continue indefinitely unless terminated by either party. Under the employment agreements, Messrs. Aubin, Boutet, Henaire, Rochette, Berard, Rake and Levesque and Ms. Fortin are each entitled to an annual base salary of C$300,000, C$175,000, C$182,250, C$300,000,
C$185,000, $190,000, $185,000 and C$225,000, respectively, and certain fringe benefits. In addition to the annual base salary paid to each executive, each executive is entitled to a bonus up to 50% of his annual base salary based on the achievement of certain performance targets and entitled to participate in MAAX Holdings' 2004 stock option plan. In connection with the June 2004 Transactions, Messrs. Boutet, Henaire, Rochette, Berard and Rake rolled over their MAAX Inc. stock options into stock options of MAAX Holdings with a value of approximately C$1.0 million. If any of Messrs. Aubin, Boutet, Henaire, Rochette, Berard, Rake, Levesque and Ms. Fortin is terminated without cause, such executive will be entitled to continued payments of salary and targeted bonus for one year. For the year ended February 28, 2005, Messrs. Aubin, Boutet, Henaire, Rochette, Berard, Rake, Levesque and Ms. Fortin are entitled to receive or have received bonuses of C$112,500, C$69,625, C$68,438, C$112,500, C$69,375,
$60,000, $22,332 and C$7,031, respectively. Effective as of March 25, 2005 and July 29, 2005, respectively, Messrs. Rochette's and Berard's employment with MAAX Corporation was terminated as described in this prospectus under the caption "Certain Relationships and Related Party Transactions -- Severance and Retention Arrangements."


     Mr. Stewart and MAAX Corporation are currently negotiating a new employment agreement.

GESTION CAMADA AGREEMENT

     Under a management agreement, entered into on January 10, 2001, amended on November 1, 2001 and October 20, 2003 and terminated on February 29, 2004, between Gestion Camada Inc., or Gestion Camada, a holding company controlled by Placide Poulin and his family, and MAAX Inc., Gestion Camada was responsible for the general management of MAAX Inc. Pursuant to the agreement, Gestion Camada agreed to provide MAAX Inc. with the services of five qualified managers:
Placide Poulin, Chairman of the Board; Andre Heroux, President and Chief Executive Officer; Richard Garneau, Executive Vice President and Chief Financial Officer; Marie-France Poulin, Executive Vice President, Sales; and David Poulin, Vice President, Operations, Bathroom Products Sector (Eastern Canada). In exchange for the services of these five individuals, MAAX Inc. paid to Gestion Camada an annual fee of C$1,096,704, adjusted annually in relation to the Canadian Consumer Price Index published by Statistics Canada for the region of Montreal, payable in weekly installments, a performance bonus equal to 4.3% of MAAX Inc.'s earnings before taxes and performance bonuses and theoretical amortization of C$3,484,100 of the goodwill of MAAX Inc., payable in quarterly installments, and certain fringe benefits. For the year ended February 29, 2004, MAAX Inc. paid to Gestion Camada an aggregate of C$3,832,725, comprised of the annual fee and performance bonus. MAAX Inc. also paid to Gestion Camada a fee of C$3,744,637 for the non-renewal of this agreement, of which C$3,311,077 was paid on March 2, 2004 and the remaining balance of C$433,560 was paid on April 28, 2004.

CONSULTING AGREEMENTS

     As of March 1, 2004, MAAX Inc. entered into consulting agreements with each of Messrs. Richard Garneau and David Poulin and Ms. Marie-France Poulin for a three month period from March 1, 2004 through June 1, 2004, subject to extension. The consulting agreements were terminated on June 4, 2004. Under the consulting agreements, each of Messrs. Garneau and Poulin and Ms. Poulin provided certain consulting services to MAAX Inc. as independent contractors, working up to a maximum of 20 working days during such three month period and were each entitled to compensation of C$20,000 and certain fringe benefits. MAAX Inc. also provided an indemnity payment to each of these consultants for prior service to MAAX Inc. equal to C$630,000 for each individual. Placide Poulin received certain fringe benefits through June 30, 2004.

     Each of Messrs. Poulin, Garneau and Poulin and Ms. Poulin entered into an agreement with MAAX Inc. that contains confidentiality restrictions and noncompetition, nonsolicitation and nondisparagement provisions covering North America for a period of five years from June 4, 2004.

BENEFIT PLANS

  2004 STOCK OPTION PLAN

     All of the outstanding options previously issued under the MAAX Inc. Senior Executives and Management stock option plan were either exercised, or, with respect to certain members of our management, converted into options exercisable for shares under MAAX Holdings' 2004 stock option plan upon consummation of the June 2004 Transactions. Under MAAX Holdings' 2004 stock option plan, we have available for grant options to purchase approximately 9% of MAAX Holdings' common stock on a fully-diluted basis in addition to approximately $2.7 million of rollover option fair value as of the closing date of the June 2004 Transactions to certain members of our management, including a one-time option grant to Mr. Heroux to purchase shares of MAAX Holdings' series A preferred stock. The plan provides for the grant of nonqualified stock options to any of our full or part-time employees, including officers and directors, consultants and independent contractors. The exercise price of options granted under the plan is generally equal to the fair market value of our common stock on the date such options are granted, as determined by MAAX Holdings' board of directors, however, the board has discretion to issue options at exercise prices lower or higher than fair market value. The plan is administered by MAAX Holdings' board of directors and by our compensation committee. See "Certain Relationships and Related Party Transactions -- Repurchase of Outstanding Equity Securities."

     While the terms of the options granted under this plan are determined at the time of grant, the stock options will expire ten years after grant. New stock options are comprised of two general types: (1) options with fixed vesting schedules and (2) options that vest upon the achievement of established performance targets. Upon a holders' termination from employment, all options terminate immediately, except in the case of termination by us without cause (as defined in the option agreement) or upon the holders' death or disability or by the holder for good reason (as defined in the option agreement), in which case vested options remain exercisable for a period of time after termination.

  EQUITY COMPENSATION PLAN

     The following table summarizes as of February 28, 2005 the shares of MAAX Holdings' common stock and series A preferred stock subject to outstanding awards or available for future awards under MAAX Holdings' equity compensation plan.

                                                                                NUMBER OF SHARES
                                                                               REMAINING AVAILABLE
                                                                               FOR FUTURE ISSUANCE
                                                                                  UNDER EQUITY
                                    NUMBER OF SHARES                           COMPENSATION PLANS
                                    TO BE ISSUED UPON     WEIGHTED AVERAGE      (EXCLUDING SHARES
                                       EXERCISE OF        EXERCISE PRICE OF     REFLECTED IN THE
PLAN CATEGORY                      OUTSTANDING OPTIONS   OUTSTANDING OPTIONS      FIRST COLUMN)
-------------                      -------------------   -------------------   -------------------
Equity compensation plan approved
  by stockholders................        493,842               $11.39                12,872(1)
Equity compensation plan not
  approved by stockholders.......             --                   --                    --
                                         -------               ------                ------
Total............................        493,842               $11.39                12,872
                                         =======               ======                ======

---------------

(1) Represents shares remaining available under our 2004 stock option plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     MAAX Holdings' capital stock consists of common stock, par value $0.01 per share, and series A preferred stock, par value $0.01 per share. MAAX Holdings' common stock consists of common stock and class A common stock which are identical in all respects, except that the class A common stock is not entitled to vote in the election of directors. The only stockholder that holds class A common stock is OMERS. The series A preferred stock is redeemable under certain circumstances, does not have voting rights, no shares of series A preferred stock have been issued and Mr. Heroux is the only stockholder who has options to purchase our series A preferred stock.

     JWC Fund III, Borealis and OMERS hold approximately 98.7% of the outstanding common stock prior to dilution for options. MAAX Holdings made approximately 9% of its equity on a fully-diluted basis available to certain consultants, members of our management and one of our directors through its 2004 stock option plan, in addition to approximately $2.7 million of rollover option fair value as of the closing date of the June 2004 Transactions to certain members of our management, including a one-time option grant to Mr. Heroux to purchase shares of MAAX Holdings' series A preferred stock.

     The following table sets forth certain information regarding the beneficial ownership of MAAX Holdings' capital stock by (a) JWC Fund III, Borealis and OMERS, (b) MAAX Holdings' directors and named executive officers, and (c) all directors and executive officers described above as a group. Except as otherwise noted under "Certain Relationships and Related Party Transactions," we know of no agreements among MAAX Holdings' stockholders which relate to voting or investment power over MAAX Holdings' capital stock or any arrangement the operation of which may at a subsequent date result in a change of control of our company.


     Beneficial ownership is determined in accordance with the rules of the SEC, and includes direct and indirect voting power and/or investment power with respect to securities. Shares of capital stock subject to options which are exercisable within 60 days of August 1, 2005, are deemed outstanding for purposes of computing the beneficial ownership of the person holding such options, but are not deemed outstanding for purposes of computing the beneficial ownership of any other person. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to the shares shown as beneficially owned by them. Unless otherwise indicated, the principal address of each of the stockholders below is c/o MAAX Holdings, 9224 73rd Avenue North, Brooklyn Park, Minnesota 55428.


                                                                                PERCENTAGE OF
                                                         NUMBER OF SHARES    SHARES BENEFICIALLY
BENEFICIAL OWNER                                        BENEFICIALLY OWNED          OWNED
----------------                                        ------------------   -------------------
Andre Heroux(1).......................................        160,855                5.3%
Denis Aubin(2)........................................          8,264                  *
Benoit Boutet(3)......................................          7,864                  *
Patrice Henaire(4)....................................          9,691                  *
Jean Rochette(5)......................................             --                  *
Guy Berard(6).........................................          6,268                  *
Terry Rake(7).........................................          5,449                  *
Daniel Stewart(8).....................................         16,301                  *
Sophie Fortin.........................................          7,250                  *
Richard Levesque......................................          4,530                  *
Arthur Byrne(9)(10)...................................      1,611,741               56.1%
Michael Graham (11)(12)...............................      1,223,118               42.6%
Andre LaForge (13)(14)................................        611,559               21.3%
James Rhee (10)(15)...................................      1,609,745               56.1%
Steven Segal (10)(16).................................      1,609,745               56.1%
Borealis Private Equity Limited Partnership(14)(17)...        489,247               17.0%
Borealis (QLP) Private Equity Limited
  Partnership(14)(17).................................        122,312                4.3%
J.W. Childs Equity Partners III, L.P.(10)(18).........      1,575,617               54.9%
J.W. Fund III Co-Invest LLC(10)(18)...................         34,128                1.2%
Ontario Municipal Employees Retirement
  Board(12)(19).......................................      1,223,118               42.6%
All executive officers and directors as a group (15
  persons)............................................      3,070,224               99.9%

---------------

  *  Amount represents less than 1% of our capital stock.

 (1) Includes (i) 117,860 shares of common stock issuable upon exercise of options and (ii) 42,995 shares of preferred stock issuable upon exercise of options.

 (2) Includes (i) 6,667 shares of common stock and (ii) 1,597 shares of common stock issuable upon exercise of options.

 (3) Includes (i) 1,333 shares of common stock and (ii) 6,531 shares of common stock issuable upon exercise of options.

 (4) Includes (i) 3,000 shares of common stock and (ii) 6,691 shares of common stock issuable upon exercise of options.


 (5) In connection with the termination of Mr. Rochette's employment, we repurchased 24,576 shares of common stock from Mr. Rochette on March 25, 2005.



 (6) Includes (i) 4,169 shares of common stock and (ii) 2,099 shares of common stock issuable upon exercise of options.


 (7) Includes 5,449 shares of common stock issuable upon exercise of options.

 (8) Includes (i) 9,056 shares of common stock and (ii) 7,245 shares of common stock issuable upon exercise of options.

 (9) Includes (i) 1,997 shares of common stock issuable upon exercise of options and (ii) 1,575,617 shares of common stock held by J.W. Childs Equity Partners III, L.P. and its affiliates and 34,128 shares of common stock held by JWC Fund III Co-Invest LLC which Mr. Byrne may be deemed to beneficially own by virtue of his position as an Operating Partner of J.W. Childs Associates, L.P., which manages J.W. Childs Equity Partners III, L.P. and its affiliates. Mr. Byrne disclaims beneficial ownership of the shares held by J.W. Childs Equity Partners III, L.P. and JWC Fund III Co-Invest LLC.

(10) The address for these stockholders is c/o J.W. Childs Associates, L.P., 111 Huntington Avenue, Suite 2900, Boston, Massachusetts 02199-7610.

(11) Includes (i) 311,559 shares of common stock and (ii) 300,000 shares of class A common stock held by Ontario Municipal Employees Retirement Board, 489,247 shares of common stock held by Borealis Private Equity Limited Partnership and 122,312 shares of common stock held by Borealis (QLP) Private Equity Limited Partnership which Mr. Graham may be deemed to beneficially own by virtue of his position as a Portfolio Manager of OMERS Capital Partners. Mr. Graham disclaims beneficial ownership of the shares held by Ontario Municipal Employees Retirement Board, Borealis Private Equity Limited Partnership and Borealis (QLP) Private Equity Limited Partnership.

(12) Includes (i) 311,559 shares of common stock and (ii) 300,000 shares of class A common stock held by Ontario Municipal Employees Retirement Board, 489,247 shares of common stock held by Borealis Private Equity Limited Partnership and 122,312 shares of common stock held by Borealis (QLP) Private Equity Limited Partnership. The address for these stockholders is c/o OMERS, One University Avenue, Suite 700, Toronto, Ontario M5J 2P1. OMERS does not exercise investment control over the funds managed by Borealis Capital Corporation and disclaims beneficial ownership of the shares held by such funds.

(13) Includes 489,247 shares of common stock held by Borealis Private Equity Limited Partnership and Borealis (QLP) Private Equity Limited Partnership which Mr. LaForge may be deemed to beneficially own by virtue of his position as a Senior Vice President of Borealis Capital Corporation. Mr. LaForge disclaims beneficial ownership of the shares held by Borealis Private Equity Limited Partnership and Borealis (QLP) Private Equity Limited Partnership.

(14) The address for these stockholders is c/o Borealis Capital Corporation, 1 Adelaide Street East, Suite 2800, Box 198, Toronto, Ontario M5C 2V9. Borealis Capital Corporation, the manager of

     Borealis Private Equity Limited Partnership and Borealis (QLP) Private Equity Limited Partnership, is a subsidiary of OMERS. OMERS does not exercise investment control over the funds managed by Borealis Capital Corporation and disclaims beneficial ownership of the shares held by such funds.

(15) Includes 1,575,617 shares of common stock held by J.W. Childs Equity Partners III, L.P. and its affiliates and 34,128 shares of common stock held by JWC Fund III Co-Invest LLC which Mr. Rhee may be deemed to beneficially own by virtue of his position as a Vice President of J.W. Childs Associates, L.P., which manages J.W. Childs Equity Partners III, L.P. and its affiliates. Mr. Rhee disclaims beneficial ownership of the shares held by J.W. Childs Equity Partners III, L.P. and JWC Fund III Co-Invest LLC.

(16) Includes 1,575,617 shares of common stock held by J.W. Childs Equity Partners III, L.P. and its affiliates and 34,128 shares of common stock held by JWC Fund III Co-Invest LLC which Mr. Segal may be deemed to beneficially own by virtue of his position as a Partner of J.W. Childs Associates, L.P., which manages J.W. Childs Equity Partners III, L.P. and its affiliates. Mr. Segal disclaims beneficial ownership of the shares held by J.W. Childs Equity Partners III, L.P. and JWC Fund III Co-Invest LLC.

(17) Mr. LaForge, Ian Collier, Michael Nobrega, Gerry McGrath, John Young, Bruce Hetherington, Scott Sinha and David Grant have and share voting and investment control over, and therefore may be deemed to beneficially own, the shares of common stock held by these entities. These individuals disclaim beneficial ownership of the shares held by these entities.

(18) John W. Childs, Michael N. Cannizarro, Glenn A. Hopkins, Jerry D. Horn, Raymond B. Rudy, Dana L. Schmaltz, Adam L. Suttin, William E. Watts, Edward
     D. Yun, Jeff Teschke, Mark J. Tricolli, Stephanie Mansfield-Rourke, Allan Dowds and the persons indicated by notes (9), (15) and (16) above have and share voting and investment control over, and therefore may be deemed to beneficially own, the shares of common stock held by these entities. These individuals disclaim beneficial ownership of the shares held by these entities.

(19) Mr. Graham, David Rogers, Don Morrison, John Young, Lisa Melchior, Martin Day, Jennifer Morais and Dominique Hansen have and share voting and investment control over, and therefore may be deemed to beneficially own, the shares of common stock and class A common stock held by these entities. These individuals disclaim beneficial ownership of the shares held by these entities.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

STOCKHOLDERS AGREEMENT

     Our Sponsors and all of MAAX Holdings' stockholders, including each of MAAX Holdings' executive officers and directors who own shares of MAAX Holdings' capital stock or stock options and the stockholders affiliated with the Sponsors, are parties to a stockholders agreement governing certain aspects of the relationship among the parties and their ownership of MAAX Holdings' capital stock. The stockholders agreement includes provisions relating to restrictions on issue or transfer of shares, call rights, put rights, tag-along rights, drag-along rights, pre-emptive rights, rights of first offer, rights of first refusal, registration rights, other special corporate governance provisions (including the right of our Sponsors to veto various corporate actions) and the election of directors. In the event of the termination of employment of a stockholder who is a member of management, MAAX Holdings, or another person designated by MAAX Holdings, may purchase the shares of stock held by the terminated employee. If neither MAAX Holdings nor its designee purchases the shares of stock held by the terminated employee, the Sponsors will be entitled to do so on a pro rata basis. If no such person elects to purchase the shares held by the terminated employee, the employee may force MAAX Holdings or its designee to purchase the shares of stock held by the employee.

MANAGEMENT AGREEMENT

     MAAX Holdings and MAAX Corporation are parties to a Management Agreement with the Sponsors under which MAAX Corporation paid a one-time fee equal to $4.6 million to be shared pro rata among the Sponsors. In exchange for providing financial and strategic corporate planning consulting services, the Sponsors receive consulting fees of an aggregate of approximately $54,000 per month, plus out-of-pocket expenses.

MERGER AGREEMENT

     Certain of MAAX Holdings' subsidiaries entered into a merger agreement with MAAX Inc. and such merger agreement is described in this prospectus under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations -- History."

REPURCHASE OF OUTSTANDING EQUITY SECURITIES

     Upon the closing of the offering, we consummated the December 2004 Transactions. MAAX Holdings repurchased 5,185,807 shares of its common stock and redeemed rollover options exercisable into 9,378 shares of its common stock from our Sponsors, members of our management and certain consultants using approximately $105.1 million of the proceeds of the offering. In addition, MAAX Holdings canceled options exercisable into 450,550 shares of its common stock held by certain members of our management, employees and a non-employee director. An additional $2.0 million in the aggregate was paid to certain members of our management and $250,000 will be paid to a non-employee director in connection with the consummation of the December 2004 Transactions. Our Sponsors sold to MAAX Holdings an aggregate of 5,179,939 shares of common stock, constituting approximately 64.3% of MAAX Holdings' outstanding shares of common stock.

EMPLOYMENT AGREEMENTS

     MAAX Corporation or MAAX Inc. entered into employment agreements with Messrs. Heroux, Aubin, Boutet, Henaire, Rochette, Berard, Rake, Stewart, Levesque and Ms. Fortin, all of which are described in this prospectus under the caption "Management -- Employment Agreements."

DIRECTOR COMPENSATION

     Other than Mr. Byrne, who received options to purchase 33,280 shares of our common stock at an exercise price of $16.56 per share and a cash payment of $250,000 in connection with the consummation of the December 2004 Transactions, no member of the board of directors receives compensation for service on the board, other than expense reimbursement.

LOANS TO EXECUTIVE OFFICERS

     On January 26, 2001, MAAX Inc. made a loan to Mr. Heroux, in an aggregate principal amount of C$917,274 in connection with his purchase of 100,000 common shares of MAAX Inc. One-half of the principal amount of the loan was payable in three equal installments in the amount of C$152,879 on February 28 in each of 2002, 2003 and 2004 and bore interest at the legal interest rate. Upon payment of all such amounts, the remaining balance was canceled.

SEVERANCE AND RETENTION ARRANGEMENTS

     In September 2003, MAAX Inc. entered into severance and retention agreements with each of Patrice Henaire, Jean Rochette, Guy Berard, Terry Rake, Daniel Stewart and Benoit Boutet. Each of Messrs. Henaire, Rochette, Berard, Rake, Stewart and Boutet received a retention bonus upon consummation of the June 2004 Transactions payable in a lump sum of C$30,000, C$88,000, C$37,000, C$42,000, C$47,000 and C$13,000, respectively. These agreements provide that each such employee would have been entitled to receive an amount equal to one year of his annual base salary plus an annual targeted bonus if the employee's employment had been terminated as a result of consummation of the June 2004 Transactions.

     Effective as of March 25, 2005, MAAX Corporation entered into a separation agreement with Mr. Rochette. Pursuant to the terms of the separation agreement, MAAX Corporation paid Mr. Rochette a lump sum of C$525,000 in April 2005 and agreed to provide Mr. Rochette with life and medical insurance benefits for a six-month period. MAAX Corporation also transferred to Mr. Rochette title to the company car previously used by him. In addition, on April 1, 2005, MAAX Holdings repurchased from Mr. Rochette an aggregate of 24,576 shares of common stock for a purchase price of $16.56 per share. Options to purchase 26,624 shares of common stock previously held by Mr. Rochette lapsed as a result of the termination of Mr. Rochette's employment.


     Effective as of July 29, 2005, Mr. Berard's employment with MAAX Corporation was terminated. MAAX Corporation will pay Mr. Berard a lump sum of C$185,000, payable after September 5, 2005. Options to purchase 5,325 shares of common stock previously held by Mr. Berard lapsed as a result of the termination of Mr. Berard's employment.


UNREGISTERED SALES OF EQUITY SECURITIES

     On March 10, 2004, certain entities formed by our Sponsors entered into a merger agreement to acquire MAAX Inc. and its subsidiaries. On March 6, 2004, J.W. Childs Equity Funding III, L.P., Borealis Private Equity Limited Partnership, Borealis (QLP) Private Equity Limited Partnership and Ontario Municipal Employees Retirement Board purchased 15.17, 0.60, 0.15 and 0.75 shares of our common stock, respectively, for a purchase price of $60 per share. This sale was exempt from the registration requirements of the Securities Act under
Section 4(2) of the Securities Act. We used the proceeds from the sale for general corporate purposes.

     On June 4, 2004, concurrently with the consummation of the transactions contemplated by the merger agreement, our Sponsors, certain consultants and members of our management invested approximately $133.7 million in cash in MAAX Holdings, which investment was contributed as common equity to MAAX Corporation. The common equity is set forth in the table below. The cash investment was applied towards the consummation of the June 2004 Transactions. In addition, certain members of our management exchanged a portion of their MAAX Inc. stock options for stock options of MAAX Holdings with a fair value on June 4, 2004 of approximately $2.7 million, including a one-time option grant to

Mr. Heroux to purchase shares of our series A preferred stock. These sales were exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

     Set forth below is a summary of the common stock we issued on June 4, 2004 at a purchase price of $16.56 per share. In addition to the shares set forth below, on June 4, 2004, Ontario Municipal Employees Retirement Board purchased 300,000 shares of our class A common stock at a purchase price of $16.56 per share.


NAME                                                          NUMBER OF SHARES
----                                                          ----------------
JWC Equity Funding III, Inc. ...............................     4,553,191(1)
Borealis Private Equity Limited Partnership.................     1,383,844(1)
Borealis (QLP) Private Equity Limited Partnership...........       345,961(1)
Ontario Municipal Employees Retirement Board................     1,429,805(1)
Denis Aubin.................................................         6,667
Guy Berard..................................................         7,111(1)
Benoit Boutet...............................................         1,333
James J. Cutler.............................................         4,528(1)
Patrice Henaire.............................................         3,000
Jean Rochette...............................................         5,556(2)
Daniel Stewart..............................................         9,056


---------------

(1) In connection with the issuance of our senior discount notes in connection with the December 2004 Transactions, we repurchased a portion of the shares of common stock of these stockholders. See "-- Repurchase of Outstanding Equity Securities."


(2) In connection with the termination of employment of Mr. Rochette, we repurchased these shares from Mr. Rochette on March 25, 2005 at a purchase price of $16.56 per share.

     Set forth below is a summary of the stock options we issued to members of our management, employees and a non-employee director on June 4, 2004. Other than as noted below, all options are exercisable for shares of our common stock. The stock options set forth below expire on June 4, 2014.


NAME                                                      OPTION GRANT       EXERCISE PRICE
----                                                      ------------       --------------
Arthur Byrne............................................     33,280(1)          $ 16.56
Andre Heroux............................................     68,475(2)          C$ 0.01
                                                            106,495(1)          $ 16.56
                                                             42,995(3)          C$ 0.01
                                                             42,995             $ 16.56
Denis Aubin.............................................     26,624(1)          $ 16.56
Benoit Boutet...........................................      5,892(2)          C$ 0.01
                                                             10,649(1)          $ 16.56
Patrice Henaire.........................................      5,892(2)          C$ 0.01
                                                             13,312(1)          $ 16.56
Jean Rochette...........................................     19,020(2)(4)       C$ 0.01
                                                             26,624(1)(5)       $ 16.56
Guy Berard..............................................      1,779(2)          C$ 0.01
                                                              5,325(1)(5)       $ 16.56
Terry Rake..............................................      5,129(1)          $  6.75
                                                              5,325(1)          $ 16.56
Daniel Stewart..........................................      6,127(2)          $  6.75
                                                             18,637(1)          $ 16.56
Michel Tremblay.........................................      8,839(2)          $  0.01
                                                              5,325(1)          $ 16.56


---------------

(1) In connection with the issuance of our senior discount notes in connection with the December 2004 Transactions, we repurchased and cancelled a portion of the options so that, on a fully-diluted basis, options exercisable into approximately 9% of our capital stock are available to certain members of management, consultants and employees and a non-employee director. See
    "-- Repurchase of Outstanding Equity Securities."

(2) Certain members of our management rolled over a portion of their MAAX Inc. stock options into our stock options, and therefore, these options were granted at less than fair market value on the date of grant.

(3) This option grant is exercisable by Mr. Heroux for shares of our series A preferred stock, which are redeemable from Mr. Heroux upon exercise of options to purchase common stock at a purchase price of $16.56 per share.

(4) In connection with the termination of employment of Mr. Rochette, Mr. Rochette exercised these options and we repurchased the shares issued in connection with such exercise from Mr. Rochette on March 25, 2005 at a purchase price of $16.56 per share.


(5) Due to the termination of Messrs. Rochette's and Berard's employment with MAAX Corporation, these options lapsed.



     On October 12, 2004, we issued stock options to purchase 10,000 shares of our common stock to each of Leonard Goldstein, Dan McGann and Hiram Rivera at an exercise price of $16.56 per share. Messrs. Goldstein, McGann and Rivera are each employees of MAAX Corporation or one of its subsidiaries. The stock options expire on October 12, 2014. In connection with the issuance of our senior discount notes in connection with the December 2004 Transactions, we repurchased and cancelled a portion of these options so that each of Messrs. Goldstein, McGann and Rivera currently has options to purchase 3,683 shares of our common stock.

     On December 10, 2004, we repurchased shares of our common stock and redeemed or canceled certain outstanding options to acquire shares of our common stock from our Sponsors, members of our management and certain consultants. See "-- Repurchase of Outstanding Equity Securities."

     On January 20, 2005, we issued stock options to purchase 10,000 and 14,000 shares of our common stock to Sophie Fortin and Richard Levesque, respectively, at an exercise price of $20.24 per share, the fair market value on the date of grant. Ms. Fortin and Mr. Levesque are each members of management of MAAX Corporation. The stock options expire on January 20, 2015.

     On March 1, 2005, Sophie Fortin and Richard Levesque, respectively, purchased 7,250 and 4,530 shares of our common stock for a purchase price of $16.56 per share.


     On July 13, 2005, we issued stock options to purchase 7,987 shares of our common stock to Daniel Stewart at an exercise price of $16.56 per share, the fair market value on the date of grant. The stock options expire on July 13, 2015.



     As of August 1, 2005, we had 2,570,469 shares of our common stock and 300,000 shares of our class A common stock outstanding.

                       DESCRIPTION OF OTHER INDEBTEDNESS

MAAX CORPORATION'S SENIOR SECURED CREDIT FACILITY

     General. All of MAAX Corporation's Canadian and U.S. subsidiaries entered into a senior secured credit facility on June 4, 2004 consisting of a term loan B facility, a term loan A facility and a revolving credit facility. The following is a description of the principal terms of MAAX Corporation's senior secured credit facility. See also "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital
Resources -- MAAX Corporation's Senior Secured Credit Facility."

     Structure. MAAX Corporation's senior secured credit facility provides for a $115.0 million term loan B facility with a maturity of seven years, a C$130.0 million term loan A facility with a maturity of five years and three months and a C$50.0 million revolving credit facility, which may be borrowed in either Canadian or U.S. dollars, with a maturity of five years and three months. The revolving credit facility includes a sublimit for the issuance of letters of credit and a sublimit for swing line loans. Proceeds of the revolving facility may be used to provide financing for working capital and general corporate purposes. MAAX Corporation's senior secured credit facility permits it to incur, from time to time, up to $50.0 million in one or more additional series of term loans which will have the benefit of the security and the guarantees described below. Such an increase in the term loans will occur at MAAX Corporation's option if certain conditions are satisfied, including being in compliance with the financial covenants on a pro forma basis and receipt of commitments from lenders for such additional amount.

     Security/Guarantees. Beauceland and all existing and future, direct and indirect Canadian and U.S. subsidiaries of Beauceland, subject to certain exceptions, unconditionally guarantee the obligations under MAAX Corporation's senior secured credit facility. In addition, MAAX Corporation's obligations under its senior secured credit facility and the obligations of the guarantors under the guarantees are secured by substantially all of MAAX Corporation's assets, and each guarantor's assets, including:

     - a first priority perfected security interest in all of the capital stock of each of Beauceland's direct and indirect Canadian and U.S. subsidiaries and 65% of the capital stock of each other subsidiary directly or indirectly owned by Beauceland or any of its Canadian or U.S. subsidiaries; and

     - a first priority perfected security interest in substantially all of MAAX Corporation's and the guarantors' other present and future assets and properties, including, without limitation, accounts receivable, inventory, real property, machinery, equipment, contracts, intellectual property, license rights and general intangibles.

     Amortization. MAAX Corporation is required to repay the amounts borrowed under each of the term loan facilities in installments on March 31, June 30, September 30 and December 31 of each loan year and on the maturity date of the applicable facility. Installment payments under the term loan B facility began on September 30, 2004 and equal 0.25% of the initial principal amount of such facility for each of the first 24 installment payments and 23.50% for each of the final four installment payments. Installment payments under the term loan A facility begin on December 31, 2004 and equal 1.25% of the initial principal amount of such facility for each of the first four installment payments, 2.50% of such amount for each of installment payments 5 through 8, 3.75% of such amount for each of installment payments 9 through 12, 5.00% of such amount for each of installment payments 13 through 16, and 12.50% of such amount for each of installment payments 16 through 20.

     Interest. The Canadian dollar amounts outstanding under MAAX Corporation's senior secured credit facility bear interest at a rate per annum equal to the Prime Rate (which is the greater of (x) the administrative agent's reference rate of interest for commercial customers and (y) the yield rate for one month bankers' acceptances displayed on the Reuters CDOR Page, plus 1%) plus an applicable margin or, at our option, the BA Discount Rate (which (a) in the case of Schedule I lenders is determined by reference to the British Bankers Association Interest Settlement Rate and (b) in the case of all other lenders is determined largely by reference to the Reuters CDOR Page yield rate for a bankers' acceptance of the applicable maturity) plus an applicable margin. The U.S. dollar amounts outstanding under MAAX

Corporation's senior secured credit facility bear interest at a rate per annum equal to the Base Rate (which is equal to the greater of (i) (x) in the case of loans made by lenders out of Canada only, the administrative agent's reference rate of interest for loans in U.S. dollars to its Canadian borrowers and (y) in all other cases, the administrative agent's reference rate of interest for commercial loans quoted by its New York branch and (ii) the federal funds effective rate as published by the Federal Reserve Bank of New York plus 0.50%) plus an applicable margin or, at our option, the Adjusted Eurodollar Rate (which is determined by reference to the British Bankers Association Interest Settlement Rate) plus an applicable margin. Each outstanding swing line loan bears interest at (i) if denominated in U.S. dollars, the Base Rate plus the applicable margin and (ii) if denominated in Canadian dollars, the Prime Rate plus the applicable margin. Commencing with the delivery of our financial statements for the second fiscal quarter commencing after June 4, 2004, the applicable margins for the loans will be determined pursuant to a grid based on MAAX Corporation's total leverage ratio. Interest on amounts not paid when due accrues at a rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate or Prime Rate, as applicable, plus an applicable margin.

     Optional Prepayments. Loans (other than bankers' acceptances) may be prepaid at any time by giving prior written notice thereof, in each case, without premium or penalty (except LIBOR breakage costs). Bankers' acceptances may only be prepaid at the end of the applicable interest period.

     Mandatory Prepayments or Offers to Prepay. Subject to exceptions, MAAX Corporation's senior secured credit facility must be prepaid, or MAAX Corporation must make an offer to prepay, in an amount equal to:


     - 100% of the net cash proceeds of all asset sales over $1 million by Beauceland or any of its subsidiaries (including sales or issuances of stock of subsidiaries);


     - 100% of all casualty and condemnation net cash proceeds received by Beauceland or any of its subsidiaries;

     - 50% of the net cash proceeds from the issuance of equity by, or equity contributions to, MAAX Holdings or any of MAAX Holdings' subsidiaries that directly or indirectly owns an equity interest in MAAX Corporation;

     - 100% of the net cash proceeds from the issuance of any debt (other than permitted debt) by Beauceland or any of its subsidiaries; and

     - 75% of MAAX Corporation's excess cash flow (subject to reduction to a lower percentage based upon its total leverage ratio).

     Prior to five years from June 4, 2004, MAAX Corporation is not required to make amortization payments of the term loan B or mandatory prepayments under the term loan B facilities in respect of equity issuances or excess cash flow in an aggregate amount of more than 25% of the original principal amount of the term loan B. MAAX Corporation will be required to make any amortization payments or mandatory prepayments not made due to the foregoing sentence five years and one day after the closing date.

     Fees. MAAX Corporation is required to pay the following fees under MAAX Corporation's senior secured credit facility:

     - a commitment fee of 0.50% per annum, payable quarterly in arrears, calculated on the unused portion of the revolving credit facility; provided that, commencing with the delivery of MAAX Corporation's quarterly financial statements for the second fiscal quarter ending after June 4, 2004, the commitment fee percentage is subject to reduction to 0.40% per annum if MAAX Corporation's total leverage ratio is less than or equal to 3.5x but greater than 2.5x and to 0.35% per annum if MAAX Corporation's total leverage ratio is less than or equal to 2.5x;

     - a letter of credit fee equal to the applicable margin for Eurodollar Rate revolving loans, with respect to U.S. dollar denominated letters of credit and bankers' acceptances, with respect to

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

       Canadian dollar denominated letters of credit multiplied by the average daily aggregate amount available to be drawn under all letters of credit, payable quarterly in arrears;

     - customary fronting fees in connection with the issuances of letters of credit;

     - an annual fee to the administrative agent; and

     - certain expenses of the lenders and agents.

     Financial Covenants. MAAX Corporation's senior secured credit facility contains financial covenants that require Beauceland and its subsidiaries to comply with certain financial ratios and tests, including a minimum fixed charge coverage ratio, a minimum interest coverage ratio, a maximum capital expenditure amount and a maximum total leverage ratio. As of May 31, 2005, we were in compliance with these financial covenants and tests.

     MAAX Corporation's senior secured credit facility also contains operational covenants and other restrictions that, among other things, subject to certain exceptions and baskets, restrict Beauceland's ability and the ability of its subsidiaries to:

     - incur additional indebtedness and guarantee obligations;

     - create liens on assets;

     - make investments;

     - pay dividends, redeem stock and prepay and/or redeem other indebtedness;

     - engage in mergers, consolidations and sales of assets; and

     - engage in transactions with affiliates.

     Events of Default. MAAX Corporation's senior secured credit facility contains the following events of default:

     - payment defaults;

     - defaults under other debt;

     - breach or non-performance of covenants;

     - breach of representations and warranties;

     - certain events of bankruptcy and insolvency;

     - the entering of judgments in excess of specified amounts against us;

     - ERISA defaults;

     - the actual or asserted invalidity of any security interest in collateral or any guarantees; and

     - change of control.

     On December 3, 2004, MAAX Corporation's senior secured credit facility was amended to permit the offering and to permit dividends or distributions by MAAX Corporation or Beauceland to MAAX Holdings in amounts sufficient for MAAX Holdings to satisfy its mandatory redemption obligation and service cash interest on the notes when they become due so long as MAAX Corporation is in pro forma compliance with its financial covenants and no event of default or default under certain specified provisions of MAAX Corporation's senior secured credit facility exists or would occur as a result of such dividend or distribution.

MAAX CORPORATION'S SENIOR SUBORDINATED NOTES DUE 2012

     On June 4, 2004, MAAX Corporation issued $150.0 million of 9.75% senior subordinated notes due 2012 to qualified institutional buyers in reliance on Rule 144A under the Securities Act and

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

non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. On December 15, 2004, a registration statement on Form F-4 filed by MAAX Corporation and the guarantors of those notes with the SEC was declared effective. Such registration statement registered the issuance by MAAX Corporation of registered 9.75% senior subordinated notes due 2012 in exchange for unregistered 9.75% senior subordinated notes due 2012 evidencing the same indebtedness.

     MAAX Corporation's existing senior subordinated notes are general unsecured obligations, unconditionally guaranteed by MAAX Holdings' direct subsidiary, Beauceland, and all of its existing and future restricted subsidiaries that guarantee any credit facility and rank junior in right of payment to all existing and future senior debt of these subsidiaries, pari passu with any future unsecured indebtedness that is subordinated in right of payment to any other indebtedness of these subsidiaries and senior in right of payment to any future indebtedness of these subsidiaries that expressly provides that it is junior in right of payment to the notes. MAAX Corporation's existing senior subordinated notes will mature on June 15, 2012 and bear interest at a rate of 9.75% per annum from June 4, 2004 until maturity. Commencing on December 15, 2004, interest is payable semi-annually in arrears on each June 15 and December 15 to holders of record of MAAX Corporation's existing senior subordinated notes on the record date.

  OPTIONAL REDEMPTION

     MAAX Corporation has the option to redeem all or a portion of its existing senior subordinated notes on or after June 15, 2008 existing at the following redemption prices (expressed as percentages of the principal amount thereof) plus accrued and unpaid interest on MAAX Corporation's existing senior subordinated notes redeemed to the redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

YEAR                                                          PERCENTAGE
----                                                          ----------
2008........................................................   104.875%
2009........................................................   102.438%
2010 and thereafter.........................................   100.000%

     Notwithstanding the foregoing, MAAX Corporation may redeem in the aggregate up to 35% of the original principal amount of its existing senior subordinated notes at any time and from time to time prior to June 15, 2004 at a redemption price equal to 109.750% of the aggregate principal amount so redeemed, plus accrued and unpaid interest, if any, to the redemption date, out of the net cash proceeds of one or more equity offerings; provided that at least 50% of the aggregate principal amount of MAAX Corporation's existing senior subordinated notes originally issued shall remain outstanding immediately after the occurrence of any such redemption.

     MAAX Corporation has the option to redeem all or a portion of its existing senior subordinated notes prior to June 15, 2008, at a redemption price equal to 100% of the principal amount of the note, plus accrued and unpaid interest, plus a premium of the greater of 1.0% of the principal amount of such note and the excess of (a) the present value at such redemption date of the redemption price on June 15, 2008, plus (b) all required remaining scheduled interest payments due through June 15, 2008, other than accrued interest to such redemption date, over the principal amount of the note on such date, plus liquidated damages, if any. If there is a partial redemption, at least 50% of the aggregate principal amount of MAAX Corporation's existing senior subordinated notes shall remain outstanding after giving effect to such redemption.

  SUBORDINATION

     The indebtedness represented by MAAX Corporation's existing senior subordinated notes is, to the extent and in the manner provided in the indenture governing its existing senior subordinated notes, subordinated in right of payment to the prior payment in full of all of MAAX Corporation's senior indebtedness. The holders of MAAX Corporation's senior indebtedness will be entitled to receive payment in full of all amounts due on or in respect of all of its senior indebtedness before the holders of its existing senior subordinated notes are entitled to receive or retain any payment of any kind on MAAX Corporation's existing senior subordinated notes in the event of any distribution to retain any payment of any kind on MAAX Corporation's existing senior subordinated notes in the event of any distribution to MAAX Corporation's creditors in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our assets, liquidation, dissolution or other winding up, assignment for the benefit of our creditors or marshalling of MAAX Corporation's assets.

     MAAX Corporation also may not make any payment in respect of MAAX Corporation's existing senior subordinated notes if a payment default on MAAX Corporation's senior indebtedness occurs and is continuing, or, subject to a customary standstill period, if MAAX Corporation breaches certain covenants contained in its senior indebtedness and written notice thereof is provided to the trustee under the indenture governing MAAX Corporation's existing senior subordinated notes.

     Each guarantee will, to the extent set forth in the indenture governing MAAX Corporation's existing senior subordinated notes, be subordinated in right of payment to the prior payment of the senior indebtedness of the applicable guarantor.

  CERTAIN COVENANTS

     The indenture governing MAAX Corporation's existing senior subordinated notes contains customary covenants, similar to the covenants contained in the indenture governing the notes, which restrict and limit Beauceland's ability and the ability of its restricted subsidiaries with respect to, among other things, declaring or paying any dividends or making any other payment or distribution on account of Beauceland's or any restricted subsidiaries' equity interests, purchasing, redeeming or otherwise acquiring or retiring for value any equity interests, making any payments on or with respect to, or purchasing, redeeming, defeasing or otherwise acquiring or retiring for value, any indebtedness of MAAX Corporation or any guarantor that is contractually subordinated to MAAX Corporation's existing senior subordinated notes or any guarantee, and making any restricted investments.

     The indenture governing MAAX Corporation's existing senior subordinated notes contains covenants and specifies events of default which are substantially identical to those contained in the indenture governing the notes offered hereby. See "The Exchange Offer." MAAX Corporation's existing senior subordinated notes are guaranteed by Beauceland and all of MAAX Corporation's existing and future restricted subsidiaries that guarantee any credit facility of MAAX Corporation.

                              DESCRIPTION OF NOTES

     You can find the definitions of certain terms used in this description under the subheading "-- Certain Definitions." In this description, the word "Issuer" refers only to MAAX Holdings, Inc. and not to any of its subsidiaries, and the word "Holdings" refers to Beauceland Corporation and not to any of its subsidiaries.

     The Issuer issued the original notes and will issue the exchange notes under an indenture between itself and U.S. Bank Trust National Association, as trustee, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the U.S. Trust Indenture Act of 1939, as amended.

     The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it (together with the federal securities laws of the United States) define your rights as holders of these notes. A copy of the indenture is available as set forth below under "-- Additional Information."

     The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES

     The notes are:

     - general unsecured obligations of the Issuer;

     - structurally subordinated to all Indebtedness and other obligations (including trade payables) of the Issuer's subsidiaries;

     - effectively subordinated to secured obligations of the Issuer to the extent of the value of the assets securing such obligations;

     - equal in right of payment with any future unsecured obligation of the Issuer that is not, by its terms, expressly subordinated in right of payment to the notes; and

     - senior in right of payment to any future obligation of the Issuer that expressly provides that it is junior in right of payment to the notes.

     Prior to the offering of the original notes, the Issuer had no Indebtedness outstanding. As of May 31, 2005, the Issuer's subsidiaries had total Indebtedness of approximately $358.9 million.

     As of the date of the indenture, all of the Issuer's subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," the Issuer is permitted to designate certain of its subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture, but transactions between the Issuer and/or any of the Restricted Subsidiaries on the one hand and any of the Unrestricted Subsidiaries on the other hand will be subject to certain restrictive covenants.

     The Subsidiaries of the Issuer will not guarantee the notes. The notes are structurally subordinated to the Indebtedness and other obligations (including trade payables) of the Subsidiaries of the Issuer.

PRINCIPAL, MATURITY AND INTEREST

     In the offering, the Issuer issued $170,689,000 in aggregate principal amount at maturity of notes. The notes were issued at a substantial discount from their principal amount at maturity to generate gross proceeds of approximately $110,000,526. The indenture provides that the Issuer may issue additional notes from time to time after the offering of the original notes. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuer issued the original notes and will issue the exchange notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on December 15, 2012.

     The notes will accrete at the rate of 11.25% per annum, compounded semiannually on June 15 and December 15 of each year up to and including December 15, 2008 (the "FULL ACCRETION DATE") from an initial Accreted Value of $644.45 per $1,000 principal amount at maturity on the Issue Date to $1,000 per $1,000 principal amount at maturity on the Full Accretion Date, as reflected in the definition of Accreted Value. Beginning on the Full Accretion Date, cash interest on the notes will accrue at the rate of 11.25% per annum and will be payable semi-annually in arrears on each June 15 and December 15, commencing June 15, 2009. Special Interest may accrue on the notes under the circumstances described under "The Exchange Offer." Interest on overdue principal and interest and Special Interest will accrue at the then applicable interest rate on the notes. The Issuer will make each cash interest payment to the holders of record on the immediately preceding June 1 and December 1. Cash interest will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from December 15, 2008. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     No cash interest will accrue on the notes prior to the Full Accretion Date, although for federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accretes. See "Income Tax Considerations" for a discussion regarding the taxation of such original issue discount.

     Notwithstanding anything to the contrary, the Accreted Value and principal amount at maturity of any note shall be reduced by the portion of such note redeemed by the Issuer pursuant to the provisions described under "-- Mandatory Redemption."

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder of notes owning at least $5.0 million in principal amount at maturity of notes has given wire transfer instructions to the Issuer, the Issuer will pay all principal, interest and premium and Special Interest, if any, on that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the holders of notes at their address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders of the notes, and the Issuer or any of its Subsidiaries may act as paying agent or registrar other than in connection with the discharge or defeasance provisions of the indenture.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

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

HOLDING COMPANY STRUCTURE

     The Issuer is a holding company for its subsidiaries, with no business operations of its own. Its principal asset is the equity interest in its wholly owned subsidiary, Beauceland Corporation. Beauceland Corporation itself is a holding company with no business operations of its own and the principal asset of which is the equity interest in its wholly owned subsidiary, MAAX Corporation. Accordingly, the Issuer is dependent upon the distribution of the earnings of its subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. In addition, the claims of the holders of the notes are subject to the prior payment of all liabilities (whether or not for borrowed money) and to any preferred stock interest of its subsidiaries. There can be no assurance that, after providing for all prior claims, there would be sufficient assets available from the Issuer and its subsidiaries to satisfy the claims of the holders of notes. See "Risk Factors -- Risks Related to the Notes -- MAAX Holdings may not have access to the cash flow and other assets of the subsidiaries of MAAX Holdings that may be needed to make payments on the notes, in which case MAAX Holdings may be unable to make payment on the notes when due."

OPTIONAL REDEMPTION

     On or after December 15, 2008 (the "FOURTH ANNIVERSARY"), the Issuer may on any one or more occasions redeem all or a part of the notes at the redemption prices (expressed as percentages of the Accreted Value thereof) set forth below plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed to the redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

YEAR                                                          PERCENTAGE
----                                                          ----------
2008........................................................   105.625%
2009........................................................   102.813%
2010 and thereafter.........................................   100.000%

  REDEMPTION AT MAKE-WHOLE PREMIUM

     At any time prior to the Fourth Anniversary, the Issuer may on any one or more occasions redeem all or a part of the notes, at a redemption price equal to 100% of the Accreted Value thereof plus the Applicable Premium, plus accrued and unpaid Special Interest, if any, on the notes to be redeemed to the date of redemption; provided that in the case of any redemption in part, at least 50% of the aggregate principal amount at maturity of notes issued under the indenture (including any additional notes) remains outstanding after giving effect to such redemption.

     "APPLICABLE PREMIUM" means, with respect to a note at any redemption date, the greater of:

          (1) 1.0% of the Accreted Value of such note; and

          (2) the excess of:

             (a) the present value at such redemption date of the redemption price of such note on the Fourth Anniversary set forth in the first paragraph of this "-- Optional Redemption" section, computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted on a semi-annual bond equivalent basis, over

             (b) the Accreted Value of such note on such redemption date.

Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided, however, that such calculation shall not be a duty or obligation of the trustee.

     "TREASURY RATE" means, with respect to a redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to the Fourth Anniversary; provided, however, that if the period from such redemption date to the Fourth Anniversary is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to the Fourth Anniversary is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

  REDEMPTION WITH PROCEEDS OF EQUITY OFFERINGS

     At any time prior to December 15, 2007, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of notes issued under the indenture (including any additional notes) at a redemption price of 111.25% of the Accreted Value thereof on the date of redemption, plus accrued and unpaid Special Interest, if any, on the notes to be redeemed to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

          (1) at least 65% of the aggregate principal amount at maturity of notes issued under the indenture (including any additional notes, but excluding notes held by the Issuer or any of its Affiliates) remains outstanding immediately after the occurrence of such redemption; and

          (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

  SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate;

provided that if a partial redemption is made pursuant to the provisions described under "-- Redemption with Proceeds from Equity Offerings," selection of the notes or portions thereof for redemption shall be made by the trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

     No notes of $1,000 principal amount at maturity or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount at maturity equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, the Accreted Value of the notes ceases to increase and interest ceases to accrue on notes or portions of them called for redemption, unless the Issuer defaults in the payment of the redemption price.

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

     The Issuer may acquire notes by means other than a redemption, whether pursuant to a tender offer, open market purchase, negotiated transaction or otherwise, so long as such acquisition does not otherwise violate the terms of the indenture.

MANDATORY REDEMPTION

     On December 15, 2009, the Issuer will be required to redeem a portion of each note outstanding on such date equal to the AHYDO Amount on such date.

     In the event that Special Interest accrues on the notes under the circumstances described under "The Exchange Offer," on each interest payment date after December 15, 2009, the Issuer will be required to redeem a portion of each note outstanding on such date equal to the AHYDO Amount on such date.

     The redemption price for the portion of each note redeemed under this "-- Mandatory Redemption" section will be 100% of the Accreted Value of such portion of such note as of the date of redemption.

     "AHYDO AMOUNT" means, with respect to each note, the portion of such note sufficient, but not in excess of the portion necessary, to ensure that such note will not be an "applicable high yield discount obligation" within the meaning of
Section 163(i)(1) of the Internal Revenue Code of 1986.

     The Issuer may not have sufficient funds and access to third party financing may not be available to fund such redemption. See "Risk
Factors -- Risks Related to the Notes -- MAAX Holdings may not have access to the cash flow and other assets of the subsidiaries of MAAX Holdings that may be needed to make payments on the notes, in which case MAAX Holdings may be unable to make payment on the notes when due."

OFFER TO PURCHASE

  CHANGE OF CONTROL

     If a Change of Control occurs, the Issuer will be required to make an offer to purchase all notes as described below (the "CHANGE OF CONTROL OFFER") on the terms set forth in the indenture. In the Change of Control Offer, the Issuer will offer a payment in cash ("CHANGE OF CONTROL PAYMENT") equal to 101% of the Accreted Value thereof as of the date of purchase plus accrued and unpaid interest and Special Interest, if any, on the notes purchased, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within thirty days following any Change of Control, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice (the "CHANGE OF CONTROL PAYMENT DATE"), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

     The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

     On the Change of Control Payment Date, the Issuer will, to the extent lawful:

          (1) accept for payment all notes or portions of notes in minimum principal amounts at maturity equal to $1,000 or an integral multiple of $1,000 in excess thereof, properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

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

          (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount at maturity of notes or portions of notes being purchased by the Issuer.

     The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount at maturity to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount at maturity of $1,000 or an integral multiple of $1,000.

     The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that require the Issuer to redeem or offer to purchase the notes in the event of a takeover, recapitalization or similar transaction.

     The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "-- Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

     Notwithstanding the foregoing, the Issuer will not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, it or a third party has made an offer to purchase (an "ALTERNATE OFFER") any and all notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all notes properly tendered in accordance with the terms of such Alternate Offer.

     The Credit Agreement of the Issuer's Subsidiary, MAAX Corporation, contains, and existing and future indebtedness of the Issuer and its Subsidiaries may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repaid or purchased upon a Change of Control. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Credit Agreement does not permit the Issuer's Restricted Subsidiaries to pay dividends or make distributions or otherwise to advance funds to the Issuer for the purpose of purchasing notes in the event of a Change of Control, and applicable law may at the time provide for similar limitations. Consequently, if the Issuer is not able to obtain funds other than from its Subsidiaries or to cause its Subsidiaries to prepay such Indebtedness, it will be unable to fulfill its repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control. The failure to make or consummate the Change of Control Offer or pay the purchase price when due will give the trustee and the holders the rights described under "-- Events of Default." In the event that the Issuer is required to purchase outstanding notes pursuant to a Change of Control Offer, the Issuer expects to seek third party financing to the extent they lack available funds to meet their purchase obligations. However, there can be no assurance that we would be able to obtain such financing. See "Risk Factors -- Risks Related to the Notes -- MAAX Holdings may be unable to purchase the notes upon a change of control, which would cause us to be in default under the notes."

     The definition of "Change of Control" includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Issuer and the Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly the requirement that the Issuer make a Change of Control Offer as a result of a sale, lease,

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transfer, conveyance or other disposition of less than all of the assets of the
Issuer and the Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

  ASSET SALES

     The Issuer will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

          (1) the Issuer (or a Restricted Subsidiary) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2) at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

             (a) any liabilities, as shown on the Issuer's most recent consolidated balance sheet, of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Issuer or such Restricted Subsidiary from such liabilities;

             (b) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are, within 180 days of the Asset Sale, converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

             (c) any stock or assets of the kind referred to in clause (2) or
        (4) of the next paragraph of this covenant.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or a Restricted Subsidiary) may apply those Net Proceeds at its option:

          (1) to repay any Indebtedness of a Restricted Subsidiary and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

          (2) to acquire all or substantially all of the assets of, or any Capital Stock of, a Person engaged in a Permitted Business; provided that in the case of acquisition of Capital Stock of any Person, such acquisition is permitted by the covenant described below under the caption "-- Certain Covenants -- Restricted Payments" (without giving effect to clause (4) of the definition of "Permitted Investments");

          (3) to make a capital expenditure; or

          (4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

     Pending the final application of any Net Proceeds, the Issuer (or a Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute "EXCESS PROCEEDS." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer will make an offer to purchase (an "ASSET SALE OFFER"), to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, the maximum Accreted Value of notes and the maximum amount of such other pari passu Indebtedness that may be purchased out of the Excess Proceeds; provided, however, notwithstanding the foregoing, in the case of an Asset Sale by a Restricted Subsidiary of the Issuer, the Issuer shall not be required to make an Asset Sale Offer to the extent such Restricted Subsidiary is not

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permitted pursuant to the terms of its outstanding Indebtedness or applicable law to make such Net Proceeds available to the Issuer to fund such Asset Sale Offer. The offer price for the notes in any Asset Sale Offer will be equal to 100% of the Accreted Value thereof as of the date of purchase plus accrued and unpaid interest and Special Interest thereon, if any, to the date of purchase, and will be payable in cash, and the offer or redemption price for such pari passu Indebtedness shall be as set forth in the related documentation governing such Indebtedness. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate Accreted Value of notes and amount of other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

     The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (i) declare or pay any dividend or make any other payment or distribution on account of the Equity Interests of the Issuer or any Restricted Subsidiary (including, without limitation, any payment in connection with any merger, amalgamation or consolidation involving the Issuer or any Restricted Subsidiary) or to the direct or indirect holders of the Equity Interests of the Issuer or any Restricted Subsidiary in their capacity as such (other than (A) dividends or distributions payable in Qualified Equity Interests, (B) dividends or distributions payable to the Issuer or any Restricted Subsidiary and (C) any dividend, payment or distribution made with the net proceeds of this offering as described in this prospectus under the caption "Use of Proceeds");

          (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger, amalgamation or consolidation involving the Issuer) any Equity Interests of the Issuer or any Parent Company (other than any redemptions or repurchases made with the net proceeds of this offering as described in this prospectus under the caption "Use of Proceeds");

          (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Issuer that is contractually subordinated to the notes (excluding any Indebtedness owed to and held by any Restricted Subsidiary), other than (x) payments of interest or principal at the Stated Maturity thereof and (y) payments, purchases, redemptions, defeasances or other acquisitions or retirements for value in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation or mandatory redemption, in each case, due within one year of the Stated Maturity thereof; or

          (iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "RESTRICTED PAYMENTS"), unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

          (2) (A) with respect to a Restricted Payment by the Issuer or any Restricted Subsidiary (other than Holdings or any of its Restricted Subsidiaries), at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the
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     applicable four-quarter period, the Issuer would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" (it being understood that for purposes of calculating the Fixed Charge Coverage Ratio for this purpose only, non-cash interest expense and amortization of original issue discount of the Issuer (but not any of its Restricted Subsidiaries) shall be excluded) and (B) with respect to a Restricted Payment by Holdings or any Restricted Subsidiary of Holdings, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, Holdings would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (ii) of the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and the Restricted Subsidiaries since June 4, 2004 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9) and (10) of the next succeeding paragraph), is not greater than the sum, without duplication, of:

             (a) 50% of the Consolidated Net Income of the Issuer (it being understood that for purposes of calculating Consolidated Net Income pursuant to this clause (3)(a) only, non-cash interest expense and amortization of original issue discount of the Issuer (but not any of its Restricted Subsidiaries), including related tax effects, shall be excluded) for the period (taken as one accounting period) from February 29, 2004 to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

             (b) 100% of the aggregate net cash proceeds received by the Issuer, and 100% of the Fair Market Value at the time of receipt of assets other than cash, if any, received by the Issuer, after June 4, 2004 as a contribution to its common equity capital or from the issue or sale of Qualified Equity Interests or from the issue or sale (other than to a Subsidiary of the Issuer) of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for Qualified Equity Interests; plus

             (c) to the extent that any Restricted Investment that was made after June 4, 2004 is sold for cash or the Issuer or a Restricted Subsidiary otherwise receives Cash Equivalents therefor, the return of capital in cash or Cash Equivalents with respect to such Restricted Investment (less the cost of disposition, if any); plus

             (d) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after June 4, 2004, the Fair Market Value of the Investment of the Issuer and the Restricted Subsidiaries in such Subsidiary as of the date of such redesignation.

     The preceding provisions will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

          (2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Qualified Equity Interests or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that is utilized for any such Restricted Payment will be excluded from clause
     (3)(b) of the preceding paragraph;

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          (3) the payment, defeasance, redemption, repurchase or other acquisition or retirement for value of Indebtedness of the Issuer that is contractually subordinated to the notes with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

          (4) the payment of any dividend (or, in the case of any partnership, limited liability company or unlimited company, any similar distribution) by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis taking into account the relative preferences, if any, of the various classes of equity interests in such Restricted Subsidiary;

          (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary, or payments by the Issuer to any Parent Company to permit, and which are used by, any Parent Company to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of any Parent Company, in each case, held by any current or former officer, director, consultant or employee of the Issuer or any Restricted Subsidiary (or permitted transferees, assigns, estates or heirs of any of the foregoing); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year (excluding for purposes of calculating such amount the purchase price of Equity Interests repurchased, redeemed, acquired or retired with the proceeds from the repayment of loans by the Issuer or a Restricted Subsidiary made for the purpose of purchasing such Equity Interests), with unused amounts being available to be used in the following calendar year, but not in any succeeding calendar year;

          (6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

          (7) the declaration and payment of dividends on Designated Preferred Stock in accordance with the certificate of designations therefor; provided that at the time of issuance of such Designated Preferred Stock, (A) in the case of Designated Preferred Stock of the Issuer or any Restricted Subsidiary (other than Holdings or any of its Restricted Subsidiaries), the Issuer would, after giving pro forma effect thereto as if such issuance had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" (it being understood that for purposes of calculating the Fixed Charge Coverage Ratio for this purpose only, the non-cash interest expense and amortization of original issue discount of the Issuer (but not any of its Restricted Subsidiaries) shall be excluded) and (B) in the case of Designated Preferred Stock of Holdings or any Restricted Subsidiary of Holdings, Holdings would, after giving pro forma effect thereto as if such issuance had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (ii) of the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

          (8) payments made to purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any Restricted Subsidiary or any Indebtedness of the Issuer that is contractually subordinated to the notes, in each case, pursuant to provisions requiring such Person to offer to purchase, redeem, defease or otherwise acquire or retire for value such Equity Interests or subordinated Indebtedness upon the occurrence of a "change of control" or with the proceeds of "asset sales" as defined in the charter provisions, agreements or instruments governing such Equity Interests or subordinated Indebtedness; provided, however, that a Change of Control Offer or Asset Sale Offer, as applicable, has been made if and to the extent required and the Issuer has purchased all notes validly tendered in connection with that Change of Control Offer or Asset Sale Offer;

          (9) payments pursuant to clause (4), (8) or (10) of the covenant described under "-- Transactions with Affiliates"; and

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          (10) other Restricted Payments in an aggregate amount not to exceed
     $20.0 million since June 4, 2004;

provided that in the case of any Restricted Payments pursuant to clause (5),
(7), (8) or (10), no Default shall have occurred and be continuing.

     The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

     For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (10) above or is entitled to be made according to the first paragraph of this covenant, the Issuer may, in its sole discretion, classify the Restricted Payment in any manner that complies with this covenant.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "INCUR") any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of preferred stock; provided, however, that (i) the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary (other than Holdings or any Restricted Subsidiary of Holdings) may incur Indebtedness (including Acquired
Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio of the Issuer for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, and
(ii) Holdings may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary of Holdings may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio of Holdings for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "PERMITTED DEBT"):

          (1) the incurrence by the Issuer and any Restricted Subsidiary of Indebtedness and letters of credit under Credit Facilities in an aggregate amount at any time outstanding under this clause (1) (with letters of credit being deemed to have an amount equal to the maximum potential liability of the Issuer and the Restricted Subsidiaries thereunder) not to exceed the greater of (A) the sum of (x) $165.0 million and (y) Can$180.0 million (including the Canadian Dollar Equivalent of any amount under this clause (y) denominated in U.S. dollars) less the aggregate amount of all Net Proceeds of Asset Sales applied by the Issuer or any Restricted Subsidiary since June 4, 2004 to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption "-- Offer to Purchase -- Asset Sales" and (B) (x) in the case of the incurrence of such Indebtedness by the Issuer or any Restricted Subsidiary (other than Holdings or any Restricted Subsidiary of Holdings), the amount that is 2.5 times Consolidated Cash Flow of the Issuer for its most recently ended four full fiscal quarters for which internal financial statements are available or (y) in the case the incurrence of such Indebtedness by Holdings or any Restricted Subsidiary of Holdings, the amount that is 2.5 times Consolidated Cash Flow of Holdings

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

     for its most recently ended four full fiscal quarters for which internal financial statements are available;

          (2) the incurrence by the Issuer and the Restricted Subsidiaries of the Existing Indebtedness;

          (3) the incurrence of the notes on the Issue Date and the exchange notes to be issued pursuant to the registration rights agreement;

          (4) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used or useful in the business of the Issuer or any Restricted Subsidiary, and refinancings thereof, in an aggregate amount not to exceed $10.0 million at any time outstanding;

          (5) the incurrence by the Issuer or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, Indebtedness (other than intercompany Indebtedness) permitted to be incurred under the first paragraph of this covenant or clause (2), (3) or
     (5) of this paragraph;

          (6) the incurrence by the Issuer or any Restricted Subsidiary of intercompany Indebtedness between or among the Issuer and/or any Restricted Subsidiary; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Issuer nor a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that is not permitted by this clause (6);

          (7) the issuance by any of the Restricted Subsidiaries to the Issuer or to any Restricted Subsidiary of preferred stock; provided, however, that
     (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Issuer or a Restricted Subsidiary and (b) any sale or other transfer of any such preferred stock to a Person that is neither the Issuer nor a Restricted Subsidiary will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that is not permitted by this clause (7);

          (8) the incurrence by the Issuer or any Restricted Subsidiary of Hedging Obligations in the ordinary course of business;

          (9) the guarantee by the Issuer or any Restricted Subsidiary of Indebtedness of the Issuer or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to the notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

          (10) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness in respect of workers' compensation claims, self-insurance obligations, indemnities, bankers' acceptances, performance, completion and surety bonds or guarantees, and similar types of obligations in the ordinary course of business;

          (11) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

          (12) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness consisting of guarantees, earn-outs, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock; provided that the maximum aggregate liability in respect of all such obligations outstanding under this clause (12) shall at no time exceed (a) in the case of an acquisition, $10.0 million

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     (provided that the amount of such liability shall be deemed to be the amount thereof, if any, reflected on the consolidated balance sheet of the Issuer (e.g., the amount of such liability shall be deemed to be zero if no amount is reflected on such balance sheet)) and (b) in the case of a disposition, the gross proceeds actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

          (13) Daylight Loans incurred by Holdings from time to time;

          (14) Indebtedness in respect of Permitted Factoring Arrangements; and

          (15) the incurrence by the Issuer or any Restricted Subsidiary of additional Indebtedness in an aggregate amount at any time outstanding, including all Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed $25.0 million.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) above.

     The accrual of interest, the accrual of dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Issuer as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

     The amount of any Indebtedness outstanding as of any date will be:

          (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

          (2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

          (3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

             (A) the Fair Market Value of such assets at the date of determination; and

             (B) the amount of the Indebtedness of the other Person that is secured by such assets.

  NO LAYERING OF DEBT

     The Issuer will not, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Issuer, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the notes, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Issuer.

     For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Issuer solely by virtue of being unsecured or secured by a junior priority lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor

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agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

  LIENS

     The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens, which Lien secures Indebtedness or trade payables, unless contemporaneously therewith:

          (1) in the case of any Lien securing an obligation that ranks pari passu with the notes, effective provision is made to secure the notes at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

          (2) in the case of any Lien securing an obligation that is subordinated in right of payment to the notes, effective provision is made to secure the notes with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Capital Stock to the Issuer or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any Restricted Subsidiary;

          (2) make loans or advances to the Issuer or any Restricted Subsidiary; or

          (3) transfer any of its properties or assets to the Issuer or any Restricted Subsidiary.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) agreements governing Existing Indebtedness (including the MAAX Corporation Notes) and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

          (2) the indenture and the notes;

          (3) applicable law, rule, regulation or order;

          (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

          (5) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

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          (6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

          (7) any agreement for the sale or other disposition of a Restricted Subsidiary or an asset that restricts distributions by that Restricted Subsidiary or transfers of such asset pending the sale or other disposition;

          (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9) Liens permitted to be incurred under the provisions of the covenant described above under the caption "-- Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, limited liability company operating agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Board of Directors of the Issuer, which limitation is applicable only to the assets that are the subject of such agreements;

          (11) restrictions on cash or other deposits or net worth imposed under contracts entered into in the ordinary course of business;

          (12) restrictions under Permitted Factoring Arrangements on the disposition of accounts receivable subject to Permitted Factoring Arrangements; and

          (13) agreements governing Indebtedness permitted to be incurred pursuant to the covenant described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that either (a) the provisions relating to such encumbrance or restriction contained in such Indebtedness, taken as a whole, are not materially more restrictive with respect to such dividend and other payment restrictions, as determined by the Board of Directors of the Issuer, in its reasonable and good faith judgment, than the provisions contained in the Credit Agreement or the indenture as in effect on the date of the indenture or (b) such encumbrance or restriction contained in such indebtedness does not prohibit (except upon a default or event of default thereunder or, if after giving effect to any such dividend, a default or event of default would occur thereunder) the payment of dividends in an amount sufficient, as determined by the Board of Directors of the Issuer, in its reasonable and good faith judgment, to make scheduled cash payments on the notes when due.

  TRANSACTIONS WITH AFFILIATES

     The Issuer will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each, an "AFFILIATE TRANSACTION"), unless:

          (1) the Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

          (2) the Issuer delivers to the trustee:

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Issuer set forth in an officers' certificate certifying that such Affiliate Transaction complies

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        with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of such Board of Directors;
        and

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in the United States or Canada.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) reasonable director, officer, consultant and employee compensation, benefit and indemnification agreements, plans and arrangements entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business and payments pursuant thereto;

          (2) transactions between or among the Issuer and/or the Restricted Subsidiaries;

          (3) transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

          (4) to the extent that the Issuer or one or more of the Restricted Subsidiaries are members of a consolidated, combined or similar income tax group of which a direct or indirect parent of the Issuer is the common parent, payment of dividends or other distributions by the Issuer or one or more of the Restricted Subsidiaries pursuant to a tax sharing agreement or otherwise to the extent necessary to pay, and which are used to pay, any income taxes of such tax group that are attributable to the Issuer and/or the Restricted Subsidiaries and are not payable directly by the Issuer and/or the Restricted Subsidiaries; provided that the amount of any such dividends or distributions (plus any such taxes payable directly by the Issuer and/or the Restricted Subsidiaries) shall not exceed the amount of such taxes that would have been payable directly by the Issuer and/or the Restricted Subsidiaries had the Issuer been the U.S. common parent of a separate tax group that included only the Issuer and the Restricted Subsidiaries;

          (5) any issuance of Qualified Equity Interests (and the exercise of any warrants, options or other rights to acquire Qualified Equity Interests);

          (6) Restricted Payments that do not violate the provisions of the indenture described above under the caption "-- Restricted Payments";

          (7) loans or advances to employees of the Issuer or any Restricted Subsidiary (x) in the ordinary course of business in an aggregate amount not to exceed $5.0 million at any time outstanding or (y) in connection with the purchase by such Persons of Equity Interests of the Issuer or any Parent Company so long as the cash proceeds of such purchase received by any Parent Company are contemporaneously contributed to the common equity capital of the Issuer;

          (8) payments by the Issuer to or on behalf of any Parent Company in an amount sufficient to pay out-of-pocket legal, accounting and filing and other general corporate overhead costs of such Parent Company and franchise taxes and other fees required to maintain its existence actually incurred by such Parent Company, in any case in an aggregate amount not to exceed $1.0 million in any calendar year;

          (9) the agreements described in this prospectus under the caption "Certain Relationships and Related Party Transactions," as in effect on the date of the indenture or as amended thereafter (so long as the amended agreement is not more disadvantageous to the holders of the notes, taken as a whole, in any material respect than such agreement immediately prior to such amendment) or any transaction contemplated thereby (other than payment of management fees referred to in clause (10) below); and

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

          (10) so long as no Event of Default exists, the existence or performance by the Issuer or any Restricted Subsidiary of the provisions of the Management Agreement described in this prospectus under "Certain Relationships and Related Party Transactions" or any amendment thereto or replacement agreement therefor or any transaction contemplated thereby so long as such amendment or replacement is not more disadvantageous to the holders of the notes, taken as a whole, in any material respect than the original agreements as in effect on the date of the indenture.

  MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Issuer may not, directly or indirectly: (1) consolidate, amalgamate or merge with or into another Person (whether or not the Issuer is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

          (1) either: (a) the Issuer is the surviving Person; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made (x) is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia and (y) assumes all the obligations of the Issuer under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

          (2) immediately after such transaction, no Default or Event of Default exists; and

          (3) either (a) the Issuer or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) the Fixed Charge Coverage Ratio of the Issuer or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made, after giving effect to the transaction and any related financings, would not be less than the Fixed Charge Coverage Ratio of the Issuer immediately prior to such transaction.

     In addition, the Issuer may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

     This "Merger, Consolidation or Sale of Assets" covenant will not apply to a merger of the Issuer with an Affiliate solely for the purpose, and with the effect, of reincorporating the Issuer in another jurisdiction of the United States. In addition, nothing in this "Merger, Consolidation or Sale of Assets" will prohibit any Restricted Subsidiary from consolidating or amalgamating with, merging with or into or conveying, transferring or leasing, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer or another Restricted Subsidiary.

  BUSINESS ACTIVITIES

     The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.
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  DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and the Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "-- Restricted Payments" or under one or more clauses of the definition of "Permitted Investments," as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

  PAYMENTS FOR CONSENT

     The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  REPORTS

     So long as any notes are outstanding, the Issuer will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods that such information would have otherwise been required to have been provided to the Commission if the rules and regulations applicable to the filing of such information were applicable to the Issuer:

          (1) all quarterly and annual information that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such reports; and

          (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports.

     The availability of the foregoing materials on either the Commission's EDGAR service or on the Issuer's or MAAX Corporation's website shall be deemed to satisfy the Issuer's delivery obligation.

     All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report will include a report on the Issuer's consolidated financial statements by the Issuer's certified independent accountants. In addition, the Issuer will cause a copy of all of the information and reports referred to in clauses (1) and (2) above to be posted no later than the date such information is required to be furnished to registered holders of notes, on the website of the Issuer or MAAX Corporation (and remain there for a period of one year from the date of such posting). The Issuer will also agree that, for so long as any notes remain outstanding, if at any time the Issuer is not required to file reports under the Exchange Act with the Commission, the Issuer will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an "EVENT OF DEFAULT":

          (1) default for 30 days in the payment when due of interest on, or Special Interest with respect to, the notes;

          (2) default in payment when due of the Accreted Value of, or premium, if any, on the notes;
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

          (3) failure by the Issuer or any Restricted Subsidiary to comply (a) for 30 days after written notice with the provisions described under the captions "-- Offer to Purchase -- Change of Control" and "-- Offer to Purchase -- Asset Sales" or (b) with the provisions under "-- Certain Covenants -- Merger, Consolidation or Sale of Assets";

          (4) failure by the Issuer or any Restricted Subsidiary for 60 days after written notice has been given to the Issuer by the trustee or to the Issuer and the trustee by the holders of at least 25% in aggregate principal amount at maturity of the notes then outstanding to comply with any of the other agreements in the indenture;

          (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary (or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the date of the indenture, if that default:

             (a) is caused by a failure to pay any such Indebtedness at its stated final maturity after giving effect to any applicable grace periods (a "Payment Default"); or

             (b) results in the acceleration of such Indebtedness prior to its stated final maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

          (6) failure by the Issuer or any Restricted Subsidiary to pay final judgments aggregating in excess of $20.0 million in excess of amounts that are covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days; and

          (7) certain events of bankruptcy or insolvency described in the indenture with respect to the Issuer or any of the Issuer's Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount at maturity of the then outstanding notes may declare (an "ACCELERATION DECLARATION") all the notes to be due and payable. Upon an acceleration declaration, the Accreted Value of and accrued and unpaid interest and Special Interest, if any, on the outstanding notes shall become due and payable immediately without further action or notice immediately; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of such outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated Accreted Value and interest, have been cured or waived as provided in the indenture.

     In addition, in the event of an acceleration declaration because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) of the second preceding paragraph, the acceleration declaration shall be automatically annulled if the holders of any Indebtedness described in clause (5) have rescinded the declaration of acceleration in respect of such Indebtedness and if (a) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of Accreted Value or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

     Subject to certain limitations, holders of a majority in principal amount at maturity of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold
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from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of Accreted Value or interest or Special Interest.

     Except to enforce the right to receive payment of Accreted Value, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

          (1) such holder has previously given the trustee written notice that an Event of Default is continuing;

          (2) holders of at least 25% in aggregate principal amount at maturity of the outstanding notes have requested in writing the trustee to pursue the remedy;

          (3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

          (4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5) holders of a majority in aggregate principal amount at maturity of the outstanding notes have not given the trustee a written direction inconsistent with such request within such 60-day period.

     The holders of a majority in aggregate principal amount at maturity of the notes then outstanding by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Special Interest on, or the Accreted Value of, the notes.

     The Issuer will be required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuer will be required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator, member or shareholder of the Issuer will have any liability for any obligations of the Issuer under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver will not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("LEGAL DEFEASANCE") except for:

          (1) the rights of holders of outstanding notes to receive payments in respect of the Accreted Value of, or interest or premium and Special Interest, if any, on such notes when such payments are due from the trust referred to below;

          (2) the Issuer's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuer's obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the indenture.

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     In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) in the indenture ("COVENANT DEFEASANCE") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, in the opinion of an investment bank, appraisal firm or firm of independent public accountants nationally recognized in the United States to pay the Accreted Value, of, or interest and premium and Special Interest, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, the Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, the Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which the Issuer or any of the Issuer's Restricted Subsidiaries that are Significant Subsidiaries is a party or by which the Issuer or any of the Issuer's Restricted Subsidiaries that are Significant Subsidiaries is bound;

          (6) the Issuer must deliver to the trustee an officers' certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

          (7) the Issuer must deliver to the trustee an officers' certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

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

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1) either:

             (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer or discharged from the trust, have been delivered to the trustee for cancellation; or

             (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise, will become due and payable within one year or have been called for redemption pursuant to the provisions described under "-- Optional Redemption" and the Issuer has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for Accreted Value, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

          (2) the Issuer has paid or caused to be paid all sums payable by it under the indenture; and

          (3) the Issuer has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

     In addition, the Issuer must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount at maturity of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount at maturity of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

          (1) reduce the principal amount at maturity of notes whose holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal amount at maturity or Accreted Value of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (it being understood that this clause (2) does not apply to provisions relating to the covenants described above under the caption "-- Offer to Purchase");

          (3) reduce the rate of or change the time for payment of interest on any note;

          (4) waive a Default or Event of Default in the payment of Accreted Value of, or interest or premium, or Special Interest, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes in

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

     accordance with the provisions of the indenture and a waiver of the payment default that resulted from such acceleration);

          (5) make any note payable in money other than that stated in the notes;

          (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of Accreted Value of, or interest or premium or Special Interest, if any, on the notes;

          (7) waive a redemption payment with respect to any note (it being understood that this clause (7) does not apply to a payment required by one of the covenants described above under the caption "-- Offer to Purchase");

          (8) change the method of calculation of Accreted Value;

          (9) in the event that the obligation to make a Change of Control Offer or an Asset Sale Offer has arisen, amend, change or modify in any material respect the obligation of the Issuer to make and consummate such Change of Control Offer or such Asset Sale Offer, as the case may be;

          (10) expressly subordinate the notes in right of payment to any other Indebtedness of the Issuer; or

          (11) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any holder of notes, the Issuer and the trustee may amend or supplement the indenture or the notes:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated notes in addition to or in place of certificated notes;

          (3) to provide for the assumption of the Issuer's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer's assets, as applicable;

          (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not materially adversely affect the legal rights under the indenture of any such holder;

          (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

          (6) to evidence and provide for the acceptance of appointment under the indenture by a successor trustee.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of the Issuer, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the indenture has been qualified under the Trust Indenture Act) or resign.

     The holders of a majority in principal amount at maturity of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

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ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to MAAX Holdings, Inc., 9224 73rd Avenue North, Brooklyn Park, Minnesota 55428, Attention: Secretary.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "ACCRETED VALUE" means, as of any date (the "SPECIFIED DATE"), the amount provided below for each $1,000 principal amount at maturity of notes:

          (1) if the Specified Date occurs on one of the following dates (each, a "SEMI-ANNUAL ACCRUAL DATE"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

SEMI-ANNUAL ACCRUAL DATE                                      ACCRETED VALUE
------------------------                                      --------------
June 15, 2005...............................................    $  681.76
December 15, 2005...........................................    $  720.11
June 15, 2006...............................................    $  760.62
December 15, 2006...........................................    $  803.40
June 15, 2007...............................................    $  848.59
December 15, 2007...........................................    $  896.33
June 15, 2008...............................................    $  946.75
December 15, 2008...........................................    $1,000.00

The foregoing Accreted Values shall be increased, if necessary, to reflect any addition of Special Interest under the circumstances described under "The Exchange Offer."

          (2) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (A) the original issue price of a note (which, for purposes of this definition, is deemed to be $644.45 per $1,000 principal amount at maturity of the notes) and (B) an amount equal to the product of (x) the Accreted Value for the first Semi-Annual Accrual Date less such original Issue Price multiplied by (y) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

          (3) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and
     (B) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

          (4) if the Specified Date occurs on or after the Full Accretion Date, the Accreted Value will equal $1,000 (increased, if necessary, to reflect any addition of Special Interest under the circumstances described under "The Exchange Offer").

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

Notwithstanding anything to the contrary, the Accreted Value and principal amount at maturity of any note shall be reduced by the portion of such note redeemed by the Issuer pursuant to the provisions described under "-- Mandatory Redemption."

     "ACQUIRED DEBT" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

     "ASSET SALE" means:

          (1) the sale, lease, conveyance or other disposition of any assets other than in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Issuer and the Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Offer to Purchase -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2) the issuance of Equity Interests in any of the Restricted Subsidiaries or the sale of Equity Interests in any of the Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

          (1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.5 million;

          (2) a transfer of assets between or among the Issuer and/or the Restricted Subsidiaries;

          (3) an issuance of Equity Interests by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary or the issuance of Equity Interests by a Restricted Subsidiary in which the Issuer's percentage interest (direct and indirect) in the Equity Interests of such Restricted Subsidiary, after giving effect to such issuance, is at least equal to its percentage interest prior thereto;

          (4) the sale, lease, conveyance or other disposition of assets in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

          (5) the sale or other disposition of cash or Cash Equivalents;

          (6) a Restricted Payment that does not violate the covenant described above under the caption "-- Certain Covenants -- Restricted Payments" or a Permitted Investment;

          (7) sales of accounts receivable pursuant to Permitted Factoring Arrangements;

          (8) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Issuer and the Restricted Subsidiaries; and

          (9) the sale of Permitted Investments (other than sales of Equity Interests of any of the Restricted Subsidiaries) made by the Issuer or any Restricted Subsidiary after the date of the indenture, if such Permitted Investments were (a) received in exchange for, or purchased out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or (b) received in the form of, or were purchased from the proceeds of, a substantially concurrent contribution of common equity capital to the Issuer.

     "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

     "BOARD OF DIRECTORS" means:

          (1) with respect to a corporation, the board of directors of the corporation or, other than for purposes of the definition of "Change of Control" and "Continuing Directors," any committee thereof duly authorized to act on behalf of such board; and

          (2) with respect to any other Person, the functional equivalent of a board of directors of a corporation or, other than for purposes of the definition of "Change of Control" and "Continuing Directors," any committee thereof duly authorized to act on behalf thereof.

     "CANADIAN DOLLAR EQUIVALENT" means, as to any amount denominated in U.S. Dollars as of any date of determination, the amount of Canadian Dollars which would be required to purchase such amount of U.S. Dollars at the Bank of Canada noon (Toronto time) spot rate on such date or, if such date of determination is not a Business Day, on the Business Day immediately preceding such date of determination.

     "CANADIAN HOLDING COMPANY" means MAAX Canada Inc., a corporation governed by the Canada Business Corporations Act, and its predecessors.

     "CAPITAL LEASE OBLIGATION" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "CAPITAL STOCK" means:

          (1) in the case of a corporation or unlimited company, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

     "CASH EQUIVALENTS" means, as at any date of determination, (1) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States or Canada and maturing within one year of the date of acquisition thereof or (b) issued by any agency of the United States or Canada the obligations of which are backed by the full faith and credit of the United States or Canada, in each case maturing within one year after the date of acquisition thereof; (2) marketable direct obligations issued by any state of the United States of America or province of Canada or any political subdivision of any such state or province or any public instrumentality thereof, in each case maturing within one year after the date of acquisition thereof and having a rating of at least A-2 from Standard &

Poor's Rating Services ("S&P") or at least P-2 from Moody's Investors Service, Inc. ("MOODY'S"); (3) commercial paper maturing no more than one year from the date of acquisition thereof and having a rating of at least A-2 from S&P, at least P-2 from Moody's or at least R-2 (high) from Dominion Bond Rating Services Limited; (4) certificates of deposit, time deposits or bankers' acceptances maturing within one year after the date of acquisition thereof and issued or accepted by any lender under any Credit Facility or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and has Tier 1 capital (as defined in such regulations) of not less than $100.0 million; (5) financial instruments maturing within one year after the date of acquisition thereof and issued by any Canadian chartered bank which has a long-term debt rating of at least A+ by S&P, A2 by Moody's or A (high) by Dominion Bond Rating Services Limited; (6) repurchase agreements with a term of not more than 30 days for underlying securities of the types described in clause (1) or (2) entered into with any bank meeting the qualifications specified in clause (4) or (5), which repurchase obligations are secured by a perfected first priority security interest in the underlying securities; (7) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (1) and (5) above, (b) has net assets of not less than $500.0 million and (c) has the highest rating obtainable from either S&P or Moody's; and (8) in the case of any European Subsidiary, investments made locally of a type comparable to those described in clauses (1) through (7) of this definition.

     "CHANGE OF CONTROL" means the occurrence of any of the following:

          (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than an Equity Sponsor or a Control Investment Affiliate of an Equity Sponsor;

          (2) the adoption of a plan relating to the liquidation or dissolution of the Issuer (other than a transaction that complies with the provisions described under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets");

          (3) the consummation of any transaction (including, without limitation, any merger, amalgamation or consolidation), the result of which is that any "person" (as defined in clause (1) above) other than an Equity Sponsor or a Control Investment Affiliate of an Equity Sponsor becomes the Beneficial Owner, directly or indirectly, of Voting Stock of the Issuer representing 50% or more of the total voting power of the Voting Stock of the Issuer; provided that this clause (3) shall not be deemed to be triggered by any Person that is deemed to be a Beneficial Owner of Voting Stock of the Issuer by virtue of its relationship with (other than ownership directly or indirectly of Capital Stock of) an Equity Sponsor or a Control Investment Affiliate of an Equity Sponsor;

          (4) after an initial public offering of the Issuer, the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors; provided, however, that the Equity Sponsor and their Control Investment Affiliates do not, at such time, in the aggregate,
     (a) Beneficially Own, directly or indirectly, Voting Stock of the Issuer representing more than 50% of the total voting power of the Voting Stock of the Issuer or (b) have the right or ability by voting power, contract or otherwise to elect or designate a majority of the Board of Directors of the Issuer; or

          (5) the Issuer shall cease to Beneficially Own all of the Equity Interests of Holdings.

     "CONSOLIDATED CASH FLOW" means, for any period, for any Person, an amount determined for such Person and its Restricted Subsidiaries on a consolidated basis equal to

          (i) Consolidated Net Income of such Person for such period; plus

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

          (ii) the sum, without duplication, of the amounts for such Person and its Restricted Subsidiaries for such period (in each case to the extent reducing such Consolidated Net Income) of:

             (a) Fixed Charges;

             (b) provision for taxes based on income;

             (c) total depreciation expenses;

             (d) total amortization expenses;

             (e) other non-cash items reducing such Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period);

             (f) relocation costs and expenses incurred to move the headquarters of Holdings and its Subsidiaries from Sainte-Marie, Canada to Montreal, Canada;

             (g) costs and expenses incurred on or prior to the Issue Date during the fiscal year ending February 28, 2005 in connection with the transactions described under (a) "Use of Proceeds" in this prospectus or
        (b) in the offering circular related to the issuance of MAAX Corporation Notes;

             (h) Restructuring Expenses in an aggregate amount not to exceed $5.0 million in any four-quarter period;

             (i) other non-recurring, non-operating losses in an aggregate amount not to exceed $5.0 million in any four-quarter period;

             (j) cash gains realized under Hedging Obligations relating to currency exchange rates; and

             (k) minority interest (if negative) with respect to any Restricted Subsidiary; minus

          (iii) the sum, without duplication, of the amounts for such period (in each case to the extent increasing such Consolidated Net Income) of

             (a) non-cash items increasing such Consolidated Net Income (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period);

             (b) non-recurring, non-operating gains;

             (c) cash losses realized under Hedging Obligations relating to currency exchange rates; and

             (d) minority interest (if positive) with respect to any Restricted Subsidiary; plus or minus

          (iv) without duplication of any amounts referred to above or in the definition of Consolidated Net Income, with respect to any part of a four-quarter period that is part of the fiscal year ended February 29, 2004, the pro forma adjustments to net income set forth in the section "Unaudited Pro Forma Financial Data" in this prospectus and the adjustments to net income to derive "EBITDA" and to "EBITDA" to derive "Adjusted EBITDA" set forth in the section "Summary -- Summary Historical Consolidated Financial Data";

provided that the items listed in clauses (ii)(a) through (e) of a Restricted Subsidiary will be included in Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income for such period.

     "CONSOLIDATED NET INCOME" means, for any period, for any Person, the net income (or net loss) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding:

          (1) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto);

          (2) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, dispositions of securities or returned surplus assets of any pension plan;

          (3) the net income (but not the net loss) of any Person that is not a Restricted Subsidiary of the specified Person or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Restricted Subsidiaries in cash during such period;

          (4) the net income (but not the net loss) of any Restricted Subsidiary of the specified Person to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination prohibited, directly or indirectly, except to the extent (i) that such net income is actually paid to such Person or any of its Restricted Subsidiaries by loans, advances, intercompany transfers, principal repayments or otherwise or (ii) such prohibition is permitted by the covenant described under "-- Dividend and Other Payment Restrictions Affecting Subsidiaries"; and

          (5) the cumulative effect of a change in accounting principles;

provided, further, that Consolidated Net Income shall be reduced by (A) the product of (x) the amount of all dividends on Designated Preferred Stock (other than dividends paid in Qualified Equity Interests) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of the Issuer and its Subsidiaries, expressed as a decimal, and (B) payments made to any Parent Company pursuant to clause (8) of the covenant described under "-- Transactions with Affiliates."

     "CONSOLIDATED NET TANGIBLE ASSETS" means the aggregate amount of assets of the Issuer (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) (a) all current liabilities (other than the obligations under the indenture, the MAAX Corporation Notes or current maturities of long-term Indebtedness), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of the Issuer and the Restricted Subsidiaries on a consolidated basis and in accordance with GAAP.

     "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Issuer who:

          (1) was a member of such Board of Directors on the Issue Date;

          (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or

          (3) was nominated by one or more of the Equity Sponsors or their Control Investment Affiliates.

     "CONTROL INVESTMENT AFFILIATE" means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making equity or debt investments in portfolio companies.

     "CREDIT AGREEMENT" means that certain credit agreement, dated June 4, 2004, by and among Holdings, MAAX Corporation, certain subsidiaries of MAAX Corporation, Goldman Sachs Credit Partners L.P., Royal Bank of Canada and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain of their affiliates and the lenders from time to time party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

     "CREDIT FACILITIES" means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

     "DAYLIGHT LOANS" means Indebtedness owed by Holdings to a third party; provided that, on the date of incurrence of such Indebtedness, (i) Holdings shall use all of the proceeds of such Indebtedness to subscribe and pay for shares to be issued by Canadian Holding Company, (ii) Canadian Holding Company shall use all of the proceeds of such issuance and sale to make payments to MAAX Corporation in respect of the Special Intercompany Note, (iii) MAAX Corporation shall dividend or otherwise distribute (whether by an interest-free advance or otherwise) to Holdings all of such payments received by it and (iv) Holdings shall use such dividend or other distribution to repay all Indebtedness owed by it referred to in this definition.

     "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "DESIGNATED PREFERRED STOCK" means preferred stock (including, without limitation, Disqualified Stock) issued and sold for cash in a bona fide financing transaction that is designated as Designated Preferred Stock pursuant to an officers' certificate on the issuance date thereof, the net cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the "-- Restricted Payments" covenant and are not used for purposes of clause (b) of the second paragraph thereof.

     "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the asset sale or change of control provisions applicable to such Capital Stock provide that the issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Issuer and the Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock.

     "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "EQUITY OFFERING" means (i) any issuance and sale by the Issuer of its Qualified Equity Interests or by any Parent Company of its Equity Interests; provided, however, that in the case of an issuance and sale of Equity Interests of any Parent Company, cash proceeds therefrom equal to not less than 100% of the aggregate principal amount of any notes to be redeemed are received by the Issuer as a contribution to its common equity capital or consideration for the issuance and sale of Qualified Equity Interests immediately prior to such redemption or (ii) any issuance and sale by the Issuer of its Qualified Equity Interests in

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connection with the conversion of the Issuer to an income trust or by any Parent
Company or any Affiliate of the Issuer (other than any of its Subsidiaries) of its Equity Interests in connection with the conversion of such Parent Company or Affiliate to an income trust; provided, however, that in the case of an issuance and sale of Equity Interests of such Parent Company or Affiliate, cash proceeds therefrom equal to not less than the aggregate Accreted Value of any notes to be redeemed, plus premium and any Special Interest, are received by the Issuer as a contribution to its common equity capital or consideration for the issuance and sale of Qualified Equity Interests immediately prior to such redemption.

     "EQUITY SPONSORS" means John W. Childs, J.W. Childs Equity Funding III, Borealis Private Equity Limited Partnership, Borealis (QLP) Private Equity Limited Partnership and Ontario Municipal Employees Retirement Board.

     "EXISTING INDEBTEDNESS" means Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture until such amounts are repaid.

     "FAIR MARKET VALUE" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Issuer.

     "FIXED CHARGE COVERAGE RATIO" means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any Restricted Subsidiary incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made occurred (the "CALCULATION DATE"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1) acquisitions that have been made by the specified Person or any Restricted Subsidiary, including through mergers or consolidations, or any Person or any Restricted Subsidiary acquired by the specified Person or any Restricted Subsidiary, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act but giving effect to Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period;

          (2) the Consolidated Cash Flow attributable to operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date will be excluded;

          (3) the Fixed Charges attributable to operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any Restricted Subsidiary following the Calculation Date;

          (4) any Person that is a Restricted Subsidiary on the Calculation Date (or would become a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

          (5) any Person that is not a Restricted Subsidiary on the Calculation Date (or would cease to be a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring
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     determination of such Consolidated Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;
     and

          (6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

     "FIXED CHARGES" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

          (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (3) any interest accruing on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

          (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any Restricted Subsidiary, other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "GAAP" means generally accepted accounting principles in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession which are in effect from time to time.

     "GOVERNMENT SECURITIES" means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

     "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement condition or otherwise).

     "HEDGING OBLIGATIONS" of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

     "HOLDINGS" means Beauceland Corporation, a Nova Scotia unlimited company.

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     "INDEBTEDNESS" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

          (1) in respect of borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3) in respect of bankers' acceptances;

          (4) representing Capital Lease Obligations;

          (5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that represents an accrued expense or trade payable; or

          (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), but only to the extent that the aggregate amount of such Indebtedness does not exceed the Fair Market Value of the asset, and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. In no event will obligations or liabilities in respect of any Capital Stock constitute Indebtedness hereunder.

     "INVESTMENTS" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer's Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." The acquisition by the Issuer or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value. Notwithstanding the foregoing, Restricted Payments of the type described in clause (ii) of the definition thereof will not be deemed to be Investments.

     "ISSUE DATE" means the date on which the notes are first issued under the indenture.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothec or encumbrance of any kind in respect of such asset, whether or not filed, recorded, registered or otherwise perfected under applicable law, including any conditional sale or other title retention agreement; provided that in no event shall an operating lease that is not a Capital Lease Obligation be deemed to constitute a Lien.

     "MAAX CORPORATION NOTES" means the 9.75% Senior Subordinated Notes due 2012 issued by MAAX Corporation under the indenture, dated as of June 4, 2004, between MAAX Corporation, the guarantors party thereto, and U.S. Bank Trust National Association, as trustee.

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     "NET PROCEEDS" means the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, (a) fees and expenses related to such Asset Sale (including legal, accounting and investment banking fees and discounts, and sales and brokerage commissions, and any relocation expenses incurred as a result of the Asset Sale), (b) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (d) any reserve in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and (e) cash escrows (until released from escrow to the seller).

     "NON-RECOURSE DEBT" means Indebtedness:

          (1) as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

          (2) no default with respect to which would permit upon notice, lapse of time or both any holder of any Indebtedness of the Issuer or any Restricted Subsidiary to declare a default on such Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any Restricted Subsidiary.

     "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "PARENT COMPANIES" means any company that directly or indirectly owns a majority of the Equity Interests of the Issuer.

     "PERMITTED BUSINESS" means any business conducted by the Issuer or any Restricted Subsidiary on the Issue Date and any businesses that, in the good faith judgment of the Board of Directors of the Issuer, are reasonably related, ancillary or complementary thereto, or reasonable extensions thereof.

     "PERMITTED FACTORING ARRANGEMENTS" means the Sodex Factoring Agreement, as amended from time to time, and other factoring agreements on similar terms, as amended from time to time, that, in each case, are not materially less favorable to the Issuer and the Restricted Subsidiaries, taken as a whole, than the arrangements contained in the Sodex Factoring Agreement, as in effect on the Issue Date.

     "PERMITTED INVESTMENTS" means:

          (1) any Investment in Cash Equivalents;

          (2) any Investment in the Issuer or in a Restricted Subsidiary;

          (3) any Investment by the Issuer or any Restricted Subsidiary in a Person, if as a result of such Investment:

             (a) such Person becomes a Restricted Subsidiary; or

             (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

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          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Offer to Purchase -- Asset Sales";

          (5) any Investment made for consideration consisting of Qualified Equity Interests;

          (6) any Investment received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons that are not Affiliates;

          (7) Investments represented by Hedging Obligations permitted under the indenture;

          (8) loans or advances to employees of the Issuer or any of its Subsidiaries (x) in the ordinary course of business in an aggregate amount not to exceed $5.0 million at any time outstanding or (y) in connection with the purchase by such Persons of Equity Interests of the Issuer or any Parent Company so long as the cash proceeds of such purchase received by any Parent Company are contemporaneously contributed to the common equity capital of the Issuer;

          (9) Investments in existence on the Issue Date;

          (10) Investments in prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

          (11) pledges or deposits permitted under clause (6) of the definition of Permitted Liens;

          (12) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms as the Issuer or such Restricted Subsidiary deems reasonable under the circumstances; and

          (13) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed the greater of (x) $20.0 million and (y) 7.0% of Consolidated Net Tangible Assets at such time.

     "PERMITTED LIENS" means:

          (1) Liens securing Indebtedness of any Restricted Subsidiary;

          (2) Liens on assets of the Issuer securing Indebtedness and other Obligations under Credit Facilities and/or securing Hedging Obligations;

          (3) Liens in favor of the Issuer or any Restricted Subsidiary;

          (4) Liens on property (including Capital Stock) of a Person existing at the time such Person is merged with or into or consolidated with the Issuer or any Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or the Subsidiary;

          (5) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Issuer or any Subsidiary of the Issuer; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

          (6) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

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          (7) Liens to secure Indebtedness (including Capital Lease Obligations)
     permitted by clause (4) of the second paragraph of the covenant entitled
     "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness;

          (8) Liens existing on the date of the indenture;

          (9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

          (10) Liens imposed by law, such as carriers', warehousemen's, landlords', suppliers' and mechanics' Liens, in each case, incurred in the ordinary course of business;

          (11) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the operation of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

          (12) Liens created for the benefit of (or to secure) the notes or payment obligations to the trustee;

          (13) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof);

          (14) judgment Liens not giving rise to an Event of Default;

          (15) Liens and rights of setoff in favor of a bank imposed by law and incurred in the ordinary course of business on deposit accounts maintained with such bank and cash and Cash Equivalents in such accounts;

          (16) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (17) pledges or deposits by a Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

          (18) Liens securing obligations under Permitted Factoring Arrangements on the accounts receivable subject to Permitted Factoring Arrangements; and

          (19) Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary with respect to obligations that do not exceed $7.5 million at any one time outstanding.

     "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Issuer or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, other Indebtedness of the Issuer or any Restricted Subsidiary; provided that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);
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          (2) such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by the Issuer or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, unlimited company or government or other entity.

     "PRO FORMA COST SAVINGS" means, with respect to any period, the reductions in costs that occurred during the four-quarter period that are (1) directly attributable to an asset acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act or (2) implemented, committed to be implemented or the commencement of implementation of which was begun in good faith by the business that was the subject of any such asset acquisition within six months of the date of the asset acquisition and that are supportable and quantifiable by the underlying records of such business, as if, in the case of each of clauses (1) and (2), all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during the four-quarter period in order to achieve such reduction in costs.

     "QUALIFIED EQUITY INTERESTS" means Equity Interests of the Issuer other than Disqualified Stock.

     "REGISTRATION RIGHTS AGREEMENT" means (i) the Exchange and Registration Rights Agreement dated as of the Issue Date among the Issuer and the initial purchaser of the notes issued on the Issue Date and (ii) any other exchange and registration rights agreement entered into in connection with an issuance of additional notes in a private offering after the Issue Date.

     "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

     "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless otherwise indicated, references to Restricted Subsidiaries shall be deemed to be to Restricted Subsidiaries of the Issuer.

     "RESTRUCTURING EXPENSES" means losses, expenses and charges incurred in connection with restructuring by the Issuer and/or one or more of the Restricted Subsidiaries, including in connection with integration of acquired businesses or Persons, disposition of one or more Restricted Subsidiaries or businesses, exiting of one or more lines of business and relocation or consolidation of facilities, including severance, lease termination and other non-ordinary-course, non-operating costs and expenses in connection therewith.

     "SIGNIFICANT SUBSIDIARY" means any Subsidiary of the Issuer that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

     "SODEX FACTORING AGREEMENT" means that certain factoring agreement, dated as of February 24, 2004, among MAAX Inc., MAAX Canada Inc., MAAX Spas (Ontario) Inc., MAAX Westco Inc., MAAX Spas (BC) Inc., MAAX-KSD Corporation, MAAX Southeast Inc., Pearl Baths, Inc., MAAX-Hydro Swirl Manufacturing Corp., MAAX Midwest Inc., MAAX Spas (Arizona), Inc., Cuisine Expert -- C.E. Cabinets, Inc., 9022-3751 Quebec Inc., Aker Plastics Company Inc. and NatExport and Sodex, both divisions of the National Bank of Canada.

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     "SPECIAL INTERCOMPANY NOTE" means that certain note, dated on or about June
4, 2004, made by the Canadian Holding Company in favor of MAAX Corporation, as such note may be amended, restated, supplemented or otherwise modified from time to time.

     "SPECIAL INTEREST" means (i) "Special Interest" as defined in the registration rights agreement with respect to the notes issued on the Issue Date and (ii) "Special Interest", "Additional Interest", "Liquidated Damages" or any similar term as such term is defined in any registration rights agreement with respect to additional notes issued after the Issue Date.

     "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "SUBSIDIARY" means, with respect to any specified Person:

          (1) any corporation, company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
     (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

     "UNRESTRICTED SUBSIDIARY" means any Subsidiary of the Issuer (other than Holdings or MAAX Corporation) that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) except as permitted by the covenant described above under the caption "-- Certain Covenants -- Affiliate Transactions," is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer;

          (3) is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any Restricted Subsidiary.

     Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and

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Issuance of Preferred Stock," the Issuer will be in default of such covenant.
The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

  GLOBAL NOTES

     Exchange notes will be represented by one or more Notes in registered, global form without interest coupons (collectively, the "GLOBAL NOTES"). MAAX Holdings will deposit the Global Notes upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and register the Global Notes in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. You may not exchange your beneficial interest in the Global Notes for Notes in certificated form except in the limited circumstances described below under "-- Exchanges of Book-Entry Notes for Certificated Notes." In addition, you may not exchange your beneficial interests in the Restricted Global Note for beneficial interests in the Regulation S Global Note or vice versa.

  EXCHANGES OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

     You may not exchange your beneficial interest in a Global Note for a Note in certificated form unless:

          (1) DTC (a) notifies MAAX Holdings that it is unwilling or unable to continue as depository for the Global Note or (b) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and in either case MAAX Holdings thereupon fails to appoint a successor depository; or

          (2) an Event of Default shall have occurred and be continuing with respect to the Notes.

     In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures). Any certificated Notes issued in exchange for an interest in a Global Note will bear the legend restricting transfers that is borne by such Global Note. Any such exchange will be effected through the DTC Deposit/Withdraw at Custodian ("DWAC") system and an appropriate adjustment will be made in the records of the Security Registrar to reflect a decrease in the principal amount of the relevant Global Note.

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  CERTAIN BOOK ENTRY PROCEDURES

     The description of the operations and procedures of DTC, Euroclear Bank S.A./N.V. (as operator of the Euroclear system, "EUROCLEAR") or Clearstream Banking Luxembourg ("CLEARSTREAM") that follows is provided solely as a matter of convenience. These operations and procedures are solely within their control and are subject to changes by them from time to time. MAAX Holdings takes no responsibility for these operations and procedures and urges you to contact the system or their participants directly to discuss these matters.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("PARTICIPANTS") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("INDIRECT PARTICIPANTS").

     DTC has advised us that its current practice, upon the issuance of the Global Notes, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants).

     AS LONG AS DTC, OR ITS NOMINEE, IS THE REGISTERED HOLDER OF A GLOBAL NOTE, DTC OR SUCH NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER AND HOLDER OF THE NOTES REPRESENTED BY SUCH GLOBAL NOTE FOR ALL PURPOSES UNDER THE INDENTURE GOVERNING THE NOTES AND THE EXCHANGE NOTES. Except in the limited circumstances described above under "-- Exchanges of Book-Entry Notes for Certificated Notes," you will not be entitled to have any portions of a Global Note registered in your name, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owner or Holder of a Global Note (or any Note represented thereby) under the indenture governing the Notes or the Exchange Notes.

     You may hold your interests in the Global Notes directly through DTC, if you are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. The depositories, in turn, will hold such interests in such Global Note in customers' securities accounts in the depositories' names on the books of DTC. All interests in a Global Note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of such system.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a Global Note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     MAAX Holdings will make payments of the principal of, premium, if any, and interest on Global Notes to DTC or its nominee as the registered owner thereof. Neither MAAX Holdings nor the Trustee nor any of MAAX Holdings or their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

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

     MAAX Holdings expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Notes as shown on the records of DTC or its nominee. MAAX Holdings also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payment will be the responsibility of such participants.

     Except for trades involving only Euroclear and Clearstream participants, interests in the Global Note will trade in DTC's settlement system, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected by DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

     DTC has advised MAAX Holdings that DTC will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below and the conversion of Notes) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, the Global Notes will be exchanged for legended Notes in certificated form, and distributed to DTC's participants.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of MAAX Holdings, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

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                           INCOME TAX CONSIDERATIONS

U.S. FEDERAL INCOME TAX CONSIDERATIONS

  GENERAL

     The following is a discussion of material United States federal income tax considerations generally applicable to purchasers of the notes, who purchased the original notes for cash pursuant to the offering at the initial offering price. The federal income tax considerations set forth below are based upon currently existing provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable final, temporary and proposed Treasury Regulations, or Treasury Regulations, judicial authority, and current administrative rulings and pronouncements of the Internal Revenue Service, or IRS. There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been, or will be, sought on the issues discussed herein. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences discussed below.

     The summary is not a complete analysis or description of all potential federal income tax considerations that may be relevant to, or of the actual tax effect that any of the matters described herein will have on, particular purchasers, and does not address foreign, state, local or alternative minimum tax consequences. This summary does not purport to address special classes of taxpayers (such as partnerships or other pass-through entities, S corporations, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, expatriates, broker-dealers and tax-exempt organizations) who are subject to special treatment under the federal income tax laws, or persons that hold notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle or conversion transaction, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. This discussion assumes that the notes will be held as capital assets within the meaning of section 1221 of the Code. Furthermore, estate and gift tax consequences are not discussed herein. No opinion of counsel will be requested with respect to any of the matters discussed herein.

     As used herein, the term "U.S. HOLDER" means (i) a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that was created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust if (a) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries has the authority to control all of the substantial decisions of such trust or (b) such trust has a valid election in place to be treated as a U.S. person. As used herein, the term "Non-U.S. Holder" means a beneficial holder of notes that is a nonresident alien or a corporation, estate or trust that is not a U.S. Holder.

     A partnership for U.S. federal income tax purposes is not subject to income tax on income derived from holding the notes. A partner of the partnership may be subject to tax on such income under rules similar to the rules for U.S. Holders or Non-U.S. Holders depending on whether (i) the partner is a U.S. or a non-U.S. person, and (ii) the partnership or the partner is or is not engaged in a U.S. trade or business to which income or gain from the notes is effectively connected. If you are a partner of a partnership acquiring the notes, you should consult your tax advisor about the U.S. tax consequences of holding and disposing of the notes.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH PROSPECTIVE PURCHASER OF THE NOTES IS STRONGLY URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO HIS OR HER PARTICULAR TAX SITUATION AND AS TO ANY FEDERAL, FOREIGN, STATE, LOCAL OR OTHER TAX CONSIDERATIONS (INCLUDING ANY POSSIBLE CHANGES IN TAX LAW) AFFECTING THE PURCHASE, HOLDING AND DISPOSITION OF THE NOTES.

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

  U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

     This section describes material U.S. federal income tax consequences to U.S. Holders. Non-U.S. Holders should see the discussion under the heading "Federal Income Tax Consequences to Non-U.S. Holders" for a discussion of material tax consequences applicable to them.

     Original Issue Discount. The notes were issued with original issue discount, or OID, in an amount equal to the difference between their "stated redemption price at maturity" (the sum of all amounts payable on the notes including the stated interest) and their "issue price." The "issue price" of the notes was the first price at which a substantial amount of the notes were sold for cash (excluding sales to bond houses, brokers or similar persons or organizations acting the capacity of underwriter, placement agent or wholesaler).

     U.S. Holders must include OID in gross income in advance of the receipt of cash attributable to that income irrespective of their method of tax accounting for U.S. federal income tax purposes. However, a U.S. Holder generally will not be required to include separately in income cash payments received on the notes, even if denominated as interest.

     The amount of OID includible in gross income by a U.S. Holder of a note is the sum of the "daily portions" of OID with respect to the note for each day during the taxable year or portion of the taxable year in which such U.S. Holder held such note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the product of the note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity (determined on a constant yield method, compounded at the close of each accrual period and properly adjusted for the length of the accrual period). OID allocable to the final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The "adjusted issue price" of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments previously made on such note. MAAX Holdings is required to provide information returns stating the amount of OID accrued on notes held of record by persons other than corporations and other exempt holders.

     Payments received by a U.S. Holder upon the mandatory redemption of a portion of each note in 2009 will be treated as tax-free payments of a portion of the then accrued OID with respect to such note in its entirety (including the portion of the note not redeemed).

     Exchange Offer. The exchange of the notes for the exchange notes will not constitute a taxable exchange. See "The Exchange Offer." As a result, (1) a U.S. Holder will not recognize taxable gain or loss as a result of exchanging such holder's notes; (2) the holding period of the exchange notes received will be the same as the holding period of the notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes received will be the same as the adjusted tax basis of the notes exchanged therefor immediately before such exchange.

     Disposition of the Notes. Unless a nonrecognition provision applies, the sale, exchange (other than pursuant to the Exchange Offer), redemption (other than the mandatory redemption in 2009 discussed above) or other disposition of a note, will be a taxable event for U.S. federal income tax purposes. In such event, a U.S. Holder of notes will generally recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of property received and (ii) the U.S. Holder's tax basis in the notes. A U.S. Holder's tax basis in a note will generally equal the amount paid for the note increased by the amount of OID previously included in income and decreased by the amount of any cash payments received with respect to the note. Any such gain or loss generally will be long-term capital gain or loss, provided the notes have been held for more than one year. The deductibility of capital losses is subject to limitations.

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

     Backup Withholding. Under section 3406 of the Code and applicable Treasury Regulations, a noncorporate holder of the notes may be subject to backup withholding at the current rate of 28 percent (subject to future adjustment) with respect to "reportable payments," which include interest and OID paid on the notes and the proceeds of a sale, exchange or redemption of the notes. The payor will be required to deduct and withhold the prescribed amounts if (i) the payee fails to furnish a TIN to the payor in the manner required, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a "notified payee under reporting" described in section 3406(c) of the Code or (iv) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under section 3406(a)(1)(C) of the Code. Amounts paid as backup withholding do not constitute an additional tax and will be refunded or credited against the holder's federal income tax liabilities, so long as the required information is timely provided to the IRS.

  U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following describes material U.S. federal income tax consequences of "Non-U.S. Holders."

     Effectively Connected Income. If the income or gain on the notes is "effectively connected with the conduct of a trade or business within the United States" by a Non-U.S. Holder, such income or gain (including OID) will generally be subject to U.S. federal income tax essentially in the same manner as if the notes were held by a U.S. Holder, as described above, unless an applicable tax treaty provides otherwise, and in the case of a Non-U.S. Holder that is a corporation, may also be subject to U.S. branch profits tax. Such Non-U.S. Holder will not be subject to withholding taxes, however, if it provides a properly executed Form W-8ECI.

     Interest. Interest (including OID) on the notes held by Non-U.S. Holders that is not effectively connected with the conduct of a U.S. trade or business may be subject to withholding of up to 30 percent of each payment made to the holders or other payee unless the "portfolio interest exemption" applies. Under the portfolio interest exemption, interest paid on the notes to a Non-U.S. Holder should not be subject to withholding if (1) the Non-U.S. Holder provides a statement signed under penalties of perjury, certifying that such owner is not a U.S. person on IRS Form W-8BEN (or successor form), or an alternative method of satisfying the certification requirement is met; (2) such Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock in MAAX Holdings; (3) such Non-U.S. Holder is not a "controlled foreign corporation" (within the meaning of section 957 of the Code) related to MAAX Holdings; and (4) the Non-U.S. Holder is not a foreign "bank" receiving the interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business.

     If you do not claim, or do not qualify for, the benefit of the portfolio interest exemption, you may be subject to a 30 percent withholding tax on interest payments on the notes. However, you may be able to claim the benefit of a reduced withholding tax rate under an applicable income tax treaty. The required information for claiming treaty benefits is generally submitted, under current regulations, on Form W-8BEN.

     Payments received by a Non-U.S. Holder upon the mandatory redemption of a portion of each note in 2009 will be treated as payments of a portion of the then accrued OID with respect to such note in its entirety (including the portion of the note not redeemed) and, thus will be subject to the rules applicable to payments of interest described above.

     Sale or Other Disposition of the Notes. A Non-U.S. Holder will generally not be subject to U.S. withholding tax on gain recognized on a sale, exchange, redemption (other than the mandatory redemption in 2009 discussed above), retirement, or other disposition of the notes. A Non-U.S. Holder may, however, be subject to U.S. federal income tax on such gain if: (1) it is a nonresident alien individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met or (2) the gain is effectively connected with the conduct of a U.S. trade or business (and, if a tax treaty applies, is attributable to a permanent establishment in the United States). The exchange of the notes for the exchange notes will not constitute a taxable exchange.
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

     Backup Withholding and Information Reporting. MAAX Holdings must report annually to the IRS and to each Non-U.S. Holder any interest that is subject to U.S. withholding taxes or that is exempt from U.S. withholding taxes pursuant to an income tax treaty or material provisions of the Code. Copies of these information returns may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities of the country in which the Non-U.S. Holder resides. Furthermore, payments of interest (including payments in respect of OID), principal or sales proceeds may be subject to both backup withholding at the current rate of 28 percent (subject to future adjustment) and additional information reporting. Backup withholding and information reporting generally will not apply to payments on, or sales proceeds from the disposition of, the notes if the Non-U.S. Holder certifies, on a Form W-8BEN, or successor form, that it is not a U.S. person. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

     THE FOREGOING SUMMARY INCLUDED HEREIN DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF NOTES IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO ANY TAX CONSEQUENCES TO THEM FROM THE PURCHASE, OWNERSHIP, AND DISPOSITION OF NOTES, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

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                              PLAN OF DISTRIBUTION

     There has previously been only a limited secondary market and no public market for the original notes. MAAX Holdings does not intend to apply for the listing of the notes on a national securities exchange or for their quotation through The Nasdaq Stock Market. The original notes are eligible for trading in The PORTAL(SM) Market, an electronic screen-based system which permits the trading of eligible privately placed securities by certain qualified institutional investors which is regulated by the National Association of Securities Dealers, Inc. MAAX Holdings has been advised by the initial purchaser that, following consummation of the exchange offer, the initial purchaser intends to make a market in the exchange notes; however, any market making may be discontinued at any time without notice. If an active public market does not develop, the market price and liquidity of the exchange notes may be adversely affected.

     If a trading market develops for the original notes or the exchange notes, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, our results of operations and the market for similar securities. Depending on such factors, such securities may trade at a discount from their offering price.

     With respect to resale of exchange notes, based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, MAAX Holdings believes that a holder (other than a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act or "broker" or "dealer" registered under the Exchange Act) who exchanges original notes for exchange notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, such holder cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K if the resales are of exchange notes obtained by such holder in exchange for original notes acquired by such holder directly from MAAX Holdings or an affiliate of MAAX Holdings, unless an exemption from registration is otherwise available.

     As contemplated by the above-referenced no-action letters and the registration rights agreement, each holder accepting the exchange offer is required to represent in the letter of transmittal that:

     - any exchange notes to be received by it will be acquired in the ordinary course of its business;

     - it has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

     - it is not an "affiliate," as defined in the Securities Act, of MAAX Holdings.

     In addition, each such holder will be required to make any additional representations that in the written opinion of our counsel are necessary under existing rules or regulations (or interpretations thereof) of the SEC in order for the registration statement of which this prospectus forms a part to be declared effective.

     If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

     Any broker or dealer registered under the Exchange Act who holds original notes that were acquired for its own account as a result of market-making activities or other trading activities (other than original notes acquired directly from us) may exchange such original notes for exchange notes pursuant to the exchange offer; however, such broker-dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes received by it in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus. MAAX Holdings has agreed to use all commercially reasonable efforts to keep the registration statement of which this prospectus forms a part effective for a period beginning when exchange notes are first issued in the exchange offer and ending upon the earlier of the expiration of the 180th day after the exchange offer has been completed and such time as broker-dealers are no longer required to comply with the prospectus delivery requirements in connection with offers and sales of exchange notes.

     A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations).

     The information described above concerning interpretations of, and positions taken by, the SEC is not intended to constitute legal advice, and broker-dealers should consult their own legal advisors with respect to these matters.

     MAAX Holdings will not receive any proceeds from any sale of exchange notes by anyone, including broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to a purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes.

     MAAX Holdings has agreed to pay expenses incident to the exchange offer. See "The Exchange Offer -- Fees and Expenses."

                                 LEGAL MATTERS

     The validity of the exchange notes, the enforceability of our obligations thereunder and certain other legal matters will be passed upon for MAAX Holdings by Kaye Scholer LLP, New York, New York.

                                    EXPERTS

     The financial statements as of February 29, 2004 and February 28, 2005, and for each of the three years in the period ended February 28, 2005, included in this prospectus, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report appearing herein. The financial statements of Aker Plastics Company Inc. as of October 31, 2002 and for its predecessor as of and for the period from October 1, 2002 to October 25, 2002 and as of the year ended September 30, 2002 included in this prospectus have been audited by Crowe Chizek and Company LLC, independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the reports of this form given upon their authority as an expert in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus forms a part of a registration statement that MAAX Holdings filed with the SEC on Form S-4 under the Securities Act in connection with the offering of the exchange notes. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about MAAX Holdings and the exchange notes. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

     Under the terms of the indenture governing the notes, MAAX Holdings has agreed that, whether or not required by the rules and regulations of the SEC, so long as any original notes or exchange notes are outstanding, MAAX Holdings will furnish to the holders of the original notes or exchange notes (i) all information that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q, if MAAX Holdings were required to file such Forms and, with respect to the annual information only, a report thereon by our independent auditors and (ii) all current reports that would be required to be filed with the SEC on Form 8-K, if MAAX Holdings were required to file such reports. In addition, MAAX Holdings will post all reports on the website of MAAX Holdings or MAAX Corporation no later than the date such information is required to be furnished to holders and keep all such reports available on such website for a period of one year from the date of such posting. In addition, MAAX Holdings has agreed that, for so long as any original notes or exchange notes remain outstanding, MAAX Holdings will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     Upon effectiveness of the registration statement of which this prospectus is a part, MAAX Holdings will become subject to the periodic reporting and to the informational requirements of the Exchange Act and during the fiscal year in which the registration statement becomes effective MAAX Holdings will file information with the SEC, including annual and current reports. You may read and copy any document MAAX Holdings files with the SEC at the SEC's public reference room at the following address:

                             PUBLIC REFERENCE ROOM
                             450 FIFTH STREET, N.W.
                                   ROOM 1024
                             WASHINGTON, D.C. 20549

     Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms.

     MAAX Holdings SEC filings are also available at the SEC's website at http://www.sec.gov and at MAAX Corporation's website at http://www.maax.com. You can also obtain a copy of any of MAAX Holdings filings, at no cost, by writing to or telephoning us at the following address and telephone number:

                              MAAX Holdings, Inc.
                            9224 73(rd) Avenue North
                         Brooklyn Park, Minnesota 55428
                                 (800) 328-2531

                         INDEX TO FINANCIAL STATEMENTS


UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF MAAX
  HOLDINGS, INC. AND PREDECESSOR MAAX INC. FOR THE THREE
  MONTH PERIOD ENDED MAY 31, 2005
  Consolidated Balance Sheets...............................   F-2
  Consolidated Statements of Income.........................   F-3
  Consolidated Statements of Shareholders' Equity...........   F-4
  Consolidated Statements of Cash Flows.....................   F-5
  Notes to Consolidated Financial Statements................   F-6
CONSOLIDATED FINANCIAL STATEMENTS OF MAAX HOLDINGS, INC. AND
  PREDECESSOR MAAX INC. FOR THE YEARS ENDED FEBRUARY 28,
  2003 AND FEBRUARY 29, 2004, THE 95-DAY PERIOD ENDED JUNE
  3, 2004 AND THE 270-DAY PERIOD ENDED FEBRUARY 28, 2005
  Report of Independent Registered Public Accounting Firm...  F-21
  Consolidated Balance Sheets...............................  F-22
  Consolidated Statements of Income.........................  F-23
  Consolidated Statements of Shareholders' Equity...........  F-24
  Consolidated Statements of Cash Flows.....................  F-26
  Notes to Consolidated Financial Statements................  F-27
AKER PLASTICS COMPANY, INC. AND PREDECESSOR FINANCIAL
  STATEMENTS (SEPTEMBER 30, 2002, OCTOBER 31, 2002 AND
  OCTOBER 25, 2002)
  Report of Independent Registered Public Accounting Firm...  F-69
  Statements of Income and Retained Earnings................  F-70
  Balance Sheets............................................  F-71
  Statements of Cash Flows..................................  F-72
  Notes to Financial Statements.............................  F-73

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

                          CONSOLIDATED BALANCE SHEETS
                          (IN THOUSANDS OF US DOLLARS)

                                                          PREDECESSOR
                                                            COMPANY     THE COMPANY    THE COMPANY
                                                          -----------   ------------   -----------
                                                            MAY 31,     FEBRUARY 28,     MAY 31,
                                                             2004           2005          2005
                                                          -----------   ------------   -----------
                                                           UNAUDITED      AUDITED       UNAUDITED
                                              ASSETS
Current assets:
  Cash and cash equivalents.............................   $  2,793       $  5,522      $  8,398
  Accounts receivable, less allowance for doubtful
     accounts of $1,864; $1,602; $1,958.................     77,862         57,936        72,140
  Income taxes receivable...............................         --          8,284        10,053
  Inventories (note 2)..................................     45,948         44,587        39,053
  Prepaid expenses......................................      3,074          4,321         4,055
  Assets held for sale..................................         --          1,545         1,720
  Deferred income taxes.................................      3,342          3,588         3,574
                                                           --------       --------      --------
  Total current assets..................................    133,019        125,783       138,993
Property, plant and equipment...........................     94,828         91,980        89,145
Intangible assets.......................................     15,709        138,006       137,325
Goodwill................................................    111,687        224,312       224,178
Derivative financial instruments........................      9,130         10,619         7,357
Other assets............................................      5,009         18,686        18,085
Deferred income taxes...................................      2,582         10,890        12,131
                                                           --------       --------      --------
Total assets............................................   $371,964       $620,276      $627,214
                                                           ========       ========      ========

                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..............   $ 52,481       $ 53,417      $ 62,112
  Income taxes payable..................................        343             --            --
  Deferred income taxes.................................      2,950          1,607         1,192
  Current portion of long-term debt (note 3)............      4,765          6,286         8,778
                                                           --------       --------      --------
  Total current liabilities.............................     60,539         61,310        72,082
Long-term debt (note 3).................................     60,630        467,018       465,943
Deferred income taxes...................................     15,823         63,928        61,666
                                                           --------       --------      --------
Total liabilities.......................................    136,992        592,256       599,691
Shareholders' equity
  Capital Stock (note 4)................................    105,076         47,567        47,670
  Additional paid-in capital............................        232          3,421         3,158
  Retained earnings.....................................    122,734        (20,769)      (20,119)
  Accumulated other comprehensive income (loss), net of
     income taxes of $0; $1,153; $1,483.................      6,930         (2,199)       (3,186)
                                                           --------       --------      --------
  Total shareholders' equity............................    234,972         28,020        27,523
                                                           --------       --------      --------
Total liabilities and shareholders' equity..............   $371,964       $620,276      $627,214
                                                           ========       ========      ========

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

                       CONSOLIDATED STATEMENTS OF INCOME
                          (IN THOUSANDS OF US DOLLARS)
                                   UNAUDITED

                                                              PREDECESSOR        THE
                                                                COMPANY        COMPANY
                                                              ------------   ------------
                                                              THREE-MONTH    THREE-MONTH
                                                              PERIOD ENDED   PERIOD ENDED
                                                              MAY 31, 2004   MAY 31, 2005
                                                              ------------   ------------
Net sales...................................................    $136,136       $140,769
Operating costs and expenses
  Cost of goods sold........................................      93,144         99,683
  Selling, general and administrative expenses (note 6).....      27,773         28,668
  Depreciation and amortization.............................       3,833          4,916
                                                                --------       --------
                                                                 124,750        133,267
Operating income............................................      11,386          7,502
  Interest expense..........................................       1,263         10,302
                                                                --------       --------
Income before income taxes..................................      10,123         (2,800)
Income taxes
  Current...................................................       2,936            289
  Deferred..................................................      (1,166)        (3,806)
                                                                --------       --------
                                                                   1,770         (3,517)
Net income..................................................    $  8,353       $    717
                                                                ========       ========

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                          (IN THOUSANDS OF US DOLLARS)
                                   UNAUDITED

                                                                         ACCUMULATED
                                                ADDITIONAL                  OTHER
                                      COMMON     PAID-IN     RETAINED   COMPREHENSIVE   COMPREHENSIVE
                                      STOCK      CAPITAL     EARNINGS   INCOME (LOSS)      INCOME
                                     --------   ----------   --------   -------------   -------------
PREDECESSOR COMPANY
Balance as at February 29, 2004....  $105,044      $232      $115,647      $10,476
Net Income.........................        --        --         8,353           --         $ 8,353
Foreign currency translation.......        --        --            --       (3,546)         (3,546)
                                                                                           -------
Total comprehensive income.........        --        --            --           --         $ 4,807
                                                                                           =======
Dividends paid.....................        --        --        (1,266)          --
Issuance of common shares on
  exercise of stock options........        32        --            --           --
                                     --------      ----      --------      -------
Balance, as at May 31, 2004........  $105,076      $232      $122,734      $ 6,930
                                     ========      ====      ========      =======

                                                                         ACCUMULATED
                                                ADDITIONAL                  OTHER
                                      COMMON     PAID-IN     RETAINED   COMPREHENSIVE   COMPREHENSIVE
                                       STOCK     CAPITAL     EARNINGS   (LOSS) INCOME      INCOME
                                      -------   ----------   --------   -------------   -------------
THE COMPANY
Balance as at February 28, 2005.....  $47,567     $3,421     $(20,769)     $(2,199)
Net Income..........................       --         --          717           --          $ 717
Foreign currency translation, net of
  income taxes of $138..............       --         --           --         (980)          (980)
Change in fair market value of
  derivative financial instruments,
  net of income taxes of $(3).......       --         --           --           (7)            (7)
                                                                                            -----
Total comprehensive income..........       --         --           --           --          $(270)
                                                                                            =====
Stock-based compensation (note 5)...       --        (16)          --           --
Issuance of common stock............      195         --           --           --
Redemption of common stock..........      (92)      (247)          --           --
Premium paid on redemption of common
  shares............................       --         --          (67)          --
                                      -------     ------     --------      -------
Balance, as of May 31, 2005.........  $47,670     $3,158     $(20,119)     $(3,186)
                                      =======     ======     ========      =======

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (IN THOUSANDS OF US DOLLARS)
                                   UNAUDITED

                                                              PREDECESSOR
                                                                COMPANY      THE COMPANY
                                                              ------------   ------------
                                                              THREE-MONTH    THREE-MONTH
                                                              PERIOD ENDED   PERIOD ENDED
                                                              MAY 31, 2004   MAY 31, 2005
                                                              ------------   ------------
Cash flows related to operating activities:
  Net income................................................    $  8,353       $    717
  Items not affecting cash:
     Depreciation and amortization..........................       3,833          4,916
     Amortization of financial expenses.....................         115            595
     Change in fair value of derivative financial
      instruments...........................................       2,284          3,126
     Accreted interest on Senior Discount Notes.............          --          3,094
     Stock-based compensation...............................          --            (16)
     Deferred income taxes..................................      (1,166)        (3,806)
  Net change in non-cash balances related to operations
     Accounts receivable....................................     (14,410)       (15,089)
     Income taxes receivable................................      (4,373)        (1,609)
     Inventories............................................        (862)         4,960
     Prepaid expenses.......................................         180            202
     Accounts payable.......................................          15          9,444
                                                                --------       --------
                                                                  (6,031)         6,534
Cash flows related to financing activities:
  Proceeds from issuance of long-term debt..................      34,000            324
  Repayment of long-term debt...............................     (26,047)          (300)
  Proceeds from issuance of shares..........................          33            195
  Redemption of common shares...............................          --           (406)
  Debt issuance cost........................................          --             12
  Dividends paid............................................      (1,266)            --
                                                                --------       --------
                                                                   6,720           (175)
Cash flows related to investing activities:
  Additions to property, plant and equipment................      (1,466)        (1,759)
  Additions to intangibles assets...........................          --         (1,020)
  Proceeds from disposal of property, plant and equipment...          97            109
  Other assets..............................................        (963)          (803)
                                                                --------       --------
                                                                  (2,332)        (3,473)
                                                                --------       --------
Net increase (decrease) in cash and cash equivalents........      (1,643)         2,886
Translation adjustment on cash denominated in foreign
  currencies................................................         (31)           (10)
Cash and cash equivalents, beginning of period..............       4,467          5,522
                                                                --------       --------
Cash and cash equivalents, end of period....................    $  2,793       $  8,398
                                                                ========       ========

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (TABULAR AMOUNTS ARE EXPRESSED IN THOUSANDS OF US DOLLARS)
                                   UNAUDITED

     MAAX Holdings, Inc. (the "Company") is incorporated under the General Corporation Law of Delaware. Its principal business activity is to design, develop, manufacture and distribute bathroom, kitchen and spa products.

     MAAX Inc. (the "Predecessor Company") was incorporated under Part 1A of the Companies Act (Quebec) and had the same business activity as the Company.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF FINANCIAL STATEMENT PRESENTATION

     On June 4, 2004, the Company acquired all of the outstanding shares of the Predecessor Company in a business combination accounted for as a purchase. As a result of the acquisition, the financial statements for the periods after the acquisition are presented on a different cost basis than that for the periods before the acquisition and, therefore, are not comparable. The accounting policies of the Company are consistent with those of the Predecessor Company.

     The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring items, considered necessary for a fair presentation of financial data have been included. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year. The consolidated financial statements should be read in conjunction with the consolidated financial statements and accompanying notes included in the annual financial statements for the year ended February 28, 2005 included elsewhere herein.

  CONSOLIDATION

     The consolidated financial statements, expressed in US dollars, include the accounts of the Company and all its subsidiaries. All significant intercompany balances and transactions have been eliminated on consolidation. Comparative figures as at end for the three-month period ended May 31, 2004, represents the results of the Predecessor Company and all its subsidiaries prior to its acquisition by the Company on June 4, 2004.

  REPORTING CURRENCY

     The functional and reporting currency of the Company is the US dollar.

     The financial statements of the Company's Canadian and Netherlands subsidiaries are measured in Canadian dollars and Euros, their functional currencies, respectively, and are translated in US dollars as follows: assets and liabilities of these subsidiaries are translated at exchange rates at the balance sheet date; and revenues and expenses are translated at the average exchange rate in effect during the year. The resulting cumulative translation adjustments are recorded in other comprehensive income.

     The functional currency of the Predecessor Company is the Canadian dollar. However, the Predecessor Company has adopted the US dollar as its reporting currency. The financial statements are translated into the reporting currency using the current rate method. Under this method, the financial statements are translated into the reporting currency as follows: assets and liabilities are translated at the exchange rate in effect at the date of the balance sheet, while revenues and expenses are translated at the annual year-to-date average exchange rate. All gains and losses resulting from the translation of the

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

           (TABULAR AMOUNTS ARE EXPRESSED IN THOUSANDS OF US DOLLARS)
                                   UNAUDITED

financial statements into the reporting currency are included in the accumulated other comprehensive income in shareholders' equity.

  INTANGIBLE ASSETS

     Intangible assets are stated at cost and have definite useful lives. Amortization is calculated using the straight-line method over the following periods:

Enterprise Resource Planning System.........................           15 years
Trademarks..................................................     5 and 40 years
Distribution networks.......................................  3, 5 and 25 years
Non-compete agreements......................................            5 years


  PRODUCT WARRANTY:



     The Company establishes a provision for product warranties based on management's judgment and the Company's historical experience with such warranty costs. The provision is recorded at the same time that the revenue is recognized and is presented in accrued liabilities on the balance sheet. Changes in the warranty reserve are as follows:



                                                              PREDECESSOR
                                                                COMPANY     THE COMPANY
                                                              -----------   -----------
                                                                MAY 31,       MAY 31,
                                                                 2004          2005
                                                              -----------   -----------
Beginning balance...........................................    $ 3,335       $ 3,630
Warranty accrual............................................      1,957         2,147
Cash payments...............................................     (1,648)       (1,916)
Translation adjustment......................................        (38)          (38)
                                                                -------       -------
Ending balance..............................................    $ 3,606       $ 3,823
                                                                =======       =======


2.  INVENTORIES

                                                  PREDECESSOR
                                                    COMPANY     THE COMPANY    THE COMPANY
                                                  -----------   ------------   -----------
                                                    MAY 31,     FEBRUARY 28,     MAY 31,
                                                     2004           2005          2005
                                                  -----------   ------------   -----------
Raw material....................................    $26,998       $24,178        $21,148
Work in progress and finished goods.............     18,950        20,409         17,905
                                                    -------       -------        -------
                                                    $45,948       $44,587        $39,053
                                                    =======       =======        =======

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

           (TABULAR AMOUNTS ARE EXPRESSED IN THOUSANDS OF US DOLLARS)
                                   UNAUDITED

3.  LONG-TERM DEBT


                                                         PREDECESSOR
                                                           COMPANY     THE COMPANY    THE COMPANY
                        EFFECTIVE INTEREST               -----------   ------------   -----------
                            RATE AS AT       YEARS OF      MAY 31,     FEBRUARY 28,     MAY 31,
                           MAY 31, 2005      MATURITY       2004           2005          2005
                        ------------------   ---------   -----------   ------------   -----------
Senior Discount
  Notes...............         11.57%             2012     $    --       $112,750      $115,844
Term A loan (C
  $117,000,000).......          5.18%             2010          --         94,852        93,212
Term B loan...........          5.86%             2012          --        114,425       114,138
Senior subordinated
  notes...............          9.75%             2013          --        150,000       150,000
Capital lease
  obligation..........          8-10%             2008          --            809           763
Note payable..........          6.50%             2008          --             --           308
Other.................       Various         2005-2014         562            468           456
Revolving credit......           1.9%             2006      10,000             --            --
Senior unsecured
  notes...............           6.7%             2009      45,500             --            --
Notes payables on a
  business
  acquisition,
  unsecured...........           3.0%             2006       9,333             --            --
                             -------         ---------     -------       --------      --------
                                                            65,395        473,304       474,721
Current portion of
  long-term debt......                                       4,765          6,286         8,778
                             -------         ---------     -------       --------      --------
Long-term debt........                                     $60,630       $467,018      $465,943
                             =======         =========     =======       ========      ========


     On December 10, 2004, the Company issued Senior Discount Notes in a principal amount at maturity of $170,689,000 ($110,000,526 in gross proceeds on the issuance date)(the "Notes"). No cash interest will accrue on the Notes prior to December 15, 2008. Thereafter, cash interest will accrue at an annual interest rate of 11.25% and be payable semi-annually. The Notes will mature on December 15, 2012.


     MAAX Corporation also has access to an authorized revolving credit facility of an amount of C$50 million or its equivalent in US dollars, bearing interest at LIBOR plus 2.5%. As at May 31, 2005, MAAX Corporation would have been able to use C$39 million without violating any of its debt covenants.


     Term loan A bears interest at a Canadian banker's acceptance rate or LIBOR plus 2.5% and Term loan B bears interest at LIBOR plus 2.75%. The principal amounts of these term loans must be repaid in consecutive quarterly installments from June 2005 to September 2009 for the Term loan A and from June 2005 to June 2011 for the Term loan B.

     The revolving credit facility, term loan A facility and term loan B facility are guaranteed by all existing and future, direct and indirect Canadian and U.S. subsidiaries of MAAX Corporation, including its parent, Beauceland Corporation, subject to certain exceptions agreed to in the loan documents. In addition, MAAX Corporation's obligations under the facility and the obligations of the parent and subsidiary guarantors under the guarantees are secured by substantially all of the assets of MAAX Corporation and each of its parent and its subsidiary guarantors. The agreement governing these credit facilities contain certain covenants including the obligation to maintain certain financial ratios.

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

           (TABULAR AMOUNTS ARE EXPRESSED IN THOUSANDS OF US DOLLARS)
                                   UNAUDITED

     MAAX Corporation's senior subordinated notes bear interest at a rate of 9.75% and are fully redeemable upon maturity in June 2012. The indenture governing these notes contains certain covenants including the obligation to maintain certain financial ratios.

4.  CAPITAL STOCK

  THE COMPANY

     The authorized capital of the Company consists of 6,850,000 common shares, voting, with a par value of $0.01, 500,000 Class A common shares, voting, with a par value of $0.01, and 150,000 Series A preferred stock, non-voting, with a par value of $0.01, redeemable at the holder's option into common shares.

     Issued and paid: 2,570,469 common shares and 300,000 Class A common shares.

     During the three-month period ended May 31, 2005, the Company issued 19,020 common shares for a cash consideration of $190 following the exercise of stock options, and 11,780 common shares for a cash consideration of $195,000. The Company also redeemed 24,576 common shares for a cash consideration of $406,000. The difference between the book value and the consideration paid was recorded in retained earnings as a premium on redemption of common shares.

  PREDECESSOR COMPANY

     The authorized capital of the Predecessor Company consisted of an unlimited number of no par value common shares and Class A and Class B preferred shares, non-participating and non-voting. Issued and paid: 24,399,459 common shares.

5.  STOCK-BASED COMPENSATION

     The Company has a stock-based compensation plan, which is described below. The Company accounts for the fair value of its grants under this plan in accordance with SFAS No. 123, "Accounting for stock-based compensation". The compensation costs that have been charged against income for this plan was ($16,000) for the three-month period ended May 31, 2005 ($0 for the three-month period ended May 31, 2004).


     Under this plan, the Company may grant options to its senior management and some members of the Board of Directors for up to 299,517 shares of common stock. The exercise price of each option equals the estimated market value of the Company's stock on the date of grant as determined by the Board of Directors and an option's maximum term is ten years, or earlier in cases of termination of employment, retirement or death. Under this program, 30% of the options granted vest over a five year period (6% at each of the first five anniversary dates) and 70% of the options granted vest (14% each year) upon the Company's attainment of certain equity targets.

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

           (TABULAR AMOUNTS ARE EXPRESSED IN THOUSANDS OF US DOLLARS)
                                   UNAUDITED

     A summary of the status of the Company's stock option plan as of May 31, 2005, and changes during the period ended on that date, is presented below:

                                                                            WEIGHTED
                                                                        AVERAGE EXERCISE
                                                              SHARES         PRICE
                                                              -------   ----------------
Outstanding at beginning of year............................  286,645        $16.87
Cancelled...................................................  (26,624)       $16.56
                                                              -------        ------
Outstanding as of May 31, 2005..............................  260,021        $16.90
                                                              =======        ======
Options exercisable as of May 31, 2005......................       --            --
                                                              =======        ======

     The following table summarizes information on outstanding stock options as at May 31, 2005:

                                      OPTIONS OUTSTANDING                    VESTED OPTIONS
                          -------------------------------------------   -------------------------
                                                         WEIGHTED                    WEIGHTED
                                       AVERAGE       AVERAGE EXERCISE            AVERAGE EXERCISE
RANGE OF EXERCISE PRICE   NUMBER    REMAINING LIFE        PRICE         NUMBER        PRICE
-----------------------   -------   --------------   ----------------   ------   ----------------
$16.56..................  236,021     9.0 years           $16.56         --          --
$20.24..................   24,000     9.7 years           $20.24         --          --
                          -------     ---------           ------         ----          ----
$16.56 to $20.24........  260,021     9.1 years           $16.90         --          --
                          =======     =========           ======         ====          ====

     Under this plan, 39,496 stock options may still be granted at the end of the period.

     Certain member of management rolled stock options of the Predecessor Company's option plan into the Company's plan. The value of these options has been recorded as additional paid-in capital on June 4, 2004. A summary of the status of these stock options as of May 31, 2005 and changes during the period ended on that date, are presented below:

                                                                            WEIGHTED
                                                                        AVERAGE EXERCISE
                                                              SHARES         PRICE
                                                              -------   ----------------
Outstanding at beginning of period..........................  164,203         4.81
Exercised...................................................  (19,020)       (0.01)
                                                              -------        -----
Outstanding as of May 31, 2005..............................  145,183         5.43
                                                              =======        =====
Options exercisable as of May 31, 2005......................  145,183         5.43
                                                              =======        =====


     A member of management also received fully-vested options to purchase 42,995 preferred shares of the Company for $0.01 per share. An amount of $750,000, representing the fair value at the date of the grant, was recorded as a compensation expense and presented in the statement of income as part of selling, general and administrative expenses in the period from June 4, 2004 to February 28, 2005 in connection with this grant. Because the preferred shares are redeemable in cash, the counterpart has been recorded as a liability. The preferred shares are redeemable by the holder at such time as the holder exercises options under the plan to purchase shares of common stock at an exercise price of $16.56 per share, so that the holder may redeem a number of preferred shares not exceeding the number of shares of common stock acquired upon the exercise of the common stock options. The preferred shares may also be redeemed by the Company in connection with a significant transaction, as defined in the Company's Certificate of Incorporation. The redemption price for each preferred share will be an amount equal to the lesser of

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

           (TABULAR AMOUNTS ARE EXPRESSED IN THOUSANDS OF US DOLLARS)
                                   UNAUDITED


(i) the fair market value of a share of the common stock, as determined in good faith by the Board of Directors of the Company and (ii) $16.56 per share.


     Until June 3, 2004, the Predecessor Company had a stock-based compensation plan, which is described in Note 11 to the annual financial statements for the year ended February 28, 2005 included elsewhere herein. The Predecessor Company accounted for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations. Compensation cost was not recorded because the option exercise price was equal to the market value of the underlying common stock on the date of grant.

     If the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation, the charge against income would have been $176,000 for the period from March 1, 2004 to May 31, 2004.

6.  INFORMATION ON THE CONSOLIDATED STATEMENTS OF INCOME

     Selling, general and administrative expenses include the change in fair value of derivative financial instruments which represent a loss of $589,000 for the three-month period ended May 31, 2005 (loss of $713,000 for the three-month period ended May 31, 2004).

     In addition, costs of $14,000 related to the purchase transaction of the Predecessor Company are included in the selling, general and administrative expenses for the three-month period ended May 31, 2005 ($1,761,000 for the three-month period ended May 31, 2004).

7.  WARRANTIES AND GUARANTEES

     Products sold by the Company are covered by a basic limited warranty with terms and conditions that vary depending upon the product and country in which it was sold. The Company estimates the costs that may be incurred under its warranty obligations and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company's warranty liability include the number of units sold, historical and anticipated rates of warranty claims and cost per claim. Each quarter, the Company reassesses the adequacy of its recorded warranty liabilities and adjusts the amount as necessary.

     The Company has guaranteed a portion of the residual values of certain assets under operating leases with expiration dates between 2005 and 2011, for the benefit of the lessor. If the fair value of the assets, at the end of their respective lease term, is less than the residual value guaranteed, then the Company must, under certain conditions, compensate the lessor for a portion of the shortfall. The maximum exposure in respect of these guarantees is $318,000. The Company has not recorded any liability associated with these guarantees.

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

           (TABULAR AMOUNTS ARE EXPRESSED IN THOUSANDS OF US DOLLARS)
                                   UNAUDITED

8.  SEGMENTED INFORMATION

     Reconciliation with the financial statements of revenues and assets by business segment are:

                                                              PREDECESSOR
                                                                COMPANY      THE COMPANY
                                                              ------------   ------------
                                                              THREE-MONTH    THREE-MONTH
                                                              PERIOD ENDED   PERIOD ENDED
                                                              MAY 31, 2004   MAY 31, 2005
                                                              ------------   ------------
Net sales
  Bathroom..................................................    $111,472       $114,865
  Kitchen...................................................      10,027         10,539
  Spas......................................................      14,637         15,365
                                                                --------       --------
                                                                $136,136       $140,769
                                                                ========       ========

                                                              PREDECESSOR
                                                                COMPANY      THE COMPANY
                                                              ------------   ------------
                                                              THREE-MONTH    THREE-MONTH
                                                              PERIOD ENDED   PERIOD ENDED
                                                              MAY 31, 2004   MAY 31, 2005
                                                              ------------   ------------
Operating income
  Bathroom..................................................    $11,409         $8,703
  Kitchen...................................................         47           (751)
  Spas......................................................        (70)          (154)
                                                                -------         ------
  Corporate unallocated.....................................                      (296)
                                                                $11,386         $7,502
                                                                =======         ======

                                                              PREDECESSOR
                                                                COMPANY      THE COMPANY
                                                              ------------   ------------
                                                              THREE-MONTH    THREE-MONTH
                                                              PERIOD ENDED   PERIOD ENDED
                                                              MAY 31, 2004   MAY 31, 2005
                                                              ------------   ------------
Depreciation and amortization:
  Bathroom..................................................     $3,184         $4,178
  Kitchen...................................................        427            473
  Spas......................................................        222            265
                                                                 ------         ------
                                                                 $3,833         $4,916
                                                                 ======         ======

                                                              PREDECESSOR
                                                                COMPANY      THE COMPANY
                                                              ------------   ------------
                                                              THREE-MONTH    THREE-MONTH
                                                              PERIOD ENDED   PERIOD ENDED
                                                              MAY 31, 2004   MAY 31, 2005
                                                              ------------   ------------
Additions to property, plant, equipment, and intangible
  assets
  Bathroom..................................................     $1,231         $2,580
  Kitchen...................................................         69            167
  Spas......................................................        166             32
                                                                 ------         ------
                                                                 $1,466         $2,779
                                                                 ======         ======

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

           (TABULAR AMOUNTS ARE EXPRESSED IN THOUSANDS OF US DOLLARS)
                                   UNAUDITED

9.  SUPPLEMENTAL JOINT ISSUER AND GUARANTOR FINANCIAL INFORMATION

     The following presents the condensed financial statements of the Predecessor Company, the acquired entity, on the same basis as that established as a result of the issuance of MAAX Corporation's 9.75% Senior Subordinated Notes due 2012 that designated the various entities making up the consolidated group as either guarantors or non-guarantors in the indenture dated June 4, 2004. The following condensed consolidated financial statements present the financial information of the Company, the Predecessor Company, MAAX Corporation, Beauceland Corporation, the subsidiaries that are guarantors of MAAX Corporation's 9.75% Senior Subordinated Notes due 2012, and the subsidiaries that are non-guarantors at May 31, 2005 and the three-month period then ended and of the Predecessor Company as at and for the three-month period ended May 31, 2004. MAAX Corporation is 100% owned by Beauceland Corporation. Each of the subsidiary guarantors is 100% owned, directly or indirectly, by MAAX Corporation, and the guarantee of each such subsidiary guarantor and the parent guarantor is full and unconditional and joint and several with the guarantees of the other subsidiary guarantors and the parent guarantor.

     None of the subsidiaries of the Company are subsidiary guarantors of the Notes issued by the Company.

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

           (TABULAR AMOUNTS ARE EXPRESSED IN THOUSANDS OF US DOLLARS)
                                   UNAUDITED

                             COMBINED BALANCE SHEET

                               AS AT MAY 31, 2004

                                                      COMBINED       COMBINED      ADJUSTMENTS
                                      PREDECESSOR    GUARANTOR     NON-GUARANTOR       AND
                                        COMPANY     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                      -----------   ------------   -------------   ------------   ------------
                                                    ASSETS
Current assets
  Cash..............................   $    357       $  1,944       $    492      $        --      $  2,793
  Accounts receivable...............        614         87,561          3,371          (13,684)       77,862
  Inventories.......................         --         44,266          1,682               --        45,948
  Prepaid expenses..................        143          2,782            149                          3,074
  Deferred income taxes.............        154          3,188             --               --         3,342
                                       --------       --------       --------      -----------      --------
                                          1,268        139,741          5,694          (13,684)      133,019
Property, plant and equipment.......      4,097         83,664          7,067               --        94,828
Intangible assets...................      9,189          6,520             --               --        15,709
Goodwill............................         --         88,760             --           22,927       111,687
Derivative financial instruments....       (117)         9,247             --               --         9,130
Other assets........................      1,122          3,887             --               --         5,009
Investments.........................    495,993        546,736             --       (1,042,729)           --
Deferred income taxes...............         60          2,522             --               --         2,582
                                       --------       --------       --------      -----------      --------
                                       $511,612       $881,077       $ 12,761      $(1,033,486)     $371,964
                                       ========       ========       ========      ===========      ========

                                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued
     liabilities....................   $  7,653       $ 50,444       $  8,348      $   (13,964)     $ 52,481
  Income taxes payable..............       (373)           576            140               --           343
  Deferred income taxes.............         --          2,950             --               --         2,950
  Current portion of long-term
     debt...........................         --          4,751             14               --         4,765
                                       --------       --------       --------      -----------      --------
                                          7,280         58,721          8,502          (13,964)       60,539
Long-term debt......................    266,597        203,721         27,611         (437,299)       60,630
Deferred income taxes...............      3,317         12,506             --               --        15,823
                                       --------       --------       --------      -----------      --------
Total liabilities...................    277,194        274,948         36,113         (451,263)      136,992
Shareholders' equity
  Capital Stock.....................    105,076        542,148             22         (542,170)      105,076
  Other elements of shareholders'
     equity.........................    129,342         63,981        (23,374)         (40,053)      129,896
                                       --------       --------       --------      -----------      --------
                                        234,418        606,129        (23,352)        (582,223)      234,972
                                       --------       --------       --------      -----------      --------
                                       $511,612       $881,077       $ 12,761      $(1,033,486)     $371,964
                                       ========       ========       ========      ===========      ========

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

           (TABULAR AMOUNTS ARE EXPRESSED IN THOUSANDS OF US DOLLARS)
                                   UNAUDITED

                          COMBINED STATEMENT OF INCOME

                     THREE-MONTH PERIOD ENDED MAY 31, 2004

                                                                   COMBINED
                                                    COMBINED         NON-        ADJUSTMENTS
                                    PREDECESSOR    GUARANTOR       GUARANTOR         AND
                                      COMPANY     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    -----------   ------------   -------------   ------------   ------------
Net sales.........................    $    --       $131,827        $4,309         $    --        $136,136
Expenses:
  Cost of goods sold..............         --         89,906         3,399            (161)         93,144
  Selling, general and
     administrative...............       (194)        27,045           922              --          27,773
  Depreciation and amortization...        445          3,211           177              --           3,833
  Interest expenses...............      1,070            193            --              --           1,263
                                      -------       --------        ------         -------        --------
Income (loss) before the
  undernoted......................     (1,321)        11,472          (189)            161          10,123
Income taxes......................       (403)         2,078            39              56           1,770
Equity in earnings of investees...      9,271             --            --          (9,271)             --
                                      -------       --------        ------         -------        --------
Net income (loss).................    $ 8,353       $  9,394        $ (228)        $(9,166)       $  8,353
                                      =======       ========        ======         =======        ========

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

           (TABULAR AMOUNTS ARE EXPRESSED IN THOUSANDS OF US DOLLARS)
                                   UNAUDITED

                        COMBINED STATEMENT OF CASH FLOWS

                     THREE-MONTH PERIOD ENDED MAY 31, 2004

                                                                   COMBINED
                                                    COMBINED         NON-        ADJUSTMENTS
                                    PREDECESSOR    GUARANTOR       GUARANTOR         AND
                                      COMPANY     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    -----------   ------------   -------------   ------------   ------------
Cash flows related to operating
  activities
  Net income......................   $  8,353       $  9,394         $(228)        $ (9,166)      $  8,353
  Items not affecting cash:
     Depreciation and
       amortization...............        445          3,211           177               --          3,833
     Amortization of financial
       expenses...................        115             --            --               --            115
     Deferred income taxes........        126         (1,292)           --               --         (1,166)
     Change in fair value of
       derivatives................       (329)         2,613            --               --          2,284
     Equity in earnings of
       investees..................     (9,271)            --            --            9,271             --
     Net change in non-cash
       balances related to
       operations.................     (6,501)       (12,951)          107             (105)       (19,450)
                                     --------       --------         -----         --------       --------
                                       (7,062)           975            56               --         (6,031)
Cash flows related to financing
  activities
  Proceeds from issuance of
     long-term debt...............     34,000             --            --               --         34,000
  Repayment of long-term debt.....    (26,000)           (37)          (10)              --        (26,047)
  Proceeds from issuance of
     shares.......................         33         17,640            --          (17,640)            33
  Dividends paid..................     (1,266)            --            --               --         (1,266)
                                     --------       --------         -----         --------       --------
                                        6,767         17,603           (10)         (17,640)         6,720
Cash flows related to investing
  activities
  Decrease (increase) in
     investments..................    (17,640)            --            --           17,640             --
  Additions to property, plant and
     equipment....................       (112)        (1,347)           (7)              --         (1,466)
  Proceeds from disposal of
     property, plant and
     equipment....................         83             14            --               --             97
  Other assets....................       (119)          (844)           --               --           (963)
                                     --------       --------         -----         --------       --------
                                      (17,788)        (2,177)           (7)          17,640         (2,332)
                                     --------       --------         -----         --------       --------
Net increase (decrease) in cash...    (18,083)        16,401            39               --         (1,643)
Translation adjustment on cash
  denominated in foreign
  currencies......................      1,148         (1,169)          (10)              --            (31)
Cash, beginning of year...........     17,292        (13,288)          463               --          4,467
                                     --------       --------         -----         --------       --------
Cash, end of year.................   $    357       $  1,944         $ 492         $     --       $  2,793
                                     ========       ========         =====         ========       ========

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

           (TABULAR AMOUNTS ARE EXPRESSED IN THOUSANDS OF US DOLLARS)
                                   UNAUDITED

                             COMBINED BALANCE SHEET

                               AS AT MAY 31, 2005

                                                       COMBINED       COMBINED      ADJUSTMENTS
                         BEAUCELAND       MAAX        GUARANTOR     NON-GUARANTOR       AND
                         CORPORATION   CORPORATION   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                         -----------   -----------   ------------   -------------   ------------   ------------
                                                    ASSETS
Current assets
  Cash (overdraft).....   $     --      $ 11,782       $ (3,891)      $    862       $      --       $  8,753
  Accounts
     receivable........         --           362         76,549          3,142          (7,564)        72,489
  Income taxes
     receivable........         --         7,020          3,548           (515)             --         10,053
  Inventories..........         --            --         37,573          1,480              --         39,053
  Prepaid expenses.....         --           263          3,580            212              --          4,055
  Assets held for
     sale..............         --            --          1,720             --              --          1,720
  Deferred income
     taxes.............         --           886          2,688             --              --          3,574
                          --------      --------       --------       --------       ---------       --------
                                --        20,313        121,767          5,181          (7,564)       139,697
Property, plant and
  equipment............         --            --         82,462          6,683              --         89,145
Intangible assets......         --        66,039         70,438            848              --        137,325
Goodwill...............         --        14,204        126,371             --          85,541        226,116
Derivative financial
  instruments..........         --            13          7,344             --              --          7,357
Other assets...........         --        11,520          3,685             --              --         15,205
Investments............    141,988       430,884          9,474             --        (582,346)            --
Deferred income
  taxes................         --         4,284          5,626             --              --          9,910
                          --------      --------       --------       --------       ---------       --------
                          $141,988      $547,257       $427,167       $ 12,712       $(504,369)      $624,755
                          ========      ========       ========       ========       =========       ========

                                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable and
     accrued
     liabilities.......   $     --      $  8,378       $ 58,847       $  9,882       $ (14,810)      $ 62,297
  Deferred income
     taxes.............         --            --          1,192             --              --          1,192
  Current portion of
     long-term debt....         --         8,320            280            178              --          8,778
                          --------      --------       --------       --------       ---------       --------
                                --        16,698         60,319         10,060         (14,810)        72,267
Long-term debt.........         --       349,030        243,604         27,422        (269,957)       350,099
Deferred income
  taxes................         --        30,169         31,497             --              --         61,666
                          --------      --------       --------       --------       ---------       --------
Total liabilities......         --       395,897        335,420         37,482        (284,767)       484,032
Shareholders' equity
  Capital Stock........    135,453       135,453         99,162             22        (234,637)       135,453
  Other elements of
     shareholders'
     equity............      6,535        15,907         (7,415)       (24,792)         15,035          5,270
                          --------      --------       --------       --------       ---------       --------
                           141,988       151,360         91,747        (24,770)       (219,602)       140,723
                          --------      --------       --------       --------       ---------       --------
                          $141,988      $547,257       $427,167       $ 12,712       $(504,369)      $624,755
                          ========      ========       ========       ========       =========       ========

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

           (TABULAR AMOUNTS ARE EXPRESSED IN THOUSANDS OF US DOLLARS)
                                   UNAUDITED

                          COMBINED STATEMENT OF INCOME

                     THREE-MONTH PERIOD ENDED MAY 31, 2005

                                                      COMBINED       COMBINED      ADJUSTMENTS
                        BEAUCELAND       MAAX        GUARANTOR     NON-GUARANTOR       AND
                        CORPORATION   CORPORATION   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                        -----------   -----------   ------------   -------------   ------------   ------------
Net sales.............    $   --        $    --       $134,864        $5,905         $    --        $140,769
Expenses:
  Cost of goods
     sold.............        --             --         94,978         4,705              --          99,683
  Selling, general and
     administrative...        --            202         27,818           568            (216)         28,372
  Depreciation and
     amortization.....        --            629          4,025           262              --           4,916
  Interest expenses...        --            639          6,442           415            (378)          7,118
                          ------        -------       --------        ------         -------        --------
Income (loss) before
  the undernoted......        --         (1,470)         1,601           (45)            594             680
Income taxes..........        --         (3,406)         1,023            42              --          (2,341)
Equity in earnings of
  investees...........     3,021          1,085            (87)           --          (4,019)             --
                          ------        -------       --------        ------         -------        --------
Net income (loss).....    $3,021        $ 3,021       $    491        $  (87)        $(3,425)       $  3,021
                          ======        =======       ========        ======         =======        ========

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

           (TABULAR AMOUNTS ARE EXPRESSED IN THOUSANDS OF US DOLLARS)
                                   UNAUDITED

                        COMBINED STATEMENT OF CASH FLOWS

                     THREE-MONTH PERIOD ENDED MAY 31, 2005

                                                                              COMBINED
                                                               COMBINED         NON-       ADJUSTMENTS
                                 BEAUCELAND       MAAX        GUARANTOR      GUARANTOR         AND
                                 CORPORATION   CORPORATION   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                 -----------   -----------   ------------   ------------   ------------   ------------
Cash flows related to operating
  activities
  Net income...................    $ 3,021       $ 3,021       $   491        $   (87)       $(3,425)       $ 3,021
  Items not affecting cash:
    Depreciation and
       amortization............         --           629         4,025            262             --          4,916
    Amortization of financial
       expenses................         --           505            --             --             --            505
    Stock-based compensation...         --            --           (16)            --             --            (16)
    Deferred income taxes......         --        (1,685)         (945)            --             --         (2,630)
    Change in fair value of
       derivatives.............         --            --         3,126             --             --          3,126
    Equity in earnings of
       investees...............     (3,021)       (1,085)           87             --          4,019             --
  Net change in non-cash
    balances related to
    operations.................         --         2,495        (5,404)         1,148           (594)        (2,355)
                                   -------       -------       -------        -------        -------        -------
                                        --         3,880         1,364          1,323             --          6,567
Cash flows related to financing
  activities
  Proceeds from issuance of
    long-term debt.............         --            --         2,148            324         (2,148)           324
  Repayment of long-term
    debt.......................         --          (288)          (12)          (501)           501           (300)
  Debt issuance costs..........         --            12            --             --             --             12
                                   -------       -------       -------        -------        -------        -------
                                        --          (276)        2,136           (177)        (1,647)            36
Cash flows related to investing
  activities
  Decrease (increase) in
    investments................         --        (2,148)          501             --          1,647             --
  Additions to property, plant
    and equipment..............         --            --        (1,644)          (115)            --         (1,759)
  Additions to intangibles.....         --            --           (47)          (973)            --         (1,020)
  Proceeds from disposal of
    property, plant and
    equipment..................         --            --           109             --             --            109
  Other assets.................         --            --          (629)            --             --           (629)
                                   -------       -------       -------        -------        -------        -------
                                        --        (2,148)       (1,710)        (1,088)         1,647         (3,299)
                                   -------       -------       -------        -------        -------        -------
Net increase in cash...........         --         1,456         1,790             58             --          3,304
Translation adjustment on cash
  denominated in foreign
  currencies...................         --            --            53            (63)            --            (10)
Cash, beginning of year........         --        10,326        (5,734)           867             --          5,459
                                   -------       -------       -------        -------        -------        -------
  Cash, end of year............    $    --       $11,782       $(3,891)       $   862        $    --        $ 8,753
                                   =======       =======       =======        =======        =======        =======

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

           (TABULAR AMOUNTS ARE EXPRESSED IN THOUSANDS OF US DOLLARS)
                                   UNAUDITED

10.  COMPARATIVE FIGURES

     Certain comparative figures have been reclassified to conform to the financial statement presentation adopted in the current period.

          REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have audited the consolidated balance sheet of MAAX Holdings, Inc. and its subsidiaries as at February 28, 2005 and the consolidated statements of income, shareholders' equity and cash flows for the 270-day period then ended. We have also audited the consolidated balance sheet of the Predecessor Company ("MAAX Inc.") as at February 29, 2004 and the consolidated statements of income, shareholders' equity and cash flows for the years ended February 28, 2003 and February 29, 2004 and the 95-day period ended June 3, 2004. These financial statements are the responsibility of the management of the Company and of its Predecessor Company. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of MAAX Holdings, Inc. and its subsidiaries as at February 28, 2005 and of its Predecessor Company as at February 29, 2004 and the results of their operations and their cash flows for the years ended February 28, 2003 and February 29, 2004, the 95-day period ended June 3, 2004 and the 270-day period ended February 28, 2005 in accordance with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
Chartered Accountants

Montreal, Canada
April 29, 2005

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

                          CONSOLIDATED BALANCE SHEETS
                    FEBRUARY 29, 2004 AND FEBRUARY 28, 2005

                                                              PREDECESSOR
                                                                COMPANY     THE COMPANY
                                                                 2004          2005
                                                              -----------   -----------
                                                                 (IN THOUSANDS OF US
                                                                      DOLLARS)
                                        ASSETS
Current assets:
  Cash......................................................   $  4,467      $  5,522
  Accounts receivable, less allowance for doubtful accounts
    of $1,863 in 2004 and $1,602 in 2005....................     64,012        57,936
  Income taxes receivable...................................         --         8,284
  Inventories (note 4)......................................     45,684        44,587
  Assets held for sale......................................         --         1,545
  Prepaid expenses..........................................      3,293         4,321
  Deferred income taxes (note 9)............................      3,542         3,588
                                                               --------      --------
  Total current assets......................................    120,998       125,783
Property, plant and equipment (note 5)......................     97,512        91,980
Intangible assets (note 6)..................................     16,388       138,006
Goodwill (note 7)...........................................    112,519       224,312
Derivative financial instruments (note 15)..................     11,627        10,619
Other assets, net of accumulated amortization...............      4,781        18,686
Deferred income taxes (note 9)..............................      1,762        10,890
                                                               --------      --------
Total assets................................................   $365,587      $620,276
                                                               ========      ========

                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $ 25,717      $ 20,334
  Accrued liabilities.......................................     26,737        33,083
  Income taxes payable......................................      4,765            --
  Deferred income taxes (note 9)............................      3,824         1,607
  Current portion of long-term debt (note 8)................      4,782         6,286
                                                               --------      --------
  Total current liabilities.................................     65,825        61,310
Long-term debt (note 8).....................................     52,662       467,018
Deferred income taxes (note 9)..............................     15,701        63,928
                                                               --------      --------
Total liabilities...........................................    134,188       592,256
Commitments, contingencies and guarantees (note 19)
Shareholders' equity (note 10):
  Common shares, voting, with a par value of $0.01.
    Authorized: 30,000,000 shares; issued and outstanding:
    2,564,245 shares in 2005. In 2004, common shares,
    without par value. Authorized in an unlimited number;
    issued and outstanding: 24,395,459 shares...............    105,044        42,585
  Class A common shares, voting, with a par value of $0.01.
    Authorized: 1,000,000 shares, issued and outstanding:
     300,000 shares.........................................         --         4,982
  Series A preferred shares, non-voting, with a par value of
    $0.01.
    Authorized: 150,000 shares, none issued and
     outstanding............................................         --            --
  Additional paid-in capital (note 11)......................        232         3,421
  Retained earnings (deficit)...............................    115,647       (20,769)
  Accumulated other comprehensive income (loss), net of
    income taxes of $0 in 2004 and $1,153 in 2005...........     10,476        (2,199)
                                                               --------      --------
  Total shareholders' equity................................    231,399        28,020
                                                               --------      --------
Total liabilities and shareholders' equity..................   $365,587      $620,276
                                                               ========      ========

          See accompanying notes to consolidated financial statements.

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

                       CONSOLIDATED STATEMENTS OF INCOME
  YEARS ENDED FEBRUARY 28, 2003 AND FEBRUARY 29, 2004, THE 95-DAY PERIOD ENDED
          JUNE 3, 2004 AND THE 270-DAY PERIOD ENDED FEBRUARY 28, 2005

                                                        PREDECESSOR COMPANY                THE COMPANY
                                             -----------------------------------------    JUNE 4, 2004
                                                                    MARCH 1, 2004 TO     TO FEBRUARY 28,
                                               2003       2004        JUNE 3, 2004            2005
                                             --------   --------   -------------------   ---------------
                                                   (IN THOUSANDS OF US DOLLARS)
Net sales..................................  $422,192   $495,737        $143,836            $376,042
Expenses:
  Cost of goods sold.......................   287,762    344,431          98,490             269,604
  Selling, general and administrative (note
     12)...................................    76,746     80,061          36,670              69,583
  Depreciation and amortization (note
     12)...................................    12,595     15,638           3,987              14,100
  Impairment of goodwill (note 7)..........        --      4,511              --                  --
                                             --------   --------        --------            --------
                                              377,103    444,641         139,147             353,287
                                             --------   --------        --------            --------
Operating income...........................    45,089     51,096           4,689              22,755
Interest expense (note 12).................     3,965      4,898           1,321              23,409
                                             --------   --------        --------            --------
Income (loss) before income taxes and
  cumulative effect of a change in
  accounting principles....................    41,124     46,198           3,368                (654)
Income taxes (note 9)......................    15,699     14,247           1,572               1,159
                                             --------   --------        --------            --------
Income (loss) before cumulative effect of a
  change in accounting principles..........    25,425     31,951           1,796              (1,813)
Cumulative effect of a change in accounting
  principles related to impairment of
  goodwill (note 1(e)).....................   (11,312)        --              --                  --
                                             --------   --------        --------            --------
Net income (loss)..........................  $ 14,113   $ 31,951        $  1,796            $ (1,813)
                                             ========   ========        ========            ========

          See accompanying notes to consolidated financial statements.

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
  YEARS ENDED FEBRUARY 28, 2003 AND FEBRUARY 29, 2004, THE 95-DAY PERIOD ENDED
          JUNE 3, 2004 AND THE 270-DAY PERIOD ENDED FEBRUARY 28, 2005

                                                                                 ACCUMULATED
                                                                                    OTHER
                                             SHARE     ADDITIONAL   RETAINED    COMPREHENSIVE   COMPREHENSIVE
                                  COMMON    PURCHASE    PAID-IN     EARNINGS       (LOSS)          (LOSS)
                                  STOCK       LOAN      CAPITAL     (DEFICIT)      INCOME          INCOME
                                 --------   --------   ----------   ---------   -------------   -------------
                                                         (IN THOUSANDS OF US DOLLARS)
PREDECESSOR COMPANY:
Balance, as at February 28,
  2002.........................  $101,207    $(511)       $ --      $ 74,217      $ 28,800
Net income.....................        --       --          --        14,113            --        $ 14,113
Cumulative translation
  adjustment...................        --       --          --            --       (30,062)        (30,062)
                                                                                                  --------
Total comprehensive loss.......        --       --          --            --            --        $(15,949)
                                                                                                  ========
Issuance of common shares on
  exercise of stock options
  (note 11)....................     1,696       --          --            --            --
Issuance of common shares on
  business acquisition (note
  10)..........................       154       --          --            --            --
Tax deduction on stock options
  exercised (note 11)..........        --       --         185            --            --
Reimbursement of the share
  purchase loan (note 10)......        --      102          --            --            --
Interest, net of $4 of income
  taxes, from a share purchase
  loan (note 10)...............        --       --          --             9            --
Dividends on common shares
  ($0.09)......................        --       --          --        (2,163)           --
                                 --------    -----        ----      --------      --------
Balance, as at February 28,
  2003.........................   103,057     (409)        185        86,176        (1,262)
Net income.....................        --       --          --        31,951            --        $ 31,951
Cumulative translation
  adjustment...................        --       --          --            --        11,738          11,738
                                                                                                  --------
Total comprehensive income.....        --       --          --            --            --        $ 43,689
                                                                                                  ========
Issuance of common shares on
  exercise of stock options
  (note 11)....................     1,636       --          --            --            --
Issuance of common shares on
  business acquisition (note
  10)..........................       351       --          --            --            --
Tax deduction on stock options
  exercised (note 11)..........        --       --          47            --            --
Reimbursement of the share
  purchase loan (note 10)......        --      102          --            --            --
Interest, net of $6 of income
  taxes, from a share purchase
  loan (note 10)...............        --       --          --             9            --
Forgiveness of share purchase
  loan (note 10)...............        --      307          --            --            --
Dividends on common shares
  ($0.10)......................        --       --          --        (2,489)           --
                                 --------    -----        ----      --------      --------
Balance, as at February 29,
  2004.........................   105,044       --         232       115,647        10,476

          See accompanying notes to consolidated financial statements.

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

 YEARS ENDED FEBRUARY 28, 2003 AND FEBRUARY 29, 2004 AND FOR THE 95-DAY PERIOD
       ENDED JUNE 3, 2004 AND THE 270-DAY PERIOD ENDED FEBRUARY 28, 2005

                                                                                 ACCUMULATED
                                                                                    OTHER
                                             SHARE     ADDITIONAL   RETAINED    COMPREHENSIVE   COMPREHENSIVE
                                  COMMON    PURCHASE    PAID-IN     EARNINGS       (LOSS)          (LOSS)
                                  STOCK       LOAN      CAPITAL     (DEFICIT)      INCOME          INCOME
                                 --------   --------   ----------   ---------   -------------   -------------
                                                         (IN THOUSANDS OF US DOLLARS)
PREDECESSOR COMPANY
  (CONTINUED):
Balance brought forward:
Balance, as at February 29,
  2004.........................  $105,044     $ --       $  232     $115,647      $ 10,476
Net income.....................        --       --           --        1,796            --         $ 1,796
Cumulative translation
  adjustment...................        --       --           --           --        (2,811)         (2,811)
                                                                                                   -------
Total comprehensive loss.......        --       --           --           --            --         $(1,015)
                                                                                                   =======
Dividends on common shares
  ($0.05)......................        --       --           --       (1,266)           --
Stock-based compensation (note
  11)..........................        --       --        2,714           --            --
Tax deduction on stock options
  exercised (note 11)..........        --       --          219           --            --
Issuance of common shares:
Exercise of stock options in
  exchange of note
  receivable...................    11,776       --           --           --            --
Exercise of stock options in
  exchange of cash.............        33       --           --           --            --
                                 --------     ----       ------     --------      --------
Balance, as at June 3, 2004....   116,853       --        3,165      116,177         7,665
                                 ========     ====       ======     ========      ========
THE COMPANY:
Net loss.......................        --       --           --       (1,813)           --         $(1,813)
Cumulative translation
  adjustment, net of income
  taxes of $1,248..............        --       --           --           --        (2,174)         (2,174)
Change in fair value of
  derivative financial
  instruments, net of income
  taxes of ($94)...............        --       --           --           --           (25)            (25)
                                                                                                   -------
Total comprehensive loss.......        --       --           --           --            --         $(4,012)
                                                                                                   =======
Stock options from MAAX Inc.
  stock option plan rolled over
  (note 3).....................        --       --        2,690           --            --
Stock-based compensation (note
  11)..........................        --       --          731           --            --
Issuance of common stock (note
  10)..........................   133,689       --           --           --            --
Redemption of common stock and
  stock options (note 10)......   (86,122)      --           --           --            --
Premium paid on redemption of
  common shares (note 10)......        --       --           --      (18,956)           --
                                 --------     ----       ------     --------      --------
Balance, as at February 28,
  2005.........................  $ 47,567     $ --       $3,421     $(20,769)     $ (2,199)
                                 ========     ====       ======     ========      ========

          See accompanying notes to consolidated financial statements.

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
  YEARS ENDED FEBRUARY 28, 2003 AND FEBRUARY 29, 2004, THE 95-DAY PERIOD ENDED
          JUNE 3, 2004 AND THE 270-DAY PERIOD ENDED FEBRUARY 28, 2005


                                                           PREDECESSOR COMPANY                THE COMPANY
                                                -----------------------------------------    JUNE 4, 2004
                                                                       MARCH 1, 2004 TO     TO FEBRUARY 28,
                                                  2003       2004        JUNE 3, 2004            2005
                                                --------   --------   -------------------   ---------------
                                                      (IN THOUSANDS OF US DOLLARS)
Cash flows related to operating activities:
  Net income (loss)...........................  $ 14,113   $ 31,951        $  1,796            $  (1,813)
  Items not affecting cash:
     Impairment of goodwill...................    11,312      4,511              --                   --
     Depreciation and amortization (note
       12)....................................    12,595     15,638           3,987               14,100
     Amortization of deferred financing
       charges (note 12)......................       418        518             121                1,573
     Accreted interest on Senior Discount
       Notes..................................        --         --              --                2,750
     Stock-based compensation.................        --         --           2,714                1,481
     Deferred income taxes....................     5,325      2,415          (2,350)                 234
     Change in fair value of derivative
       financial instruments..................    (2,723)    (9,210)          2,679                 (768)
  Net change in non-cash balances related to
     operations (note 13).....................    (2,661)    16,964         (13,839)              11,596
                                                --------   --------        --------            ---------
                                                  38,379     62,787          (4,892)              29,153
Cash flows related to financing activities:
  Increase (decrease) in bank overdraft.......        --         --          54,844              (56,916)
  Decrease in bank loan.......................      (741)    (2,637)             --                   --
  Proceeds from issuance of long-term debt....    64,425         --          34,000              483,282
  Repayment of long-term debt.................   (30,151)   (40,434)        (81,963)             (31,685)
  Proceeds from issuance of shares............     1,794      1,748              33              133,689
  Redemption of common shares and stock
     options..................................        --         --              --             (105,078)
  Debt issuance costs.........................        --         --              --              (16,396)
  Decrease in notes receivable related to the
     exercise of stock options................        --         --              --               11,772
  Interests received on share purchase loan...        13         15              --                   --
  Dividends paid..............................    (2,163)    (2,489)         (1,266)                  --
                                                --------   --------        --------            ---------
                                                  33,177    (43,797)          5,648              418,668
Cash flows related to investing activities:
  Business acquisitions (notes 3 and 19)......   (59,143)      (122)         (3,762)            (435,794)
  Additions to property, plant and
     equipment................................   (10,785)   (17,851)         (2,563)              (5,851)
  Proceeds from disposal of property, plant
     and equipment............................     1,451      1,751             110                  130
  Other assets................................      (347)      (914)          1,076                 (233)
                                                --------   --------        --------            ---------
                                                 (68,824)   (17,136)         (5,139)            (441,748)
                                                --------   --------        --------            ---------
Net increase (decrease) in cash...............     2,732      1,854          (4,383)               6,073
Translation adjustment on cash denominated in
  foreign currencies..........................      (874)       (55)            (84)                (551)
Cash and cash equivalents, beginning of
  year........................................       810      2,668           4,467                   --
                                                --------   --------        --------            ---------
Cash and cash equivalents, end of year........  $  2,668   $  4,467        $     --            $   5,522
                                                ========   ========        ========            =========
Interest paid.................................  $  3,438   $  4,511        $  2,839            $  15,096
Income taxes paid.............................    11,068      7,875           7,821                9,846
                                                ========   ========        ========            =========


          See accompanying notes to consolidated financial statements.

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  YEARS ENDED FEBRUARY 28, 2003 AND FEBRUARY 29, 2004, THE 95-DAY PERIOD ENDED
          JUNE 3, 2004 AND THE 270-DAY PERIOD ENDED FEBRUARY 28, 2005
           (TABULAR AMOUNTS ARE EXPRESSED IN THOUSANDS OF US DOLLARS)

     MAAX Holdings, Inc. (the "Company") is incorporated under the General Corporation Law of Delaware. Its principal business activity is to design, develop, manufacture and distribute bathroom, kitchen and spa products.

     MAAX Inc. (the "Predecessor Company") was incorporated under Part 1A of the Companies Act (Quebec), and had the same business activity as the Company.

1.  SIGNIFICANT ACCOUNTING POLICIES:

  (a)  BASIS OF FINANCIAL STATEMENT PRESENTATION:

     On June 4, 2004, the Company acquired all the outstanding shares of the Predecessor Company in a business combination accounted for as a purchase as described in note 3. As a result of the acquisition, the financial statements for the periods after the acquisition are presented on a different cost basis than that for the periods before the acquisition and, therefore, are not comparable. The accounting policies of the Company are consistent with those of the Predecessor Company. The financial statements are prepared in conformity with generally accepted accounting principles in the United States of America.

  (b)  CONSOLIDATION:

     The consolidated financial statements, expressed in US dollars, include the accounts of the Predecessor Company and all its subsidiaries up to June 3, 2004 and the accounts of the Company and all its subsidiaries from June 4, 2004. All significant intercompany balances and transactions were eliminated on consolidation.

  (c)  USE OF ESTIMATES:

     The preparation of financial statements in conformity with United States of America generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Significant areas requiring the use of management estimates relate to the useful life of assets for amortization and evaluation of net recoverable amount, the determination of the fair value of assets acquired and liabilities assumed in business combinations, implied fair value of goodwill, provisions for doubtful accounts, obsolete inventories, warranties and income taxes. Accordingly, actual results could differ from these estimates.

  (d)  REPORTING CURRENCY:

     The functional and reporting currency of the Company is the US dollar.

     The financial statements of the Company's Canadian and Netherlands subsidiaries are measured in Canadian dollars and Euros, their respective functional currencies, and are translated into US dollars as follows: assets and liabilities of these subsidiaries are translated at exchange rates at the balance sheet date. Revenues and expenses are translated at the average exchange rate in effect during the year. The resulting cumulative translation adjustment is recorded in accumulated other comprehensive income in shareholders' equity.

     The functional currency of the Predecessor Company is the Canadian dollar. However, the Predecessor Company adopted the US dollar as its reporting currency. The financial statements are translated into the reporting currency using the current rate method. Under this method, the financial statements are translated into the reporting currency as follows: assets and liabilities are translated at the

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

exchange rate in effect at the date of the balance sheet, while revenues and expenses are translated at the average exchange rate in effect during the year. All gains and losses resulting from the translation of the financial statements into the reporting currency are included in accumulated other comprehensive income in shareholders' equity.

  Long-term debt denominated in Canadian dollars and hedge relationship:

     A portion of the Company's long-term debt is denominated in Canadian dollars and is designated as a hedge against the net investment in a Canadian subsidiary. Any exchange gain or loss on the hedge would be recorded against the exchange loss or gain arising on translation of the financial statements of the Canadian subsidiaries included in the cumulative translation adjustment account presented in accumulated other comprehensive income in shareholders' equity, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52 "Foreign Currency Translation".

     If the hedge relationship was terminated or became ineffective, the amounts included in accumulated other comprehensive income would remain in this account; gains and losses on the debt, subsequent to the termination of the hedging relationship, would be included in the statement of income.

  (e)  GOODWILL AND OTHER INTANGIBLE ASSETS:

     On March 1, 2002, SFAS No. 142 "Goodwill and Other Intangible Assets" became effective.


     The Company allocates the cost of the acquired business to the assets acquired and liabilities assumed based on their estimated fair value at the date of acquisition. The excess of the cost of the purchase of the fair value of the assets acquired and liabilities assumed is recognized as goodwill.



     In order to allocate goodwill to the operating segments (reporting units), the Company has determined the fair value of each operating segment as part of the purchase price allocation using the discounted cash flow method. Subsequently, the Company has allocated the determined fair value of each of the operating segments to the individual tangible and intangible assets acquired and liabilities assumed of each such operating segment. Any excess of the purchase price allocation within each operating segment is the amount of goodwill assigned to that operating segment. The discounted cash flows were determined through consultations with professional business valuators and management's own experience and judgments, which are based on historical experience, current market trends and other information.


     Under the provision of SFAS No. 142, goodwill is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit is compared with its fair value. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of the impairment test is not required. The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case the implied fair value of the reporting unit's goodwill is compared with its carrying amount to measure the amount of impairment loss, if any. When the carrying amount of the reporting unit's goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess, and is presented as a separate line item in the income statement. Goodwill acquired in business combinations is allocated to each reporting unit by comparing the allocated purchase price to their respective fair value and the excess of fair value is allocated to goodwill.


     Carrying values of intangible assets with finite lives acquired in business combinations and intangible assets with finite lives acquired individually or with a group of other assets are evaluated whenever events or changes in circumstances indicate that their carrying value amount may not be recoverable. If any indicators were present, a test for recoverability would be performed by comparing the carrying amount of

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

the asset to the net undiscounted cash flows expected to be generated from the asset. If those net undiscounted cash flows do not exceed the carrying amount, the Company would perform the next step, which is to determine the fair value of the asset and record an impairment, if any. The Company reevaluates the estimated useful life for these intangible assets each reporting period to determine whether events and circumstances warrant a revision in their remaining useful life.


     Fair value is determined using the discounted cash flow method.

     Intangible assets with finite useful lives are amortized using the straight-line method over their estimated useful lives.


     The weighted average useful lives for trademarks and distribution network are 40 years and 24.5 years, respectively.



     During the years ended February 28, 2003 and February 29, 2004, the Predecessor Company recorded a goodwill impairment loss for each of its reporting units having a carrying amount exceeding its fair value. Accordingly, goodwill and net income were reduced by $11,312,000 and $4,511,000 in the years ended February 28, 2003 and February 29, 2004, respectively.


  (f)  STOCK-BASED COMPENSATION:

     The Company offers stock-based compensation plans, which are described in note 11. The Company applies the provisions of SFAS No. 123, "Accounting for stock-based compensation" for options granted.

     Up to June 3, 2004, the Predecessor Company had a stock-based compensation plan and was accounting for this plan under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. Compensation cost was not recorded because the option exercise price was equal to the market value of the underlying common stock on the date of grant. Any consideration paid by employees on the exercise of stock options was credited to common stock.

  (g)  CASH AND CASH EQUIVALENTS:

     Highly liquid investments with a maturity of three months or less from the date of acquisition are considered cash equivalents.

  (h)  TRADE RECEIVABLES:

     The Company provides an allowance for doubtful accounts on its trade receivables based on management's judgment of the credit risk related to specific accounts. Gains or losses on the sale of trade receivables are calculated by comparing the carrying amount of the trade receivables sold with the total of the cash proceeds from the sale. Costs related to the sale are recognized in income as incurred and are included in selling, general and administrative expenses.

  (i)  INVENTORIES:

     Raw materials are valued at the lower of cost and replacement cost. Work in progress and finished goods are valued at the lower of cost and net realizable value.

     Cost is determined using the first-in, first-out method.

  (j)  ASSETS HELD FOR SALE:

     During the 270-day period ended February 28, 2005, management of the Company put up for sale three commercial buildings and adjacent land that have been identified as excess assets since the Company moved its headquarters, and consolidated some of its activities. As of February 28, 2005, the Company had

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

sold one building and signed letters of intent to sell the other two buildings. These assets are reported on the Company's consolidated balance sheet as "assets held for sale" at their fair value less cost to sell.

     Assets held for sale have been evaluated for impairment in accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets".

  (k)  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment are stated at cost, net of government grants and investment tax credits. Depreciation is calculated mainly using the following methods, rates and periods:

ASSET                                                  METHOD                  RATE/PERIOD
-----                                                  ------                  -----------
Paving.................................  Declining balance                               4%
Buildings..............................  Straight-line                             40 years
Moulds and dies........................  Straight-line                         2 to 7 years
Furniture and equipment................  Declining balance                      10% and 20%
Data processing system.................  Declining balance or straight-line     15% and 30%
Automotive equipment...................  Declining balance                      20% and 30%

     Repair and maintenance expenditures are expensed as incurred.

  (l)  INTANGIBLE ASSETS:

     Intangible assets with finite lives are stated at cost. Amortization is calculated using the straight-line method over the following periods:

ASSET                                                              PERIOD
-----                                                              ------
Enterprise Resource Planning System.........................           15 years
Trademarks..................................................     5 and 40 years
Distribution network........................................     5 and 25 years
Non-compete agreement.......................................            5 years


     Intangible assets with finite lives are tested for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable.


  (m)  OTHER ASSETS:

     Other assets are comprised of deferred financing charges which are stated at cost less accumulated amortization and are amortized using the interest method over the term of the related debt.

  (n)  DERIVATIVE FINANCIAL INSTRUMENTS:

     The Company accounts for derivative financial instruments in accordance with SFAS No. 133 "Accounting for Derivative Instruments and Certain Hedging Activities", as amended, which requires that all derivative instruments be recorded on the balance sheet at their respective fair values. Foreign exchange forward contracts and interest rate swaps used by the Company have not been designated as hedges and, accordingly, changes in fair value of the derivatives are accounted for in income.

     The carrying amounts of cash and cash equivalents, receivables and accounts payable and accrued liabilities approximate their fair value due to the short-term maturities of these financial instruments.

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

  (o)  INCOME TAXES:

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (p)  REVENUE RECOGNITION:

     Sales are recognized upon the delivery of the products and at the date the transfer of ownership risks and benefits to the customers occurs, net of applicable provision for discounts, returns and allowances. The Company generally recognizes customer program costs, including cooperative advertising and customer incentives, as a reduction to net sales. Amounts billed for shipping and handling are included in net sales, while costs incurred are included in cost of goods sold.

  (q)  COMPREHENSIVE INCOME:

     Comprehensive income consists of net income, foreign currency translation adjustments and change in fair value of derivative financial instruments designated as an effective hedge, and is presented in the consolidated statements of shareholders' equity.

  (r)  ADVERTISING EXPENSES:

     The cost of advertising is expensed as incurred. In-store displays that are owned by the Company, but used by customers to promote the Company's products, are included in other assets in the consolidated balance sheet and are amortized using the straight-line method over their useful lives of three years. Advertising expenses totaled $321,000 in 2003; $485,000 in 2004; $240,000 for the 95-day period ended June 3, 2004 and $501,000 for the 270-day period ended February 28, 2005.

  (s)  RESEARCH AND DEVELOPMENT EXPENSES:

     Research and development expenses are expensed as incurred. Such amounts totaled $2,229,000 in 2003; $1,610,000 in 2004; $998,000 for the 95-day period ended June 3, 2004 and $2,265,000 for the 270-day period ended February 28,
2005.

  (t)  ENVIRONMENTAL EXPENDITURES:

     Environmental expenditures that relate to current operations are expensed or capitalized as appropriate in accordance with EITF issue No. 90-8, "Capitalization of Cost to Treat Environmental Contamination". Expenditures that relate to an existing condition caused by past operations, and which are not expected to contribute to current or future operations, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and when the costs, based on a specific plan of action in terms of the technology to be used and the extent of the corrective action required, can be reasonably estimated.

  (u)  PRODUCT WARRANTY:

     The Company establishes a provision for product warranties based on management's judgment and the Company's historical experience with such warranty costs. The provision is recorded at the same time

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

as the revenue is recognized and is presented in accrued liabilities on the balance sheet. Changes in the warranty reserve are as follows:

                                                       PREDECESSOR COMPANY
                                                    --------------------------
                                                               AS OF JUNE 3,     THE COMPANY
                                                     2004           2004            2005
                                                    -------   ----------------   -----------
Beginning balance.................................  $ 2,913       $ 3,335          $ 3,252
Warranty accrual..................................    7,430         1,868            5,596
Cash payments.....................................   (7,152)       (1,933)          (5,381)
Translation adjustment............................      144           (18)             163
                                                    -------       -------          -------
Ending balance....................................  $ 3,335       $ 3,252          $ 3,630
                                                    =======       =======          =======

  (v)  ASSET RETIREMENT OBLIGATIONS:

     The Company adopted the provisions of SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 requires that the fair value of an asset retirement obligation be recorded as a liability only when there is a legal obligation associated with a removal activity. The Company has concluded that no legal obligation exists for its various locations.

2.  EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS:

     In December 2004, FASB issued SFAS No. 151, "Inventory Costs", that amends the guidance in Accounting Research Bulletin No. 43, Chapter 4, "Inventory Pricing" (ARB No. 43), to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). In addition, this statement requires that an allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is evaluating the impact of SFAS No. 151. Statement of Financial Accounting Standards No. 123 (revised 2004) (FAS 123), "Share Based Payments", was issued on December 16, 2004. The new standard requires companies to recognize in their financial statements the cost of employee services received in exchange for valuable equity instruments issued. The Company will adopt the new provisions of FAS 123 (revised 2004) in the third quarter of 2006. The Company does not expect the new provisions to have a significant impact on its results of operations.

     On December 21, 2004, the Financial Accounting Standards Board issued FAS No. 109-2 to provide accounting and disclosure guidance for the American Jobs Creation Act of 2004 (the "AJC Act"). The AJC Act provides a new deduction for qualified domestic production activities. When fully phased-in, the deduction will be up to nine percent of the lesser of qualified production activities income or taxable income. The Company is currently assessing the potential impact of the AJC Act on its Provision for Income Taxes.

3.  BUSINESS ACQUISITION:

     On June 4, 2004, the Company acquired all common shares outstanding of MAAX Inc., a Canadian publicly traded company operating in the Bathroom, Kitchen and Spa sectors, for an amount in cash of C$22.50 per share outstanding, for a total cash consideration of $435,676,000 and a rollover of stock options valued at $2,690,000. The transaction was funded by an investment of the shareholders, for an amount of $133,689,000, and by the issuance of long-term debt for an amount of $373,282,000. The excess of the financing received over the consideration paid was used to repay existing debts of MAAX Inc.

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

     The business acquisition has been accounted for using the purchase method and the results are consolidated from the date of acquisition. The results of MAAX Inc. prior to its acquisition are presented as comparative figures as the Predecessor Company.

     The Company has allocated the purchase price to the various tangible and intangible assets acquired and liabilities assumed, over the book value of the acquired company as required by SFAS No. 141, "Business Combinations". This statement requires that intangible assets acquired in a business combination be recognized and reported apart from goodwill.

     The fair values of the assets acquired and the liabilities assumed are summarized as follows:

                                                              MAAX INC.
                                                              ---------
Net working capital.........................................  $ 84,863
Property, plant and equipment...............................    96,261
Enterprise Resource Planning System.........................     9,043
Brands and trademark........................................    97,837
Distribution network........................................    28,736
Non-compete agreement.......................................     3,943
Goodwill (attributed value, tax base is $72,911)............   228,718
Other long-term assets......................................    12,851
                                                              --------
                                                               562,252
Bank overdraft..............................................   (54,846)
Long-term debt (including short-term portion)...............    (9,851)
Other long-term liability...................................   (59,189)
                                                              --------
Net assets acquired at fair value...........................  $438,366
                                                              ========
Consideration:
  Cash......................................................  $435,676
  Stock options from MAAX Inc.'s stock option plan rolled
     over...................................................     2,690
                                                              --------
                                                              $438,366
                                                              ========

     Following SFAS No. 141, "Business Combinations", the Company recorded a future tax liability of $40.3 million due mainly to the non-deductibility of the intangible assets identified through the purchase price allocation process. Furthermore, other assets were revaluated at their fair value, of which $4.7 million was for finished goods inventory, which amount was expensed in the cost of goods sold during the period of June 4, 2004 to February 28, 2005, upon sale of this inventory.


     Goodwill acquired in the acquisition of MAAX Inc. on June 4, 2004 was allocated entirely to the bathroom segment since the fair values of the kitchen and spa segments calculated using the discounted cash flow method showed that they were equal to the amounts allocated to the tangible and intangible assets acquired and liabilities assumed. The value attributed to goodwill for the bathroom segment reflects the strong position of the Company in the North American market, the Company's ability to deliver certain products in less than five working days, the Company's capacity to design and create innovative and highly profitable new products and the capacity of the Company's senior management to create and implement strategies to perform well in the market. The discounted cash flows of the kitchen and spas segments used to determine their fair value were negatively impacted because they were considered as non-core businesses in the Company's strategy after the acquisition of MAAX Inc. on June 4, 2004.

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

     The following unaudited pro forma condensed financial information reflects the consolidated results of operations of the Company as if the acquisition of MAAX Inc. had taken place at the beginning of the respective periods. The pro forma information includes adjustments for interest expense that would have been incurred to finance the acquisition and depreciation and amortization adjustments pursuant to the purchase price allocation. The pro forma results do not reflect synergies and, accordingly, do not account for any potential increase in operating income, any estimated cost savings or adjustments to conform to accounting practices. The pro forma financial information is not necessarily indicative of the results of the operations as they would have been, if the transaction had been effected on the assumed dates.


                                                                 2004          2005
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
Net sales...................................................   $495,737      $519,878
Net income..................................................     15,511         5,090

  PREDECESSOR COMPANY:

     There was no business acquisition during the year ended February 29, 2004. During the year ended February 28, 2003, the Predecessor Company acquired all outstanding shares of Aker Plastics Company, Inc., an important manufacturer of fiberglass bathroom equipment in the United States. The purchase price totalled $80.4 million, including $66.4 million paid in cash, and $14 million paid in a note-bearing interest, at a rate of 3%, payable over a three-year period.

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

     This business acquisition has been accounted for using the purchase method and the results are consolidated from the date of acquisition. The fair value of the net assets acquired is summarized as follows:

                                                              AKER PLASTICS
                                                              COMPANY, INC.
                                                              -------------
Net working capital, excluding cash.........................     $ 6,523
Property, plant and equipment...............................      16,828
Trademark...................................................       5,615
Distribution network........................................       2,708
Non-compete agreement.......................................         572
Goodwill (attributed value and tax base)....................      41,317
Cash........................................................       7,389
                                                                 -------
                                                                  80,952
Long-term debt..............................................        (548)
                                                                 -------
Net assets acquired at fair value...........................     $80,404
                                                                 =======
Consideration:
  Cash......................................................     $66,404
  Notes payable.............................................      14,000
                                                                 -------
                                                                 $80,404
                                                                 =======

4.  INVENTORIES:

                                                              PREDECESSOR
                                                                COMPANY     THE COMPANY
                                                                 2004          2005
                                                              -----------   -----------
Raw materials...............................................    $25,091       $24,178
Work in progress............................................      2,891         3,995
Finished goods..............................................     17,702        16,414
                                                                -------       -------
                                                                $45,684       $44,587
                                                                =======       =======

5.  PROPERTY, PLANT AND EQUIPMENT:

                                                            PREDECESSOR COMPANY 2004
                                                       ----------------------------------
                                                                  ACCUMULATED    NET BOOK
                                                         COST     DEPRECIATION    VALUE
                                                       --------   ------------   --------
Land.................................................  $  6,985     $    --      $ 6,985
Buildings and paving.................................    60,681      11,059       49,622
Moulds and dies......................................    19,626      13,001        6,625
Furniture and equipment..............................    54,704      26,442       28,262
Data processing system...............................    10,498       6,698        3,800
Automotive equipment.................................     5,315       3,097        2,218
                                                       --------     -------      -------
                                                       $157,809     $60,297      $97,512
                                                       ========     =======      =======

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

                                                                THE COMPANY 2005
                                                       ----------------------------------
                                                                  ACCUMULATED    NET BOOK
                                                         COST     DEPRECIATION    VALUE
                                                       --------   ------------   --------
Land.................................................  $  7,701      $   --      $ 7,701
Buildings and paving.................................    47,907       1,358       46,549
Moulds and dies......................................     7,765       2,002        5,763
Furniture and equipment..............................    29,740       3,911       25,829
Data processing system...............................     5,559       1,133        4,426
Automotive equipment.................................     2,185         473        1,712
                                                       --------      ------      -------
                                                       $100,857      $8,877      $91,980
                                                       ========      ======      =======

6.  INTANGIBLE ASSETS:

                                                            PREDECESSOR COMPANY 2004
                                                        ---------------------------------
                                                                  ACCUMULATED    NET BOOK
                                                         COST     AMORTIZATION    VALUE
                                                        -------   ------------   --------
Enterprise Resource Planning system...................  $11,006      $1,702      $ 9,304
Trademarks............................................    5,600       1,512        4,088
Distribution network..................................    2,700         122        2,578
Non-compete agreement.................................      570         152          418
                                                        -------      ------      -------
                                                        $19,876      $3,488      $16,388
                                                        =======      ======      =======

                                                               THE COMPANY 2005
                                                      ----------------------------------
                                                                 ACCUMULATED    NET BOOK
                                                        COST     AMORTIZATION    VALUE
                                                      --------   ------------   --------
Enterprise Resource Planning system.................  $ 10,369      $  626      $  9,743
Trademarks..........................................    97,859       1,659        96,200
Distribution network................................    29,564         884        28,680
Non-compete agreement...............................     3,943         560         3,383
                                                      --------      ------      --------
                                                      $141,735      $3,729      $138,006
                                                      ========      ======      ========

     In 2004 and 2005, the Predecessor Company and the Company capitalized $725,000 and $317,000, respectively, of costs incurred for the deployment of its Enterprise Resource Planning System in several subsidiaries.


     Upgrades and enhancements are defined in SOP 98-1 "Accounting for the costs of computer software developed or obtained for internal use" as "modifications to enable the software to perform tasks that it was previously incapable of performing." Upgrades and enhancements to internal-use software are capitalized when it is probable that those expenditures will result in additional functionality. The Company capitalizes only those costs that are directly linked to the improvement and configuration of the system. Costs such as maintenance of the system and the creation of reports for accounting analysis are expensed as they are incurred.

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

     The aggregate amortization expense for existing intangible assets at February 28, 2005, for each of the next five years, is:

2006........................................................  $5,246
2007........................................................   5,246
2008........................................................   5,246
2009........................................................   5,246
2010........................................................   4,505

7.  GOODWILL:

     For the years ended February 28, 2003 and February 29, 2004 and for the 95-day period ended June 3, 2004 and the 270-day period ended February 28, 2005, the changes in the carrying amount of goodwill are as follows:

                                               BATHROOM   KITCHEN    SPAS      TOTAL
                                               --------   -------   -------   --------
PREDECESSOR COMPANY:
Balance as at March 1, 2003..................  $86,136    $13,943   $12,683   $112,762
Impairment of goodwill.......................       --         --    (4,511)    (4,511)
Goodwill acquired (note 3)...................        4         --        --          4
Contingent consideration based on earnings of
  a business acquired during a previous year
  (note 19(b))...............................       --        118        --        118
Translation adjustment.......................    2,315      1,550       281      4,146
                                               -------    -------   -------   --------
Balance as at February 29, 2004..............   88,455     15,611     8,453    112,519
Goodwill acquired............................       --         --        --         --
Translation adjustment.......................       --         --        --         --
                                               -------    -------   -------   --------
Balance as at June 3, 2004...................  $88,455    $15,611   $ 8,453   $112,519
                                               =======    =======   =======   ========

                                               BATHROOM   KITCHEN    SPAS      TOTAL
                                               --------   -------   -------   --------
THE COMPANY:
Goodwill acquired on June 4, 2004............  $228,718   $    --   $    --   $228,718
Contingent consideration paid (note 19(b))...        --       128        --        128
Translation adjustment.......................    (4,536)        2        --     (4,534)
                                               --------   -------   -------   --------
Balance as at February 28, 2005..............  $224,182   $   130   $    --   $224,312
                                               ========   =======   =======   ========

     As of February 28, 2005, the Company performed an impairment test and concluded that the fair value of the reporting units was higher than their respective carrying value.

     As of February 29, 2004, the Predecessor Company completed the 2004 annual goodwill test for impairment and recorded an impairment loss of $4,511,000 for its Spa reporting unit, as the carrying amount of goodwill exceeded its fair value. The fair value of the Spa reporting unit was established based on discounted projected cash flows.

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

8.  LONG-TERM DEBT:

                                                EFFECTIVE                     PREDECESSOR
                                           INTEREST RATES AS AT   YEARS OF      COMPANY     THE COMPANY
                                            FEBRUARY 28, 2005     MATURITY       2004          2005
                                           --------------------   ---------   -----------   -----------
MAAX Holdings, Inc.
     Senior Discount Notes...............                11.57%        2013     $    --      $112,750
MAAX Corporation
     Term loan A (C$117,000,000).........                  5.2%        2010          --        94,852
     Term loan B.........................                  5.4%        2012          --       114,425
     Senior subordinated notes...........                 9.75%        2013          --       150,000
     Capital lease obligation............                 8-10%        2008          --           809
     Other...............................               various   2004-2014         595           468
Predecessor Company
     Revolving credit....................                  1.9%        2006       2,000            --
     Senior unsecured notes..............                  6.7%        2009      45,500            --
     Notes payable on a business
       acquisition, unsecured............                  3.0%        2006       9,333            --
     Notes payable.......................                  8.0%        2005          16            --
                                                                                -------      --------
                                                                                 57,444       473,304
     Current portion of long-term debt...                                         4,782         6,286
                                                                                -------      --------
                                                                                $52,662      $467,018
                                                                                =======      ========

  THE COMPANY

     On December 10, 2004, the Company issued Senior Discount Notes in a principal amount at maturity of $170,689,000 ($110,000,526 in gross proceeds on issuance date). No cash interest will accrue on the Notes prior to December 15, 2008. Thereafter, cash interest will accrue at an annual interest rate of 11.25% and be payable semi-annually. The effective interest rate is 11.57%. The first such payment will be made on June 15, 2009. The Notes will mature on December 15, 2012. The Notes have an initial accreted value of $644.45 per $1,000 principal amount at maturity of Notes. The Company has the option to redeem all or a portion of the Notes at any time before December 15, 2008 at a "make-whole" premium and thereafter at a set redemption price. In addition, on or before December 15, 2007, the Company may, at its option, use the net proceeds from one or more qualified equity offerings to redeem up to 35% of the aggregate principal amount of the Notes issued under the indenture at 111.25% of their accreted value. On December 15, 2009, and, in the event that additional interest is due as a result of the Company's failure to abide by the terms of the registration rights agreement, on every interest payment date thereafter, the Company is required to redeem a portion of each Note outstanding on each such date sufficient to ensure that the Notes will not be "applicable high yield discount obligations" within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986.

  MAAX CORPORATION

     On June 4, 2004, MAAX Corporation negotiated a new credit facility in connection with the acquisition of MAAX Inc., consisting of the issuance of Term loan A, for an amount of C$130 million, Term loan B for an amount of $115 million and senior subordinated notes for an amount of $150 million. Term loan A bears interest at Canadian banker's acceptance rate or LIBOR plus 2.5%, and Term loan B bears interest at LIBOR plus 2.75%. The principal amounts of these term loans must be repaid in

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

consecutive quarterly installments from December 2004 to September 2009 for the Term loan A, and from September 2004 to June 2011 for the Term loan B.

     MAAX Corporation also has access to an authorized revolving credit facility of an amount of C$50 million or its equivalent in US dollars, bearing interest at LIBOR plus 2.5%.

     The revolving credit facility, Term loan A facility and Term loan B facility are guaranteed by all existing and future, direct and indirect Canadian and U.S. subsidiaries of MAAX Corporation, including its parent, Beauceland Corporation, subject to certain exceptions agreed to in the loan documents. In addition, MAAX Corporation's obligations under the facility and the obligations of the parent and subsidiary guarantors under the guarantees are secured by substantially all of the assets of MAAX Corporation and each of its parent and its subsidiary guarantors. The agreement governing these credit facilities contains certain covenants including the obligation to maintain certain financial ratios.

     The MAAX Corporation senior subordinated notes bear interest at a rate of 9.75% and are fully redeemable upon maturity in June 2012. The agreement governing these notes contains certain covenants including the obligation to maintain certain financial ratios.

     As at February 28, 2005, MAAX Corporation was not in default of its debt covenants.

     The principal repayments on long-term debt, excluding the revolving credit, for each of the next five years and thereafter are as follows:

2006........................................................  $  6,286
2007........................................................    12,384
2008........................................................    17,289
2009........................................................    27,999
2010........................................................    37,682
Thereafter..................................................   371,664

  PREDECESSOR COMPANY

     The Predecessor Company had a revolving credit facility in an amount of C$150 million or the equivalent in US dollars to finance its current operations, capital expenditures and business acquisitions. In the case of non-renewal, the revolving credit facility was to become a term loan payable after two years. The agreement governing this credit facility contained certain covenants including the obligation to maintain certain financial ratios. The unused portion of the revolving credit facility at year-end amounted to $110,300,000 in 2004.

     The revolving credit facility bore interest at variable rates based on banker's acceptance rate, bank prime rate or LIBOR.

     The Predecessor Company also had senior unsecured notes in an amount of $45.5 million. These notes bore interest at the annual rate of 6.7% and were fully redeemable upon maturity in October 2008.

     The agreement governing these notes contained certain covenants including the obligation to maintain certain financial ratios.

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

9.  INCOME TAXES:

     The Canadian and foreign components on income before income taxes and the applicable provision for income taxes are as follows:

                                                             PREDECESSOR COMPANY
                                                       --------------------------------
                                                                              95-DAY
                                                                           PERIOD ENDED
                                                        2003      2004     JUNE 3, 2004
                                                       -------   -------   ------------
Canada...............................................  $23,095   $23,564     $(13,716)
Foreign..............................................   18,029    22,634       17,084
                                                       -------   -------     --------
Income before income taxes...........................  $41,124   $46,198     $  3,368
                                                       =======   =======     ========

                                                                  THE COMPANY
                                                                    270-DAY
                                                                  PERIOD ENDED
                                                               FEBRUARY 28, 2005
                                                              --------------------
US..........................................................        $ 16,568
Foreign.....................................................         (17,222)
                                                                    --------
Loss before income taxes....................................        $   (654)
                                                                    ========

     Total provision for income tax attributable to income consists of:

                                                             PREDECESSOR COMPANY
                                                       --------------------------------
                                                                              95-DAY
                                                                           PERIOD ENDED
                                                        2003      2004     JUNE 3, 2004
                                                       -------   -------   ------------
Current:
  Canada.............................................  $ 4,755   $ 4,082     $ 1,797
  Foreign............................................    5,619     7,750       2,125
                                                       -------   -------     -------
                                                        10,374    11,832       3,922
Deferred:
  Canada.............................................    3,142     3,181      (2,825)
  Foreign............................................    2,183      (766)        475
                                                       -------   -------     -------
                                                         5,325     2,415      (2,350)
                                                       -------   -------     -------
Total provision......................................  $15,699   $14,247     $ 1,572
                                                       =======   =======     =======

                                                                  THE COMPANY
                                                                    270-DAY
                                                                  PERIOD ENDED
                                                               FEBRUARY 28, 2005
                                                              --------------------
Current:
  US........................................................        $ 1,648
  Foreign...................................................           (723)
                                                                    -------
                                                                        925
Deferred:
  US........................................................         (1,977)
  Foreign...................................................          2,211
                                                                    -------
                                                                        234
                                                                    -------
Total provision.............................................        $ 1,159
                                                                    =======

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

     The reconciliation between income tax expense calculated using combined statutory and effective tax rates is as follows:


                                                 PREDECESSOR COMPANY
                                   ------------------------------------------------       THE COMPANY
                                                                         95-DAY             270-DAY
                                                                      PERIOD ENDED       PERIOD ENDED
                                        2003             2004         JUNE 3, 2004     FEBRUARY 28, 2005
                                   --------------   --------------   --------------    -----------------
Income tax expense calculated
  using statutory rates..........  $14,352   34.9%  $15,106   32.7%  $1,044    31.0%   $ (248)     38.0%
Add (deduct) tax effect of the
  following:
  Credit for manufacturing and
     processing profits..........     (697)  (1.7)     (165)  (0.4)      --      --        --        --
  Permanent differences..........       78    0.2    (1,222)  (2.6)    (416)  (12.4)      474     (72.5)
  Valuation allowance on losses
     carried forward.............    1,857    4.5     2,050    4.4       --      --     2,228    (340.4)
  Effect of the corporate
     financing structure.........       --     --        --     --       --      --      (712)    108.8
  Change in tax rate related to
     foreign income and other
     differences.................      109    0.3    (1,522)  (3.3)     944    28.1      (583)     88.6
                                   -------   ----   -------   ----   ------   -----    ------    ------
                                     1,347    3.3      (859)  (1.9)     528    15.7     1,407    (215.5)
                                   -------   ----   -------   ----   ------   -----    ------    ------
                                   $15,699   38.2%  $14,247   30.8%  $1,572    46.7%   $1,159    (177.5)%
                                   =======   ====   =======   ====   ======   =====    ======    ======



     The statutory rates presented are the effective rates of the Company or the Predecessor Company. The changes in the statutory rates of the Predecessor Company are due to changes in applicable tax laws or regulations. The change in the statutory rate of the Company compared to the Predecessor Company is due to the change of jurisdiction of incorporation of the reporting entity.


     The tax effects of significant items comprising net deferred tax liabilities are as follows:

                                                              PREDECESSOR
                                                                COMPANY     THE COMPANY
                                                                 2004          2005
                                                              -----------   -----------
Operating losses carried forward............................   $  7,165      $ 16,473
Difference in accounting and tax basis for:
  Current assets and liabilities............................      3,506         3,514
  Property, plant and equipment.............................     (9,605)      (37,894)
  Deductible goodwill.......................................     (5,357)      (16,291)
  Derivative financial instruments..........................     (3,764)       (2,922)
  Other assets..............................................       (415)       (1,636)
  Long-term debt............................................         --        (3,388)
  Other.....................................................         37            94
Valuation allowance on operating losses carried forward.....     (5,788)       (9,007)
                                                               --------      --------
Deferred income taxes.......................................   $(14,221)     $(51,057)
                                                               ========      ========

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

     The valuation allowance increased (decreased) by $3,066,000 in 2003, ($1,406,000) in 2004, by $270,000 during the 95-day period ended June 3, 2004 and $2,228,000 during the 270-day period ended February 28, 2005.

                                                              PREDECESSOR
                                                                COMPANY     THE COMPANY
                                                                 2004          2005
                                                              -----------   -----------
Deferred income taxes are as follows:
  Deferred income tax asset -- current portion..............   $  3,542      $  3,588
  Deferred income tax asset -- long-term portion............      1,762        10,890
  Deferred income tax liability -- current portion..........     (3,824)       (1,607)
  Deferred income tax liability -- long-term portion........    (15,701)      (63,928)
                                                               --------      --------
Deferred income taxes.......................................   $(14,221)     $(51,057)
                                                               ========      ========

     The AJC Act provides a one-time 85% dividends-received deduction that would apply to qualified cash dividends received from controlled foreign corporations if the funds were reinvested in the U.S. The deduction can result in an effective income tax rate of 5.25% on the repatriation of foreign earnings, a rate much lower than a normal statutory income tax rate. At this time, the Company is evaluating whether some or all of its unrepatriated foreign earnings will be repatriated under this new law. Since the Company currently intends to reinvest the unremitted earnings of its non-U.S. subsidiaries and postpone their remittance indefinitely, no provision for U.S. income taxes for non-U.S. subsidiaries was recorded in the accompanying Consolidated Statements of Income.

     The AJC Act also provides a new deduction for qualified domestic production activities. When fully phased-in, the deduction will be up to 9% of the lesser of qualified production activities income or taxable income. Pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the deduction will be accounted for as a special deduction, not as a tax-rate reduction, because the deduction is contingent on performing activities identified in the AJC Act. The Company is currently assessing the potential impact on the AJC Act on its Provision for Income Taxes.

     Management believes that it is more likely than not that the amount of deferred income tax assets for which it has not provided a valuation allowance will be realized through the future operations of the Company.

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

  TAX LOSSES CARRIED FORWARD:

     The losses carried forward for tax purposes available to reduce future income taxes amount to $48,139,000 as at February 28, 2005. The Company can apply these losses against future taxable income within the following delays:

                                             CANADA    UNITED STATES   EUROPE     TOTAL
                                            --------   -------------   -------   --------
2006......................................  $    368      $   --       $    --   $    368
2007......................................       711          --            --        711
2008......................................     1,995          --            --      1,995
2010......................................     4,552          --            --      4,552
2011......................................     3,119          --            --      3,119
2012......................................    20,898          --            --     20,898
2025......................................        --       1,791            --      1,791
Indefinitely..............................        --          --        14,705     14,705
                                            --------      ------       -------   --------
                                              31,643       1,791        14,705     48,139
Tax losses on which a tax benefit has been
  accounted for as a deferred tax asset...   (22,667)         --            --    (22,667)
                                            --------      ------       -------   --------
Tax losses on which no tax benefit has
  been accounted for as a deferred tax
  asset...................................  $  8,976      $1,791       $14,705   $ 25,472
                                            ========      ======       =======   ========

     Tax losses carried forward on which a tax benefit has been accounted for as a deferred tax asset represents an amount of $7.5 million. The Company also recorded a valuation allowance of $9.0 million, representing tax losses on which no tax benefit has been accounted for as a deferred tax asset.

10.  CAPITAL STOCK:

  THE COMPANY

     The authorized capital of the Company consists of:

          30,000,000 common shares, voting, with a par value of $0.01

          1,000,000 Class A common shares, voting, with a par value of $0.01.

          150,000 Series A preferred stock, non-voting, redeemable at the holder's option into common shares

     Issued and paid: 2,564,245 common shares and 300,000 Class A common shares

     On June 4, 2004, the Company issued 7,750,052 common shares and 300,000 Class A common shares for a cash consideration of $133,689,000.


     On December 10, 2004, the Company redeemed 5,185,807 common shares and 9,378 vested stock options that had a book value of $86,122,000 for a cash consideration of $105,078,000, which represented the estimated fair value of the shares at that time as determined by the Board of Directors. The redemption was offered to all shareholders and J.W. Childs Equity Partners III, L.P. and certain of its affiliates, Borealis Private Equity Limited Partnership, Borealis
(QLP) Private Equity Limited Partnership and Ontario Municipal Employees Retirement Board were the primary beneficiaries. Most members of management chose not to participate in the redemption. The purpose of this transaction was to maximize the Company's shareholders' value by taking advantage of attractive conditions present in the capital markets. The difference between the book value of the consideration paid was recorded in retained

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

earnings as a premium on redemption of common shares. The redemption resulted in an annualized return on investment of 41.5% for these shareholders.

  PREDECESSOR COMPANY

     The authorized capital of the Predecessor Company consisted of an unlimited number and no par value common shares and Class A and Class B preferred shares, non-participating and non-voting. Issued and outstanding in 2004: 24,395,459 common shares.

     The Predecessor Company issued 4,000 common shares following the exercise of stock options for cash consideration of $33,000.

     The Predecessor Company also issued 1,156,619 common shares following the exercise of stock options in consideration of a note receivable in the amount of $11,776,000 due on June 4, 2004.

  SHARE PURCHASE LOAN:

     In January 2001, a loan of $613,000, recorded as a reduction of capital stock, was granted to a senior executive for the purchase of 100,000 common shares of the Predecessor Company. This loan was payable together with quarterly interest, at the Company's borrowing rate. Reimbursements amounted to $102,000 in 2003 and $102,000 in 2004. The contract provided that, after the period of three years, the outstanding balance of the loan would be forgiven under certain conditions. These conditions were met in the year 2004 and the then outstanding balance of the loan, amounting to $307,000, was forgiven. The expense related to the forgiveness was recorded in the statements of income over the previous three years.

  SHARES ISSUED ON BUSINESS ACQUISITION:

     The Predecessor Company had initially reserved 75,000 common shares at $11 per share, in connection with a purchase price balance payable in shares related to a business acquisition that occurred in 2000.

Common shares reserved......................................   75,000
Common shares issued in:
  2001......................................................  (15,000)
  2002......................................................  (15,000)
  2003......................................................  (15,000)
  2004......................................................  (30,000)
                                                              -------
                                                                   --
                                                              =======

11.  STOCK-BASED COMPENSATION:

  STOCK OPTION PURCHASE PLAN OF THE COMPANY:

     The Company has a stock-based compensation plan, which is described below. The Company accounts for the fair value of its grants under this plan in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation". The compensation cost that has been charged against income for this plan is $731,000 for the period from June 4, 2004 to February 28, 2005.


     Under this plan, the Company may grant options to its senior management and to some members of the Board of Directors for up to 299,517 shares (813,326 shares before December 10, 2004) of common stock. The exercise price of each non-rollover option equals the estimated market value of the parent company's stock on the date of grant as determined by the Board of Directors and an option's maximum

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

term is ten years, or earlier in cases of termination of employment, retirement, disability or death. Under this program, 30% of the options granted vest over a five-year period (6% at each of the five first anniversary dates) and 70% of the options granted vest (14% each year) upon the parent company attainment of certain equity targets.


     On December 10, 2004, 450,550 options were cancelled in exchange for a bonus payment of $1,912,000 paid to the senior management and to one member of the Board of Directors. The amount paid was determined based on the expected present value of the options at the end of the five-year period and expensed in the selling, general and administrative expenses of the current year.



     The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0%; expected volatility of 0%; risk-free interest rate of 4.05%; and expected life of 5 years.


     A summary of the status of the Company's stock option plan as of February 28, 2005 and changes during the period ended on that date are presented below:

                                                                         WEIGHTED
                                                                         AVERAGE
                                                                         EXERCISE
                                                              OPTIONS     PRICE
                                                              --------   --------
Outstanding, beginning of period............................        --    $   --
Granted.....................................................   737,195     16.68
Cancelled...................................................  (450,550)    16.56
                                                              --------    ------
Outstanding as of February 28, 2005.........................   286,645    $16.87
                                                              ========    ======
Options exercisable as of February 28, 2005.................        --    $   --
                                                              ========    ======


     The following table sets forth the fair value of the common stock underlying each stock option on the date of grant and the exercise price of the options.



                                               AGGREGATE NUMBER OF   EXERCISE   FAIR VALUE ON
DATE OF GRANT                                    OPTIONS GRANTED      PRICE     DATE OF GRANT
-------------                                  -------------------   --------   -------------
June 4, 2004.................................        683,195          $16.56       $16.56
October 12, 2004.............................         30,000          $16.56       $16.56
January 20, 2005.............................         24,000          $20.24       $20.24


     The following table summarizes information on outstanding stock options as at February 28, 2005:

                                                  OPTIONS OUTSTANDING                 VESTED OPTIONS
                                      --------------------------------------------   -----------------
                                                                       WEIGHTED               WEIGHTED
                                                     AVERAGE           AVERAGE                AVERAGE
                                                    REMAINING          EXERCISE               EXERCISE
RANGE OF EXERCISE PRICE               NUMBER          LIFE              PRICE        NUMBER    PRICE
-----------------------               -------   -----------------   --------------   ------   --------
$16.56..............................  262,645        9.3 years          $16.56        --         $--
$20.24..............................   24,000        9.9 years           20.24        --         --
                                      -------     ------------          ------         --        --
$16.56 to $20.24....................  286,645        9.4 years          $16.87        --         $--
                                      =======     ============          ======         ==        ==

     Under this plan, 12,872 stock options may still be granted at the end of the year.


     Certain members of management rolled over vested stock options of the Predecessor Company's option plan into the Company's plan. The difference between the fair value and the exercise price of the rolled over options represents the investment made by the holders of the options in the Company on June 4, 2004. The fair value of these options has been recorded as additional paid-in capital. A summary

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

of the status of these stock options as of February 28, 2005 and changes during the period ended on that date are presented below:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                                        EXERCISE
                                                              OPTIONS    PRICE
                                                              -------   --------
Outstanding at beginning of period..........................       --    $  --
Rolled over.................................................  173,581     4.91
Redeemed (note 10)..........................................   (9,378)    6.75
                                                              -------    -----
Outstanding as of February 28, 2005.........................  164,203    $4.81
                                                              =======    =====
Options exercisable as of February 28, 2005.................  164,203    $4.81
                                                              =======    =====


     A member of management also received options to purchase 42,995 preferred shares of the Company for $0.01 each. An amount of $750,000, representing the fair value at the date of the grant, was recorded as a compensation expense and presented in the statement of income as part of selling, general and administrative in the period from June 4, 2004 to February 28, 2005 in connection with this grant. Because the preferred shares are redeemable in cash, the counterpart has been recorded as a liability. The preferred shares are redeemable by the holder at such time as the holder exercises options under the plan to purchase shares of common stock at an exercise price of $16.56 per share, so that the holder may redeem a number of preferred shares not exceeding the number of shares of common stock acquired upon the exercise of the common stock options. The preferred shares may also be redeemed by the Company in connection with a significant transaction, as defined in the Company's Certificate of Incorporation. The redemption price for each preferred share will be an amount equal to the lesser of (i) the fair market value of a share of the common stock, as determined in good faith by the Board of Directors of the Company and (ii) $16.56 per share.


 STOCK OPTION PURCHASE PLAN OF THE PREDECESSOR COMPANY:

     Under the 1987 stock option purchase plan of the Predecessor Company for the benefit of senior executives and management of the Predecessor Company, 3,572,980 common shares were reserved. The exercise price of each option granted was based on the closing price on the Toronto Stock Exchange on the day preceding the grant. The plan provided for a maximum option term of ten years, or earlier in cases of termination of employment, retirement or death. The holder could have exercised these options, subject to an annual limit of 20%, such limit being cumulative during the first five years.

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

     A summary of the status of the stock option purchase plan as at February 28, 2003 and February 29, 2004, and changes during the years ended on those dates are presented below:

                                                              2003                   2004
                                                      --------------------   --------------------
                                                                  WEIGHTED               WEIGHTED
                                                                  AVERAGE                AVERAGE
                                                                  EXERCISE               EXERCISE
                                                       OPTIONS     PRICE      OPTIONS     PRICE
                                                      ---------   --------   ---------   --------
Outstanding at beginning of year....................  1,653,000    $ 7.78    1,523,700    $ 9.40
Granted.............................................    175,000     11.23      125,000     13,57
Exercised...........................................   (286,300)     6.22     (221,200)     7.55
Cancelled...........................................    (15,000)     8.29      (15,000)    13.02
                                                      ---------    ------    ---------    ------
Outstanding at end of year..........................  1,523,700    $ 8.46    1,412,500    $10.01
                                                      =========    ======    =========    ======
Vested options at end of year.......................    942,700    $ 8.25      909,500    $ 9.67
                                                      =========    ======    =========    ======

     In accordance with the plan, the Predecessor Company granted stock options to certain employees of its US subsidiaries. Under the current US tax rules, the exercise of these stock options gave rise to a tax deduction. This tax deduction was considered to be an equity transaction and was, therefore, recorded as a credit to the additional paid-in capital.

     The following table summarizes information on outstanding stock options as at February 29, 2004:

                                                  OPTIONS OUTSTANDING            VESTED OPTIONS
                                            --------------------------------   -------------------
                                                                    WEIGHTED              WEIGHTED
                                                         AVERAGE    AVERAGE               AVERAGE
                                                        REMAINING   EXERCISE              EXERCISE
RANGE OF EXERCISE PRICE                      NUMBER       LIFE       PRICE      NUMBER     PRICE
-----------------------                     ---------   ---------   --------   --------   --------
$3.89 to $4.64............................     79,500   2.2 years    $ 3.94      79,500    $ 3.94
$6.93 to $9.73............................    692,000   5.8 years      8.22     458,000      8.27
$11.08 to $15.08..........................    641,000   6.6 years     12.61     372,000     12.61
                                            ---------   ---------    ------    --------    ------
$3.89 to $15.08...........................  1,412,500   6.0 years    $10.01     909,500    $ 9.67
                                            =========   =========    ======    ========    ======

     The weighted average fair value of stock options granted was $5.02 in 2003 and $7.79 in 2004. The fair value of each option granted was determined using the Black-Scholes option pricing model and the following weighted average assumptions:

                                                                2003       2004
                                                              --------   --------
Risk-free interest rate.....................................      4.96%      4.41%
Expected option life........................................   8 years    8 years
Expected volatility.........................................      33.0%      53.0%
Expected dividend yield.....................................  $   0.09   $   0.10

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

     The Predecessor Company has elected to account for its stock options under the provisions of APB 25. If the stock options had been accounted for based on the fair value method, pro forma net income and pro forma earnings per common share would have been as follows:

                                                                          MARCH 1, 2004 TO
                                                      2003      2004        JUNE 3, 2004
                                                     -------   -------   -------------------
Net income, as reported............................  $14,113   $31,951         $1,796
Stock-based employee compensation expense
  determined under the fair value method...........      963       979          1,108
                                                     -------   -------         ------
Pro forma net income...............................  $13,150   $30,972         $  688
                                                     =======   =======         ======

  STOCK COMPENSATION PLAN:

     Bonuses amounting to $254,000 (nil in 2004) have been declared and accounted for in the results of the year ended February 28, 2003. The net proceeds from these bonuses after income taxes have been used to acquire 11,700 shares under the stock compensation plan.

  DEFERRED COMPENSATION PLAN FOR DIRECTORS:

     The Company had established a deferred compensation plan for its directors that was effective since May 1, 2003. Under the terms of this plan, deferred share units of the Company were granted. Each deferred share unit gave the right to its holder to receive a payment in cash, upon termination of his services with the Board, equivalent to the fair market value of the shares at the payment date.

     This plan has been terminated by a resolution of the Board of Directors on March 10, 2004.

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

12.  INFORMATION ON THE CONSOLIDATED STATEMENTS OF INCOME:

                                                      PREDECESSOR COMPANY
                                            ----------------------------------------       THE COMPANY
                                                                  MARCH 1, 2004 TO       JUNE 4, 2004 TO
                                             2003       2004        JUNE 3, 2004        FEBRUARY 28, 2005
                                            -------   --------   -------------------   --------------------
OTHER EXPENSES INCLUDED IN SELLING,
  GENERAL AND ADMINISTRATIVE:
  Interest income.........................  $  (124)  $   (355)        $   (31)              $  (125)
  Exchange (gains) losses.................    1,178     (1,649)         (1,051)               (3,164)
  Change in fair value of derivative
     instruments (realized and
     unrealized)..........................   (1,754)   (14,405)            712                (7,365)
  Other financial expenses................    2,835      3,325             799                 3,849
                                            -------   --------         -------               -------
                                            $ 2,135   $(13,084)        $   429               $(6,805)
                                            =======   ========         =======               =======
INTEREST EXPENSES:
  Interest on long-term debt..............  $ 3,267   $  3,808         $ 1,076               $21,607
  Interest on bank loans..................      280        572             124                   229
  Amortization of deferred financing
     charges..............................      418        518             121                 1,573
                                            -------   --------         -------               -------
                                            $ 3,965   $  4,898         $ 1,321               $23,409
                                            =======   ========         =======               =======
DEPRECIATION AND AMORTIZATION:
  Property, plant and equipment...........  $11,502   $ 13,489         $ 3,415               $10,297
  Intangible assets.......................      910      2,068             521                 3,697
  Deferred costs..........................      183         81              51                   106
                                            -------   --------         -------               -------
                                            $12,595   $ 15,638         $ 3,987               $14,100
                                            =======   ========         =======               =======

13.  SUPPLEMENTAL CASH FLOW INFORMATION:

                                                       PREDECESSOR COMPANY
                                             ---------------------------------------       THE COMPANY
                                                                  MARCH 1, 2004 TO       JUNE 4, 2004 TO
                                              2003      2004        JUNE 3, 2004        FEBRUARY 28, 2005
                                             -------   -------   -------------------   --------------------
Net change in non-cash balances related to
  operations:
  Accounts receivable......................  $ 2,782   $(5,845)       $(15,190)              $22,330
  Inventories..............................   (4,454)    8,089          (2,049)                7,454
  Assets held for sale.....................       --        --              --                   664
  Prepaid expenses.........................     (315)      316             308                (1,216)
  Accounts payable and accrued
     liabilities...........................     (339)   10,303           6,778                (8,665)
  Income taxes payable.....................     (335)    4,101          (3,686)               (8,971)
                                             -------   -------        --------               -------
                                             $(2,661)  $16,964        $(13,839)              $11,596
                                             =======   =======        ========               =======

14.  PENSION PLANS:

     The Company maintains defined contribution pension plans for certain employees. The pension expenses related to those pension plans amounted to $1,253,000 in 2003, $1,028,000 in 2004, $327,000 for the 95-day period ended
June 3, 2004 and to $810,000 for the 270-day period ended February 28, 2005.

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

15.  FINANCIAL INSTRUMENTS AND RISK MANAGEMENT:

     The Company operates and sells its products internationally and is, therefore, exposed to risks related to foreign exchange fluctuations and credit risk. The Company is also exposed to interest rate fluctuations.

  FOREIGN EXCHANGE RISK MANAGEMENT:

     The Company is exposed to risks related to foreign exchange fluctuations on its exports of goods manufactured in Canada. These risks are partially mitigated by the Company's purchases for its Canadian operations in the same foreign currency, its debt service and its foreign exchange forward contracts. The notional amounts of derivative financial instruments shown in the following table represent the volume of outstanding transactions and do not represent the potential gain or loss associated with market or credit risk of such instruments. The notional amounts represent the amounts to which an exchange rate will be applied to determine the amount of cash flows to be exchanged. None of these instruments is held or issued for speculative purposes.

     Foreign exchange forward contracts to sell in US dollars:

                                              PREDECESSOR COMPANY           THE COMPANY
                                                     2004                      2005
                                            -----------------------   -----------------------
                                            NOTIONAL                  NOTIONAL
MATURITY                                    AMOUNTS    AVERAGE RATE   AMOUNTS    AVERAGE RATE
--------                                    --------   ------------   --------   ------------
2005......................................  $42,000       1.5454      $    --           --
2006......................................   42,000       1.5439       42,000       1.5439

  INTEREST RATE RISK MANAGEMENT:

     The Predecessor Company has entered into interest rate swaps by which it was committed to exchange, at specific intervals, the difference between fixed and floating interest rates calculated by reference to the notional amounts.

     During the year 2002, the Predecessor Company entered into an interest rate swap on its senior unsecured notes, for an amount of $45.5 million, maturing in December 2003. The swap converted the fixed interest rate into a variable interest rate based on the three-month LIBOR rate.

     During the year 2003, the Predecessor Company entered into an interest rate swap on its US dollar denominated debt, for a notional amount of $30.0 million, maturing in September 2005. The swap converted the variable interest rate into a fixed interest rate of 3.48%. This instrument was cancelled by the Company in July 2004.

     During the year 2005, the Company entered into an interest rate cap on its US dollar denominated debt, for a notional amount of $40.0 million, maturing in June 2007. The cap limits the appreciation of LIBOR rate to a maximum of 6% on the notional amount covered.

  CREDIT RISK MANAGEMENT:

     The Company is exposed to credit risk on the accounts receivable from its customers. In order to reduce its credit risk, the Company monitors the financial condition of its customers on a regular basis and establishes the credit rating of all new customers. An allowance for doubtful accounts is established based on the specific credit risk of its customers, historical trends and economic circumstances. The Company does not believe that it is exposed to an unusual level of credit risk.

     The Predecessor Company and the Company sell on a monthly basis (quarterly basis in 2003 and 2004) a portion of their accounts receivable under the terms of securitization agreements. Accounts receivable amounting to $62,433,710 in 2003; $47,941,637 in 2004; $13,217,000 for the 95-day period

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

ended June 3, 2004 and $59,382,000 for the 270-day period ended February 28, 2005 were sold under the terms of these agreements. Accounts receivable amounting to $11,000,000 as at February 28, 2003; $12,819,000 as at February 29, 2004; and $15,109,000 as at February 28, 2005 were sold under the terms of these agreements.

     The Company has retained the responsibility for servicing, administering and collecting trade receivables sold. There is no recourse under the securitization agreements on the Company's other assets for failure of debtors to pay the trade receivables on due date.

     Expenses related to these agreements amounting to $164,000 in 2003, $211,000 in 2004, $55,000 for the 95-day period ended June 3, 2004 and $311,000 for the 270-day period ended February 28, 2005 have been recorded in the selling, general and administrative expenses.

     The Company believes that the diversity of its customer base, by product and by region, reduces its credit risk and the impact of abrupt fluctuations in product demand.

  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The carrying value of interest rate swaps, interest rate cap and foreign exchange forward contracts equals the fair value as they are recorded in the balance sheet at their fair value.

     Carrying values and fair values of the financial instruments as at February 29, 2004 and February 28, 2005 are as follows:

                                               PREDECESSOR
                                                 COMPANY              THE COMPANY
                                                  2004                   2005
                                           -------------------   ---------------------
                                           CARRYING     FAIR     CARRYING      FAIR
                                            VALUE      VALUE       VALUE       VALUE
                                           --------   --------   ---------   ---------
Long-term debt(1)........................  $(57,444)  $(61,704)  $(472,837)  $(474,667)
                                           ========   ========   =========   =========

---------------

(1) Including current portion

     The fair values of the financial liabilities are estimated based on discounted cash flows using year-end market yields or market value of similar instruments having the same maturity. The fair values of the derivative financial instruments are estimated using year-end market rates, and reflect the amount that the Company would receive or pay if the instruments were terminated at these dates.

16.  SEGMENTED INFORMATION:

     The Company designs, develops, manufactures and distributes products in three business segments: bathroom, kitchen and spas. The business segments are managed separately because each business requires different technologies and marketing strategies. Management of the Company evaluates the performance of each segment based on earnings before interest and tax. Operations are located in Canada, the United States and Europe.

     The accounting policies used in these business segments are the same as those described in the significant accounting policies. Intersegment sales are recorded at the exchange value, which is the amount agreed to by the parties.

     Approximately 29% in 2003, 24% in 2004, 20% for the 95-day period ended June 3, 2004 and 20% for the 270-day period ended February 28, 2005 of total net sales originate from one client.

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

     Reconciliations with the financial statements of revenues and assets by business segment and geographic segment are:

                                                    PREDECESSOR COMPANY
                                           --------------------------------------      THE COMPANY
                                                                 MARCH 1, 2004 TO    JUNE 4, 2004 TO
                                             2003       2004       JUNE 3, 2004     FEBRUARY 28, 2005
                                           --------   --------   ----------------   -----------------
Net sales:
  Bathroom...............................  $325,333   $400,776       $117,985           $301,401
  Kitchen................................    34,568     40,742         10,650             33,443
  Intersegment -- Kitchen................        --         --             (5)               (40)
                                           --------   --------       --------           --------
                                             34,568     40,742         10,645             33,403
  Spas...................................    62,364     54,296         15,206             41,238
  Intersegment -- Spas...................       (73)       (77)            --                 --
                                           --------   --------       --------           --------
                                             62,291     54,219         15,206             41,238
                                           --------   --------       --------           --------
                                           $422,192   $495,737       $143,836           $376,042
                                           ========   ========       ========           ========

                                                      PREDECESSOR COMPANY
                                             -------------------------------------      THE COMPANY
                                                                  MARCH 1, 2004 TO    JUNE 4, 2004 TO
                                              2003       2004       JUNE 3, 2004     FEBRUARY 28, 2005
                                             -------   --------   ----------------   -----------------
Income before interest and tax
  Bathroom.................................  $38,396   $49,881         $5,053             $24,994
  Kitchen..................................    3,541     6,899           (333)             (1,844)
  Spas.....................................    3,152    (5,684)           (31)               (284)
  Corporate unallocated....................       --        --             --                (111)
                                             -------   -------         ------             -------
                                              45,089    51,096          4,689              22,755
Interest expenses..........................    3,965     4,898          1,321              23,409
                                             -------   -------         ------             -------
Income (loss) before income taxes..........  $41,124   $46,198         $3,368             $  (654)
                                             =======   =======         ======             =======


                                                      PREDECESSOR COMPANY
                                               ----------------------------------      THE COMPANY
                                                                 MARCH 1, 2004 TO    JUNE 4, 2004 TO
                                                2003     2004      JUNE 3, 2004     FEBRUARY 28, 2005
                                               ------   ------   ----------------   -----------------
OTHER EXPENSES (INCOME)
Interest expenses
  Bathroom...................................  $  324   $  997       $   354             $20,498
  Kitchen....................................   1,233    1,311           316                  96
  Spas.......................................   2,408    2,590           651                 (25)
  Corporate unallocated......................      --       --            --               2,840
                                               ------   ------       -------             -------
                                                3,965    4,898         1,321              23,409
Interest revenue
  Bathroom...................................    (110)    (344)          (30)                (65)
  Kitchen....................................      (7)     (10)           --                 (60)
  Spas.......................................      (7)      (2)           --                  (1)
                                               ------   ------       -------             -------
                                               $ (124)  $ (356)      $   (30)            $  (126)

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

                                                    PREDECESSOR COMPANY
                                           --------------------------------------      THE COMPANY
                                                                 MARCH 1, 2004 TO    JUNE 4, 2004 TO
                                             2003       2004       JUNE 3, 2004     FEBRUARY 28, 2005
                                           --------   --------   ----------------   -----------------
Depreciation of property, plant and
  equipment, intangible assets and
  goodwill:
  Bathroom...............................  $  9,598   $ 12,429       $  3,257           $ 12,031
  Kitchen................................     1,551      1,772            445              1,353
  Spas...................................     1,263      1,356            234                610
                                           --------   --------       --------           --------
                                           $ 12,412   $ 15,557       $  3,936           $ 13,994
                                           ========   ========       ========           ========

                                                          PREDECESSOR COMPANY
                                                      ---------------------------      THE COMPANY
                                                        2003           2004               2005
                                                      --------   ----------------   -----------------
Assets:
  Bathroom..........................................  $287,637       $311,014           $560,531
  Kitchen...........................................    29,060         37,332             36,715
  Spas..............................................    27,492         17,241             23,030
                                                      --------       --------           --------
                                                      $344,189       $365,587           $620,276
                                                      ========       ========           ========

                                                     PREDECESSOR COMPANY
                                             ------------------------------------      THE COMPANY
                                                                 MARCH 1, 2004 TO    JUNE 4, 2004 TO
                                              2003      2004       JUNE 3, 2004     FEBRUARY 28, 2005
                                             -------   -------   ----------------   -----------------
Additions to property, plant and equipment
  and goodwill:
  Bathroom.................................  $ 9,473   $16,584        $2,048             $4,588
  Kitchen..................................      830       631           349                865
  Spas.....................................      610       758           166                398
                                             -------   -------        ------             ------
                                             $10,913   $17,973        $2,563             $5,851
                                             =======   =======        ======             ======

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

     By geographic segment:

                                                    PREDECESSOR COMPANY
                                           --------------------------------------      THE COMPANY
                                                                 MARCH 1, 2004 TO    JUNE 4, 2004 TO
                                             2003       2004       JUNE 3, 2004     FEBRUARY 28, 2005
                                           --------   --------   ----------------   -----------------
Net sales, from Canadian facilities:
  Canada.................................  $116,123   $131,245       $ 41,848           $110,040
  United States..........................    93,905     89,467         21,908             48,173
  Overseas...............................     1,564      1,258            493                796
                                           --------   --------       --------           --------
                                            211,592    221,970         64,249            159,009
Net sales, from American facilities:
  Canada.................................       153        249            596              2,330
  United States..........................   200,937    257,535         73,761            199,918
  Overseas...............................       535        990            372              1,752
                                           --------   --------       --------           --------
                                            201,625    258,774         74,729            204,000
Net sales, from European facilities:
  Overseas...............................     8,975     14,993          4,858             13,033
                                           --------   --------       --------           --------
                                           $422,192   $495,737       $143,836           $376,042
                                           ========   ========       ========           ========

                                                                 PREDECESSOR
                                                                   COMPANY           THE COMPANY
                                                                     2004               2005
                                                               ----------------   -----------------
Property, plant and equipment, intangible assets and
  goodwill:
  Canada....................................................       $103,270           $243,453
  United States.............................................        115,733            203,588
  Europe....................................................          7,416              7,257
                                                                   --------           --------
                                                                   $226,419           $454,298
                                                                   ========           ========

17.  SUPPLEMENTAL JOINT ISSUER AND GUARANTOR FINANCIAL INFORMATION:

     The following presents the condensed consolidated financial statements of the Predecessor Company, the acquired entity, on the same basis as that established as a result of the issuance of MAAX Corporation's 9.75% Senior Subordinated Notes due 2012 that designated the various entities making up the consolidated group as either guarantors or non-guarantors in the indenture dated June 4, 2004. The following condensed consolidated financial statements present the financial information of the parent company of MAAX Corporation, Beauceland Corporation, and the Predecessor Company, the subsidiaries that are guarantors of MAAX Corporation's 9.75% Senior Subordinated Notes due 2012, and the subsidiaries that are non-guarantors at February 28, 2005 and for the 270-day period then ended and of the Predecessor Company at and for the 95-day period ended on June 3, 2004 and at February 28, 2003 and February 29, 2004 and for each of the years ended February 28, 2003 and February 29, 2004. MAAX Corporation is 100% owned by Beauceland Corporation. Each of the subsidiary guarantors is 100% owned, directly or indirectly, by MAAX Corporation, and the guarantee of each such subsidiary guarantor and the parent guarantor is full and unconditional and joint and several with the guarantees of the other subsidiary guarantors and the parent guarantor.

     None of the subsidiaries of the Company are subsidiary guarantors of the Senior Discount Notes issued by the Company.

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

                             COMBINED BALANCE SHEET

                            AS AT FEBRUARY 28, 2003

                                                   COMBINED       COMBINED      ADJUSTMENTS
                                   PREDECESSOR    GUARANTOR     NON-GUARANTOR       AND
                                     COMPANY     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                   -----------   ------------   -------------   ------------   ------------
                                                  ASSETS
Current assets:
  Cash (overdraft)...............   $ 21,150       $(18,932)      $    450       $      --       $  2,668
  Accounts receivable............      5,581         64,130          2,097         (14,748)        57,060
  Inventories....................        166         49,504          1,696               4         51,370
  Prepaid expenses...............        667          2,602            172              --          3,441
  Deferred income taxes..........        199          2,922             --              --          3,121
                                    --------       --------       --------       ---------       --------
                                      27,763        100,226          4,415         (14,744)       117,660
Property, plant and equipment....      3,299         82,345          6,908              --         92,552
Intangible assets................      8,408          8,408             --              --         16,816
Goodwill.........................         --         90,302             --          22,460        112,762
Derivative financial
  instruments....................        390          1,604             --              --          1,994
Other assets.....................        940            296             --              --          1,236
Investments......................    239,715         18,747             --        (258,462)            --
Deferred income taxes............         --          1,169             --              --          1,169
                                    --------       --------       --------       ---------       --------
                                    $280,515       $303,097       $ 11,323       $(250,746)      $344,189
                                    ========       ========       ========       =========       ========

                                   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Bank loan......................   $     --       $     --       $  2,451       $      --       $  2,451
  Accounts payable and accrued
     liabilities.................      6,889         42,004          6,774         (15,580)        40,087
  Income taxes payable...........       (608)         1,062            (34)             --            420
  Deferred income taxes..........        181          1,081             --              --          1,262
  Current portion of long-term
     debt........................        485          4,770             26              --          5,281
                                    --------       --------       --------       ---------       --------
                                       6,947         48,917          9,217         (15,580)        49,501
Long-term debt...................     83,000         87,999         21,163         (99,232)        92,930
Deferred income taxes............      2,821         11,172             --              18         14,011
Shareholders' equity:
  Capital stock..................    103,057         52,502             20         (52,522)       103,057
  Other element of shareholders'
     equity......................     84,690        102,507        (19,077)        (83,430)        84,690
                                    --------       --------       --------       ---------       --------
                                     187,747        155,009        (19,057)       (135,952)       187,747
                                    --------       --------       --------       ---------       --------
                                    $280,515       $303,097       $ 11,323       $(250,746)      $344,189
                                    ========       ========       ========       =========       ========

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

                          COMBINED STATEMENT OF INCOME

                         YEAR ENDED FEBRUARY 28, 2003:

                                                   COMBINED       COMBINED      ADJUSTMENTS
                                   PREDECESSOR    GUARANTOR     NON-GUARANTOR       AND
                                     COMPANY     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                   -----------   ------------   -------------   ------------   ------------
Net sales........................    $    --       $412,990       $  9,268        $    (66)      $422,192
Expenses:
  Cost of goods sold.............         --        279,696          8,132             (66)       287,762
  Selling, general and
     administrative..............        496         73,796          2,454              --         76,746
  Depreciation and
     amortization................        993         11,008            594              --         12,595
  Financial expenses.............     (3,322)         5,961          1,326              --          3,965
                                     -------       --------       --------        --------       --------
                                      (1,833)       370,461         12,506             (66)       381,068
                                     -------       --------       --------        --------       --------
Income (loss) before the
  undernoted.....................      1,833         42,529         (3,238)             --         41,124
Income taxes.....................        975         13,442          1,282              --         15,699
                                     -------       --------       --------        --------       --------
                                         858         29,087         (4,520)             --         25,425
Equity in earnings of
  investees......................     24,567             --             --         (24,567)            --
                                     -------       --------       --------        --------       --------
Income (loss) before cumulative
  effect of a change in
  accounting principles..........     25,425         29,087         (4,520)        (24,567)        25,425
Cumulative effect of a change in
  accounting principles related
  to impairment of goodwill......         --             --        (11,312)             --        (11,312)
                                     -------       --------       --------        --------       --------
Net income (loss)................    $25,425       $ 29,087       $(15,832)       $(24,567)      $ 14,113
                                     =======       ========       ========        ========       ========

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

                        COMBINED STATEMENT OF CASH FLOWS

                          YEAR ENDED FEBRUARY 28, 2003

                                                       COMBINED       COMBINED      ADJUSTMENTS
                                       PREDECESSOR    GUARANTOR     NON-GUARANTOR       AND
                                         COMPANY     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                       -----------   ------------   -------------   ------------   ------------
Cash flows related to operating
  activities:
  Net income (loss)..................   $ 25,425       $ 29,087       $(15,832)       $(24,567)      $ 14,113
  Items not affecting cash:
     Impairment of goodwill..........         --             --         11,312              --         11,312
     Depreciation and amortization...        993         11,008            594              --         12,595
     Amortization of financial
       expenses......................        414              4             --              --            418
     Deferred income taxes...........      1,178          2,951          1,196              --          5,325
     Change in fair value of
       derivative financial
       instruments...................          5         (2,728)            --              --         (2,723)
     Equity in (loss) earnings of
       investees.....................    (24,567)            --             --          24,567             --
  Net change in non-cash balances
     related to operations...........     (3,966)        (1,738)         3,043              --         (2,661)
                                        --------       --------       --------        --------       --------
                                            (518)        38,584            313              --         38,379
Cash flows related to financing
  activities:
  Decrease in bank loan..............         --           (741)            --              --           (741)
  Proceeds from issuance of long-term
     debt............................     64,425         64,497          2,748         (67,245)        64,425
  Repayment of long-term debt........    (26,385)        (3,200)        (2,737)          2,171        (30,151)
  Proceeds from issuance of shares...      1,794          2,644             18          (2,662)         1,794
  Interest received on share purchase
     loan............................         13             --             --              --             13
  Dividends paid.....................     (2,163)        (6,675)            --           6,675         (2,163)
                                        --------       --------       --------        --------       --------
                                          37,684         56,525             29         (61,061)        33,177
Cash flows related to investing
  activities:
  Business acquisitions..............       (128)       (59,015)            --              --        (59,143)
  Additions to property, plant and
     equipment.......................     (2,845)        (7,769)          (171)             --        (10,785)
  Proceeds from disposal of property,
     plant and equipment.............         67          1,384             --              --          1,451
  (Increase) decrease in
     investments.....................    (65,453)        (2,283)            --          67,736             --
  Dividends received from
     subsidiaries....................      6,675             --             --          (6,675)            --
  Other assets.......................       (256)           (91)            --              --           (347)
                                        --------       --------       --------        --------       --------
                                         (61,940)       (67,774)          (171)         61,061        (68,824)
                                        --------       --------       --------        --------       --------
Net (decrease) increase in cash......    (24,774)        27,335            171              --          2,732
Translation adjustment on cash
  denominated in foreign
  currencies.........................      2,234         (3,177)            69              --           (874)
Cash (bank indebtedness), beginning
  of year............................     43,690        (43,090)           210              --            810
                                        --------       --------       --------        --------       --------
Cash (bank indebtedness), end of
  year...............................   $ 21,150       $(18,932)      $    450        $     --       $  2,668
                                        ========       ========       ========        ========       ========

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

                             COMBINED BALANCE SHEET

                            AS AT FEBRUARY 29, 2004

                                                   COMBINED       COMBINED      ADJUSTMENTS
                                   PREDECESSOR    GUARANTOR     NON-GUARANTOR       AND
                                     COMPANY     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                   -----------   ------------   -------------   ------------   ------------
                                                  ASSETS
Current assets:
  Cash (overdraft)...............   $ 17,292       $(13,288)      $    463       $      --       $  4,467
  Accounts receivable............      1,099         68,480          3,296          (8,863)        64,012
  Inventories....................         --         43,772          1,912              --         45,684
  Prepaid expenses...............        267          2,860            166              --          3,293
  Deferred income taxes..........        254          3,288             --              --          3,542
                                    --------       --------       --------       ---------       --------
                                      18,912        105,112          5,837          (8,863)       120,998
Property, plant and equipment....      4,545         85,554          7,413              --         97,512
Intangible assets................      9,304          7,084             --              --         16,388
Goodwill.........................         --         89,055             --          23,464        112,519
Derivative financial
  instruments....................       (452)        12,079             --              --         11,627
Other assets.....................      1,151          3,630             --              --          4,781
Investments......................    472,107        231,714             --        (703,821)            --
Deferred income taxes............         15          1,747             --              --          1,762
                                    --------       --------       --------       ---------       --------
                                    $505,582       $535,975       $ 13,250       $(689,220)      $365,587
                                    ========       ========       ========       =========       ========

                                   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
     liabilities.................   $ 11,795       $ 41,287       $  8,524       $  (9,152)      $ 52,454
  Income taxes payable...........        483          4,179            103              --          4,765
  Deferred income taxes..........         --          3,824             --              --          3,824
  Current portion of long-term
     debt........................         16          4,751             15              --          4,782
                                    --------       --------       --------       ---------       --------
                                      12,294         54,041          8,642          (9,152)        65,825
Long-term debt...................    258,597        203,742         28,284        (437,961)        52,662
Deferred income taxes............      3,292         12,388             --              21         15,701
Shareholders' equity:
  Capital stock..................    105,044        208,291             23        (208,314)       105,044
  Other element of shareholders'
     equity......................    126,355         57,513        (23,699)        (33,814)       126,355
                                    --------       --------       --------       ---------       --------
                                     231,399        265,804        (23,676)       (242,128)       231,399
                                    --------       --------       --------       ---------       --------
                                    $505,582       $535,975       $ 13,250       $(689,220)      $365,587
                                    ========       ========       ========       =========       ========

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

                          COMBINED STATEMENT OF INCOME

                          YEAR ENDED FEBRUARY 29, 2004

                                                   COMBINED       COMBINED      ADJUSTMENTS
                                   PREDECESSOR    GUARANTOR     NON-GUARANTOR       AND
                                     COMPANY     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                   -----------   ------------   -------------   ------------   ------------
Net sales........................    $    --       $480,541        $15,273        $    (77)      $495,737
Expenses:
  Cost of goods sold.............         --        332,806         11,702             (77)       344,431
  Selling, general and
     administrative..............      3,042         74,259          2,760              --         80,061
  Depreciation and
     amortization................      1,279         13,680            679              --         15,638
  Financial expenses.............     (4,668)         8,027          1,539              --          4,898
  Impairment of goodwill.........      1,575          2,936             --              --          4,511
                                     -------       --------        -------        --------       --------
                                       1,228        431,708         16,680             (77)       449,539
                                     -------       --------        -------        --------       --------
(Loss) income before the
  undernoted.....................     (1,228)        48,833         (1,407)             --         46,198
Income taxes.....................        (32)        14,147            132              --         14,247
                                     -------       --------        -------        --------       --------
                                      (1,196)        34,686         (1,539)             --         31,951
Equity in earnings of
  investees......................     33,147             --             --         (33,147)            --
                                     -------       --------        -------        --------       --------
Net income (loss)................    $31,951       $ 34,686        $(1,539)       $(33,147)      $ 31,951
                                     =======       ========        =======        ========       ========

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

                        COMBINED STATEMENT OF CASH FLOWS

                          YEAR ENDED FEBRUARY 29, 2004

                                                   COMBINED       COMBINED      ADJUSTMENTS
                                   PREDECESSOR    GUARANTOR     NON-GUARANTOR       AND
                                     COMPANY     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                   -----------   ------------   -------------   ------------   ------------
Cash flows related to operating
  activities:
  Net income (loss)..............   $  31,951     $  34,686        $(1,539)      $ (33,147)      $ 31,951
  Items not affecting cash:
     Impairment of goodwill......       1,575         2,936             --              --          4,511
     Depreciation and
       amortization..............       1,279        13,680            679              --         15,638
     Amortization of financial
       expenses..................         513             5             --              --            518
     Deferred income taxes.......         (90)        2,505             --              --          2,415
     Change in fair value of
       derivative financial
       instruments...............         866       (10,076)            --              --         (9,210)
     Equity in (loss) earnings of
       investees.................     (33,147)           --             --          33,147             --
  Net change in non-cash balances
     related to operations.......      11,167         5,754             43              --         16,964
                                    ---------     ---------        -------       ---------       --------
                                       14,114        49,490           (817)             --         62,787
Cash flows related to financing
  activities:
  Decrease in bank loan..........          --            --         (2,637)             --         (2,637)
  Proceeds from issuance of long-
     term debt...................     206,197        26,615          3,588        (236,400)            --
  Repayment of long-term debt....     (35,961)       (4,435)           (38)             --        (40,434)
  Proceeds from issuance of
     shares......................       1,748       161,553             --        (161,553)         1,748
  Interest received on share
     purchase loan...............          15            --             --              --             15
  Dividends paid.................      (2,489)           --             --              --         (2,489)
                                    ---------     ---------        -------       ---------       --------
                                      169,510       183,733            913        (397,953)       (43,797)
Cash flows related to investing
  activities:
  Business acquisitions..........        (117)           (5)            --              --           (122)
  Additions to property, plant
     and equipment...............      (2,135)      (15,567)          (149)             --        (17,851)
  Proceeds from disposal of
     property, plant and
     equipment...................          34         1,717             --              --          1,751
  (Increase) decrease in
     investments.................    (186,854)     (211,099)            --         397,953             --
  Other assets...................        (625)         (289)            --              --           (914)
                                    ---------     ---------        -------       ---------       --------
                                     (189,697)     (225,243)          (149)        397,953        (17,136)
                                    ---------     ---------        -------       ---------       --------
Net (decrease) increase in
  cash...........................      (6,073)        7,980            (53)             --          1,854
Translation adjustment on cash
  denominated in foreign
  currencies.....................       2,215        (2,336)            66              --            (55)
Cash (bank indebtedness),
  beginning of year..............      21,150       (18,932)           450              --          2,668
                                    ---------     ---------        -------       ---------       --------
Cash (bank indebtedness), end of
  year...........................   $  17,292     $ (13,288)       $   463       $      --       $  4,467
                                    =========     =========        =======       =========       ========

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

                          COMBINED STATEMENT OF INCOME

                        95-DAY PERIOD ENDED JUNE 3, 2004

                                                   COMBINED       COMBINED      ADJUSTMENTS
                                   PREDECESSOR    GUARANTOR     NON-GUARANTOR       AND
                                     COMPANY     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                   -----------   ------------   -------------   ------------   ------------
Net sales........................    $    --       $138,970        $4,866         $    --        $143,836
Expenses:
  Cost of goods sold.............         --         94,580         3,910              --          98,490
  Selling, general and
     administrative..............      4,762         31,335           573              --          36,670
  Depreciation and
     amortization................        334          3,468           185              --           3,987
  Financial expenses.............        695            226           400              --           1,321
                                     -------       --------        ------         -------        --------
                                       5,791        129,609         5,068              --         140,468
                                     -------       --------        ------         -------        --------
(Loss) income before the
  undernoted.....................     (5,791)         9,361          (202)             --           3,368
Income taxes.....................     (1,333)         2,863            42              --           1,572
                                     -------       --------        ------         -------        --------
                                      (4,458)         6,498          (244)             --           1,796
Equity in earnings of
  investees......................      6,254             --            --          (6,254)             --
                                     -------       --------        ------         -------        --------
Net income (loss)................    $ 1,796       $  6,498        $ (244)        $(6,254)       $  1,796
                                     =======       ========        ======         =======        ========

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

                        COMBINED STATEMENT OF CASH FLOWS

                           95-DAY PERIOD JUNE 3, 2004

                                                   COMBINED       COMBINED      ADJUSTMENTS
                                   PREDECESSOR    GUARANTOR     NON-GUARANTOR       AND
                                     COMPANY     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                   -----------   ------------   -------------   ------------   ------------
Cash flows related to operating
  activities:
  Net income (loss)..............   $  1,796       $  6,498         $(244)        $ (6,254)      $  1,796
  Items not affecting cash:
     Depreciation and
       amortization..............        334          3,468           185               --          3,987
     Amortization of financial
       expenses..................        118              3            --               --            121
     Deferred income taxes.......     (1,419)          (931)           --               --         (2,350)
     Change in fair value of
       derivative financial
       instruments...............        (23)         2,702            --               --          2,679
     Stock-based compensation....      2,714             --            --               --          2,714
     Equity in (loss) earnings of
       investees.................     (6,254)            --            --            6,254             --
  Net change in non-cash balances
     related to operations.......     (4,289)        (9,758)          208               --        (13,839)
                                    --------       --------         -----         --------       --------
                                      (7,023)         1,982           149               --         (4,892)
Cash flows related to financing
  activities:
  Increase (decrease) in bank
     overdraft...................     35,818         19,586          (560)              --         54,844
  Proceeds from issuance of long-
     term debt...................     34,000             --            --               --         34,000
  Repayment of long-term debt....    (81,869)           (63)          (31)              --        (81,963)
  Proceeds from issuance of
     shares......................         33         17,653            --          (17,653)            33
  Dividends paid.................     (1,266)            --            --               --         (1,266)
                                    --------       --------         -----         --------       --------
                                     (13,284)        37,176          (591)         (17,653)         5,648
Cash flows related to investing
  activities:
  Business acquisitions..........     (3,762)            --            --               --         (3,762)
  Additions to property, plant
     and equipment...............       (113)        (2,436)          (14)              --         (2,563)
  Proceeds from disposal of
     property, plant and
     equipment...................         83             27            --               --            110
  Decrease (increase) in
     investments.................      6,039        (23,692)           --           17,653             --
  Other assets...................        934            142            --               --          1,076
                                    --------       --------         -----         --------       --------
                                       3,181        (25,959)          (14)          17,653         (5,139)
                                    --------       --------         -----         --------       --------
Net (decrease) increase in
  cash...........................    (17,126)        13,199          (456)              --         (4,383)
Translation adjustment on cash
  denominated in foreign
  currencies.....................       (166)            89            (7)              --            (84)
Cash (bank indebtedness),
  beginning of year..............     17,292        (13,288)          463               --          4,467
                                    --------       --------         -----         --------       --------
Cash, end of year................   $     --       $     --         $  --         $     --       $     --
                                    ========       ========         =====         ========       ========

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

                             COMBINED BALANCE SHEET

                            AS AT FEBRUARY 28, 2005

                                                                      COMBINED
                                                       COMBINED         NON-        ADJUSTMENTS
                         BEAUCELAND       MAAX        GUARANTOR       GUARANTOR         AND
                         CORPORATION   CORPORATION   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                         -----------   -----------   ------------   -------------   ------------   ------------
                                                    ASSETS
Current assets:
  Cash (overdraft).....   $     --      $ 10,326       $ (5,734)      $    867       $      --       $  5,459
  Accounts
     receivable........         --           613         55,098          3,010            (641)        58,080
  Income taxes
     receivable........         --         5,295          3,499           (510)             --          8,284
  Inventories..........         --            --         42,778          1,809              --         44,587
  Asset held for
     sale..............         --            --          1,545             --              --          1,545
  Prepaid expenses.....         --           272          3,451            598              --          4,321
  Deferred income
     taxes.............         --           886          2,702             --              --          3,588
                          --------      --------       --------       --------       ---------       --------
                                --        17,392        103,339          5,774            (641)       125,864
Property, plant and
  equipment............         --            --         84,726          7,254              --         91,980
Intangible assets......         --        66,669         71,337             --              --        138,006
Goodwill...............         --        14,257        126,735             --          83,320        224,312
Derivative financial
  instruments..........         --            24         10,595             --              --         10,619
Other assets...........         --        12,036          3,853             --              --         15,889
Investments............    138,967       429,893          9,131             --        (577,991)            --
Deferred income
  taxes................         --         4,163          5,682             --              --          9,845
                          --------      --------       --------       --------       ---------       --------
                          $138,967      $544,434       $415,398       $ 13,028       $(495,312)      $616,515
                          ========      ========       ========       ========       =========       ========

                                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and
     accrued
     liabilities.......   $     --      $  4,501       $ 47,454       $  9,999       $  (8,295)      $ 53,659
  Deferred income
     taxes.............         --            --          1,607             --              --          1,607
  Current portion of
     long-term debt....         --         6,238             48             --              --          6,286
                          --------      --------       --------       --------       ---------       --------
                                --        10,739         49,109          9,999          (8,295)        61,552
Long-term debt.........         --       353,040        245,976         29,578        (274,326)       354,268
Deferred income
  taxes................         --        31,738         32,190             --              --         63,928
Shareholders' equity:
  Capital stock........    135,453       135,453         98,319             24        (233,796)       135,453
  Other element of
     shareholders'
     equity............      3,514        13,464        (10,196)       (26,573)         21,105          1,314
                          --------      --------       --------       --------       ---------       --------
                           138,967       148,917         88,123        (26,549)       (212,691)       136,767
                          --------      --------       --------       --------       ---------       --------
                          $138,967      $544,434       $415,398       $ 13,028       $(495,312)      $616,515
                          ========      ========       ========       ========       =========       ========

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

                          COMBINED STATEMENT OF INCOME

                     270-DAY PERIOD ENDED FEBRUARY 28, 2005

                                                      COMBINED       COMBINED      ADJUSTMENTS
                        BEAUCELAND       MAAX        GUARANTOR     NON-GUARANTOR       AND
                       CORPORATION    CORPORATION   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                       ------------   -----------   ------------   -------------   ------------   ------------
Net sales............    $    --        $    --       $363,017        $13,025        $    --        $376,042
Expenses:
  Cost of goods
     sold............         --             --        258,878         10,726             --         269,604
  Selling, general
     and
    administrative...         --         (3,551)        71,502          1,649           (128)         69,472
  Depreciation and
     amortization....         --          1,678         11,876            546             --          14,100
  Interest
     expenses........         --            808         20,161          1,188         (1,588)         20,569
                         -------        -------       --------        -------        -------        --------
(Loss) income before
  the undernoted.....         --          1,065            600         (1,084)         1,716           2,297
Income taxes.........         --         (2,419)         4,541            119            (36)          2,205
Equity in earnings of
  investees..........         92         (3,392)        (1,203)            --          4,503              --
                         -------        -------       --------        -------        -------        --------
Net income (loss)....    $    92        $    92       $ (5,144)       $(1,203)       $ 6,255        $     92
                         =======        =======       ========        =======        =======        ========

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

                        COMBINED STATEMENT OF CASH FLOWS

                     270-DAY PERIOD ENDED FEBRUARY 28, 2005

                                                          COMBINED       COMBINED      ADJUSTMENTS
                            BEAUCELAND       MAAX        GUARANTOR     NON-GUARANTOR       AND
                            CORPORATION   CORPORATION   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                            -----------   -----------   ------------   -------------   ------------   ------------
Cash flows related to
  operating activities:
  Net income (loss).......   $      92     $      92      $(5,144)        $(1,203)      $   6,255      $      92
  Items not affecting:
    Depreciation and
      amortization........          --         1,678       11,876             546              --         14,100
    Amortization of
      financial
      expenses............          --         1,473           10              --              --          1,483
    Stock-based
      compensation........          --            --        1,481              --              --          1,481
    Deferred income
      taxes...............          --         2,876       (1,596)             --              --          1,280
    Change in fair value
      of derivative
      financial
      instruments.........          --            --         (768)             --              --           (768)
    Equity in earnings of
      investees...........         (92)        3,392        1,203              --          (4,503)            --
  Net change in non-cash
    balances related to
    operations............          --        (1,951)      13,975           1,422          (1,752)        11,694
                             ---------     ---------      -------         -------       ---------      ---------
                                    --         7,560       21,037             765              --         29,362
Cash flows related to
  financing activities:
  Increase (decrease) in
    bank overdraft........          --            --      (57,476)            560              --        (56,916)
  Proceeds from issuance
    of long-term debt.....          --       373,282           --              --              --        373,282
  Repayment of long-term
    debt..................          --       (23,425)      (8,242)           (375)            357        (31,685)
  Proceeds from issuance
    of shares.............     135,453       135,453       33,358              --        (168,811)       135,453
  Debt issuance costs.....          --       (13,510)          --              --              --        (13,510)
  Decrease in notes
    receivable related to
    the exercise of stock
    options...............          --            --       11,772              --              --         11,772
                             ---------     ---------      -------         -------       ---------      ---------
                               135,453       471,800      (20,588)            185        (168,454)       418,396
Cash flows related to
  investing activities:
  Business acquisitions...          --      (435,676)        (118)             --              --       (435,794)
  Decrease (increase) in
    investments...........    (135,453)      (33,358)         357              --         168,454             --
  Additions to property,
    plant and equipment...          --            --       (5,708)           (143)             --         (5,851)
  Proceeds from disposal
    of property, plant and
    equipment.............          --            --          130              --              --            130
  Other assets............          --            --         (233)             --              --           (233)
                             ---------     ---------      -------         -------       ---------      ---------
                              (135,453)     (469,034)      (5,572)           (143)        168,454       (441,748)
                             ---------     ---------      -------         -------       ---------      ---------
Net increase (decrease) in
  cash....................          --        10,326       (5,123)            807              --          6,010
Translation adjustment on
  cash denominated in
  foreign currencies......          --            --         (611)             60              --           (551)
Cash, beginning of year...          --            --           --              --              --             --
                             ---------     ---------      -------         -------       ---------      ---------
Cash, end of year.........   $      --     $  10,326      $(5,734)        $   867       $      --      $   5,459
                             =========     =========      =======         =======       =========      =========

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

18.  RELATED PARTY TRANSACTIONS:

     Under an agreement signed with its shareholders, the Company has recorded management fees of $568,439 in the statement of income for the 270-day period ended February 28, 2005 and an amount of $4,899,128 in goodwill as transaction related expenses for the same period. The transactions have been recorded at their exchange value.

  PREDECESSOR COMPANY

     Under an agreement signed by the Predecessor Company with a shareholder company, the Predecessor Company was committed to pay, on an annual basis, management fees and a 4.3% bonus calculated on consolidated income before bonus and income taxes determined using Canadian generally accepted accounting principles. This agreement expired on February 29, 2004.

     Under this agreement, the Predecessor Company recorded during the following years the following transactions at their exchange value:

                                                              PREDECESSOR COMPANY
                                                              -------------------
                                                                2003       2004
                                                              --------   --------
Management fees.............................................   $  755     $  868
Bonus.......................................................    1,652      1,927
Non-renewal indemnity.......................................       --      2,760
                                                               ------     ------
                                                               $2,407     $5,555
                                                               ======     ======

19.  COMMITMENTS, CONTINGENCIES AND GUARANTEES:

  (a)  CLAIM SETTLEMENT:

     During the year ended February 28, 2003, the Predecessor Company paid and recorded an expense in the amount of $375,000 in final settlement to the sellers of an acquired business now inoperative.

  (b)  CONTINGENT PAYMENT:

     A business purchase agreement, signed by the Predecessor Company, provided for a remaining contingent payment of a maximum amount of C$160,000 based on the future income of an acquired business for its fiscal year 2005.

     During the 270-day period ended February 28, 2005, the Company paid contingent consideration based on earnings to the seller of this acquired business amounting to $128,000 ($118,000 in 2004 and $135,000 in 2003 paid by the Predecessor Company).

  (c)  OPERATING LEASES:

     The Company rents property, plant and equipment under operating leases for total rentals of $16,482,000. Annual rentals under these leases for each of the next five years and thereafter are as follows:

2006........................................................  $5,937
2007........................................................   4,811
2008........................................................   2,959
2009........................................................   1,643
2010........................................................     998
Thereafter..................................................     134

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

     In addition, the Company must pay, for certain leases, its share of the annual operating expenses.

     Furthermore, the Company has purchase options on two buildings, amounting to C$3,500,000 and C$4,000,000, respectively, expiring in July and December 2006.

  (d)  ROYALTIES:

     In connection with the purchase of Coleman Spas, Inc., the parties entered into a ten-year licensing agreement to use the Coleman Spas trademark and associated logos. As defined in the licensing agreement, the Predecessor Company and the Company were required to make royalty payments equal to 1.5% of net sales up to September 30, 2004, and beginning October 1, 2004 through September 30, 2008, the royalty payments increase to 3% of net sales. The royalty payments made by the Predecessor Company and the Company were $321,000 in 2003; $397,000 in 2004; $112,000 for the 95-day period ended June 3, 2004; and $478,000 for the 270-day period ended February 25, 2005.

  (e)  ENVIRONMENT:

     The Company is subject to various laws, regulations and government policies relating to health and safety, to the production, storage, transportation, disposal and environmental emissions of various substances, and to the protection of the environment in general. The Company believes it is in compliance with such laws, regulations and government policies, in all material respects. Furthermore, the Company does not anticipate that compliance with such environmental statutes will have a material adverse effect upon its competitive or consolidated financial position.

  (f)  PRODUCT RECALL:

     Due to a defective electrical component manufactured by a supplier of the Company and integrated in some products manufactured by the Spas sector, the supplier is replacing, at its own costs, this component. The total cost of this operation is estimated at $1,300,000. The Company believes that the entire responsibility of the recall rests with the supplier of this component. Should the supplier default in the replacement of this component, the Company may become liable and would have to replace this part. At the date of the financial statements, the Company cannot predict the outcome of this contingency and, accordingly, no liability has been recorded in the Company's books.

  (g)  CONTINGENCIES:

     A number of legal proceedings against the Company and its subsidiaries are still outstanding. In the opinion of the management of the Company and its subsidiaries, the outcome of these proceedings is not expected to have a material adverse effect on the Company's results of operations or its financial position.

  (h)  GUARANTEES:

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", which requires that certain disclosures be made by a guarantor about its obligations under guarantees in its interim and annual consolidated financial statements for interim periods ending after December 15, 2002, and that guarantees initially entered into or modified after January 1, 2003 be measured and recognized.

     A guarantee is a contract or an indemnification agreement that contingently requires the Company to make payments to the other party to the contract or agreement, based on changes in an underlying that is related to an asset, a liability or an equity security of the other party, or based on a third party failure to perform under an obligating agreement. It could be also an indirect guarantee of the indebtedness of

            MAAX HOLDINGS, INC. AND PREDECESSOR COMPANY (MAAX INC.)

another party, even though the payment to the other party may not be based on changes in an underlying that is related to an asset, a liability or an equity security of the other party.

     A liability is recorded when the Company considers probable that a payment relating to a guarantee will have to be made to the other party of the contract or agreement, considering recourse against any third party. A liability is also required to be recognized for the fair value of the obligation undertaken in issuing the guarantee at the inception of the guarantee.

     In the normal course of business, the Company enters into agreements containing features that meet Interpretation No. 45 criteria for a guarantee including the following:

  Operating leases

     The Company has guaranteed a portion of the residual values of certain assets under operating leases with expiry dates between 2006 and 2011, for the benefit of the lessor. If the fair value of the assets, at the end of their respective lease terms, is less than the residual value guaranteed, then the Company must, under certain conditions, compensate the lessor for a portion of the shortfall. The maximum exposure in respect of these guarantees is $401,000. The Company did not record any liability associated with the contingency related to these guarantees.

  Long-term debt

     Under the terms of its credit agreements, the Company has agreed to indemnify its American lenders against changes in withholding taxes. These indemnifications extend for the term of the indebtedness and do not provide any limit on the maximum potential liability. The nature of the indemnification agreement prevents the Company from estimating the maximum potential liability it could be required to pay to lenders. Accordingly, no amount has been accrued in the consolidated financial statements with respect to these indemnifications.

  Directors and officers indemnification agreements

     Under the laws of the State of Delaware, the Company indemnifies its directors and officers, former directors and officers and individuals who act or who have acted at the Company's request to be a director or officer of an entity in which it is a shareholder or creditor, to the extent permitted by law, against any and all charges, costs, expenses, amounts paid in settlement and damages incurred by the directors and officers as a result of any lawsuit, or any judicial, administrative or investigative proceeding in which the directors and officers are sued as a result of their service. These indemnification claims are subject to any statutory or other legal limitation period. The nature of the indemnification provided in the agreements prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay to counterparties.

     The Company has purchased directors' and officers' liability insurance, without any deductible. To the knowledge of management, there is no such claim. No amount has been accrued in the consolidated balance sheet with respect to the contingency to these indemnifications.

20.  COMPARATIVE FIGURES:

     Certain comparative figures have been reclassified to conform to the financial statement presentation adopted in the current year.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Aker Plastics Company, Inc.
Plymouth, Indiana

     We have audited the accompanying balance sheet of Aker Plastics Company, Inc. as of October 31, 2002, and the related statements of income and retained earnings and cash flows for the period from October 26, 2002 to October 31, 2002, and balance sheet of the predecessor as of September 30, 2002, and the related statements of income and retained earnings and cash flows for the period from October 1, 2002 to October 25, 2002 and for the year ended September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aker Plastics Company, Inc. as of October 31, 2002, and the results of its operations and its cash flows for the period from October 26, 2002 to October 31, 2002 and the financial position of the predecessor as of September 30, 2002, and the results of its operations and its cash flows for the period from October 1, 2002 to October 25, 2002 and for the year ended September 30, 2002, in conformity with U.S. generally accepted accounting principles.

                                          /s/ CROWE CHIZEK AND COMPANY LLC
                                          --------------------------------------

Elkhart, Indiana
May 7, 2004

                          AKER PLASTICS COMPANY, INC.
                                AND PREDECESSOR

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                     THE COMPANY                  PREDECESSOR
                                                 -------------------   ----------------------------------
                                                     PERIOD FROM          PERIOD FROM        YEAR ENDED
                                                 OCTOBER 26, 2002 TO   OCTOBER 1, 2002 TO   SEPTEMBER 30,
                                                  OCTOBER 31, 2002      OCTOBER 25, 2002        2002
                                                 -------------------   ------------------   -------------
NET SALES......................................      $1,312,021           $ 6,025,908        $77,409,686
Cost of sales..................................         873,857             4,057,475         56,031,827
                                                     ----------           -----------        -----------
GROSS PROFIT...................................         438,164             1,968,433         21,377,859
Operating expenses.............................         191,583               986,913         10,277,169
                                                     ----------           -----------        -----------
INCOME BEFORE OTHER INCOME AND EXPENSE.........         246,581               981,520         11,100,690
Other income (expense)
  Interest income..............................             990                 4,547             45,145
  Interest expense.............................         (74,330)               (1,513)           (33,777)
  Gain (loss) on sale of assets................              --                    --            411,202
  Other income.................................              --                    --              8,494
                                                     ----------           -----------        -----------
                                                        (73,340)                3,034            431,064
                                                     ----------           -----------        -----------
INCOME BEFORE INCOME TAXES.....................         173,241               984,554         11,531,754
Income taxes (Note 2)..........................          69,000                    --                 --
                                                     ----------           -----------        -----------
NET INCOME.....................................         104,241               984,554         11,531,754
Retained earnings at beginning of period.......              --            21,349,679         18,903,250
Dividends declared.............................              --                    --         (9,085,325)
                                                     ----------           -----------        -----------
Retained earnings at end of period.............      $  104,241           $22,334,233        $21,349,679
                                                     ==========           ===========        ===========
Earnings per share (basic and diluted).........      $      104           $     9,201        $   107,773
Shares used in the computation of earnings per
  share........................................           1,000                   107                107

                See accompanying notes to financial statements.

                          AKER PLASTICS COMPANY, INC.
                                AND PREDECESSOR

                                 BALANCE SHEETS

                                                              THE COMPANY    PREDECESSOR
                                                              -----------   -------------
                                                              OCTOBER 31,   SEPTEMBER 30,
                                                                 2002           2002
                                                              -----------   -------------
                                         ASSETS
Current assets
  Cash and cash equivalents.................................  $ 5,672,960    $ 2,731,555
  Accounts receivable (less allowance for doubtful accounts
     of $70,255 at October 31, 2002 and $69,254 at September
     30, 2002)..............................................    8,184,846      8,119,600
  Inventories (Note 3)......................................    3,373,935      3,245,386
  Shareholder receivables (Note 4)..........................           --      2,375,985
  Federal income tax deposit (Note 7).......................      511,724             --
  Other current assets......................................      336,030        125,240
                                                              -----------    -----------
     Total current assets...................................                  18,079,495
Property, plant and equipment (Note 5)......................   16,804,946      9,736,817
Goodwill (Note 6)...........................................   38,954,718             --
Intangibles (Note 6)........................................    8,870,600             --
Federal income tax deposit (Note 7).........................           --        511,724
                                                              -----------    -----------
                                                               47,825,318        511,724
                                                              -----------    -----------
                                                              $82,709,759    $26,846,307
                                                              ===========    ===========

                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable..........................................  $ 1,931,974    $ 2,742,738
  Current portion of long-term debt (Note 9)................       38,737         38,737
  Accrued payroll...........................................    1,005,201        871,877
  Accrued insurance (Note 11)...............................      654,692        769,930
  Taxes payable.............................................      356,274        305,886
  Other current liabilities.................................      111,255        209,905
                                                              -----------    -----------
     Total current liabilities..............................    4,098,133      4,939,073
Long-term debt (Note 9).....................................   59,007,285        510,454
Shareholders' equity
  Common stock (Note 12)....................................            1         47,101
  Additional paid-in capital................................   19,500,099             --
  Retained earnings.........................................      104,241     21,349,679
                                                              -----------    -----------
                                                               19,604,341     21,396,780
                                                              -----------    -----------
                                                              $82,709,759    $26,846,307
                                                              ===========    ===========

                See accompanying notes to financial statements.

                          AKER PLASTICS COMPANY, INC.
                                AND PREDECESSOR

                            STATEMENTS OF CASH FLOWS

                                                    THE COMPANY                  PREDECESSOR
                                                -------------------   ----------------------------------
                                                    PERIOD FROM          PERIOD FROM        YEAR ENDED
                                                OCTOBER 26, 2002 TO   OCTOBER 1, 2002 TO   SEPTEMBER 30,
                                                 OCTOBER 31, 2002      OCTOBER 25, 2002        2002
                                                -------------------   ------------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income..................................     $    104,241           $  984,554       $ 11,531,754
  Adjustments to reconcile net income to net
     cash from operating activities
     Gain on sale of assets...................               --                   --           (411,202)
     Depreciation.............................           31,020              139,954          2,109,239
     Change in assets and liabilities
       Accounts receivable....................       (1,254,006)           1,188,760           (891,520)
       Inventories............................          (61,969)             (66,580)           (28,944)
       Other current assets...................            9,436             (220,535)           (18,665)
       Accounts payable.......................       (1,040,846)             230,082            296,422
       Accrued payroll........................          218,898              (85,574)           275,425
       Accrued insurance......................         (108,946)             245,708             67,757
       Taxes payable..........................           69,000              (18,612)          (136,496)
       Other current liabilities..............          (41,806)             (56,535)            27,975
                                                   ------------           ----------       ------------
          Net cash from operating
            activities........................       (2,074,978)           2,341,222         12,821,745
CASH FLOWS FROM INVESTING ACTIVITIES
  Shareholder receivables.....................               --            2,375,985         (2,372,193)
  Proceeds from fixed asset sales.............               --                   --          1,287,559
  Purchase of fixed assets....................          (53,450)             (56,453)        (1,163,497)
  Federal tax deposit refunded................               --                   --              3,652
  Purchase stock of predecessor -- net of cash
     acquired.................................      (70,198,712)                  --                 --
                                                   ------------           ----------       ------------
     Net cash from investing activities.......      (70,252,162)           2,319,532         (2,244,479)
CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings on long-term debt................       58,500,000                   --                 --
  Proceeds from issuance of common stock......       19,500,100                   --                 --
  Payments of long-term debt..................               --               (3,169)        (1,182,709)
  Dividends paid..............................               --                   --         (9,085,325)
                                                   ------------           ----------       ------------
     Net cash from financing activities.......       78,000,100               (3,169)       (10,268,034)
                                                   ------------           ----------       ------------
Net change in cash and cash equivalents.......        5,672,960            4,657,585            309,232
Cash and cash equivalents at beginning of
  period......................................               --            2,731,555          2,422,323
                                                   ------------           ----------       ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD....     $  5,672,960           $7,389,140       $  2,731,555
                                                   ============           ==========       ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
  Interest paid...............................     $        330           $    1,513       $     37,351

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

     In conjunction with the acquisition of the predecessor company on October 25, 2002, liabilities totaling approximately $5,142,000 were assumed.
                See accompanying notes to financial statements.

                          AKER PLASTICS COMPANY, INC.
                                AND PREDECESSOR

                         NOTES TO FINANCIAL STATEMENTS
                    OCTOBER 31, 2002 AND SEPTEMBER 30, 2002

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation: On October 25, 2002, all of the outstanding stock of Aker Plastics Company, Inc. was acquired by MAAX -- AKER ACQUISITION, INC. for $78,000,000. This transaction was accounted for as a purchase. The purchase price exceeded the fair value of the net assets acquired by approximately $48,000,000. Subsequently MAAX -- AKER ACQUISITION, INC. was merged with Aker Plastics Company, Inc. with Aker Plastics Company, Inc. surviving. The Company is wholly owned by MAAX Capital, Co. The following amounts were assigned to the balance sheet accounts on the date of purchase.

Cash and cash equivalents...................................  $ 7,389,040
Accounts receivable.........................................    6,933,359
Inventory...................................................    3,311,966
Other current assets........................................      854,980
Property, plant and equipment...............................   16,828,263
Goodwill....................................................   38,954,718
Intangibles.................................................    8,870,000
Liabilities assumed.........................................   (5,142,326)
                                                              -----------
  Total purchase price......................................  $78,000,000
                                                              ===========

     The Company made an election to treat the stock acquisition as an asset purchase for tax purposes pursuant to IRC Section 338(h)(10). This election will allow the Company to amortize the Goodwill acquired for tax purposes.

     The financial statements for the period from October 1, 2002 to October 25, 2002 and for the year ended September 30, 2002 included the operations of the predecessor company. The financial statements for the period October 26, 2002 through October 31, 2002 represent the results of operations of the successor company.

     Nature of Business: Aker Plastics Company, Inc. (Company) manufactures fiberglass tub-shower and whirlpool units which are distributed through wholesale plumbing supply companies.

     Cash and Cash Equivalents: All temporary cash investments purchased with a maturity of three months or less are classified as cash equivalents. The Company maintains cash deposits in excess of federally insured limits at a local bank.

     Accounts Receivable: The Company accounts for trade receivables based on amount billed to customers. Past due receivables are determined based on contractual terms. The Company does not accrue interest on any of its trade receivables.

     Allowance for Doubtful Accounts: The allowance for doubtful accounts is determined by management based on the Company's historical losses, specific customer circumstances and general economic conditions. Periodically, management reviews accounts receivable and adjusts the allowance based on current circumstances and charges off uncollectible receivables against the allowance when all attempts to collect the receivable have failed.

     Revenue Recognition: Revenue from product sales is recognized at time of shipment.

     Inventories: Inventories are stated at the lower of cost or market using the FIFO (first-in, first-out) method.

                          AKER PLASTICS COMPANY, INC.
                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Property, Plant and Equipment: Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred. The Company is depreciating buildings and improvements over periods of 30 years, machinery and equipment over periods of 5 to 7 years, computers and software over periods of 3 to 5 years, and vehicles over periods of 3 to 7 years.

     Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. An estimate that is more susceptible to change in the near term is the liability for group health insurance and the continued value of intangible assets.

     Evaluation of Impairment of Long-Lived Assets: In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Impairment or Disposal of Long-Lived Assets", the Company evaluates the carrying value of long-lived assets whenever significant events or changes in circumstances indicate the carrying value of these assets may be impaired. The Company evaluates potential impairment of long-lived assets by comparing the carrying value of the assets to the expected net future cash flows resulting from the use of the assets. Management believes no material impairment of long-lived assets exists.

     Earnings Per Share: Basic and diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period.

     Segment Information: The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Based upon definitions contained in SFAS No. 131, the Company has determined that it operates in one segment and has no international operations.

     Fair Value of Financial Instruments: The Company estimates that the fair value of all financial instruments approximates the carrying amounts. Because of the short-term maturity of cash and accounts receivable, their carrying amounts approximate fair value. The carrying value of long-term debt approximates fair value based upon the Company's effective borrowing rate.

     Goodwill and Intangible Assets: Goodwill resulted from the acquisition of the Company by MAAX AKER-ACQUISITION, INC. on October 25, 2002 and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

     The intangible assets consist of the Aker tradename, distribution network and a noncompete agreement entered into as part of the acquisition. The intangibles are initially measured at fair value and are being amortized on a straight line basis over their estimated useful lives, which range from 5 to 30 years.

     Income Taxes: The Company is a member of a consolidated group for the period from October 26, 2002 to October 31, 2002 and will be included in a consolidated federal income tax return. The predecessor was an S Corporation and had elected to have its income taxed under Section 1362 of the Internal Revenue Code and similar sections of the state income tax laws which provide that, in lieu of corporate income taxes, the shareholders are taxed on the Company's taxable income. Federal income tax expense is allocated to the Company as if the Company filed a separate return. Deferred income tax assets and liabilities are computed based upon differences between the financial statement and tax basis of assets

                          AKER PLASTICS COMPANY, INC.
                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. The Company has a tax allocation agreement in place with the Parent Company.

     New Accounting Pronouncements: In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities ("VIEs"), an interpretation of APB No. 50," ("FIN 46"). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46, as amended in December 2003, is effective for the Company in the first quarter of 2004. The adoption of FIN 46 will not have any effect on the Company's financial position, results of operations or financial disclosures as the Company has no VIEs.

     In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company's adoption of SFAS No. 149 effective July 1, 2003 had no impact on the Company's results of operations, financial position or financial statement disclosures.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that certain financial instruments be classified as liabilities that were previously considered equity. SFAS No. 150 is effective for the Company in the first quarter of 2004. Management anticipates the adoption of this statement will not have a significant effect on the Company's financial statements.

NOTE 2 -- INCOME TAXES

     The provision for income taxes for the Company from October 26, 2002 to October 31, 2002 is as follows:

Current income taxes........................................  $69,000
                                                              =======

NOTE 3 -- INVENTORIES

     Inventories consist of the following:

                                                               OCTOBER 31,      SEPTEMBER 30,
                                                                   2002              2002
                                                              --------------   ----------------
Raw materials...............................................    $2,033,346        $1,954,329
Work in process.............................................       142,593           135,905
Finished goods..............................................     1,197,996         1,155,152
                                                                ----------        ----------
  Total inventories.........................................    $3,373,935        $3,245,386
                                                                ==========        ==========

                          AKER PLASTICS COMPANY, INC.
                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4 -- SHAREHOLDER RECEIVABLES

     The shareholder receivables were due on demand and non interest bearing.

NOTE 5 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:

                                                              OCTOBER 31,      SEPTEMBER 30,
                                                                  2002              2002
                                                             --------------   ----------------
Land.......................................................   $ 1,033,000       $   244,514
Buildings and improvements.................................     6,739,200         9,305,041
Machinery and equipment....................................     3,050,044         3,709,875
Vehicles and trailers......................................       854,490         2,678,891
Airplanes..................................................            --                --
Furniture and equipment....................................       795,769         2,071,808
Molds, patterns and dies...................................     1,371,553         2,883,293
Environmental equipment....................................     2,991,910         4,101,752
                                                              -----------       -----------
                                                               16,835,966        24,995,174
Accumulated depreciation...................................        31,020        15,258,357
                                                              -----------       -----------
                                                              $16,804,946       $ 9,736,817
                                                              ===========       ===========

NOTE 6 -- GOODWILL AND INTANGIBLES

     Intangibles: The components of intangibles (all acquired on October 25, 2002) as of October 31, 2002 are as follows:

                                                              GROSS CARRYING
                                                                  AMOUNT
                                                              --------------
Intangibles:
  Aker tradename............................................    $5,600,000
  Distribution network......................................     2,700,000
  Noncompete agreement......................................       570,000
  Other.....................................................           600
                                                                ----------
                                                                $8,870,600
                                                                ==========

     Intangibles are being amortized using the straight-line method over 5 years for the Aker tradename, 30 years for the distribution network and 5 years for the noncompete agreement. The weighted-average amortization period for all intangibles acquired on October 25, 2002 is 13.33 years, with amortization expense aggregating an immaterial amount for the period from October 26, 2002 to October 31, 2002.

     Estimated aggregate annual amortization expense for each of the next five years is $1,324,000 per year.

     Goodwill: There was no change in the value of goodwill from October 25, 2002 to October 31, 2002. The carrying value of goodwill at October 31, 2002 was $38,954,718.

                          AKER PLASTICS COMPANY, INC.
                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 7 -- FEDERAL INCOME TAX DEPOSIT TO RETAIN FISCAL YEAR

     The predecessor used a September 30 year end for filing its federal tax returns. In order to maintain that year end, the predecessor was required to make a deposit with the Internal Revenue Service. This deposit is adjusted annually on May 15 of the calendar year following the calendar year in which the fiscal year ends. The federal income tax deposit was $511,724 at October 31, 2002 and September 30, 2002. This represents the required deposit adjusted for amounts expected to be payable to or due from the Internal Revenue Service on May 15. The entire deposit will be refunded to the Company due to the termination of the S corporation election as a result of the October 25, 2002 transaction.

NOTE 8 -- SHORT-TERM NOTE

     As of September 30, 2002 the Company maintained a revolving promissory note with a bank that provided for borrowings up to $3,000,000 at .5% below the current prime rate. Borrowings were secured by the equipment, inventory, and accounts receivable. As of September 30, 2002 there were no borrowings under the agreement.

NOTE 9 -- LONG-TERM DEBT

     Long-term debt consists of the following:

                                                             OCTOBER 31,   SEPTEMBER 30,
                                                                2002           2002
                                                             -----------   -------------
7.7% note payable to Maax Hungary Services Limited
  Liability Company dated October 25, 2002; due in one
  installment of $38,000,000 on December 31, 2008. Payment
  of interest on the outstanding principal amounts are due
  quarterly................................................  $38,000,000     $     --
7.7% note payable to Maax Hungary Services Limited
  Liability Company dated October 25, 2002; due in one
  installment of $10,000,000 on December 31, 2008. Payment
  of interest on the outstanding principal amounts are due
  quarterly................................................   10,000,000           --
7.7% note payable to MAAX Canada, Inc. dated October 25,
  2002; due in one installment of $10,500,000 due on
  December 31, 2008. Payment of interest on the outstanding
  principal amounts are due quarterly......................   10,500,000           --
Deferred compensation agreement due in monthly installments
  of $5,000 through February 26, 2014 (Note 10)............      546,022      549,191
                                                             -----------     --------
                                                              59,046,022      549,191
  Current maturities.......................................       38,737       38,737
                                                             -----------     --------
                                                             $59,007,285     $510,454
                                                             ===========     ========

     Long-term debt is due over the next five years as follows:

2003........................................................  $38,737
2004........................................................   40,316
2005........................................................   41,958
2006........................................................   43,668
2007........................................................   45,500

                          AKER PLASTICS COMPANY, INC.
                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Maax Hungary Services Limited Liability Company and MAAX Canada, Inc. are affiliated through a common parent company. The notes payable to Maax Hungary Services Limited Liability Company are guaranteed by MAAX Holding Co. affiliated through a common parent company. Interest expense to these affiliates was $74,000 for the period ended October 31, 2002.

NOTE 10 -- NON-QUALIFIED DEFERRED COMPENSATION

     The Company has a non-qualified deferred compensation agreement with the retired president which provides for monthly payments of $5,000 over a period of 20 years through February 2014.

     The liability is unfunded and accrued for based upon the net present value of those payments remaining assuming a discount rate of 4% (Note 9).

NOTE 11 -- SELF INSURANCE

     The Company is responsible for health costs of substantially all of its employees. The Company has a stop loss policy for claims of individual employee families over $100,000 and in the aggregate of approximately $3,000,000. At October 31, 2002, management has estimated the amount of pending claims on this date. Future operating results could be affected should actual claims differ from management's current estimate.

NOTE 12 -- COMMON STOCK

     Common stock, with no par value, consisted of the following:

                                                               OCTOBER 31,      SEPTEMBER 30,
                                                                   2002              2002
                                                              --------------   ----------------
Shares issued and outstanding...............................      1,000               107
Shares authorized...........................................      1,000             1,000

NOTE 13 -- LEASES

     The Company rents office and warehouse facilities on a month to month basis from a former stockholder of the predecessor for $12,000 a month. Rental expense charged to operations amounted to $144,000 for the year ended September 30, 2002 and $12,000 for the period from October 1, 2002 to October 31, 2002.

     The Company leases its semi-tractors and other equipment under operating leases expiring in various periods through 2008. The Company is obligated to buy the semi-tractors if it should terminate any lease prior to the expiration of the lease term.

     The total future minimum rental commitments under operating leases that have noncancelable lease terms in excess of one year are as follows:

2003........................................................  $  729,411
2004........................................................     662,280
2005........................................................     608,280
2006........................................................     446,280
2007........................................................     397,480
2008........................................................     191,006
                                                              ----------
                                                              $3,034,737
                                                              ==========

                          AKER PLASTICS COMPANY, INC.
                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Total equipment lease expense from October 26, 2002 to October 31, 2002 was $22,283 from October 1, 2002 to October 25, 2002 it was $99,301 and for the year ended September 30, 2002 it was $1,290,700.

NOTE 14 -- EMPLOYEE PROFIT SHARING PLAN

     The Company has a qualified 401(k) profit sharing plan covering all employees meeting the necessary eligibility requirements. The contribution to the plan is at the discretion of the Company's Board of Directors and is limited to the amount deductible for federal income tax purposes. The profit sharing expense from October 26, 2002 to October 31, 2002 was $2,555 from October 1, 2002 to October 25, 2002 it was $4,485 and for the year ended September 30, 2002 it was $117,653.

         -------------------------------------------------------------
         -------------------------------------------------------------

     UNTIL [     ], 2005, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                             ---------------------

         -------------------------------------------------------------
         -------------------------------------------------------------
         -------------------------------------------------------------
         -------------------------------------------------------------

                              MAAX HOLDINGS, INC.

                       OFFER TO EXCHANGE ALL OUTSTANDING
                          11.25% SENIOR DISCOUNT NOTES
                                  DUE 2012 FOR
                          11.25% SENIOR DISCOUNT NOTES
                            DUE 2012 THAT HAVE BEEN
                                REGISTERED UNDER
                           THE SECURITIES ACT OF 1933

                            (MAAX CORPORATION LOGO)
                             ---------------------
         -------------------------------------------------------------
         -------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The registrant is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL") enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to
Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     The registrant has the power to indemnify its directors, officers and other persons against liability for certain acts pursuant to Section 145 of the DGCL and pursuant to the registrant's Certificate of Incorporation.

     The registrant's Certificate of Incorporation provides that the registrant shall indemnify each of its officers and directors to the fullest extend permitted by the DGCL. The registrant's Certificate of Incorporation further provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision becomes effective, except that he may be liable (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     In addition, the registrant maintains a standard form of directors' and officers' liability insurance policy.

     The registrant's Stockholders Agreement requires us to obtain and maintain directors' and officers' liability insurance. The registrant is also required to provide contractual indemnities to our officers and directors having such terms and in such amounts as are determined appropriate by a majority of each of the JWC Fund III, Borealis and OMERS stockholders of MAAX Holdings.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

  EXHIBIT
    NO.                                  EXHIBIT
  -------                                -------
    2.1        Merger Agreement, dated as of March 10, 2004, among 3087052
               Nova Scotia Company, 3087053 Nova Scotia Company, 9139-4460
               Quebec Inc., 9139-7158 Quebec Inc. and MAAX Inc.*(1)
    2.2        Amalgamation Agreement, dated as of March 10, 2004, among
               9139-4460 Quebec Inc., 9139-7158 Quebec Inc., 3087053 Nova
               Scotia Company and MAAX Inc.*(1)

    3.1        Fourth Amended and Restated Certificate of Incorporation of
               MAAX Holdings, Inc.(3)

    3.2        Amended and Restated Bylaws of MAAX Holdings, Inc.(3)

    4.1        Indenture, dated as of December 10, 2004, between MAAX
               Holdings, Inc. and U.S. Bank Trust National Association, as
               Trustee.(3)

    4.2        Exchange and Registration Rights Agreement, dated as of
               December 10, 2004, among MAAX Holdings, Inc., Merrill Lynch
               & Co. and Merrill Lynch, Pierce, Fenner & Smith
               Incorporated.(3)

    4.3        Form of 11.25% Senior Discount Note due 2012 (included in
               Exhibit 4.1).(3)

    4.4 Indenture, dated as of June 4, 2004, among MAAX Corporation, the Guarantors named therein and U.S. Bank Trust National
               Association, as Trustee.(1)

    4.5        Exchange and Registration Rights Agreement, dated as of June
               4, 2004, among MAAX Corporation, the Guarantors named therein, Goldman, Sachs & Co., Merrill Lynch & Co. and
               Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several Purchasers.(1)

    4.6        Form of 9.75% Senior Subordinated Note due 2012 (included in
               Exhibit 4.4).(1)

    4.7 Form of Guarantee executed by the Guarantors identified therein (included in Exhibit 4.4).(1)

    5.1        Opinion of Kaye Scholer LLP.(3)

    8.1        Opinion of Kaye Scholer LLP as to certain tax matters.(3)

   10.1        Management Agreement, dated as of June 4, 2004, among J.W.
               Childs Associates, L.P., Borealis Capital Corporation,
               Ontario Municipal Employees Retirement Board, MAAX Holdings,
               Inc. and MAAX Corporation.(1)

  EXHIBIT
    NO.                                  EXHIBIT
  -------                                -------

   10.2        Employment Agreement, dated as of June 4, 2004, among MAAX
               Corporation, MAAX Canada Inc. and Andre Heroux.(1)

   10.3        Employment Agreement, dated as of June 4, 2004, between MAAX
               Inc. and Denis Aubin.(1)

   10.4        Employment Agreement, dated as of June 4, 2004, between MAAX
               Inc. and Benoit Boutet.(1)

   10.5        Employment Agreement, dated as of June 4, 2004, between MAAX
               Inc. and Patrice Henaire.(1)

   10.6        Employment Agreement, dated as of June 4, 2004, between MAAX
               Inc. and Jean Rochette.(1)

   10.7        Employment Agreement, dated as of June 4, 2004, between MAAX
               Inc. and Guy Berard.(1)

   10.8        Employment Agreement, dated as of June 4, 2004, between MAAX
               Inc. and Terry Rake.(1)

   10.9        Employment Agreement, dated as of December 1, 2003, among
               MAAX-KSD Corporation, MAAX Inc. and Daniel Stewart.(1)

   10.10       Letter of Employment, dated as of October 24, 2004, between
               MAAX Corporation and Richard Levesque.(3)

   10.11       Employment Agreement, dated as of January 31, 2005, between
               MAAX Corporation and Sophie Fortin (unofficial English translation).(3)

   10.12       Management Agreement, dated as of January 10, 2001, between
               Gestion Camada Inc. and MAAX Inc., as amended (unofficial
               English translation).(1)

   10.13 Form of Consulting Agreement, dated as of March 1, 2004, between MAAX Inc. and each of Richard Garneau, David Poulin and Marie-France Poulin.(1)

   10.14 Form of Non-Competition Agreement, dated as of June 4, 2004, between MAAX Corporation and each of Placide Poulin, Richard
               Garneau, David Poulin and Marie-France Poulin.(1)

   10.15 Credit and Guaranty Agreement, dated as of June 4, 2004, among MAAX Corporation, Beauceland Corporation ("Holdings"), the subsidiaries of Holdings party thereto as Guarantors, the lenders party thereto, and Goldman Sachs Credit
               Partners, L.P., Royal Bank of Canada, Merrill Lynch & Co., and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as agents and arrangers.(1)

   10.16 Sodex Factoring Agreement, dated as of February 24, 2004, among MAAX Inc., MAAX Canada Inc., MAAX Spas (Ontario) Inc.,
               MAAX Westco Inc., MAAX Spas (BC) Inc., MAAX-KSD Corporation,
               MAAX Southeast Inc., Pearl Baths, Inc., MAAX-Hydro Swirl
               Manufacturing Corp., MAAX Midwest Inc., MAAX Spas (Arizona),
               Inc., Cuisine Expert -- C.E. Cabinets, Inc., 9022-3751
               Quebec Inc., Aker Plastics Company Inc. and NatExport and
               Sodex, both divisions of the National Bank of Canada.(1)
   10.17       Form of Retention Package for each of the persons listed in
               Exhibit 99.3.(1)

   10.18       Purchase Agreement, dated as of December 3, 2004, among MAAX
               Holdings, Inc., Merrill Lynch & Co. and Merrill Lynch,
               Pierce, Fenner & Smith Incorporated.

   10.19       Purchase Agreement, dated as of May 27, 2004, among MAAX
               Corporation, the Guarantors named therein, Goldman, Sachs &
               Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner &
               Smith Incorporated, as representatives of the several
               Purchasers.(1)

   10.20 Amendment No. 1 to the Credit and Guaranty Agreement, dated as of October 6, 2004, among MAAX Corporation, Beauceland
               Corporation ("Holdings"), the subsidiaries of Holdings party thereto as Guarantors, the lenders party thereto, and Goldman Sachs Credit Partners, L.P., Royal Bank of Canada and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner &
               Smith Incorporated, as agents and arrangers.(2)

   10.21 Amendment No. 2 to the Credit and Guaranty Agreement, dated as of December 3, 2004, among MAAX Corporation, Beauceland
               Corporation ("Holdings"), the subsidiaries of Holdings party thereto as Guarantors, the lenders party thereto, and Goldman Sachs Credit Partners, L.P., Royal Bank of Canada and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner &
               Smith Incorporated, as agents and arrangers.(2)

   10.22 Second Amended and Restated Stockholders Agreement, dated as of June 2, 2005, among MAAX Holdings, Inc. and the stockholders identified therein.(4)

   10.23       MAAX Holdings, Inc. 2004 Stock Option Plan.(3)

  EXHIBIT
    NO.                                  EXHIBIT
  -------                                -------

   10.24       Form of MAAX Holdings, Inc. Stock Option Agreement -- New
               Options.(3)

   10.25       Form of MAAX Holdings, Inc. Stock Option
               Agreement -- Rollover Options.(3)

   10.26       MAAX Holdings, Inc. Stock Option Agreement -- CEO Common
               Stock Options, dated as of June 4, 2004, between MAAX
               Holdings, Inc. and Andre Heroux.(3)

   10.27       MAAX Holdings, Inc. Stock Option Agreement -- CEO Preferred
               Stock Options, dated as of June 4, 2004, between MAAX
               Holdings, Inc. and Andre Heroux.(3)

   10.28       Separation Agreement, dated as of April 13, 2005, between
               MAAX Corporation and Jean Rochette (unofficial English translation).(3)

   10.29 Letter Agreement, dated July 22, 2005, from MAAX Corporation to Terry Rake.

   12.1        Computation of Ratio of Earnings to Fixed Charges.(4)

   21.1        Subsidiaries of Registrant.(3)

   23.1        Consent of KPMG LLP.

   23.2        Consent of Crowe Chizek and Company LLC.

   23.3        Consent of Kaye Scholer LLP (included in Exhibit 5.1).(3)

   23.4        Consent of Kaye Scholer LLP (included in Exhibit 8.1).(3)

   24.1        Power of Attorney for MAAX Holdings, Inc.(3)

   25.1        Statement of Eligibility on Form T-1 of Trustee under the
               Indenture, dated as of December 10, 2004 between MAAX
               Holdings, Inc. and U.S. Bank Trust National Association, as
               Trustee.(3)

   99.1        Form of Letter of Transmittal.(3)

   99.2        Form of Notice of Guaranteed Delivery.(3)

   99.3        List of parties to the form of agreement in Exhibit
               10.15.(1)


---------------

 * The Registrant will furnish schedules to these agreements to the Commission upon request.

(1) Previously filed as an exhibit to the Registration Statement on Form F-4 of MAAX Corporation filed on September 15, 2004, SEC File Number 333-118990 and incorporated by reference herein.

(2) Previously filed as an exhibit to Amendment No. 1 to the Registration Statement on Form F-4 of MAAX Corporation filed on December 10, 2004, SEC File Number 333-118990 and incorporated by reference herein.

(3) Previously filed as an exhibit to the Registration Statement on Form S-4 of MAAX Holdings, Inc. filed on May 26, 2005.


(4) Previously filed as an exhibit to Amendment No. 1 to the Registration Statement on Form S-4 of MAAX Holdings, Inc. filed on July 19, 2005.


ITEM 22. UNDERTAKINGS.

     1. The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     3. The undersigned registrant hereby undertakes: to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     4. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Quebec, Canada on August 22, 2005.


                                          MAAX HOLDINGS, INC.

                                          By: /s/ Andre Heroux
                                            ------------------------------------
                                              Name: Andre Heroux
                                              Title:   President and Chief
                                                       Executive Officer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                    SIGNATURE                                     TITLE                       DATE
                    ---------                                     -----                       ----

                        *                             Non-Executive Chairman of the      August 22, 2005
 ------------------------------------------------           Board of Directors
                   Arthur Byrne


                 /s/ Andre Heroux                     President and Chief Executive      August 22, 2005
 ------------------------------------------------    Officer and Director (principal
                   Andre Heroux                             executive officer)


                        *                            Executive Vice President, Chief     August 22, 2005
 ------------------------------------------------    Financial Officer and Secretary
                   Denis Aubin                           (principal financial and
                                                           accounting officer)


                        *                              Vice President and Corporate      August 22, 2005
 ------------------------------------------------               Controller
                  Benoit Boutet


                        *                                        Director                August 22, 2005
 ------------------------------------------------
                  Michael Graham


                        *                                        Director                August 22, 2005
 ------------------------------------------------
                  Andre LaForge


                        *                                        Director                August 22, 2005
 ------------------------------------------------
                    James Rhee


                        *                                        Director                August 22, 2005
 ------------------------------------------------
                   Steven Segal


 *By:                /s/ Andre Heroux
        ------------------------------------------
                    Name: Andre Heroux
                     Attorney-in-fact

                                 EXHIBIT INDEX

  EXHIBIT
    NO.                                     EXHIBIT
  -------                                   -------
    2.1           Merger Agreement, dated as of March 10, 2004, among 3087052
                  Nova Scotia Company, 3087053 Nova Scotia Company, 9139-4460
                  Quebec Inc., 9139-7158 Quebec Inc. and MAAX Inc.*(1)
    2.2           Amalgamation Agreement, dated as of March 10, 2004, among
                  9139-4460 Quebec Inc., 9139-7158 Quebec Inc., 3087053 Nova
                  Scotia Company and MAAX Inc.*(1)

    3.1           Fourth Amended and Restated Certificate of Incorporation of
                  MAAX Holdings, Inc.(3)

    3.2           Amended and Restated Bylaws of MAAX Holdings, Inc.(3)

    4.1           Indenture, dated as of December 10, 2004, between MAAX
                  Holdings, Inc. and U.S. Bank Trust National Association, as
                  Trustee.(3)

    4.2           Exchange and Registration Rights Agreement, dated as of
                  December 10, 2004, among MAAX Holdings, Inc., Merrill Lynch
                  & Co. and Merrill Lynch, Pierce, Fenner & Smith
                  Incorporated.(3)

    4.3           Form of 11.25% Senior Discount Note due 2012 (included in
                  Exhibit 4.1).(3)

    4.4 Indenture, dated as of June 4, 2004, among MAAX Corporation, the Guarantors named therein and U.S. Bank Trust National
                  Association, as Trustee.(1)

    4.5           Exchange and Registration Rights Agreement, dated as of June
                  4, 2004, among MAAX Corporation, the Guarantors named therein, Goldman, Sachs & Co., Merrill Lynch & Co. and
                  Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several Purchasers.(1)

    4.6           Form of 9.75% Senior Subordinated Note due 2012 (included in
                  Exhibit 4.4).(1)

    4.7 Form of Guarantee executed by the Guarantors identified therein (included in Exhibit 4.4).(1)

    5.1           Opinion of Kaye Scholer LLP.(3)

    8.1           Opinion of Kaye Scholer LLP as to certain tax matters.(3)

   10.1           Management Agreement, dated as of June 4, 2004, among J.W.
                  Childs Associates, L.P., Borealis Capital Corporation,
                  Ontario Municipal Employees Retirement Board, MAAX Holdings,
                  Inc. and MAAX Corporation.(1)

   10.2           Employment Agreement, dated as of June 4, 2004, among MAAX
                  Corporation, MAAX Canada Inc. and Andre Heroux.(1)

   10.3           Employment Agreement, dated as of June 4, 2004, between MAAX
                  Inc. and Denis Aubin.(1)

   10.4           Employment Agreement, dated as of June 4, 2004, between MAAX
                  Inc. and Benoit Boutet.(1)

   10.5           Employment Agreement, dated as of June 4, 2004, between MAAX
                  Inc. and Patrice Henaire.(1)

   10.6           Employment Agreement, dated as of June 4, 2004, between MAAX
                  Inc. and Jean Rochette.(1)

   10.7           Employment Agreement, dated as of June 4, 2004, between MAAX
                  Inc. and Guy Berard.(1)

   10.8           Employment Agreement, dated as of June 4, 2004, between MAAX
                  Inc. and Terry Rake.(1)

   10.9           Employment Agreement, dated as of December 1, 2003, among
                  MAAX-KSD Corporation, MAAX Inc. and Daniel Stewart.(1)

   10.10          Letter of Employment, dated as of October 26, 2004, between
                  MAAX Corporation and Richard Levesque.(3)

   10.11          Employment Agreement, dated as of January 31, 2005, between
                  MAAX Corporation and Sophie Fortin (unofficial English translation).(3)

   10.12          Management Agreement, dated as of January 10, 2001, between
                  Gestion Camada Inc. and MAAX Inc., as amended (unofficial
                  English translation).(1)

   10.13 Form of Consulting Agreement, dated as of March 1, 2004, between MAAX Inc. and each of Richard Garneau, David Poulin and Marie-France Poulin.(1)

   10.14 Form of Non-Competition Agreement, dated as of June 4, 2004, between MAAX Corporation and each of Placide Poulin, Richard
                  Garneau, David Poulin and Marie-France Poulin.(1)

  EXHIBIT
    NO.                                     EXHIBIT
  -------                                   -------

   10.15 Credit and Guaranty Agreement, dated as of June 4, 2004, among MAAX Corporation, Beauceland Corporation ("Holdings"), the subsidiaries of Holdings party thereto as Guarantors, the lenders party thereto, and Goldman Sachs Credit
                  Partners, L.P., Royal Bank of Canada, Merrill Lynch & Co.
                  and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as agents and arrangers.(1)

   10.16 Sodex Factoring Agreement, dated as of February 24, 2004, among MAAX Inc., MAAX Canada Inc., MAAX Spas (Ontario) Inc.,
                  MAAX Westco Inc., MAAX Spas (BC) Inc., MAAX-KSD Corporation,
                  MAAX Southeast Inc., Pearl Baths, Inc., MAAX-Hydro Swirl
                  Manufacturing Corp., MAAX Midwest Inc., MAAX Spas (Arizona),
                  Inc., Cuisine Expert -- C.E. Cabinets, Inc., 9022-3751
                  Quebec Inc., Aker Plastics Company Inc. and NatExport and
                  Sodex, both divisions of the National Bank of Canada.(1)

   10.17          Form of Retention Package for each of the persons listed in
                  Exhibit 99.3.(1)

   10.18          Purchase Agreement, dated as of December 3, 2004, among MAAX
                  Holdings, Inc., Merrill Lynch & Co. and Merrill Lynch,
                  Pierce, Fenner & Smith Incorporated.

   10.19          Purchase Agreement, dated as of May 27, 2004, among MAAX
                  Corporation, the Guarantors named therein, Goldman, Sachs &
                  Co., Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner &
                  Smith Incorporated, as representatives of the several
                  Purchasers.(1)

   10.20 Amendment No. 1 to the Credit and Guaranty Agreement, dated as of October 6, 2004, among MAAX Corporation, Beauceland
                  Corporation ("Holdings"), the subsidiaries of Holdings party thereto as Guarantors, the lenders party thereto, and Goldman Sachs Credit Partners, L.P., Royal Bank of Canada,
                  Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner &
                  Smith Incorporated, as agents and arrangers.(2)

   10.21 Amendment No. 2 to the Credit and Guaranty Agreement, dated as of December 3, 2004, among MAAX Corporation, Beauceland
                  Corporation ("Holdings"), the subsidiaries of Holdings party thereto as Guarantors, the lenders party thereto, and Goldman Sachs Credit Partners, L.P., Royal Bank of Canada and Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner &
                  Smith Incorporated, as agents and arrangers.(2)

   10.22 Second Amended and Restated Stockholders Agreement, dated as of June 2, 2005, among MAAX Holdings, Inc. and the stockholders identified therein.(4)
   10.23          MAAX Holdings, Inc. 2004 Stock Option Plan.(3)

   10.24          Form of MAAX Holdings, Inc. Stock Option Agreement -- New
                  Options.(3)

   10.25          Form of MAAX Holdings, Inc. Stock Option
                  Agreement -- Rollover Options.(3)

   10.26          MAAX Holdings, Inc. Stock Option Agreement -- CEO Common
                  Stock Options, dated as of June 4, 2004, between MAAX
                  Holdings, Inc. and Andre Heroux.(3)

   10.27          MAAX Holdings, Inc. Stock Option Agreement -- CEO Preferred
                  Stock Options, dated as of June 4, 2004, between MAAX
                  Holdings, Inc. and Andre Heroux.(3)

   10.28          Separation Agreement, dated as of April 13, 2005, between
                  MAAX Corporation and Jean Rochette (unofficial English translation).(3)

   10.29 Letter Agreement, dated July 22, 2005, from MAAX Corporation to Terry Rake.

   12.1           Computation of Ratio of Earnings to Fixed Charges.(4)

   21.1           Subsidiaries of Registrant.(3)

   23.1           Consent of KPMG LLP.

   23.2           Consent of Crowe Chizek and Company LLC.

   23.3           Consent of Kaye Scholer LLP (included in Exhibit 5.1).(3)

   23.4           Consent of Kaye Scholer LLP (included in Exhibit 8.1).(3)

   24.1           Power of Attorney for MAAX Holdings, Inc.(3)

  EXHIBIT
    NO.                                     EXHIBIT
  -------                                   -------

   25.1           Statement of Eligibility on Form T-1 of Trustee under the
                  Indenture, dated as of December 10, 2004 between MAAX
                  Holdings, Inc. and U.S. Bank Trust National Association, as
                  Trustee.(3)

   99.1           Form of Letter of Transmittal.(3)

   99.2           Form of Notice of Guaranteed Delivery.(3)
   99.3           List of parties to the form of agreement in Exhibit
                  10.15.(1)

---------------

 * The Registrant will furnish schedules to these agreements to the Commission upon request.

(1) Previously filed as an exhibit to the Registration Statement on Form F-4 of MAAX Corporation filed on September 15, 2004, SEC File Number 333-118990 and incorporated by reference herein.

(2) Previously filed as an exhibit to Amendment No. 1 to the Registration Statement on Form F-4 of MAAX Corporation filed on December 10, 2004, SEC File Number 333-118990 and incorporated by reference herein.


(3) Previously filed as an exhibit to the Registration Statement on Form S-4 of MAAX Holdings, Inc. filed on May 26, 2005.



(4) Previously filed as an exhibit to Amendment No. 1 to the Registration Statement on Form S-4 of MAAX Holdings, Inc. filed on July 19, 2005.